Exhibit 10.5

EXECUTION COUNTERPART

OPERATING

AGREEMENT

OF

THE NEW YORK TIMES BUILDING LLC
(a New York Limited Liability Company)

December 12, 2001

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

ARTICLE II	GENERAL PROVISIONS

2.01	Formation of Company

2.02	Name

2.03	Business

2.04	Office

2.05	Term

2.06	Ownership of Company Property

2.07	Qualification; Registered Office

2.08	Tax Status

2.09	Beneficial Ownership

ARTICLE III	CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS

3.01	Capital Contributions

3.02	Return of Capital Contributions

3.03	Percentage Interests

3.04	Default

3.05	Effect of Section 3.04 Assignment Notice

3.06	No Additional Contributions

3.07	FC Member’s Put Right

3.08	No Third Party Rights

ARTICLE IV	CAPITAL ACCOUNTS; ALLOCATIONS AND DISTRIBUTIONS

4.01	Capital Accounts

4.02	Allocations

4.03	Distributions

ARTICLE V	MANAGEMENT; BOARD OF MANAGERS; ACTIVITIES OF MEMBERS

5.01	Appointment and Removal of Managers; No Compensation

5.02	Rights and Powers of the Board of Managers

5.03	Obligations of the Board of Managers

5.04	Liability of the Board of Managers

5.05	Indemnification of Members and the Board of Managers

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5.06	Rights of Members

5.07	Restrictions on the Board of Managers; Directions by Members

5.08	Development Plan; Improvements; Use and Leasing; Construction Guarantees.

5.09	Financing

5.10	Building Name; Signage; Rooftop Antennae

5.11	Entry and Use

5.12	Adjustment to NYTC Member Space and FC Member Space

5.13	Activities of Members; Dedicated Individuals of FC Member

5.14	Unauthorized Acts

5.15	Subleases and Brokerage Agreements for FC Member Space; Non-Disturbance by NYTC Member for FC Member Tenants

5.16	Terrorism Insurance Extension

5.17	Subway Agreement

ARTICLE VI	CONVERSION DATE; NYTC EXTENSION LOAN

6.01	Conversion Date

6.02	Conversion Date Actions

6.03	NYTC Extension Loan

ARTICLE VII	BOOKS, RECORDS, REPORTS AND ACCOUNTING

7.01	Books and Records; Audits and Reports; Budgets

7.02	Changes in Interests

7.03	Uninvested Funds and Banking

7.04	Fiscal Year; Accounting Method

7.05	Tax Matters Member

7.06	Section 754 Election

ARTICLE VIII	TRANSFERS OF INTERESTS; DEFAULT

8.01	Transfers of Interests

8.02	Act of Insolvency

ARTICLE IX	DISSOLUTION AND LIQUIDATION

9.01	Events of Dissolution

9.02	Liquidation upon Dissolution.

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ARTICLE X	FAIR MARKET VALUE; FAIR MARKET RENT

10.01	Appraisal Procedure

ARTICLE XI	ARBITRATION

11.01	Arbitration

ARTICLE XII	ALLOCATION METHODOLOGY

12.01	Allocation of Costs

12.02	Allocation of Net Cash Flow, Net Financing Proceeds and Net Sale Proceeds

ARTICLE XIII	REPRESENTATIONS AND WARRANTIES

13.01	Representations and Warranties of NYTC Member

13.02	Representations and Warranties of FC Member

ARTICLE XIV	MISCELLANEOUS

14.01	Execution in Counterparts

14.02	Notices

14.03	Amendments

14.04	Articles of Organization

14.05	Validity

14.06	Governing Law

14.07	Waiver

14.08	Brokers

14.09	Entire Agreement

14.10	No Third Party Beneficiary

14.11	Attorney’s Fees

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THE NEW YORK TIMES BUILDING LLC
(a New York Limited Liability Company)

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) of THE NEW YORK TIMES BUILDING LLC (the “Company”) is made as of December 12, 2001 by and between FC LION LLC, a New York limited liability company having an office at One MetroTech Center North, Brooklyn, New York 11201 (“FC Member”), and NYT REAL ESTATE COMPANY LLC, a New York limited liability company, having an office at 229 West 43rd Street, New York, New York 10036 (“NYTC Member”) (together, the “Members”).

R E C I T A L S

WHEREAS:

A.            The Members wish to form a limited liability company for the purpose of leasing certain parcels of real property described in Exhibit A attached hereto and located in the County, City and State of New York (the “Land”), and developing thereon a certain building and improvements generally described in Exhibit B attached hereto (as the same may be amended from time to time as permitted hereunder, the “Development Plan”); and

B.            Effective immediately upon execution and delivery of this Agreement, the Members have become members of the Company; and

C.            In order to proceed with the Development Plan, the Company will immediately hereafter enter into an agreement of lease (as the same may be amended from time to time as permitted hereunder, the “Ground Lease”) with Empire State Development Corporation (a/k/a Urban Development Corporation) and the New York City Economic Development Corporation or affiliates thereof (collectively, the “Public Parties”), the Ground Lease granting to the Company a leasehold interest in the Land and the Improvements (as hereinafter defined), and will also enter into a Site 8 South Land Acquisition and Development Agreement with the Public Parties relating to the Land and the Improvements (as the same may be amended from time to time as permitted hereunder, the “LADA”); and

D.            The Members intend that NYTC Member shall be the beneficial owner of a portion of the Land and the Improvements being the NYTC Member Space (as hereinafter defined) and the sublessee under a Unit Lease therefor (as contemplated under the Ground Lease and hereinafter defined) and FC Member shall be the beneficial owner of a portion of the Land and the Improvements being the FC Member Space (as hereinafter defined) and the sublessee under a Unit Lease therefor (as contemplated under the Ground Lease and hereinafter defined), but the Members have determined that it will facilitate the Development Plan if (i) the Company initially holds leasehold title (for the benefit of NYTC Member and FC Member) under the Ground Lease (rather than having NYTC Member hold leasehold title to the NYTC Member Space and FC Member hold leasehold title to the FC Member Space) and (ii) the Company delays submission of the Property (as hereinafter defined) to a condominium regime, as herein provided, until the Conversion Date (as hereinafter defined); and

E.             The Members are forming the Company to achieve substantially the same treatment, prior to the Conversion Date, as though the Property was initially subjected to a condominium regime; and

F.             The Members hereby constitute themselves a limited liability company as the Company for the purposes and on the terms set forth in this Agreement.

NOW, THEREFORE, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01         “Act of Insolvency” means the following:

(a)           that a Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(b)           an involuntary case or other proceeding shall be commenced against a Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days, or an order for relief shall be entered against it under the Federal bankruptcy laws as now or hereafter in effect.

1.02         “Affiliate” of, or a Person “affiliated” with, a specified Person, means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, or is a member of the family of such Person. For the purpose of this definition, the terms “control”, “is controlled by” and “is under common control with” shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person, and (b) ownership in such Person of more than 50% of all equity, capital and profit interests.

1.03         “Agreement” means this Operating Agreement, as amended, supplemented or restated from time to time.

1.04         “Allocation Methodology” shall have the meaning set forth in Article XII.

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1.05         “Architect” shall have the meaning set forth in the Development Agreement.

1.06         “Bad Acts Guaranty” shall have the meaning set forth in Section 6.03.

1.07         “Board of Managers” shall have the meaning set forth in Section 5.01(a).

1.08         “Bridge Financing” shall have the meaning set forth in Section 6.03.

1.09         “Broker” shall have the meaning set forth in Section 3.01(e).

1.10         “Budget” shall have the meaning set forth in Section 7.01(c).

1.11         “Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banks in New York are required or authorized by law or executive order to close.

1.12         “Capital Account” shall have the meaning set forth in Section 4.01.

1.13         “Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year after giving effect to the following adjustments:

(i)            such Capital Account shall be deemed to be increased by any amounts which such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation section 1.704-2(g)(1) and 1.704-2(i)(5)(relating to allocations attributable to nonrecourse debt); and

(ii)           such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

1.14         “Capital Contribution” means, with respect to each Member, the amount of cash and, if and to the extent non-cash contributions are specifically permitted under this Agreement, the Fair Market Value (valued at contribution) of property actually contributed by the Member to the Company as of the date in question. If a Member’s entire interest in the Company is Transferred in accordance with the terms of this Agreement, the Capital Account of the Transferor shall become the Capital Account of the Transferee. If a Member Transfers less than 100% of its interest in accordance with the terms of this Agreement, then a separate capital account shall be established for the Transferee and the Transferor’s Capital Account will be reduced by, and the Transferee’s Capital Account shall be credited with, an amount proportionately equal to the Transferred interest as a percentage of the Transferor’s interest.

1.15         “Certificated Interests” shall have the meaning set forth in Section 14.13.

1.16         “Closing Deferral Notice” shall have the meaning set forth in Section 3.07(h).

1.17         “Code” means the Internal Revenue Code of 1986, as amended.

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1.18         “Commercial Signage” means all Signage other than Temporary Signage, NYTC Signage, NYTC Office Signage, FC Office Signage, Retail Signage and SPU Signage, but including any NYTC Signage which NYTC Member has elected to convert to Commercial Signage and with which FC Member has opted to participate pursuant to Section 5.10(c)(viii) hereof.

1.19         “Company” means The New York Times Building LLC, the limited liability company that is the subject of this Agreement.

1.20         “Company Minimum Gain” means the aggregate amount of gain (of whatever character), determined for each nonrecourse liability of the Company, that would be realized by the Company if it disposed of the property subject to such liability in a taxable transaction in full satisfaction thereof, determined in accordance with Treasury Regulation section 1.704-2(d).

1.21         “Company Nonrecourse Deductions” means the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during a fiscal year over the aggregate amount of any distributions during that fiscal year of proceeds of a nonrecourse liability as defined in Treasury Regulation section 1.704-2(c).

1.22         “Completion Date” means the date on which occurs the substantial completion of construction of the Core and Shell. Substantial completion shall be deemed to have been achieved when (i) the Project, with the exception of punch list work (but including all work included within the Core and Shell necessary to obtain a permanent certificate of occupancy), has been completed and certified as complete by the Architect, (ii) a temporary Certificate of Occupancy has been issued for the Core and Shell (reflecting zero occupancy), (iii) the lobby, service areas and concierge area are substantially complete, (iv) a loading dock has been substantially completed and is operational and accessible, (v) at least one main lobby entrance is fully accessible and permanent sidewalks on 40th and 41st Streets are complete and (vi) the facade is watertight. At the request of either Member made after the Completion Date shall have occurred, the Members shall execute a written acknowledgement confirming the Completion Date. Disputes as to whether or not the Completion Date has occurred shall be decided by arbitration pursuant to Article XI hereof.

1.23         “Condominium Declaration” means the declaration which shall subject the leasehold interest under the Ground Lease to a condominium regime, the form of which is attached hereto as Exhibit E, as the same may be amended from time to time as permitted hereunder. It is understood that the form of Condominium Declaration will, before recordation, be amended to reflect the actual design, configuration of, access to areas within and systems in, the Improvements.

1.24         “Condominium Law” means Article 9-B of the Real Property Law of the State of New York.

1.25         “Construction Loan” means the mortgage loan obtained by the Company to finance the Total Costs of the Project, and any refinancing or extensions thereof obtained by the Company.

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1.26         “Construction Loan Closing Date” means the date on which the Company shall initially close the Construction Loan.

1.27         “Conversion Date” shall have the meaning set forth in Section 6.01.

1.28         “Core and Shell” shall have the meaning set forth in Exhibit F attached hereto and made a part hereof.

1.29         “Curtain Wall System” means the entire vertical exterior building enclosure system which is currently contemplated to include all aluminum, glass, stainless steel, ceramic and/or terracotta elements, miscellaneous iron, clips and fasteners required for the complete installation of all elements of such system, specifically including all vertical building enclosure elements from the ground to the top of any parapet or roof screen, and specifically excluding all horizontal elements of the building enclosure system such as roofing, soffits and skylights.

1.30         “Default Rate” means a rate per annum equal to the lesser of (i) the sum of six percent (6%) plus the Prime Rate, compounded annually, or (ii) the maximum rate permitted by applicable law with respect to the applicable amount payable hereunder.

1.31         “Defaulting Member” shall have the meaning set forth in Section 3.04.

1.32         “Delivery Date” means the date that the landlord under the Ground Lease delivers Possession (as such term is defined in the Ground Lease) of the Property to the tenant under the Ground Lease, having the same meaning as set forth under the Ground Lease.

1.33         “Developer” means Forest City Ratner Companies and its permitted successors and assigns as developer under the Development Agreement.

1.34         “Development Agreement” means that certain Development Agreement dated as of even date herewith between the Company, NYTC Member, FC Member and Developer, whereby Developer shall provide to the Company development services with respect to the Project, as such agreement may be amended from time to time as permitted hereunder.

1.35         “Development Plan” shall have the meaning set forth in Recital Paragraph A of this Agreement.

1.36         “Discretionary Inside Mechanical Space” shall have the meaning set forth in the Ground Lease.

1.37         “Dispute” shall have the meaning set forth in Section 4.4(b) of the Development Agreement.

1.38         “DUO” shall have the meaning set forth in the Ground Lease.

1.39         “ESAC” means Excess Site Acquisition Costs, as defined in the LADA.

1.40         “Excess NYTC Guaranteed Amount” shall mean the excess, if any, of the NYTC Guaranteed Amount over NYTC Member’s Share of the Construction Loan.

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1.41         “Extension Period” shall have the meaning set forth in Section 6.03.

1.42         “Fair Market Rent” means with respect to any property, the rent that would be obtained in an arm’s length transaction for the lease of such property for cash between an informed and willing lessor and an informed and willing lessee, each with adequate understanding of the facts and under no compulsion to lease, as determined in good faith by the lessor and lessee of the property in question or, in the event of the failure of the lessor and lessee of the property in question to so agree, as determined in accordance with the valuation arbitration procedure set forth in Section 10.02.

1.43         “Fair Market Value” means (i) with respect to any item of property, the value that would be obtained in an arm’s length transaction for the transfer of ownership of such property for cash between an informed and willing seller and an informed and willing purchaser, each with adequate understanding of the facts and under no compulsion to buy or sell, as determined in good faith by the purchaser and seller of the property in question or, in the event of the failure of the purchaser and seller of the property in question to so agree, as determined in accordance with the valuation arbitration procedure set forth in Section 10.01, and (ii) with respect to the Company, the value as determined in accordance with the valuation arbitration procedure set forth in Section 10.01.

1.44         “FCE” means Forest City Enterprises,Inc. an Ohio corporation, with its principal office at 1160 Terminal Tower, 50 Public Square, Cleveland, Ohio 44113 and any successors thereto by merger or by operation of law.

1.45         “FC Entity” means FC 41st Street Associates, LLC, a New York limited liability company.

1.46         “FC Member ESAC Amount” shall have the meaning set forth in Section 3.07(b).

1.47         “FC Member ESAC Percentage” shall have the meaning set forth in Section 3.07(b).

1.48         “FC Member Excess Land Payment” shall have the meaning set forth in Section 3.07(b).

1.49         “FC Member’s Costs” shall mean an amount equal to the additional Capital Contributions which NYTC Member would have been required to make under Article 3 hereof on or before the effective date of a purchase by NYTC Member pursuant to a Section 5.12 Notice under Section 5.12 hereof if the purchased space had been included in NYTC Member’s percentage share of both land and other project costs from the date of this Agreement (with interest at the rate of LIBOR plus one percent per annum from the date(s) such Capital Contributions would have been required to be made). FC Member’s Costs shall be calculated by FC Member and reasonable documentation of such costs shall be delivered to NYTC Member within five (5) Business Days after request therefor by NYTC Member. If NYTC Member disputes FC Member’s calculation of such costs, then such dispute shall be settled by arbitration in accordance with Section 11.01 hereof. Pending the resolution of such dispute, FC Member’s Costs for purposes of Section 5.12 hereof shall be deemed to mean the undisputed amount of such costs. Upon resolution of such dispute, NYTC Member shall pay to FC Member the

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amount, if any, by which the amount finally determined to be FC Member’s Costs exceeds the undisputed amount of such costs. For the period of any dispute, with respect to such portion of the disputed amount ultimately included in FC Member’s Costs (if any), the interest rate referred to in the first sentence of this Section 1.45 shall be the Prime Rate plus one percent per annum rather than LIBOR plus one percent per annum.

1.50         “FC Member’s Put Right” shall have the meaning set forth in Section 3.07(a).

1.51         “FC Member Space” means the Retail Space and the portions of the Land and the Improvements designated as “FC Office” on Exhibit B-1 attached hereto, whether above grade or below grade, as said Exhibit B-1 may be adjusted from time to time pursuant to this Agreement.

1.52         “FC Member Unit Permanent Financing” shall have the meaning set forth in Section 6.03.

1.53         “FC Office Signage” shall have the meaning set forth in Section 5.10.

1.54         “FC Put Closing” shall have the meaning set forth in Section 3.07(a).

1.55         “FC Put Closing Date” shall have the meaning set forth in Section 3.07(a).

1.56         “FC’s Election Notice” shall have the meaning set forth in Section 3.07(a).

1.57         “FC Base Amount” shall have the meaning set forth in Section 5.16.

1.58         “Final Approved Budget” means the Project Budget prepared by the Developer pursuant to the terms of the Development Agreement and approved in writing by both Members.

1.59         “GAAP” shall mean generally accepted accounting principles consistently applied.

1.60         “GMP Contract” shall have the meaning set forth in the Development Agreement.

1.61         “Governmental Authorities” shall mean all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public body or authority.

1.62         “Ground Lease” shall have the meaning set forth in Recital Paragraph C of this Agreement.

1.63         “Improvements” means the buildings and improvements which the Company proposes to construct and erect on the Land as provided in the Schematic Design Plans, the Development Agreement and the Development Plan.

1.64         “ING Bank” shall have the meaning set forth in Section 6.03.

1.65         “ING Entity” shall mean INGREDUS Site 8 South LLC, a Delaware limited liability company, a member in FC Member.

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1.66         “ING Vastgoed” shall mean ING Vastgoed B B.V., a Netherlands private limited liability company.

1.67         “Insurance” shall have the meaning set forth in Section 5.16.

1.68         “Insurance Extension” shall have the meaning set forth in Section 5.16.

1.69         “Interest Rate” shall have the meaning set forth in Section 3.01(b).

1.70         “IRS” means the Internal Revenue Service.

1.71         “LADA” shall have the meaning set forth in Recital Paragraph C of this Agreement.

1.72         “Land” shall have the meaning set forth in Recital Paragraph A of this Agreement.

1.73         “Land Share” means the percentage equal to the ratio which the number of Square Feet within the NYTC Member Space (above grade), in the case of NYTC Member, and the number of Square Feet within the FC Member Space (above grade), in the case of FC Member, bears to the total number of Square Feet within both of the NYTC Member Space (above grade) and the FC Member Space (above grade), as determined from time to time. As of the date of this Agreement, FC Member’s Land Share is 42.3951% and NYTC Member’s Land Share is 57.6049%. The Members’ Land Shares will be adjusted to reflect changes from time to time in the number of Square Feet within the FC Member Space (above grade) and the NYTC Member Space (above grade), all based on the then last revised plans and specifications for the Improvements, and the Members hereby agree to enter into written confirmation of such adjusted Land Shares at such times. On the Conversion Date, the Land Shares will be adjusted to reflect as-built conditions based upon the number of Square Feet in the NYTC Member Space (above grade) and the FC Member Space (above grade) as reflected in the final plans and specifications for the Improvements and such adjusted Land Shares will be confirmed in writing by the Members.

1.74         “LLC Law” means the New York Limited Liability Company Act, as amended from time to time, and any successor to such statute.

1.75         “LIBOR” means the rate per annum published on the date one (1) Business Day immediately preceding the first day of the relevant period, as reported in the section entitled “Money Rates” in The New York Times as the one (1) month London Interbank Offered Rate for U.S. Dollar deposits (or if The New York Times shall cease to be publicly available, then LIBOR shall be as reported by any publicly available source of similar market data selected by the Members that, in the Members’ reasonable judgment, accurately reflects such London Interbank Offered Rate).

1.76         “Managers” shall have the meaning set forth in Section 5.01(a). Reference to a “Manager” means any one of the Managers.

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1.77         “Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation section 1.704-2(b)(4).

1.78         “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation section 1.704-2(i).

1.79         “Member Nonrecourse Deductions” means the excess, if any, of the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during a fiscal year over the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i).

1.80         “Members” means FC Member, NYTC Member and any Person who is admitted as a Member of the Company in accordance with the terms of this Agreement. Reference to a “Member” means any one of the Members.

1.81         “Net Cash Flow” means, for any given period, all receipts from the conduct of the business of the Company for such period, from whatever source derived (but specifically excluding any Net Sale Proceeds, Net Financing Proceeds and any Signage/Antennae Revenues) which are available for distribution by the Company following (a) the payment of all operating, debt service and capital expenses of the Company for such period with respect to which no reserves have been established (including, without limitation, any principal and interest due during any such period with respect to any debt of the Company), and (b) the establishment or replenishment, as deemed reasonably necessary by the Board of Managers, of reserves for taxes, debt service, maintenance, repairs and other expenses and other working capital requirements of the Company or for contingent and unforeseen liabilities of the Company. At all times, Net Cash Flow shall be calculated separately for the NYTC Member Space and the FC Member Space using the Allocation Methodology.

1.82         “Net Financing Proceeds” means the amount by which any cash proceeds received by the Company from any loan exceeds (a) the amount required to be paid by the Company in reduction or satisfaction of prior loans or liens upon the Property, (b) any closing costs incurred or required to be paid by the Company in connection with such loan, (c) the amount of any such proceeds applied to fund any reserves as the Board of Managers deems appropriate, and (d) the amount of any such proceeds applied, to the extent authorized by the Board of Managers, to fund any capital improvements of the Property. At all times, Net Financing Proceeds shall be calculated separately for the NYTC Member Space and the FC Member Space using the Allocation Methodology.

1.83         “Net Sales Proceeds” means the amount by which the gross proceeds from the sale of all or any part of the Property, including the amount of any deferred payments or purchase money notes received in exchange for the Property, exceed (a) the amount required to

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be paid by the Company in reduction or satisfaction of prior loans or liens upon the Property, and (b) closing costs payable to third parties in connection with such sale. At all times, Net Sales Proceeds shall be calculated separately for the NYTC Member Space and the FC Member Space using the Allocation Methodology.

1.84         “NYTC Extension Loan” means the prepayment by NYTC Member of the portion of the Construction Loan equal to the Excess NYTC Guaranteed Amount, which prepayment shall take place together with the repayment by NYTC Member of NYTC Member’s Share of the Construction Loan and which prepayment shall constitute a loan by NYTC Member to FC Member, all pursuant to Section 6.03.

1.85         “NYTC Guaranteed Amount” means, subject to Section 5.09, a portion of the Construction Loan (and interest thereon) equal to NYTC Member’s Share of the Total Costs of the Project (without any credit for amounts theretofore invested by NYTC Member).

1.86         “NYTC Interiors Costs” means the cost of the leasehold improvements and building fixtures (e.g., electrical fixtures and wiring) to be constructed or installed in the NYTC Member Space, excluding telecommunications equipment (e.g., computer and telephones), telecommunication wiring/cabling, furniture and trade fixtures and other equipment and personal property which is not permanently affixed to the Improvements.

1.87         “NYTC Member Space” means the SPU and the portions of the Land and the Improvements designated as “NYTC Office” on Exhibit B-1 attached hereto, whether above grade or below grade, which the Members agree shall be a minimum of 750,000 gross square feet of above grade and below grade space in the Improvements (as such measurement for the Project is used by the Architect), as said Exhibit B-1 may be adjusted from time to time pursuant to this Agreement.

1.88         “NYTC Office Signage” shall have the meaning set forth in Section 5.10.

1.89         “NYTC Signage” shall have the meaning set forth in Section 5.10.

1.90         “NYTC’s Signage Costs” shall have the meaning set forth in Section 5.10.

1.91         “Outside Delivery Date” shall have the meaning set forth in Section 3.07(a).

1.92         “Person” shall mean any individual, corporation, partnership, limited liability company, trust, Governmental Authority or other legal entity.

1.93         “Percentage Interests” shall have the meaning set forth in Section 3.03.

1.94         “Prime Rate” means the fluctuating annual interest rate announced publicly by Citibank, N.A., or any successor, at its headquarters in New York City, as its base commercial lending rate, as the same may change from time to time.

1.95         “Project” means the acquisition of a leasehold interest in the Property, the construction of the Core and Shell in accordance with the Development Plan and the recordation of the Condominium Declaration.

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1.96         “Property” means collectively the Land and the Improvements.

1.97         “Public Parties” shall have the meaning set forth in Recital Paragraph C of this Agreement.

1.98         “Rating Agency” means Standard& Poor’s Rating Services, a division of the McGraw-Hill Companies,Inc., or its successor in interest, or if Standard& Poor’s or a successor thereto shall not exist, then Moody’s Investors Service Inc. or its successor in interest. If neither Standard& Poor’s or a successor in interest thereto nor Moody’s or a successor in interest thereto shall exist, then the FC Member shall name a replacement Rating Agency, subject to the consent of NYTC Member, which consent shall not be unreasonably withheld.

1.99         “Recognition Agreement” means that certain Recognition Agreement dated as of even date herewith by and among ING Entity, ING Vastgoed, FC Entity, the Company, NYTC Member, FC Member, Developer and The New York Times Company, a copy of which is attached hereto as Exhibit V.

1.100       “Retail Signage” shall have the meaning set forth in Section 5.10.

1.101       “Retail Space” means a portion of the FC Member Space which is designated as “FC Retail” on Exhibit B-1 attached hereto, whether above grade or below grade, as said Exhibit B-1 may be adjusted from time to time pursuant to this Agreement.

1.102       “Schematic Design Estimate” means the estimated budget attached hereto as Exhibit D and setting forth the costs of each component of the Core and Shell as depicted in the Schematic Design Plans on a line item basis, including an appropriate contingency and inflation factor for each line item, with each line item allocated between NYTC Member and FC Member in accordance with the Allocation Methodology.

1.103       “Schematic Design Plans” means the building design specifications document attached hereto as Exhibit C and setting forth the scope, overall design intent and standards of the Core and Shell, including without limitation (A) the design, base building standards, general specifications and layout of the floor plates, structure, elevations, cores, fire stairs, common areas, entrance lobbies (common and, if applicable, each Member’s), building MEP (base, emergency power and supplemental systems) and vertical transportation systems, and (B) specifications for all major components of the Core and Shell.

1.104       “Section 3.01(h) Capital Contribution” shall have the meaning set forth in Section 6.03.

1.105       “Section 3.04 Confirmation” shall have the meaning set forth in Section 3.04(b).

1.106       “Section 3.04 Assignment Notice” shall have the meaning set forth in Section 3.04(b).

1.107       “Section 3.04 Default Notice” shall have the meaning set forth in Section 3.04(b).

1.108       “Section 5.12 Notice” shall have the meaning set forth in Section 5.12.

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1.109       “Section 8.02 Member” shall have the meaning set forth in Section 8.02.

1.110       “Selected Building Elements” shall have the meaning set forth in Section 5.07(f).

1.111       “Share of the Construction Loan” means, as to each Member, the portion of the Construction Loan equal to the product of the principal amount of the Construction Loan multiplied by a fraction, the numerator of which is such Member’s Share of the Total Costs of the Project and the denominator of which is the Total Costs of the Project.

1.112       “Share of the Total Costs of the Project” shall mean, as to each Member, the Total Costs of the Project multiplied by the Percentage Interest of such Member, as adjusted using the Allocation Methodology.

1.113       “Signage” shall mean any signs, marquees, graphics, displays, monitors or similar devices or installations, including all related lighting, supports, and the like, other than directional signage for NYTC Member’s Space or FC Member’s Space, as the case may be, intended to be located on the Property during the period commencing on the day after the Completion Date.

1.114       “Signage/Antennae Revenues” means all gross receipts of the Company derived from the rental or license of Temporary Signage, Signage and antennae on any portion of the exterior of the Improvements, on any scaffold or barricade located on the Property or elsewhere on the Property, reduced by all costs of the Company directly related to such receipts, such as installation and maintenance costs.

1.115       “Site Acquisition Costs” shall have the meaning set forth in LADA.

1.116       “SPU” means a portion of the NYTC Member Space which is designated as “SPU” on Exhibit B-1 attached hereto, whether above grade or below grade, as said Exhibit B-1 may be adjusted from time to time pursuant to this Agreement.

1.117       “SPU Costs” mean the portion of the Total Costs of the Project allocable to the SPU, including without limitation, the cost of consultants retained and research conducted in connection with the intended use thereof, but excluding costs for telecommunications equipment (e.g. computers and telephones) telecommunication wiring/cabling, furniture and trade fixtures and other equipment and personal property which is not permanently affixed to the Improvements.

1.118       “SPU Signage” shall have the meaning set forth in Section 5.10.

1.119       “Square Feet” means square footage computed with reference to the gross square footage of the Project, above grade, measured from the outside of the exterior walls for each floor and including, without limitation, mechanical space, floor cutouts for ducts, interior partition walls and loading areas. In the case of a double curtain wall, exterior walls for the purpose of this definition shall mean the innermost of the two walls.

1.120       “Surviving Liabilities” shall have the meaning set forth in Section 3.04.

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1.121       “Tax Controversies” shall have the meaning set forth in Section 7.05.

1.122       “Temporary Signage” means any signs, marquees, graphics, displays, monitors or similar devices or installations, including all related lighting, supports and the like affixed to the exterior of the Improvements or on any scaffold or barricade located on the Property during the period occurring on and prior to the Completion Date and intended to be removed from the Property on or before the Completion Date.

1.123       “Tenant’s Subway Agreement” means that certain Agreement dated as of even date herewith among the Company, the New York City Transit Authority, 42nd St. Development Project,Inc., and The City of New York with respect to Tenant’s Subway Improvements.

1.124       “Tenant’s Subway Improvements” shall have the meaning set forth in the Ground Lease.

1.125       “Third Dispute Arbitrator” shall have the meaning set forth in Section 11.01.

1.126       “Third Rental Arbitrator” shall have the meaning set forth in Section 10.02.

1.127       “Third Valuation Arbitrator” shall have the meaning set forth in Section 10.01.

1.128       “TMP” shall have the meaning set forth in Section 7.05.

1.129       “Total Costs of the Project” means all hard and soft costs of acquisition of the Land and construction of the Improvements contemplated under the Development Plan, including without limitation tenant work allowances, leasing commissions and other leasing costs for the initial tenanting of the FC Member Space (no portion of which tenant work allowances, leasing commissions and other leasing costs for the initial tenanting of the FC Member Space shall be included in NYTC Member’s Share of the Total Costs of the Project), all to the extent set forth in Exhibit H attached hereto and such other costs as may be reasonably approved by the Members but excluding lease takeover costs and, unless otherwise required pursuant to Section 5.09, excluding the NYTC Interiors Costs. The Total Costs of the Project shall include the costs for which Capital Contributions are to be made pursuant to Section 3.01, although responsibility for such costs (and, to the extent financed, the Construction Loan) shall be allocated as set forth in Section 3.01, Section 5.09 and Section 12.01.

1.130       “Transfer” means to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of an interest in the Company or the Project, or any direct or indirect interest in a Member, or any entity holding any interest in the Company or in the NYTC Member Space or the FC Member Space, directly or through intervening entities, whether voluntarily or by operation of law. “Transferor”, “Transferee” and “Transferred” shall have meanings corresponding to the foregoing.

1.131       “True Base Amount” shall have the meaning set forth in Section 5.16.

1.132       “True-Up Payment” shall have the meaning set forth in Section 3.01(c).

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1.133       “Unit Leases” means the leases between the Company, as sublandlord (the sublandlord’s interest in which will be assigned to the lessor under the Ground Lease on the Conversion Date) and NYTC Member and FC Member, as subtenants, respectively, demising the NYTC Member Space to NYTC Member and the FC Member Space to FC Member, as the case may be, each on terms and conditions acceptable to the Members and as the same may be amended from time to time as permitted hereunder.

1.134       “Upset Amount” shall have the meaning set forth in Section 5.07(f).

1.135       “Vesting Date” shall have the meaning set forth in the Ground Lease.

1.136       “Work Authorization” shall have the meaning set forth in Section 3.01(a).

ARTICLE II

GENERAL PROVISIONS

2.01         Formation of Company. The parties to this Agreement have formed the Company under the LLC Law.

2.02         Name. The name of the Company is The New York Times Building LLC, or such other name as all of the Members may from time to time determine. The Board of Managers shall cause to be filed on behalf of the Company such documents and certificates as may from time to time be required by law.

2.03         Business. The business of the Company shall be to (a) acquire and hold fee title or leasehold title to the Property, (b) construct the Improvements upon the Land and develop, finance, manage, operate, improve and lease the Property, (c) submit the Property to a condominium regime under the Condominium Law on the Conversion Date as provided herein, and (d) carry on any other activity which, in the opinion of the Board of Managers, may be reasonably necessary or appropriate in connection with or incidental to the foregoing.

2.04         Office. The principal office of the Company shall be at One MetroTech Center North, Brooklyn, New York, or such other location in the City of New York as the Board of Managers may select from time to time.

2.05         Term. The term of the Company commenced on November 28, 2001 and shall continue until 11:59 p.m., Eastern Standard Time, December 31, 2099, unless dissolved and terminated at an earlier date in the manner provided in Article IX.

2.06         Ownership of Company Property. As provided in Sections 2.08 and 2.09 and except as otherwise set forth in this Agreement, NYTC Member and FC Member are the beneficial owners of the NYTC Member Space and the FC Member Space, respectively, subject to the terms of this Agreement. All other property acquired by the Company, real, personal or mixed, tangible or intangible, shall be owned or leased by the Company as an entity, and no Member, individually, shall have any ownership or leasehold interest therein.

2.07         Qualification; Registered Office.

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(a)           The Board of Managers shall cause the Company to become qualified and registered to do business, pay all property, income, gross receipts, franchise and other state and local taxes applicable to it and obtain such licenses and permits as may be required by law in each state or jurisdiction in which any such qualification, payment or other action is required by law in connection with the conduct of the Company’s business.

(b)           The Members shall cooperate in causing the Company to become properly qualified and registered as a limited liability company, to pay any taxes and/or other fees or charges payable by the Company and to obtain such licenses and permits as may be required in connection with the conduct of the Company’s business in each state or jurisdiction in which the Board of Managers shall determine that it is necessary or advisable for any such action to be taken.

2.08         Tax Status. The Members agree that for federal, state and local tax purposes, NYTC Member and FC Member (rather than the Company) shall be treated as the beneficial owners of the NYTC Member Space and the FC Member Space, respectively, and that the Company shall be treated as a partnership for such tax purposes.

2.09         Beneficial Ownership. NYTC Member and FC Member are the sole beneficial owners of the NYTC Member Space and the FC Member Space, respectively. Except as otherwise expressly set forth herein, each such Member shall receive and be entitled to all of the benefits, and shall bear and be subject to all of the obligations, attributable to such Member’s Space. Except as otherwise set forth herein, FC Member shall not have a beneficial ownership interest in the NYTC Member Space and NYTC Member shall not have a beneficial interest in the FC Member Space.

ARTICLE III

CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS

3.01         Capital Contributions.

(a)           Development Costs. FC Member will be credited with a Capital Contribution for development costs incurred by NYTC Member and reimbursed by FC Member to NYTC Member on or before the date hereof which are (subject to verification by NYTC Member), for the period through October 31, 2001, as set forth on Exhibit I attached hereto, and additional development costs paid by FC Member on or before the date hereof which are (subject to verification by NYTC Member), for the period through October 31, 2001, as set forth on said Exhibit I. In addition, FC Member will make additional cash Capital Contributions to the Company from time to time between the date hereof and the Construction Loan Closing Date as and when required to provide the Company with all funds needed to pay for development costs related to the Project, excluding (i) Site Acquisition Costs, which costs shall be paid as provided in Section 3.01(c), (ii) legal fees incurred by either Member relating to the Project and the negotiation and preparation of all documentation relating thereto, it being acknowledged said fees shall be the responsibility of the Member incurring the same but that the same shall if possible be funded or reimbursed from the Construction Loan although allocated to the Member responsible therefor, (iii) the SPU Costs, which costs shall be paid as provided in Section

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3.01(d), (iv) brokers’ commissions incurred by either Member, which commissions shall be paid as provided in Section 3.01(e), and (v) transfer taxes and title insurance premiums incurred by the Company, which costs set forth in this clause (v) shall be funded by the Members as Capital Contributions pursuant to Section 3.01(g), or, as applicable, pursuant to Section 3.07 hereof. Development costs related to the Project shall be covered by this Section 3.01(a) only if the same have been pre-approved in a writing signed by each Member, using a work authorization in the form attached hereto as Exhibit J (each, a “Work Authorization”) to record the initiation and approval of all work in connection with the Project (unless otherwise previously approved by the Members in a Budget or otherwise in writing, and all such costs so approved by both Members shall be development costs and covered by this Section 3.01(a), if they are to be paid prior to the Construction Loan Closing Date), it being understood that any Work Authorizations in effect prior to the date of this Agreement shall remain in effect and the costs thereof shall remain the responsibility of the Members as provided in such Work Authorizations. Any development costs incurred by or on behalf of either Member which are not so approved by the other Member in a Work Authorization, a Budget or otherwise in writing shall be borne solely by the Member which initiated such work and this Section 3.01(a) shall not cover the same.

(b)           Funding on Construction Loan Closing Date. On the Construction Loan Closing Date, NYTC Member will make a Capital Contribution to the Company in an amount equal to NYTC Member’s Percentage Interest in all development costs funded by FC Member as of such date pursuant to Section 3.01(a), plus an amount equal to NYTC Member’s Percentage Interest in the amount of interest which would have accrued at a floating rate per annum equal to the ninety (90) day London Interbank Offered Rate (as published from time-to-time in The New York Times) plus one percent (1%) (the “Interest Rate”) from the date such development costs were funded by FC Member (including, in the case of amounts covered by the first sentence of Section 3.01(a), from the date reimbursed to NYTC Member or paid by FC Member, as applicable, prior to the date hereof) to the Construction Loan Closing Date. Such Capital Contribution will be immediately distributed by the Company to FC Member to reimburse FC Member for NYTC Member’s Percentage Interest in the Capital Contributions made by FC Member under Section 3.01(a).

(c)           Funding of Site Acquisition Costs. Each Member will make Capital Contributions to the Company in amounts determined pursuant to this Section 3.01(c) at the times set forth herein to pay for the Site Acquisition Costs, which Capital Contributions may be made by drawings under the letters of credit referenced in the immediately succeeding paragraph.

At the time or times required under the LADA or any other documents relating thereto, each Member shall make a Capital Contribution to the Company for the Site Acquisition Costs in an amount corresponding, except as hereinafter provided in this Section 3.01(c), to its Land Share. It is understood that the LADA will require that the Company or its Members provide draw down letters of credit to secure the obligations of the Company under the LADA in respect of the Site Acquisition Costs and that each Member shall be responsible for the portion of such draw down letters of credit corresponding to its Land Share and the fees and costs related thereto. In the event any increase in the total amount of the draw down letters of credit or any other security in lieu thereof is required under the LADA, the Members shall increase the amount of their respective draw down letters of credit or deliver such additional security, as the case may

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be, in proportion to their respective Land Shares, and the failure of either Member to do so shall be deemed for all purposes of this Agreement, including without limitation Section 3.04 hereof, to be a default by such party in the making of a Capital Contribution in the amount of the increase in the letter of credit or security, as the case may be, which such party failed to make. It is further understood that the LADA will, in consideration of the funding by the Company of the Site Acquisition Costs under the LADA, provide for credits to the Company against certain amounts due under the Ground Lease, which credits shall be allocated to NYTC Member and FC Member under the Unit Leases in accordance with their respective Land Shares. At such times as the Land Share of each Member shall change, (x) the Member whose Land Share increases (the “Increased Share”) will make a Capital Contribution to the Company on the effective date of the applicable change in an amount equal to the excess of (A) the Capital Contributions which would have been required of such Member under this Section 3.01(c) if its Land Share had been the Increased Share, over (B) the amount of Capital Contributions actually made by such Member under this Section 3.01(c), plus interest on each such excess from the date on which each such larger Capital Contribution would have been made to the date such excess amount is paid at the Interest Rate, and the Company will immediately thereafter distribute the amount of such Capital Contribution to the Member whose Land Share has decreased (the “Decreased Share”), and (y) the Members shall take whatever action is necessary in order to adjust the letters of credit then being held under LADA so that the same shall reflect the changed Land Shares. If at any time the letters of credit are drawn upon other than in proportion to the Member’s respective Land Shares, the Member whose letter of credit was drawn upon in an amount corresponding to less than its Land Share (the difference between what was drawn and what would have been drawn had the amount corresponded to such Member’s Land Share being hereinafter referred to as a “Shortfall”) will make a Capital Contribution to the Company in an amount equal to the Shortfall, and the Company will immediately thereafter distribute the amount of such Capital Contribution to the Member whose letter of credit was drawn upon in excess of the amount corresponding to its Land Share.

On the Completion Date, FC Member will make a cash Capital Contribution to the Company in an amount (the “True-Up Payment”) equal to the excess of:

(i)            the product of (A) FC Member’s Funding Share (i.e., the percentage set forth on Exhibit K attached hereto in the column marked “Funding Share” which corresponds to FC Member’s Land Share as of the Completion Date), multiplied by (B) the “Completion Date SACs Amount” (as such term is hereinafter defined), over

(ii)           the product of (A) FC Member’s Land Share as of the Completion Date, multiplied by (B) the Completion Date SACs Amount.

Such Capital Contribution will immediately be distributed by the Company to NYTC Member in reimbursement for a portion of its Capital Contributions required from the Members in connection with the Site Acquisition Costs.

As used herein, the term “Completion Date SACs Amount” shall mean the total amount of Site Acquisition Costs funded by the Company as of the Completion Date, provided, however, that if as of the Completion Date, the Company has funded more than $85,560,000 in Site Acquisition Costs, the term “Completion Date SACs Amount” shall mean $85,560,000.

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From and after the Completion Date, any additional Capital Contributions required for Site Acquisition Costs shall be made by the Members in accordance with their respective Land Shares, provided, however, that notwithstanding anything to the contrary contained in this Section 3.01(c), if as of the Completion Date, the Company has funded less than $85,560,000 in Site Acquisition Costs, then from and after the Completion Date until such time as the Company has funded a total of $85,560,000 in Site Acquisition Costs, Capital Contributions required for Site Acquisition Costs shall be made by the Members in accordance with their respective Funding Shares as set forth on Exhibit K.

(d)           SPU Costs. Each Member shall make Capital Contributions to the Company for the SPU Costs, said Capital Contributions to be made pursuant to Section 3.01(g) and to be made in an amount equal to each Member’s Percentage Interest in such SPU costs; provided, however, that in no event shall the aggregate Capital Contributions of FC Member for SPU Costs exceed FC Member’s Percentage Interest in Ten Million Dollars ($10,000,000) of such SPU Costs, NYTC Member being solely responsible for any such SPU Costs in excess thereof. The foregoing provision shall not be construed to relieve the Developer of its obligations under Section 5.1 of the Development Agreement to pay SPU Costs in excess of the line item for the SPU Costs set forth in the Final Approved Budget, subject to the terms of said Section 5.1.

(e)           Broker’s Fees. Pursuant to a separate agreement, a copy of which has heretofore been provided to FC Member, NYTC Member is obligated to pay Insignia/ESG,Inc. (the “Broker”) a brokerage commission in connection with the acquisition by the Company of its interest in the Property. The Company will reimburse NYTC Member for a portion of said brokerage commission in the amount of $500,000 on the first date on which a portion of said brokerage commission is payable by NYTC Member to the Broker under said separate agreement, and NYTC Member will be solely responsible for all other commissions, fees and costs payable to the Broker. On the day prior to the date on which said reimbursement is payable by the Company to NYTC Member, FC Member will make a Capital Contribution to the Company in the full amount of said reimbursement. It is understood that, to the extent any portion of said brokerage commission is refunded by the Broker to NYTC Member, NYTC Member shall reimburse the Company for an allocable portion of such refund (equal to that percentage of $500,000 determined by dividing the amount refunded by the total brokerage fees paid pursuant to the aforesaid separate agreement) and said reimbursement shall be distributed to FC Member. Any brokerage fees incurred by FC Member or its Affiliates shall be paid by FC Member or such Affiliates.

(f)            Curtain Wall System Costs. Each Member shall make Capital Contributions to the Company for the hard and soft costs of development and construction of the portion of the Core and Shell constituting the Curtain Wall System, said Capital Contributions to be made pursuant to Section 3.01(g) and to be made in accordance with the methodology set forth in Exhibit T attached hereto; provided, however, that in no event shall the aggregate Capital Contributions of FC Member for the trade contractor costs for the supply and installation (including consultation) of the Curtain Wall System, including any necessary mock-ups, as set forth in the Final Approved Budget (as defined in the Development Agreement) exceed FC Member’s Percentage Interest in $120 per square foot of the exterior surface areas of the Curtain Wall System to be developed pursuant to the Development Plan, NYTC Member being solely

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responsible for such trade contractor costs for the supply and installation (including consultation) of the Curtain Wall System, including any necessary mock-ups, as set forth in the Final Approved Budget in excess of said $120 per square foot amount; provided, however, that the provisions of this sentence shall not be construed to relieve the Developer of its obligations under Section 5.1 of the Development Agreement to pay costs of the Curtain Wall System in excess of the line item for the Curtain Wall System set forth in the Final Approved Budget, subject to the terms of said Section 5.1. All other costs of the Core and Shell relating to the Curtain Wall System (e.g., soft costs, general conditions) shall be borne by the Members in accordance with the methodology set forth in Exhibit T attached hereto.

(g)           Capital Contributions Prior to the Conversion Date. From and after the date hereof to and including the Conversion Date, and except as otherwise provided in this Section 3.01, each Member shall make Capital Contributions to the Company for its respective Share of the Total Costs of the Project not financed as and when required for the completion, maintenance and operation of the Project, including, without limitation, pursuant to Tenant’s Subway Agreement, the Construction Loan documents and other applicable agreements, and if otherwise required for the Project. Each Member’s Share of the Total Costs of the Project not financed will be determined by multiplying the principal amount of the Construction Loan by the Percentage Interest of such Member and subtracting that product from such Member’s Share of the Total Costs of the Project. Capital Contributions required pursuant to this Section 3.01(g) shall be made within five (5) Business Days following written request by the Board of Managers or a Member therefor.

(h)           Capital Contributions to Repay the Construction Loan. On the Conversion Date, each of NYTC Member and FC Member shall make a Capital Contribution to the Company in an amount equal to its Share of the Construction Loan, which Capital Contributions shall be applied by the Company to repay the Construction Loan; provided, however, that (i) the obligation of FC Member to make such Capital Contribution may be extended, and the amount to be contributed by or on behalf of NYTC Member pursuant hereto may be increased, pursuant to Section 6.03; and (ii) in lieu of such Capital Contribution, it is understood that a Member may (in order to minimize mortgage recording taxes) cause the portion of the Construction Loan which is to be repaid from its Capital Contribution to be refinanced if the same includes the spreader of such portion of the lien of the Construction Loan to such Member’s Unit and Unit Lease and the release of the Company, the Ground Lease and the other Member and its Unit and Unit Lease from liability for, and the lien of, such portion of the Construction Loan, and so long as it also includes, in the case of refinancing of the FC Member’s Share of the Construction Loan, the release of the guaranty by The New York Times Company of the Excess NYTC Guaranteed Amount. In the event that (x) the Construction Loan matures, by acceleration or otherwise, prior to the Conversion Date, (y) the Company is unable to arrange for refinancing or extension thereof on terms acceptable to both Members and (z) either (i) the construction lender has accelerated the Construction Loan prior to its stated maturity by a reason of a default thereunder, or (ii) the stated maturity date of the Construction Loan has occurred and the construction lender commences any action or proceeding to obtain repayment of the Construction Loan or foreclose the mortgage securing the same, or (iii) the stated maturity date of the Construction Loan has occurred and the construction lender has not commenced any action or proceeding to obtain repayment of the Construction Loan or foreclose the mortgage securing the same, but three (3) months have elapsed since the stated maturity date of the Construction Loan (unless both

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Members have agreed to extend such three (3) month period in their sole and absolute discretion), then each of NYTC Member and FC Member shall immediately make a Capital Contribution to the Company in an amount equal to its Share of the Construction Loan then outstanding and NYTC Member shall no longer have an obligation to make the NYTC Extension Loan. In no event shall the provisions of the preceding sentence be deemed to extend the obligations of the Members under the first sentence of this Section 3.01(h) beyond the Conversion Date.

(i)            Capital Contributions to Pay the Developer’s Fee. Pursuant to the Development Agreement, the Company is obligated to pay to Developer the Developer’s Fee in connection with the construction of the Project. NYTC Member acknowledges that part of the consideration for this Agreement is that NYTC Member shall pay such Developer’s Fee. On the day prior to the date on which any portion of said Developer’s Fee is payable by the Company to Developer, NYTC Member shall make a Capital Contribution to the Company in the full amount of such portion of the Developer’s Fee and the Company shall immediately, without offset or deduction of any kind, pay such portion of the Developer’s Fee to Developer.

(j)            Capital Contributions for Settlement Proposals Under the Development Agreement. If NYTC Member shall cause Owner to assign to Developer a Dispute pursuant to Section 4.4(b) of the Development Agreement, each Member shall make a Capital Contribution to the Company in an amount equal to its respective Percentage Interest (as adjusted based on the Allocation Methodology, if applicable) in the amount then payable by Owner under Section 4.4(b) of the Development Agreement and the Company shall immediately, without offset or deduction of any kind, pay such Capital Contributions to Developer.

(k)           Tenant’s Subway Improvements Letter of Credit. It is understood that the Tenant’s Subway Agreement will require that the Company or its Members provide letters of credit to secure certain obligations of the Company under the Tenant’s Subway Agreement. Each Member shall be obligated to post a letter of credit in an amount corresponding to its Percentage Interest of the total amount of the letters of credit required under the Tenant’s Subway Agreement and to pay the fees and costs related thereto and for replacing its letter of credit if the same terminates prior to the date the letters of credit are released under the Tenant’s Subway Agreement. If at any time the letters of credit are drawn upon other than in proportion to the Member’s respective Percentage Interests, the Member whose letter of credit was drawn upon in an amount corresponding to less than its Percentage Interest will make a Capital Contribution to the Company in an amount equal to the difference between what was drawn and what would have been drawn had the amount corresponded to such Member’s Percentage Interest, and the Company will immediately thereafter distribute the amount of such Capital Contribution to the Member whose letter of credit was drawn upon in excess of the amount corresponding to its Percentage Interest. Amounts drawn under each letter of credit shall be treated as a Capital Contribution made by the applicable Member, and the failure by either Member to post or replace its letter of credit within ten (10) Business Days after receipt of notice will be deemed a failure by such Member to make a Capital Contribution in the amount of its required letter of credit.

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3.02         Return of Capital Contributions. No Member will have the right to the return of its Capital Contribution or any right to receive interest on its Capital Contribution, except in accordance with Article IV, Article VI or Article IX hereof.

3.03         Percentage Interests. The Percentage Interest of each Member shall be the percentage which the gross square footage of above and below grade space within the NYTC Member Space, in the case of NYTC Member, and the gross square footage of above and below grade space within the FC Member Space, in the case of FC Member, bears to the total gross square footage of above and below grade space within both of the NYTC Member Space and the FC Member Space. In the event that the Percentage Interests change between the date hereof and the Conversion Date, the Member whose Percentage Interest increases will make a Capital Contribution to the Company on the effective date of the applicable change, an amount equal to the difference between (A) the Capital Contributions which would have been required of such Member under this Section 3.03 if its Percentage Interest had been the larger percentage and (B) the amount of Capital Contributions actually made by such Member under this Section 3.03, plus interest on each such difference from the date on which each such larger Capital Contribution would have been made to the date of such payment at the Interest Rate, and the Company will immediately distribute such amount to the Member whose Percentage Interest decreases. As of the date of this Agreement, FC Member’s Percentage Interest is 42.0517% and NYTC Member’s Percentage Interest is 57.9483%. The Members’ Percentage Interests will be adjusted to reflect changes from time to time in the gross square footage of above and below grade space within the FC Member Space and the NYTC Member Space, all based on the then last revised plans and specifications for the Improvements, and the Members hereby agree to enter into written confirmation of such adjusted Percentage Interests at such times within ten (10) Business Days after written request by either Member. On the Conversion Date, the Percentage Interests will be adjusted to reflect as-built conditions based upon the final plans and specifications for the Improvements and such adjusted Percentage Interests will be confirmed in writing by the Members within ten (10) Business Days after written request by either Member. For purposes of this Section 3.03, “gross square footage” shall be computed in the same manner as in the definition of Square Feet (set forth in Section 1.107 hereof), but inclusive of both above and below grade space.

3.04         Default.

(a)           If a Member (a “Defaulting Member”) fails to contribute to the Company any Capital Contribution required of it hereunder (including, without limitation, any Capital Contribution required under Sections 3.01(a), (b), (c), (d), (e), (f), (g) (h), (i), (j) or (k) hereof), and such failure shall continue for ten (10) Business Days after notice to the Defaulting Member (but no such notice or cure period shall be required in the event the Contributing Member is barred by an automatic stay or court order from giving such notice by reason of or in connection with an Act of Insolvency of the Defaulting Member) specifying such failure (with time being of the essence as to such ten (10) Business Day cure period), then the other Member (the “Contributing Member”) may at its option make a loan to the Company in an amount equal to the Capital Contribution which should have been made by the Defaulting Member. In such event, the Contributing Member will be entitled to interest on said loan at the Default Rate, which loan will (a) be payable on demand and (b) be secured by the Defaulting Member’s interest in the Company and the Defaulting Member’s rights to all distributions under Section 4.03

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and amounts payable or other distributions on the Conversion Date under Article VI or upon dissolution under Article IX.

(b)           In the event that FC Member is the Defaulting Member and the defaulted Capital Contribution (and accrued and unpaid interest thereon at the Default Rate) exceeds $5,000,000 (or prior defaulted Capital Contributions with accrued and unpaid interest thereon, when aggregated with the most recent defaulted Capital Contribution with accrued and unpaid interest thereon, exceeds $5,000,000), NYTC Member may, by written notice (the “Section 3.04 Default Notice”) given to FC Member at any time during which said defaulted Capital Contribution remains unpaid (and without limiting the rights of NYTC Member under the Development Agreement), advise FC Member that it intends to acquire the interest of FC Member (including the FC Member Space) hereunder by reason of said default. FC Member shall have (i) thirty (30) days (in the case of the first time FC Member is the Defaulting Member), (ii) ten (10) days (in the case of the second time FC Member is the Defaulting Member) or (iii) five (5) days (in the case of the third time or anytime thereafter that FC Member is the Defaulting Member) after NYTC Member gives the Section 3.04 Default Notice to FC Member to fund the defaulted Capital Contribution (and accrued and unpaid interest accrued thereon at the Default Rate from the date such Capital Contribution was originally payable to the date paid). If FC Member shall fail within said (x) thirty (30) days, (y) ten (10) days or (z) five (5) days, as the case may be, to fund the defaulted Capital Contribution, NYTC Member may, at its sole election, acquire the interest of FC Member in the Company without further payment by NYTC Member to any Person. Said acquisition shall be effected automatically upon written notice given at any time after such thirty (30), ten (10) or five (5) day period, as the case may be, by NYTC Member to FC Member electing (in NYTC Member’s sole discretion) to exercise such remedy (the “Section 3.04 Assignment Notice”). Upon the giving of the Section 3.04 Assignment Notice by NYTC Member in accordance with the terms and provisions of this Section 3.04(b), NYTC Member shall be deemed to have and shall in fact have acquired the FC Member’s interest in the Company and no further action or notice by NYTC Member or FC Member shall be required and the books and records of the Company shall be modified to reflect that the NYTC Member has acquired the FC Member’s interest in the Company. Upon written confirmation (the “Section 3.04 Confirmation”) by FC Member to NYTC Member (in form reasonably satisfactory to NYTC Member) that NYTC Member has acquired FC Member’s interest in the Company and has no claims against NYTC Member with respect to such acquisition (FC Member acknowledging that the failure of FC Member to deliver a Section 3.04 Confirmation shall not in any way affect the acquisition by NYTC Member of FC Member’s interest in the Company), NYTC Member shall release FC Member and FCE in writing from all liabilities thereof related to the Project, other than the following liabilities (herein, the “Surviving Liabilities”):

(i)            liabilities for damages to third parties except that FC Member and, to the extent that it is a party to such contract or has executed a guarantee therefor (including, without limitation, guarantees of completion), FCE, shall, if such contracts and/or guarantees as originally executed provide for such a release, be released from liability under guarantees of completion and contracts entered into with third parties relating to the Project and which have been

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entered into by the Company, by FC Member or by FCE with the prior written consent of NYTC Member, excluding liability under indemnification provisions contained in any such contracts or guarantees for events arising prior to such acquisition (NYTC Member shall be under no obligation to obtain any such release as a condition of exercising its rights hereunder; however, if NYTC Member shall acquire the interest of FC Member hereunder, NYTC Member shall be obligated to make all Capital Contributions to the Company which would have been the obligation of FC Member hereunder but for such divestiture (but not to refund any payments or Capital Contributions theretofore made by FC Member) and, if any of the foregoing contracts and/or guarantees as originally executed so requires in order to enable FCE to obtain a release from such guarantee or guarantee of completion by FCE, NYTC Member shall provide to such third party a replacement guarantee or guarantees of completion by The New York Times Company, but NYTC Member shall not be obligated to provide any other guarantees or security to obtain such a release);

(ii)           liability for any guarantee of the obligations of the Developer under Section 5.1 of the Development Agreement (except that such liability shall be terminated if NYTC Member elects, in its sole discretion, to terminate the Development Agreement, provided, however, that such liability is not to be terminated if NYTC Member elects to terminate the Development Agreement by reason of Developer’s default thereunder); and

(iii)          liability under any letter(s) of credit or other security then posted by or on behalf of FC Member or FCE with the Public Parties to fund the Site Acquisition Costs pursuant to the LADA, as set forth in the immediately succeeding paragraph hereof.

In the event that NYTC Member elects to acquire the interest of FC Member in the Company pursuant to this Section 3.04, the entire amount theretofore paid by or on behalf of FC Member on account of Site Acquisition Costs, together with the remaining balance of any letter(s) of credit or other security then posted by or on behalf of FC Member hereunder with the Public Parties to fund the Site Acquisition Costs pursuant to the LADA, shall be deemed liquidated damages on account of the default (in addition to the right of NYTC Member to acquire the interest of FC Member hereunder and not to reimburse FC Member for any other amounts previously expended by FC Member), and such letter(s) of credit or other security shall remain in place and shall continue to secure (and may be drawn down to fund) the Site Acquisition Costs, and FC Member shall not be reimbursed for such forfeited money except

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as hereinafter specifically set forth in this paragraph. However, in such event, FC Member shall not be responsible to provide any additional security for the Site Acquisition Costs required to be posted after the date NYTC Member acquires FC Member’s interest hereunder (it being understood, however, that the failure by FC Member to replace any such security which is due to expire may permit the holder thereof to draw upon the same), and if, as and to the extent that NYTC Member receives credits for ESAC in excess of amounts required to reimburse NYTC Member for all Site Acquisition Costs paid by NYTC Member above NYTC Member’s allocated portion of the Site Acquisition Costs (taking into account the True-Up Payment, but only if the same has actually been paid by FC Member to NYTC Member), then to the extent that neither FC Member nor FCE otherwise owes to NYTC Member any monies pursuant to this Agreement, the Development Agreement or any other agreement, FC Member shall be reimbursed (from and to the extent of any additional credits for ESAC received by NYTC Member) for amounts paid by FC Member for the Site Acquisition Costs in excess of FC Member’s allocated portion of the Site Acquisition Costs (taking into account the True-Up Payment, but only if the same has actually been paid by FC Member to NYTC Member), but not for any other portion of FC Member’s allocated portion of the Site Acquisition Costs. In lieu of the payments provided for in the preceding sentence, if NYTC Member, in its sole discretion, finances said credits for ESAC, NYTC Member shall upon such financing reimburse FC Member for its excess portion of the Site Acquisition Costs by paying to FC Member a share of the net proceeds of such financing in the same ratio as the share of the credits for ESAC which FC Member would have received under the preceding sentence in the absence of such a financing bears to the total amount of the credits for ESAC financed, and upon such payment to FC Member, neither the Company nor NYTC Member share have any further liability or obligation to FC Member on account of Site Acquisition Costs.

(c) As security for NYTC Member in the event FC Member is the Defaulting Member under Section 3.04(a) or Section 3.04(b), FC Member has delivered to NYTC Member (i) a pledge and assignment agreement in substantially the form attached hereto as Exhibit L, and (ii) one or more UCC-1 financing statements evidencing such pledge and assignment.

(d) The remedies of NYTC Member pursuant to this Section 3.04 shall be the sole and exclusive remedies of NYTC Member in the event that FC Member shall default in the making of any Capital Contribution required of it hereunder, but shall not affect or limit NYTC Member’s rights or remedies under any guaranty or indemnity given to NYTC Member by any other Person.

3.05         Effect of Section 3.04 Assignment Notice. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Article 5 hereof, upon the delivery of a Section 3.04 Assignment Notice by NYTC Member to FC Member (provided the same was delivered in accordance with Section 3.04(b) hereof), all rights of FC Member to participate in the management, control and/or operation of the Company (including, without limitation, the design, construction and financing of the Project) shall terminate immediately, and all decisions regarding management, control and/or operation of the Company (including, without limitation, all decisions regarding the design, construction and financing of the Project) shall thereafter be made solely by NYTC Member.

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3.06         No Additional Contributions. No Member shall be permitted or required to make any Capital Contributions to the Company except as provided in Section 3.01 or as otherwise agreed by both Members. All Capital Contributions shall be made in cash unless otherwise expressly agreed to in writing by both Members.

3.07         FC Member’s Put Right. (a) If the Delivery Date has not occurred within thirty-two (32) months after the date of the Ground Lease (the “Outside Delivery Date”), and so long as FC Member shall not be in default in the payment of any Capital Contributions required under this Article III, FC Member may elect to require NYTC Member or its designee to acquire the interest of FC Member in the Company (including, without limitation, all rights in and to the FC Member Space) (“FC Member’s Put Right”), subject to and in accordance with the terms and conditions set forth in this Section 3.07. FC Member may exercise FC Member’s Put Right by delivering written notice of such election (“FC’s Election Notice”) to NYTC Member within ten (10) Business Days after the Outside Delivery Date if Vesting Date shall have then occurred or, if the Vesting Date shall not have occurred on or before the Outside Delivery Date, within fifteen (15) days after the earlier to occur of (i) the Vesting Date, or (ii) the date which is 36 months after the date of the Ground Lease (time being of the essence in connection with the delivery of FC’s Election Notice within such 10 Business Day or 15 day period, as the case may be), setting forth a date (the “FC Put Closing Date”) for the closing of said acquisition (the “FC Put Closing”), which FC Put Closing Date shall be not more than sixty (60) days nor less than twenty (20) days after delivery of the FC Election Notice to NYTC Member.

(b)           If FC Member shall fail to timely deliver FC’s Election Notice within the required period, FC Member’s Put Right under this Section 3.07 shall be null and void and of no further force or effect. If FC Member shall timely deliver FC’s Election Notice, then on the FC Put Closing Date:

(i)            FC Member shall convey by assignment (in form reasonably acceptable to both Members) all right, title and interest of FC Member in the Company and the FC Member Space free and clear of any and all liens and encumbrances other than liens and encumbrances granted by the Company with the prior written consent of both Members;

(ii)           If, as of the FC Put Closing Date, FC Member has made Capital Contributions pursuant to Section 3.01(c) hereof to fund Site Acquisition Costs pursuant to LADA:

(1)           in an aggregate amount less than $21,700,000, then FC Member shall pay to NYTC Member an amount equal to (x)$21,700,000 minus (y) the amount of any Site Acquisition Costs theretofore funded by or on behalf of FC Member, said amount to be paid by FC Member to NYTC Member at the FC Put Closing; or

(2)           in an aggregate amount greater than $21,700,000 and if, as of the FC Put Closing Date, the total Site Acquisition Costs funded by the Company are less than or equal to $85,560,000, then NYTC Member shall pay to FC Member an amount (the “FC Member Excess Land Payment”) equal to (1) the amount of any Site Acquisition Costs theretofore funded by or on behalf of FC Member minus (2) $21,700,000, said FC Member Excess Land Payment to be paid by NYTC Member to FC Member at the FC Put Closing; or

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(3)           in an aggregate amount greater than $21,700,000 and if, as of the FC Put Closing Date, the total Site Acquisition Costs funded by the Company are greater than $85,560,000, then NYTC Member shall pay to FC Member the FC Member Excess Land Payment as follows:

(A)          at the FC Put Closing, NYTC Member shall pay to FC Member an amount equal to (1) the FC Member Excess Land Payment, minus (2) an amount (the “FC Member ESAC Amount”) equal to the product of (x) FC Member’s Land Share immediately prior to the FC Put Closing, multiplied by (y) the total ESAC which have been paid by the Company as of the FC Put Closing Date (i.e., the excess, if any, of the total Site Acquisition Costs funded by the Company as of the FC Put Closing Date over $85,560,000); and

(B)           If, as and when the Company actually receives credits for ESAC, then until such time as FC Member has received a total payment pursuant to this clause (B) equal to the FC Member ESAC Amount (together with any interest accruing under the LADA from and after the FC Put Closing Date on the uncredited portion of the FC Member ESAC Amount), NYTC Member shall pay to FC Member the “FC Member ESAC Percentage” (as hereinafter defined) of each such credit for ESAC received by the Company. The term “FC Member ESAC Percentage” shall mean a fraction, expressed as a percentage, the numerator of which is the FC Member ESAC Amount and the denominator of which is the total of all ESAC under the LADA. NYTC Member shall cause The New York Times Company to provide to FC Member a guaranty (in a form similar to that attached hereto as Exhibit O) of NYTC Member’s obligation to pay the FC Member ESAC Amount (together with any interest accruing under the LADA from and after the FC Put Closing Date on the uncredited portion of the FC Member ESAC Amount), provided, however, that neither NYTC Member nor NYTC shall have any liability to FC Member with respect to the FC Member ESAC Amount if and to the extent NYTC Member fails to receive the corresponding ESAC credit for any reason whatsoever.

In lieu of the payments provided for in this clause (B) of this Section 3.07(b)(ii)(3), if NYTC Member, in its sole discretion, finances said credits for ESAC, NYTC Member shall, upon such financing, reimburse FC Member for the FC Member ESAC Amount by paying to FC Member the FC Member ESAC Percentage of the net proceeds of such financing, and upon such payment, neither the Company nor NYTC Member shall have any further obligation to FC Member on account of any unpaid balance of the FC Member ESAC Amount;

(c) NYTC Member shall pay to FC Member the amount NYTC Member would have contributed pursuant to Section 3.01(b) as if the date of the FC Put Closing had been the Construction Loan Closing Date;

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(d) FC Member shall pay all transfer taxes, if any, in connection with such conveyance, shall indemnify NYTC Member against any future assessment of transfer taxes in connection with such conveyance and shall execute all required transfer tax returns;

(e) NYTC Member shall release in writing and shall cause The New York Times Company and the Company to release in writing FC Member, Developer, FCE and ING Vastgoed from all obligations and liabilities of FC Member, Developer, FCE and ING Vastgoed to NYTC Member, The New York Times Company and the Company. FC Member shall release in writing and shall cause Developer, FCE and ING Vastgoed to release in writing the Company, NYTC Member and The New York Times Company from all obligations and liabilities of the Company, NYTC Member and The New York Times Company to FC Member, Developer, FCE and ING Vastgoed;

(f) NYTC Member shall cooperate in obtaining the release of FC Member, FCE, Developer and ING Vastgoed from all obligations and liabilities relating to the Project, including (i) to the Public Parties (by, among other things, replacing any letters of credit and/or guarantees posted or given by or on behalf of FC Member, FCE or ING Vastgoed) and (ii) to third parties under contracts and/or guarantees if such contracts and/or guarantees as originally executed provide for such a release and have been entered into by the Company, FC Member, FCE or ING Vastgoed with the prior written consent of NYTC Member, but excluding liability under indemnification provisions contained in any such contracts and/or guarantees for obligations and liabilities arising prior to such acquisition; and

(g) For illustration purposes only, Exhibit G hereto sets forth examples of the calculations described in Section 3.07(b)(ii)(3).

(h) Notwithstanding anything to the contrary contained in this Section 3.07, in the event FC Member has timely delivered FC’s Election Notice but the Vesting Date has not occurred on or before the date which is ten (10) days prior to the date which would otherwise have been the FC Put Closing Date, the FC Put Closing Date may (at FC Member’s discretion by written notice, hereinafter called a “Closing Deferral Notice”, given to NYTC Member on or before the date which is five (5) days prior to the date which would otherwise have been the FC Put Closing Date) be deferred until a date selected by FC Member which is not later than thirty (30) days after the Vesting Date. If FC Member elects to defer the FC Put Closing Date in accordance with this subsection (h), then from and after the giving of a Closing Deferral Notice, (i) FC Member shall thereafter not be responsible to make any Capital Contributions pursuant to this Agreement, (ii) FC Member shall not be entitled to participate in any vote or decision to be made by the Members pursuant to this Agreement including, without limitation, any Company action described in Section 5.07(a) hereof, (iii) FC Member shall not be entitled to (and shall not) exercise any other rights or take any action as a Member hereunder or on behalf of the Company and FC Member shall indemnify and hold harmless NYTC Member and NYTC against any losses, claims, damages or liabilities (including reasonable legal or other expenses reasonably incurred in defending against any such loss, claim, damages or liability) arising out of FC Member’s breach of the provisions of this clause (iii), and (iv) provided and for so long as FC Member does not exercise any rights or take any action as a Member hereunder or on behalf of the Company, NYTC Member shall indemnify and hold harmless FC Member, Developer, FCE and ING Vastgoed against any losses, claims, damages or liabilities (including reasonable legal

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or other expenses reasonably incurred in defending against any such loss, claim, damages or liability) arising out of NYTC Member’s actions or inactions on behalf of the Company during the period between the giving of a Closing Deferral Notice and the FC Put Closing Date.

In the event that FC Member has timely delivered FC’s Election Notice but the Vesting Date has not occurred on or before the date which is five (5) days prior to the FC Put Closing Date, and FC Member does not elect to defer the FC Put Closing Date as hereinabove provided, FC Member may nevertheless elect to defer, until the date which is thirty (30) days after the Vesting Date, the payment required to be made to NYTC Member at the FC Put Closing pursuant to Section 3.07(b)(ii)(1) hereof (the “FC Put Closing Payment”) by giving written notice of such election at least five (5) days prior to the FC Put Closing Date and in such event the FC Put Closing shall proceed and FC Member shall deposit with NYTC Member at the FC Put Closing a letter of credit in form reasonably acceptable to NYTC Member in the amount of the FC Put Closing Payment, which letter of credit shall be held by NYTC Member as security for the payment of the FC Put Closing Payment. In such event, if the FC Put Closing Payment is not thereafter paid to NYTC Member on or before the date which is thirty (30) days after the Vesting Date, NYTC Member may draw upon such letter of credit in satisfaction of the FC Put Closing Payment. Upon payment by FC Member of the FC Put Closing Payment to NYTC Member, or, upon termination of the Ground Lease and the LADA as may be permitted thereunder by reason of the failure of the Vesting Date to have occurred, whichever is earlier, such letter of credit shall immediately be returned to FC Member.

(i) Notwithstanding anything to the contrary contained in this Section 3.07, if the Put Closing Date shall be deferred pursuant to Section 3.07(h) and the Company shall thereafter exercise its right to terminate the LADA and the Ground Lease as may be permitted thereunder, FC’s Election Notice theretofore given by FC Member shall be deemed void and of no effect upon the date that the Ground Lease and LADA are actually terminated by reason of the exercise of such right. In such event, the cash, letter of credit or guaranty deposited with NYTC Member pursuant to Section 3.07(h) shall be immediately returned to FC Member.

3.08         No Third Party Rights. Nothing contained in this Article III nor any other provision of this Agreement shall be construed to create any rights or benefits in any Person, other than the Members, and their respective legal representatives and permitted transferees, successors and assigns, subject to the limitations on transfer contained herein.

ARTICLE IV

CAPITAL ACCOUNTS; ALLOCATIONS AND DISTRIBUTIONS

4.01         Capital Accounts. The Company shall maintain a separate capital account (“Capital Account”) for each Member in accordance with federal income tax accounting principles and Treasury Regulation section 1.704-1(b)(2)(iv). Notwithstanding the foregoing or any other provision of this Agreement, the Members intend that, for federal, state and local tax purposes, each Member, rather than the Company, shall from inception of the Ground Lease, be treated as owning one hundred percent (100%) of the NYTC Member Space, in the case of NYTC Member, and the FC Member Space, in case of FC Member.

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4.02         Allocations. (a) Each Member shall be allocated one hundred percent (100%) of every item of income, gain, loss, deduction and credit that is attributable to such Member’s Space using the Allocation Methodology. No Member shall be allocated any portion of any item of income, gain, loss, deduction or credit that is attributable to the other Member’s Space using the Allocation Methodology. To the extent that the Company accrues or incurs any item that is attributable to Company property, rather than to a particular Member’s Space, such item shall be allocated between the Members in accordance with their respective Percentage Interests, and in conformity with Code Section 704 and the regulations promulgated thereunder. Where there is any federal, state or local tax election that affects solely a particular Member’s Space, and has no current or future tax effect on the other Member, the Member owning such Member’s Space shall have the sole authority to make, or cause the Company to make, such election. All other elections shall be made by the TMP in its discretion.

(b)           Deficit Capital Account and Nonrecourse Debt Rules. Notwithstanding the general allocation rules set forth above, the following special allocation rules shall apply under the circumstances described therein.

(1)           Limitation on Loss Allocations. The Net Losses allocated to any Member pursuant to Section 4.02(c) with respect to any fiscal year shall not exceed the maximum amount of Net Losses that can be so allocated without causing such Member to have a Capital Account Deficit at the end of such fiscal year. All Net Losses in excess of the limitation set forth in this Section 4.02(d)(1) shall be allocated to Members which are not subject to the foregoing limitation.

(2)           Qualified Income Offset. If in any fiscal year a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases a Capital Account Deficit for such Member, then, before any other allocations are made under this Agreement or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Capital Account Deficit as quickly as possible.

(3)           Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member shall be allocated items of income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in proportion to and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain, in accordance with Treasury Regulation section 1.704-2(f) and (g).

(4)           Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i), shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member

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Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulation section 1.704-2(i).

(5)           Company Nonrecourse Deductions. Company Nonrecourse Deductions for any Company fiscal year shall be specially allocated among the Members in proportion to their Percentage Interests.

(6)           Member Nonrecourse Deductions. Any Member Nonrecourse Deduction for any Company fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation section 1.704-2(i).

(c)           Allocation of Nonrecourse Liabilities. Pursuant to Treasury Regulations Section 1.752-3(a), Company nonrecourse liabilities shall be allocated among the Members as follows:

(1)           First, to each Member to the extent of its respective share of Company Minimum Gain.

(2)           Then, to each Member in the amount of any taxable gain that would be allocated to that Member under Code section 704(c) or in connection with a revaluation of Company property pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(f) or (r), if the Company disposed of (in a taxable transaction) all Company property subject to one or more nonrecourse liabilities of the Company in full satisfaction of such liabilities and for no other consideration.

(3)           Then, any portion of excess nonrecourse liabilities of the Company relating to either the FC Member Space or the NYTC Member Space, utilizing the Allocation Methodology, shall be allocated to the FC Member or the NYTC Member, respectively.

(4)           Then, the balance of any excess nonrecourse liabilities will be allocated among the Members in accordance with their Percentage Interests.

4.03         Distributions. The Board of Managers shall make distributions to the Members, as follows:

(a)           Net Cash Flow; Net Financing Proceeds; and Net Sales Proceeds. The Company shall distribute the Net Cash Flow, Net Financing Proceeds and Net Sales Proceeds of the Company to the Members from time to time as determined by the Board of Managers, but not less often than annually, in the following order of priority:

(1)           Net Cash Flow, Net Financing Proceeds and Net Sales Proceeds received in cash related to the NYTC Member Space will be distributed to NYTC Member, and Net Cash Flow, Net Financing Proceeds and Net Sales Proceeds related to the FC Member Space will be distributed to FC Member, using the Allocation Methodology.

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(2)           All other Net Financing Proceeds and Net Sales Proceeds received in cash will be distributed in proportion to and to the extent of the respective positive Capital Account balances of the Members and then in accordance with their Percentage Interests.

If all Members so determine, Net Sales Proceeds received in the form of deferred payment obligations or one or more purchase money notes may be distributed to the Members in kind in the same proportions as set forth in the preceding subsections 4.03(a)(1) and (2), prior to the receipt of cash proceeds thereof, together with any security or collateral therefor. Unless the Members so determine to distribute such assets in kind, Net Sales Proceeds received in such form shall be retained by the Company until paid.

(b)           Signage/Antennae Revenues. Until the Completion Date and subject to Section 5.10, the Company will distribute Signage/Antennae Revenues to the Members in accordance with their respective Percentage Interests from time to time as determined by the Board of Managers, but not less often than annually. After the Completion Date, Signage/Antennae Revenues will be distributed in accordance with Section 5 of Article IX of the Condominium Declaration, whether or not the same has been recorded.

(c)           Defaulted Capital Contributions. It is understood that any distribution to be made pursuant to this Section 4.03 to a Defaulting Member shall be payable to the Contributing Member in respect of the loan which it has made to the Defaulting Member pursuant to Section 3.04, but only to the extent of amounts outstanding under such loan. Any excess thereof shall be deposited into an interest-bearing account maintained by the Company to be applied to any Capital Contributions required from the Defaulting Member over the twelve (12) month period following the deposit made pursuant to this Section 4.03. To the extent any amount as so deposited is not required for a Capital Contribution within said twelve (12) month period, then the amount so deposited shall be distributed to the Defaulting Member, provided, however, that FC Member shall in no event be entitled to any distributions hereunder from and after the date NYTC Member sends a Section 3.04 Assignment Notice, provided the same is given in accordance with Section 3.04(b) hereof.

(d)           Payments Under Developer’s Errors and Omissions Policy. In the event the Company receives a payment made by or on behalf of Developer which shall have been reduced by reason of participation by any Affiliate of Developer directly or indirectly in the ownership of the Company (including, without limitation, any direct payment to the Company by the insurer pursuant to that certain errors and omissions policy procured by Developer under the Development Agreement), then the distribution of such payment to the Members shall be adjusted to reflect such reduction, NYTC being entitled to distribution of the portion of such payment which would have been distributable to it had such payment not been reduced and the balance of such payment shall be distributed to FC Member for the benefit of holders of direct or indirect interest therein which are not Affiliates of Developer.

ARTICLE V

MANAGEMENT; BOARD OF MANAGERS; ACTIVITIES OF MEMBERS

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On and prior to the Conversion Date, the Company shall be managed (and all decisions regarding the Property and the Project shall be made) in accordance with the provisions of this Agreement. After the Conversion Date, the Company shall be managed (and all decisions regarding the Property and the Project shall be made) in accordance with the Condominium Declaration.

5.01         Appointment and Removal of Managers; No Compensation.

(a)           The Board of Managers of the Company shall be comprised of one manager appointed by NYTC Member and one manager appointed by FC Member (each, a “Manager”, and together, the “Managers”). NYTC Member hereby appoints David A. Thurm as its initial Manager hereunder and FC Member hereby appoints MaryAnne Gilmartin as its initial Manager hereunder. Each of NYTC Member and FC Member may revoke its appointment of a Manager and appoint a successor Manager in lieu thereof by written notice given to the other Member, said revocation and appointment to be effective only upon receipt by said other Member of notice thereof. The Board of Managers shall perform the duties set forth in this Agreement, subject to and in accordance with the terms hereof.

(b)           The Board of Managers shall not be entitled to receive any compensation for the performance of its duties and obligations as the Board of Managers under this Agreement unless otherwise determined by the Members.

5.02         Rights and Powers of the Board of Managers. The Board of Managers shall take no action except those actions which have been unanimously approved by the Managers. Except as otherwise provided in this Agreement and specifically subject to Section 5.07, the Board of Managers shall have exclusive management and control of the business and affairs of the Company, and shall have the exclusive full power and authority to manage, conduct and operate the Company’s business, including, without limitation, the following specific powers:

(a)           to take any and all actions which it deems necessary or advisable in connection with the business of the Company, including, without limitation, opening, maintaining and closing Company bank accounts and entering into any contract, agreement, undertaking or transaction;

(b)           to register or qualify the Company under any applicable federal or state laws, or to obtain exemptions under such laws, if such registration, qualification or exemption is deemed necessary by the Board of Managers;

(c)           to cause to be paid on or before the due date thereof all amounts due and payable by the Company to any Person;

(d)           to borrow funds in the name of and on behalf of the Company and to secure any such loans with the Company’s properties and assets by the granting of mortgages or other security interests;

(e)           to prepay, in whole or in part, refinance, recast, increase, modify or extend any mortgage which may affect any of the properties or assets owned by the Company, and, in

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connection therewith, to execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages on any such properties or assets;

(f)            to employ, discharge, contract with or terminate contracts with such agents, employees, hotel operators, managers, accountants, attorneys, consultants and other Persons as it deems necessary or appropriate to carry out the business and affairs of the Company, to appoint officers of the Company and define their duties and authority, and to pay such fees, expenses, wages and other compensation to any such Person as it shall deem appropriate;

(g)           to comply with the LADA, the Ground Lease, DUO and Tenant’s Subway Agreement;

(h)           to pay any and all fees and operating expenses (excluding Board of Manager’s overhead) and to make any and all expenditures which it deems necessary or appropriate in connection with the organization of the Company, the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement;

(i)            to commence or defend litigation related to the Company or any Company assets;

(j)            to make any financial accounting decisions for or on behalf of the Company;

(k)           to assume and exercise any and all rights, powers and responsibilities granted to members under the LLC Law;

(l)            to sell the Company’s properties and assets and/or terminate the Company’s business; and

(m)          to execute and deliver, in the name and on behalf of the Company, any documents and instruments which it deems necessary or appropriate in connection with the above rights and powers.

5.03         Obligations of the Board of Managers.

(a)           The Board of Managers shall take all action which may be necessary or appropriate for the development, maintenance, preservation and operation of the properties and assets of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.

(b)           The Board of Managers shall be under a duty to perform its duties in good faith, using due care and reasonable diligence in the management of the Company’s business and shall conduct the affairs of the Company in good faith and in accordance with the terms of this Agreement and in a manner consistent with the purposes set forth in Section 2.03.

(c)           The Board of Managers shall take such action as may be necessary or appropriate in order to license, register or qualify the Company under the laws of any jurisdiction

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in which the Company is doing business or owns or uses property or in which such licensing, registration or qualification is necessary in order to protect the limited liability of the Members or to continue in effect such licensing, registration or qualification. If required by law, the Board of Managers shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of New York, and in the proper office or offices in each other jurisdiction in which the Company is licensed, registered or qualified, such documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are necessary to reflect the identity of the Members and their Percentage Interests.

5.04         Liability of the Board of Managers.

(a)           Except as otherwise specifically provided herein or under the LLC Law, neither the Board of Managers, any Affiliate thereof nor the members, partners, directors, officers, shareholders, employers, agents or representatives of the Board of Managers nor such Affiliate (other than the members, partners, directors, officers, shareholders, employees, agents or representatives of any Affiliate of the Board of Managers which may be performing management and other related services for the Company, as to which Persons the terms of the applicable management or other agreement shall apply) shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any act or omission performed or omitted on behalf of the Company in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Company, unless a court of competent jurisdiction, upon entry of a final judgment, shall find that such act or omission was due to willful misconduct, gross negligence, bad faith, fraud or breach of fiduciary duty.

(b)           Except as otherwise specifically provided herein or under the LLC Law, the Board of Managers shall not be personally liable for the return or payment of all or any portion of the Capital Contribution of or distributions to any Member (or any permitted successor, assignee or transferee thereof), it being expressly agreed that any such return of Capital Contribution or distributions pursuant to this Agreement shall be made solely from the assets of the Company (which assets shall not include any right of contribution from the Board of Managers).

5.05         Indemnification of Members and the Board of Managers. The Company shall indemnify and exonerate to the fullest extent permitted by law (subject to the limitations of this Section 5.05) each Member, the Board of Managers and each member, partner, director, officer, shareholder, employee, agent and representative thereof, against any losses, claims, damages or liabilities (including reasonable legal or other expenses reasonably incurred in defending against any such loss, claim, damages or liability), joint or several, arising out of such Member’s or the Board of Managers’ activities for or on behalf of the Company performed in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Company, except for acts which are determined by a court of competent jurisdiction, upon entry of a final judgment, to constitute gross negligence, bad faith, willful misconduct, fraud or breach of fiduciary duty. The Company shall advance and pay the expenses reasonably incurred by a Person indemnified hereunder in settling a claim or in defending a civil action brought by a third party that is not a Member prior to its final disposition if such action relates to duties and services performed by the indemnified Person on behalf of the

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Company, upon receipt of an undertaking of the indemnified Person to repay such expenses if it is adjudicated not to be entitled to indemnification. In no event, however, shall any Member be liable for the indemnification set forth herein or required to make a Capital Contribution to the Company in order to enable the Company to satisfy its obligations under this Section 5.05.

5.06         Rights of Members. Except as specifically set forth herein, no Member shall (i) be permitted to take part in the management, control or conduct of the business or affairs of the Company; (ii) have the right to vote on any matters; (iii) have the authority or power in its capacity as a Member to act as agent for or on behalf of the Company or any other Member, to do any act which would be binding on the Company or any other Member, or to incur any expenditures or indebtedness on behalf of or with respect to the Company or any other Member or (iv) have any liability or obligation to any Person (including, without limitation, any member of the Board of Managers) by reason of this Agreement or the performance of its obligations hereunder.

5.07         Restrictions on the Board of Managers; Directions by Members. (a) Without the approval of all of the Members but subject to Section 3.05, Section 5.07(b) and Section 5.07(c) and the authority of the TMP under Articles IV and VII, the Board of Managers shall not have authority on behalf of the Company to take any of the following actions:

(i)            commit any act or fail to act, in either case in contravention of this Agreement;

(ii)           enter into any settlement on behalf of or confess a judgment against the Company or cause the Company to seek protection against creditors under any bankruptcy law or in any court;

(iii)          convert property of the Company to its own use, or assign any rights in specific property of the Company for other than a purpose as permitted by this Agreement;

(iv)          execute or deliver any general assignment for the benefit of the creditors of the Company or take any action that would constitute an Act of Insolvency with respect to the Company;

(v)           contract with or make payments to the Board of Managers or any Affiliate of the Board of Managers, except as otherwise permitted under this Agreement;

(vi)          admit any Person as a member or issue such Person a membership interest in the Company;

(vii)         adopt, amend, restate or revoke the articles of organization or this Agreement;

(viii)        approve the dissolution of the Company;

(ix)           approve a merger or consolidation of the Company with another entity;

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(x)            approve any change to the Development Plan or the Schematic Design Plans or the Schematic Design Estimate;

(xi)           sell or otherwise transfer any property of the Company;

(xii)          borrow monies, on a secured or unsecured basis, or enter into documentation with regard to such borrowing, or any amendments thereto;

(xiii)         adopt any Budget or any amendment thereto (including, without limitation, the Final Approved Budget under the Development Agreement or the Total Costs of the Project as included in the budget for the Construction Loan) or incur any cost not included within a Budget;

(xiv)        enter into an architect’s agreement with the Architect (or any replacement thereof) as architect for the Core and Shell or any amendment to such architect’s agreement or termination thereof, or commence any action or proceeding to enforce the Company’s rights under the same;

(xv)         solicit bids from any construction managers or contractors for any portion of the Core and Shell, or enter into the GMP Contract or any other documentation with a construction manager or contractor with regard to its retention for the Core and Shell or any amendment thereto or termination thereof, or commence any action or proceeding to enforce the Company’s rights under the same;

(xvi)        enter into the Ground Lease, the LADA, the Condominium Declaration, any other agreements with Governmental Authorities, or any other material agreement relating to acquisition of the Property, or any amendment to or termination of any of the foregoing (including, without limitation, termination of the Ground Lease pursuant to Section 2.1 thereof and termination of the LADA pursuant to Section 2.02(a)(iii) thereof), or commence any action or proceeding to enforce the Company’s rights under the same;

(xvii)       enter into any contract or commitment on behalf of the Company, which requires or may require under any contingency the expenditure by the Company of more than $500,000 in the aggregate or $250,000 in any calendar year, unless expressly covered in a Work Authorization or a Budget.

If the Board of Managers shall seek approval by the Members of a proposal regarding any of the foregoing matters set forth in clauses (i) through (xviii) of this Section 5.07 (a), each Member shall notify the Board of Managers in writing within seven (7) Business Days of its receipt of such proposal if it requires additional information (specifying the required information) with respect to the proposal. Within ten (10) Business Days after receiving all material requested information with respect to the proposal, or within ten (10) Business Days after receipt of the request for approval of such proposal (if no additional information has been timely requested), each Member shall notify the Board of Managers in writing of its approval or disapproval of the proposal. If a Member shall fail to disapprove such a proposal within said ten (10) Business Days, the proposal shall be deemed approved by said Member. The provisions of this paragraph shall be effective only if the applicable notice requesting approval contains the following language in bold print:

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“FAILURE TO DISAPPROVE SUCH PROPOSAL WITHIN 10 BUSINESS DAYS SHALL BE DEEMED YOUR APPROVAL OF SUCH PROPOSAL.”

(b)           Without the prior written approval of NYTC Member, the Board of Managers shall not have the authority on behalf of the Company to take, and NYTC Member shall have the sole right on behalf of the Board of Managers and the Company, without the approval of FC Member, to direct, and to cause its appointed Manager to implement and consummate, any of the following actions:

(i)            entering into any amendment of the Development Agreement or a termination thereof, or commencing any action or proceeding to enforce the Company’s rights under the same;

(ii)           engaging a replacement Developer and entering into a replacement Development Agreement with such replacement Developer, subject to the terms of the Recognition Agreement;

(iii)          making any decision regarding the design, supply and installation of (including the hiring of consultants with respect to) the Curtain Wall System;

(iv)          making any decision or taking any action relating to the construction and design of the interior portions of the SPU and other interior portions of the NYTC Member Space if such decision or action does not, except to an immaterial extent, affect the FC Member Space or the common areas (i.e. such decisions or actions (A) do not, except to an immaterial extent, involve a change to the floor plates, core fire stairs, building MEP or vertical transportation systems in the FC Member Unit, (B) do not, except to an immaterial extent, involve a change to the floor plates, core fire stairs, building MEP or vertical transportation systems in the common areas, (C) do not increase the portion of any item of the Schematic Design Estimate allocated to FC Member unless NYTC Member shall pay such increased cost, and (D) do not delay the construction schedule for the Core and Shell or the leasehold improvements in the FC Member Space);

(v)           selecting a replacement architect for the Core and Shell, if necessary, such selection to be made by NYTC Member after consultation with FC Member;

(vi)          entering into any lease of space within the NYTC Member Space (subject, however, to any restrictions on leasing set forth in the Condominium Declaration which shall be applicable whether or not it has been recorded) or any amendment thereto or termination thereof, or commencing any action or proceeding to enforce the Company’s rights under the same;

(vii)         approving documentation not listed in Section 5.07(a) to the extent such documentation increases NYTC Member’s liabilities hereunder or decreases its rights hereunder;

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(viii)        taking any action on behalf of Owner pursuant to Section 4.4(b) of the Development Agreement with respect to a Settlement Proposal (as defined therein); or

(ix)           any action or decision within the authority of NYTC Member as TMP pursuant to this Agreement.

(c)           Without the prior written approval of FC Member, but subject to Section 3.05 hereof, the Board of Managers shall not have the authority on behalf of the Company to take, and FC Member shall have the sole right on behalf of the Board of Managers and the Company without the approval of NYTC Member to direct, and to cause its appointed Manager to implement and consummate, any of the following actions:

(i)            entering into any lease of space within the FC Member Space (subject, however, to any restrictions on leasing set forth in the Condominium Declaration which shall be applicable whether or not it has been recorded) or any amendment thereto or termination thereof, or commencing any action or proceeding to enforce the Company’s rights under the same;

(ii)           making any decision or taking any action relating to the construction and design of the interior portions of the Retail Space and other interior portions of the FC Member Space if such decision or action does not, except to an immaterial extent, affect the NYTC Member Space or any common areas (i.e. such decisions or actions (A) do not, except to an immaterial extent involve a change to the floor plates, core fire stairs, building MEP or vertical transportation systems in the NYTC Member Unit, (B) do not, except to an immaterial extent involve a change to the floor plates, core fire stairs, building MEP or vertical transportation systems in the common areas, (C) do not increase the portion of any item of the Schematic Design Estimate allocated to NYTC Member unless FC Member shall pay such increased cost, and (D) do not delay the construction schedule or Core and Shell or the leasehold improvements in the NYTC Member Space); or

(iii)          approving documentation not listed in Section 5.07(a) to the extent such documentation increases FC Member’s liabilities hereunder or decreases its rights hereunder.

(d)           The Board of Managers shall (i) follow the unanimous written direction of the Members as to any matter covered by Section 5.07 (a), (ii) follow the written directions of NYTC Member alone as to any matter covered by Section 5.07(b)(it being understood that the Company shall not engage in the development of interior portions of the NYTC Member Space), and (iii) follow the written directions of FC Member alone as to any matter covered by Section 5.07 (c) (it being understood that the Company shall not engage in the development of the interior portions of the FC Member Space). Each of NYTC Member and FC Member shall provide to the other a copy of any written direction given by it pursuant to the foregoing clauses (ii) and (iii).

(e)           The Members shall use reasonable efforts to resolve any disputes which may arise as to the scope, overall design intent and standards of the proposed Improvements to

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be constructed pursuant to the Development Plan (excluding, however, the matters referred to in paragraphs (b) and (c) of this Section 5.07). With respect to such disputes and, in particular, design issues which affect the operation of the Improvements as the headquarters of the New York Times Company (including, without limitation, the MEP systems) and budget issues related thereto, if either FC Member or NYTC Member believes an impasse has been reached, the dispute will be referred to Michael Golden on behalf of NYTC Member and Bruce Ratner on behalf of FC Member to attempt to reach a mutually agreeable resolution. If either of these individuals believes that a mutually agreeable resolution cannot be reached, NYTC Member shall determine the resolution of such dispute (and FC Member shall be bound thereby); provided, however, that if NYTC Member in its sole discretion elects to resolve such dispute by changing an item set forth in the Schematic Design Plans, such change shall not (w) except to an immaterial extent involve a change to the floor plates, core fire stairs, building MEP or vertical transportation systems in the FC Member Space, (x) except to an immaterial extent involve a change to the floor plates, core fire stairs, building MEP or vertical transportation systems in the common areas, (y) increase the cost of any line item set forth in the Schematic Design Estimate and allocated to FC Member unless NYTC Member shall pay such increased costs (except as set forth in paragraph (f) of this Section 5.07) and (z) except to an immaterial extent, delay the construction schedule for the Core and Shell or the leasehold improvements in the FC Member Space.

(f)            The Members shall use reasonable efforts to minimize the Total Cost of the Project consistent, however, with the quality and scope of the Core and Shell as set forth in the Schematic Design Plans. The Members have identified certain portions of the Core and Shell (the “Selected Building Elements”) as set forth in Exhibit U attached hereto with regard to which (subject to the limitations set forth herein) it may be appropriate for upgrades in design scope and specifications, but only if there are sufficient costs savings actually realized by the Company under the aggregate cost of the Core and Shell as set forth in the Schematic Design Estimate which may be applied to the additional costs related to such upgrades in design and specifications. Accordingly, to the extent that there shall be a cost savings actually realized by the Company (based upon expenditures incurred and contracts executed) with respect to the Schematic Design Estimate, including, without limitation, by reason of reductions in the scope of work reflected in the Schematic Design Estimate heretofore agreed to by the Members, the design scope and specifications of the Selected Building Elements may be modified (as long as such changes do not violate clause (w) or (x) of Section 5.07 (e) hereof), provided that as to any one such Selected Building Element the increased cost shall not exceed the resolution dispute cap amount (i.e., the “Upset Amount”) set forth therefor in Exhibit U and that as to all such Selected Building Elements the aggregate cost increases permitted pursuant to this paragraph (f) shall in no event exceed the aggregate amount of cost savings actually realized by the Company (based upon contracts executed and expenditures incurred) under the Schematic Design Estimate. It is understood that if there shall be a reasonably anticipated cost savings with respect to the Schematic Design Estimate, then the Company shall obtain bids as to proposed modifications to design scope and specifications of the Selected Building Elements as alternates, which bids may then be selected by NYTC Member if costs savings, taking into account all associated costs to the Company, are actually realized such that any said modifications are permitted hereunder, provided that NYTC Member may not select such alternate bids if such work shall cause a delay in the scheduled Completion Date. All disputes relating to upgrades in the design scope and specifications of the Selected Building Elements shall be resolved as set forth in Section 5.07(e)

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of this Agreement, except that clause (y) thereof shall apply only to the extent that such increased costs exceed the lesser of the resolution dispute cap amount set forth in Exhibit U as to any Selected Building Element or in the aggregate the cost savings actually realized by the Company and not theretofore applied to other Selected Building Elements. It is understood that costs incurred by the Company as a result of modifications made at the election of NYTC Member shall, to the extent the same do not exceed the resolution dispute cap amount set forth therefor in Exhibit U, be shared by the Members in accordance with their Percentage Interests (as adjusted based on the Allocation Methodology, if applicable). Costs incurred by the Company as a result of modifications made at the election of NYTC Member in excess of the resolution dispute cap amount set forth therefor in Exhibit U or to the extent not funded by realized cost savings pursuant to this Section 5.07 (f) shall be borne solely by NYTC Member.

5.08         Development Plan; Improvements; Use and Leasing; Construction Guarantees.

(a)           The Members intend that the Property will be developed pursuant to the Development Plan. It is understood that the Company shall construct only the Core and Shell, with all further work and improvements in the NYTC Member Space to be the sole responsibility and expense of NYTC Member and all further work and improvements in the FC Member Space to be the sole responsibility and expense of FC Member.

(b)           FC Member shall be solely responsible for the improvement, use and leasing of the FC Member Space and all costs and liabilities incurred by the Company in connection therewith. NYTC Member shall be solely responsible for the improvement and use of the NYTC Member Space and all costs and liabilities incurred by the Company in connection therewith subject to Section 3.01 (d). Notwithstanding the foregoing, all matters relating to improvements, alterations and changes to, and the use or leasing of the FC Member Space and the NYTC Member Space which relate to the period after the Completion Date shall be governed by the Condominium Declaration, whether or not the same shall have then been recorded.

(c)           The Members shall, during the process of designing the Improvements, determine an appropriate division of the below-grade space within the Improvements and shall include the portion of such space allocated to NYTC Member within the NYTC Member Space and shall include the portion of such space allocated to FC Member within the FC Member Space, provided however, that NYTC Member shall have the first right to select the location of the below-grade space to be allocated to it. In addition, the Discretionary Inside Mechanical Space shall be allocated to the NYTC Member Space and the FC Member Space in accordance with the Land Share of each Member. To the extent possible, all systems, areas and equipment solely serving either the NYTC Member Space or the FC Member Space shall be included within the applicable NYTC Member Space or FC Member Space (as the case may be).

(d)           FC Member shall cause FCE (or ING Vastgoed if FC Entity shall have transferred all of its interest in FC Member as may be permitted under the Recognition Agreement), and NYTC Member shall cause the New York Times Company to provide, the construction completion guaranties required pursuant to Section 6.3 (b)(iv) of the Ground Lease as and when same are so required.

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5.09         Financing.

(a)           FC Member shall seek the maximum available Construction Loan for the Total Costs of the Project (which, at the election of NYTC Member or if otherwise required hereunder, shall include NYTC Interiors Costs) and shall cause FCE (or ING Vastgoed if FC Entity shall have transferred all of its interest in FC Member as may be permitted under the Recognition Agreement) to provide to the lender or lenders under the Construction Loan a construction completion guarantee covering the Core and Shell (but subject to the funding of the Construction Loan) in substantially the form attached hereto as Exhibit M or such other form as may be required by the lender under the Construction Loan, and NYTC Member shall cause The New York Times Company to provide to such lender or lenders a guaranty of the portion of the Construction Loan equal to the NYTC Guaranteed Amount (subject to adjustment as set forth in Section 5.09(b)). FC Member shall provide all other credit enhancement required by the construction lender, except that if the long-term debt rating of The New York Times Company shall fall to “BBB+” as rated by Standard& Poor’s (or an equivalent rating agency), or less, NYTC Member shall provide the necessary credit enhancement required by the construction lender in order to obtain from the lender construction financing for the same portion of NYTC Member’s Share of the Total Costs of the Project as would have been obtainable in the event The New York Times Company had maintained a long-term debt rating of “A-” (by Standard& Poor’s or the equivalent rating from an equivalent rating agency). Notwithstanding the foregoing guarantees, each Member shall be responsible for repayment of (and debt service for) its Share of the Construction Loan. Each disbursement of the Construction Loan will be treated on a line item basis and allocated in proportion to the Members’ Percentage Interests or as otherwise provided in the Project Budget or determined pursuant to the Allocation Methodology.

(b)           If NYTC Member’s Share of the Total Costs of the Project is less on a per square foot basis than FC Member’s Share of the Total Costs of the Project on a per square foot basis, then the NYTC Guaranteed Amount shall be increased by the amount (not to exceed the NYTC Interiors Cost) necessary to equalize on a per square foot basis NYTC Member’s Share of the Total Costs of the Project and FC Member’s Share of the Total Costs of the Project. It is understood that NYTC Member may waive the portion of the Construction Loan corresponding to the NYTC Interiors Costs if The New York Times Company provides to the construction lender a guarantee of completion of the work represented by the NYTC Interiors Costs. At the time of delivery of such waiver and completion guaranty, the partial payment guaranty of the New York Times Company shall be reduced on a dollar for dollar basis for each dollar of NYTC Interiors Costs theretofore included in the NYTC Guaranteed Amount.

(c)           The terms of the Construction Loan shall be acceptable to both Members, shall expressly permit the NYTC Extension Loan described in Section 6.03 hereof and shall be prepayable without premium or penalty at all times during the Extension Period.

5.10         Building Name; Signage; Rooftop Antennae.

(a)           The building shall be known as “The New York Times Building” at all times during the period on or prior to the Completion Date. For the period after the Completion Date, the building shall be known as “The New York Times Building” subject to the terms and conditions of the Condominium Declaration, whether or not it has been recorded.

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(b)           All matters relating to Temporary Signage shall be governed by the mutual approval of the Members and shall be subject to the terms of the Ground Lease (including without limitation DUO).

(c)           All matters relating to Signage shall be subject to the terms of the Ground Lease (including without limitation DUO) and, subject to the following exceptions, shall be governed by the mutual approval of the Members:

(i)            Signage, the content of which relates solely to The New York Times Company and/or its Affiliates, may be placed on the roof of the Improvements and on the uppermost portion of the façade of the Improvements by NYTC Member not less than fifteen (15) feet above the uppermost tenantable windows therein (collectively, “NYTC Signage”), in form, size and shape selected by NYTC in its sole discretion. The cost of erection and maintenance of such NYTC Signage, including any incremental costs of the Core and Shell which are incurred by reason of any such NYTC Signage, shall be borne solely by NYTC Member; provided, however, that in no event shall NYTC Member pay any usage or licensing cost, charge or fee to FC Member or the Company to erect or maintain such NYTC Signage. In no event shall said NYTC Signage be placed in a manner or location which will interfere with the efficient operation and use of the Improvements or any rooftop gardens in the reasonable judgment of NYTC Member, nor shall any such NYTC Signage interfere with the view from or the sunlight to any window in the FC Member Space except to an immaterial extent. Additionally, to the extent such NYTC Signage is illuminated, the same shall not be placed in a manner or location which illuminates the interior of the FC Member Space except to an immaterial extent. All interior Signage within the NYTC Member Space (excluding the SPU) shall not be visible from the exterior of the Improvements.

(ii)           Signage, the content of which pertains solely to FC Member’s office anchor tenant(s)(and in no event shall such signs identify more than three (3) such office anchor tenants), may be placed on the facade flanking the entrances to the Improvements in locations and dimensions to be agreed upon by the Members in consultation with the Architect (“FC Office Signage”), in form and shape selected by such FC Member in its sole discretion, provided however, that the design of such FC Office Signage shall be commensurate with the stature and design intent of the Improvements, and that such FC Office Signage shall be less prominent than the NYTC Office Signage relating to NYTC and/or its Affiliates described under Section 5.10(c)(iii) hereof. The cost of erection and maintenance of such FC Office Signage, including any incremental costs of the Core and Shell which are incurred by reason of any such FC Office Signage, shall be borne solely by FC Member; provided, however, that in no event shall FC Member pay any usage or licensing cost, charge or fee to NYTC Member or the Company to erect or maintain such FC Office Signage. In no event shall such FC Office Signage be placed in a manner or location which will interfere with the efficient operation and use of the Improvements or with the view from or the sunlight to any window in the NYTC Member Space except to an immaterial extent. Additionally, to the extent such FC Office Signage is illuminated, the same shall not be placed in a manner which illuminates the interior of the NYTC Member Space except to an immaterial extent. All interior Signage within the FC Member Space (excluding the Retail Space) shall not be visible from the exterior of the Improvements.

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(iii)          In addition to, and without limiting NYTC Member’s rights under Section 5.10(c)(i) with respect to NYTC Signage, Signage, the content of which pertains solely to NYTC Member’s office tenants or occupants (and in no event shall such signs identify more than three (3) such office tenants or occupants which are not affiliates of The New York Times Company), may be placed on the canopy (or canopies, as the case may be) of the Improvements and on the facade over and/or flanking the entrances to the Improvements in locations and dimensions to be agreed upon by the Members in consultation with the Architect (“NYTC Office Signage”), in form and shape selected by such NYTC Member in its sole discretion, provided however, that the design of such NYTC Office Signage shall be commensurate with the stature and design intent of the Improvements, and that in the case of NYTC Office Signage relating to NYTC and/or its Affiliates, the same shall be more prominent than the FC Office Signage described under Section 5.10(c)(ii) hereof. The cost of erection and maintenance of such NYTC Office Signage, including any incremental costs of the Core and Shell which are incurred by reason of any such NYTC Office Signage, shall be borne solely by NYTC Member; provided, however, that in no event shall NYTC Member pay any usage or licensing cost, charge or fee to FC Member or the Company to erect or maintain such NYTC Office Signage. In no event shall such NYTC Office Signage be placed in a manner or location which will interfere with the efficient operation and use of the Improvements or with the view from or the sunlight to any window in the FC Member Space except to an immaterial extent. Additionally, to the extent such NYTC Office Signage is illuminated, the same shall not be placed in a manner which illuminates the interior of the FC Member Space except to an immaterial extent. All interior Signage within the NYTC Member Space (excluding the SPU Space) shall not be visible from the exterior of the Improvements.

(iv)          Signage, which is unrelated to any office tenant of the FC Member Space, which is not being leased or licensed to a user listed in item (1) of Exhibit N and the content of which does not relate to any of the prohibited uses listed items (2) — (18) of Exhibit N, may be placed on the facade of the Improvements above the windows of the Retail Space and below the lowermost windows of the NYTC Member Space in locations and dimensions to be agreed upon by the Members (“Retail Signage”) and in form and shape selected by FC Member in its sole discretion, provided however, that the design of such Retail Signage shall be commensurate with the stature and design intent of the Improvements. The cost of erection and maintenance of such Retail Signage, including any incremental costs of the Core and Shell which are incurred by reason of any such Retail Signage, shall be borne solely by FC Member; provided, however, that in no event shall FC Member pay any usage or licensing cost, charge or fee to NYTC Member or the Company to erect or maintain such Retail Signage. In no event shall such Retail Signage be placed in a manner or location which will interfere with the efficient operation and use of the Improvements or with the view from or the sunlight to any window in the NYTC Member Space except to an immaterial extent. Additionally, to the extent such Retail Signage is illuminated, the same shall not be placed in a manner which illuminates the interior of the NYTC Member Space except to an immaterial extent. All revenue derived from the Retail Signage shall belong to FC Member.

(v)           Signage, the content of which pertains solely to the SPU, may be placed on the facade of the Improvements below the lowermost windows of the NYTC Member Space in locations and dimensions to be agreed upon by the Members (“SPU Signage”) and in form and shape selected by NYTC Member in its sole discretion and at its sole cost, provided

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however, that the design of such SPU Signage shall be commensurate with the stature and design intent of the Improvements. The cost of erection and maintenance of such SPU Signage, including any incremental costs of the Core and Shell which are incurred by reason of any such SPU Signage, shall be borne solely by NYTC Member; provided, however, that in no event shall NYTC Member pay any usage or licensing cost, charge or fee to FC Member or the Company to erect or maintain such SPU Signage. In no event shall such SPU Signage be placed in a manner or location which will interfere with the efficient operation and use of the Improvements or with the view from or the sunlight to any window in the FC Member Space except to an immaterial extent. Additionally, to the extent such SPU Signage is illuminated, the same shall not be placed in a manner which illuminates the interior of the FC Member Space except to an immaterial extent.

(vi)          Commercial Signage may be placed on the Property if required by DUO or as agreed upon by the Members. The form, size, shape, content and location of any Commercial Signage shall be determined by the Members, provided however, that, except to the extent that the form, size, shape, content or location of such Commercial Signage is governed by DUO or could result in a default under the Ground Lease or any of the Unit Leases, NYTC Member shall have the first right to require that the Commercial Signage or any portion thereof be used in a manner relating to The New York Times Company or another news-related purpose, but that otherwise the Members shall endeavor to obtain the maximum revenue to be derived therefrom, consistent with the stature and design intent of the Improvements and the DUO. The cost of fabrication, erection and maintenance of all Commercial Signage shall be shared by the Members in proportion to their respective Percentage Interests.

(vii)         Each of the NYTC Member (with respect to NYTC Signage, NYTC Office Signage and SPU Signage) and FC Member (with respect to FC Office Signage and Retail Signage) shall be solely responsible for any obligations under the Ground Lease and its respective Unit Lease with respect to such Signage, and shall cause such NYTC Signage, NYTC Office Signage and SPU Signage or FC Office Signage and Retail Signage, as the case may be, to comply with all applicable laws, the Ground Lease, DUO and its respective Unit Lease.

(viii)        NYTC shall be entitled, at its sole election, to convert the use of any NYTC Signage or portion thereof to Commercial Signage by delivering written notice of such intention to FC Member together with a statement showing in reasonable detail the then unamortized portion of the costs (determined in accordance with GAAP), if any, of the fabrication and erection of such Signage (including incremental costs of the Core and Shell incurred by NYTC Member with respect thereto and an interest factor of LIBOR plus one percent per annum with respect to such costs, measured from the date such costs were expended by NYTC Member) (collectively, “NYTC’s Unamortized Signage Costs”). FC Member shall have the option exercisable by written notice to NYTC Member within sixty (60) days after FC Member’s receipt of such notice and statement from NYTC Member, to elect to participate thereafter in the use of and share in the revenue generated by and ongoing operating and maintenance and replacement costs of such Signage, and if such election is made by FC Member, then FC Member shall to pay to NYTC Member an amount equal to FC Member’s Percentage Interest of NYTC’s Unamortized Signage Costs relating to such Signage. Once any

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NYTC Signage has been converted to Commercial Signage, NYTC Member may not thereafter convert such Commercial Signage back to NYTC Signage.

(ix) The Members shall develop a Signage plan for the interior portions of the Improvements outside of the FC Member Space and the NYTC Member Space (including the ground floor building lobby and any interior portion of the Improvements below the lowermost windows of the NYTC Member Space).

(d)           Notwithstanding anything to the contrary contained herein, during the period after the Completion Date, all matters relating to Signage and communications equipment affixed or to be affixed to the exterior of the Improvements (including, without limitation, the roof thereof) (whether or not first affixed prior to the Completion Date) shall be governed pursuant to the Condominium Declaration, whether or not the same shall have then been recorded, and Sections 3, 4 and 5 of Article IX of the Condominium Declaration are hereby deemed incorporated herein by reference.

(e)           NYTC Member shall have the exclusive right to decide the location of all communications equipment owned or operated by others on the roof or elsewhere, only in order to prevent interference with the functionality of its own communications equipment, including the right to require existing communications equipment to be relocated at the sole cost and expense of NYTC Member, if necessary in the sole discretion of NYTC Member. At all times, (i) NYTC Member shall have the exclusive right to utilize an area under the roof of the Improvements designated as the “NYTC control room”, and (ii) FC Member shall have the exclusive right to utilize the area under the roof of the Improvements designated as the “FC control room”, in order to operate their respective communications equipment, said areas to be part of the NYTC Member Space and the FC Member Space, respectively, and designated mutually by the Members. Subject to NYTC Member’s right to decide the location of all communications equipment in order to prevent interference with the functionality of its own communications equipment, the Members shall be entitled to use, in proportion to their Percentage Interests, such areas of the roof as are designated for communications equipment by the Members. In no event shall said communications equipment be placed in a manner or location which will interfere with the efficient operation and use of the Improvements or any rooftop gardens in the reasonable judgment of NYTC Member.

5.11         Entry and Use. Prior to the Completion Date, to the extent permitted under Section 3.3(e) of the Development Agreement, NYTC Member shall have the right to enter the NYTC Member Space, to inspect the same and to perform work therein, and FC Member shall have the right to enter the FC Member Space, to inspect the same to perform work therein. After the Completion Date, each Member may improve, use, alter, lease and occupy its respective Space in the manner and at the times provided under the Condominium Declaration; Articles IX, X, XI, XX and XXII of the Condominium Declaration, whether or not the same shall have been recorded, being hereby incorporated by reference. Each Member shall be solely responsible for any such entry, inspection and performance of work on its behalf pursuant to this Section 5.11 and shall indemnify and hold the Company and the other Member harmless from and against any and all liabilities, damages, costs and expenses incurred by the Company or said other Member in connection therewith.

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5.12         Adjustment to NYTC Member Space and FC Member Space. NYTC Member may elect, on a one-time basis, by written notice (“Section 5.12 Notice”) given to FC Member at any time on or before the first anniversary of the date hereof, to purchase or lease additional space (other than space within the NYTC Member Space or the Retail Space) constituting a full floor or floors of the Improvements, which additional space shall be contiguous to the NYTC Member Space but in no event shall the above and below grade floor area contained in the NYTC Member Space exceed 900,000 gross square feet. The Section 5.12 Notice shall be effective only if sets forth the specific space to be purchased or leased and is accompanied by:

(a) in the case of a purchase, a Capital Contribution to the Company in an amount equal to FC Member’s Costs; or

(b) in the case of a lease, (i) a security deposit in an amount equal to one year’s rent for such space or, so long as The New York Times Company shall have a rating of at least A- as determined by the Rating Agency, a guaranty of the obligations of NYTC Member under the lease (which guaranty shall be in substantially the form attached hereto as Exhibit O) in lieu of a security deposit, and (ii) an executed counterpart of said lease.

If NYTC Member shall elect to purchase such additional space, the Percentage Interests of the Members (for purposes of Land Share, Share of the Total Costs of the Project and NYTC Member’s Share of the Construction Loan) shall be adjusted to reflect the addition of such space to the NYTC Member Space and the removal of such space from FC Member Space and an amendment to this Agreement shall be executed simultaneously with the making of the additional Capital Contribution pursuant to this Section 5.12 reflecting such adjustments, but the failure of the parties to execute such an amendment shall not affect the provisions of this Section 5.12. NYTC Member shall pay any transfer tax payable in connection with such purchase. If NYTC Member shall elect to lease such space, the lease shall be in substantially the form attached hereto as Exhibit P providing for (x) a term of ten (10) years, with three (3) options of ten (10) years each for a total of not more than forty (40) years, commencing upon substantial completion of the Core and Shell for such space), (y) an annual rental equal to 10% of FC Member’s Costs for the first ten (10) years of the term, and (z) 95% of the then Fair Market Rent (determined in accordance with Section 10.02 hereof) beginning on the tenth anniversary of the commencement of the lease (if applicable) and adjustments in the annual rental on each of the twentieth (20th) and thirtieth (30th) anniversaries of the commencement date (as applicable) to reflect 95% of the then Fair Market Rent determined in accordance with Section 10.02 hereof.

5.13         Activities of Members; Dedicated Individuals of FC Member.

(a)           The Board of Managers shall not be required to devote its full time and effort to the affairs of the Company, but shall devote such time and effort as may reasonably be required to adequately promote the Company’s interests.

(b)           Any Member and its Affiliates may at any time engage in and possess interests in other business ventures of any and every nature and description, independently or with others, including, but not limited to, engaging in activities which parallel or compete with the business of the Company, and neither the Company nor any other Member shall by virtue of

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this Agreement have any right, title or interest in or to such independent activities or to the income or profits derived therefrom.

(c)           The Members hereby agree to meet regularly at the offices of The New York Times Company or elsewhere as agreed by the Members, in furtherance of the interests of the Company and in order to promote prompt decision-making and dispute resolution on behalf of the Company as may be required hereunder and under the Development Agreement.

(d)           Reference is hereby made to Section 2.5 of the Development Agreement, which Section 2.5 is hereby incorporated by reference, wherein Developer covenants to devote certain Persons to the effectuation of the Development Plan (and a specific percentage of their available working time). FC Member, in its capacity as a Member hereunder, shall cause Developer to comply with said covenant.

5.14         Unauthorized Acts. No Member shall take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except as expressly provided for in this Agreement. Each Member shall indemnify and hold harmless the other Members, their Affiliates, and the members, partners, directors, officers, shareholders, employees, agents and representative of such other Members and their Affiliates against any loss, liability, damage or expense arising out of any breach of this Section 5.14 by such Member or its Affiliates or the members, partners, directors, officers, shareholders, employees, agents and representative of such other Members and their Affiliates.

5.15         Subleases and Brokerage Agreements for FC Member Space; Non-Disturbance by NYTC Member for FC Member Tenants. (a) In connection with the remedies of NYTC Member under Section 3.04, NYTC Member will provide, upon request by FC Member from time to time, non-disturbance agreements for each subtenant of the FC Member Space which executes a sublease meeting the following criteria:

(i)            in the case of office subtenants, covers at least the greater of 15,000 rentable square feet of space or one-half of the subject floor in the Improvements;

(ii)           in the case of retail subtenants, covers at least 5,000 rentable square feet of space;

(iii)          has a sublease term of at least 5 years (which term does not conflict with NYTC Member expansion options to acquire or sublease additional space in the FC Member Space); and

(iv)          is on commercially reasonable economic terms (on and after the Construction Loan Closing Date, any sublease as to which the construction lender has agreed to provide a non-disturbance agreement shall be deemed to be on commercially reasonable economic terms).

(b)           NYTC Member shall not be obligated to fund any initial leasing costs (including tenant improvements or takeover costs); however, the sublease may permit the

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subtenant thereunder to net out the amount of any work allowance granted under the sublease and not funded by NYTC Member following attornment under the non-disturbance agreement, which unfunded amount shall be amortized over the term of the sublease.

(c)           In no event shall NYTC Member be liable for any obligations of FC Member to any subtenants other than pursuant to non-disturbance agreements entered into under this Section 5.15. Each sublease entered into by FC Member shall provide that, subject to any non-disturbance agreement which NYTC Member has entered into pursuant to this Section 5.15, if NYTC Member exercises its rights under Section 3.04(b) or in the event of a termination of FC Member’s Unit Lease, at the election of NYTC Member, to be exercised by notice given by NYTC Member to such subtenant stating that NYTC Member has elected to terminate such sublease, the sublease shall immediately upon the giving of such notice terminate and be of no further force or effect without condition or payment by FC Member and that NYTC Member shall have no liability under such sublease. Each such sublease shall further provide that in any action brought against NYTC Member in connection with the termination of the sublease pursuant to this Section 5.15(c), the losing party shall pay the fees and disbursements incurred by the prevailing party in connection with such action. Any brokerage agreements entered into by FC Member with respect to any sublease shall also provide that NYTC Member shall have no liability under such brokerage agreement and that in any action brought against NYTC Member regarding fees payable under such brokerage agreement, the losing party shall pay the fees and disbursements incurred by the prevailing party in connection with such action.

(d)           Any sublease entered into by FC Member prior to the date FC Member’s option pursuant to Section 3.07 expires or is otherwise waived as against NYTC Member in writing by FC Member, and any non-disturbance agreement entered into pursuant to this Section 5.15 with respect to any such sublease, shall provide that such sublease shall automatically terminate and be of no further force or effect without condition or payment by FC Member and that NYTC Member shall have no further liability under such sublease in the event FC Member shall exercise its option to withdraw from or convey its interest in the Company pursuant to Section 3.07 of this Agreement. Any non-disturbance agreement entered into prior to the Possession Date and, if the Third Non-Delivery Event (as defined in the Ground Lease) occurs, any non-disturbance agreement entered into on or after the Possession Date, shall also provide that such non-disturbance agreement and the sublease to which it relates may be terminated by NYTC Member (without payment by or other liability to NYTC Member) at NYTC Member’s election, which termination may be exercised by notice given by NYTC Member to such subtenant stating that NYTC Member has elected to terminate such non-disturbance agreement and sublease in the event FC Member is no longer a member of the Company at anytime after the occurrence of the Third Non-Delivery Event, and upon the giving of such notice, such sublease and non-disturbance agreement shall ipso facto terminate.

(e)           Within ten (10) days after the execution by a Member of any sublease or brokerage agreement relating to the sublease, such Member shall deliver to the other Member an executed copy of such sublease or brokerage agreement, as the case may be, and any other documents relating thereto.

5.16         Terrorism Insurance Extension. If FC Member believes that the Company is entitled to an extension of the Fixed Construction Commencement Date pursuant to Section

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6.1(c)(vi) of the Ground Lease (the “Insurance Extension”) and that the Company should obtain the Insurance Extension, it shall so notify NYTC Member at least 60 days prior to the Fixed Construction Commencement Date. Said notice shall set forth the grounds for such entitlement and, if one of such grounds is either (x) that the terrorism insurance referenced in Section 6.1(c)(vi) of the Ground Lease (the “Insurance”) cannot be obtained from an insurance company which would be acceptable to the proposed lender under the Construction Loan or (y) that the Insurance cannot be obtained for a commercially reasonable cost, such notice shall set forth the cost thereof which FC Member believes would be commercially reasonable for such Insurance (the “FC Base Cost”). The Company thereafter shall proceed to seek the Insurance Extension unless, within 30 days after receipt of said notice, NYTC Member shall advise FC Member that NYTC Member has either (i) obtained such Insurance from an insurance company acceptable to the proposed lender under the Construction Loan or (ii) obtained a waiver from the lender under the Construction Loan of the requirement to obtain the Insurance. In the event NYTC Member shall deliver such a notice, it shall pay the portion of any premium or other cost associated with obtaining such Insurance or waiver that is in excess of the FC Base Cost (NYTC Member and FC Member each being responsible for its pro rata share of such premium or other cost up to the FC Base Cost). If, however, after obtaining the Insurance or waiver, NYTC Member believes that the FC Base Cost is less than the commercially reasonable cost for the Insurance, NYTC Member may submit to arbitration pursuant to Section 11.01 hereof the determination of the commercially reasonable cost for such Insurance for a premium high rise office building development project in the Borough of Manhattan (the “True Base Amount”). If such arbitration shall determine that the True Base Amount exceeds the FC Base Amount, FC Member shall within ten (10) Business Days after receiving such determination reimburse NYTC Member for FC Member’s Percentage Interest in the amount by which the True Base Amount exceeds the FC Base Amount, together with interest thereon at the Default Rate accruing from the date on which NYTC Member paid such excess amount to the date of payment by FC Member of its Percentage Interest thereof.

5.17         Subway Agreement. It is acknowledged that pursuant to Paragraph Third (A) of Tenant’s Subway Agreement, the Company shall have certain liquidated damages if it shall obtain a temporary certificate of occupancy for the actual occupancy of any office space in the Improvements (expressly excluding any zero occupancy certificate or any permits or certificates necessary for interior build-out) for any portion of the Improvements prior to substantial completion of certain work under Tenant’s Subway Agreement or obtain a final permanent certificate of occupancy for the Improvements prior to final completion of certain work under Tenant’s Subway Agreement. If either Member shall obtain a temporary or permanent certificate of occupancy in violation of Tenant’s Subway Agreement, the liquidated damages payable thereunder shall be allocated to the Members in accordance with their respective Percentage Interests.

ARTICLE VI

CONVERSION DATE; NYTC EXTENSION LOAN

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6.01         Conversion Date. The Conversion Date shall mean the earliest day occurring after the Completion Date as the Company is permitted under the Construction Loan and under the Ground Lease, the Unit Leases and the Condominium Act to take the actions set forth in Section 6.02.

6.02         Conversion Date Actions. Upon the Conversion Date, the Company and each Member, as applicable, shall take each of the following actions in the order and priority herein set forth:

(i)            the Company shall subject the leasehold interest under the Ground Lease to a condominium regime pursuant to the Condominium Declaration by executing the same and causing it to be recorded in the appropriate recording office, and the Company and the Members shall amend each of the Unit Leases to reflect the interests demised thereunder as then described by the Condominium Declaration;

(ii)           the Company shall assign its interest under the Ground Lease to the Public Parties (and the landlord’s interest and tenant’s interest under the Ground Lease will not merge in such instance, but will continue as between the Public Parties, as landlord, and the Public Parties, as tenant) and cause the satisfaction of all of the requirements of Article XXXII of the Ground Lease;

(iii)          unless such Capital Contributions have been made previously, the Members shall make the Capital Contributions required thereof pursuant to Section 3.01(h) and the Company shall apply the same as set forth in Section 3.01(h), all subject to provisions of said Section 3.01(h);

(iv)          unless theretofore paid by FC Member, FC Member shall make the Capital Contribution required of it under Section 3.01(c) and the Company shall apply the same as set forth therein;

(v)           the NYTC Member shall release the pledge and assignment agreement and terminate the UCC-1 delivered by FC Member pursuant to Section 3.04(c) hereof;

(vi)          the Members shall approve the First Budget (as defined in the Condominium Declaration), shall appoint the initial managers of the condominium as provided in the Condominium Declaration and shall cause the

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condominium association to be incorporated as contemplated therein; and

(vii)         the Company shall be dissolved as provided in Article IX.

In the event the Conversion Date is extended beyond the Completion Date, any payments and damages payable by the Company pursuant to the Ground Lease shall be allocated to the Members in the same proportions as would have applied if the Lease Assignment Date (as defined in the Ground Lease) had occurred on the Conversion Date and the Condominium Declaration had become effective notwithstanding that the same shall not then have been recorded.

6.03         NYTC Extension Loan. FC Member shall use commercially reasonable efforts to obtain permanent financing for FC Member’s Share of the Construction Loan on a non-recourse basis (other than customary carve-outs to non-recourse provisions then generally being required by institutional permanent mortgage lenders) (the “FC Member Unit Permanent Financing”). In the event that despite the use of FC Member’s commercially reasonable efforts, FC Member is unable to obtain the FC Member Unit Permanent Financing, FC Member shall notify NYTC Member no later than twenty (20) days prior to the date on which FC Member is obligated to make a Capital Contribution pursuant to Section 3.01(h)(the “Section 3.01(h) Capital Contribution”). In such event, in lieu of FC Member being required to make the Section 3.01(h) Capital Contribution and provided the events described in clauses (i) and (ii) of Section 6.02 hereof have occurred, NYTC Member shall undertake to make arrangements through third parties or shall otherwise arrange to repay to the construction lender the Excess NYTC Guaranteed Amount together with NYTC Member’s Share of the Construction Loan in exchange for a release of both the lien of the Construction Loan from all NYTC Individual Units and the SPU Unit (as each is defined in the Condominium Declaration) and any payment guaranty given by NYTC Member or its Affiliates to secure the Construction Loan (which payment, to the extent in excess of the NYTC Share of the Construction Loan, shall constitute the “NYTC Extension Loan”). If NYTC Member makes the NYTC Extension Loan, (a) if acceptable to the lender under the Construction Loan, there shall be delivered to NYTC Member and NYTC Member shall accept, an assignment (said assignment and the documents effecting the same to be in forms customarily utilized in connection with the assignment of mortgage loans held by institutional lenders and reasonably acceptable to NYTC Member) of such portion of the Construction Loan which corresponds to the NYTC Extension Loan so as to minimize the applicable mortgage recording taxes otherwise payable by FC Member pursuant to this Section 6.03, and (b) FC Member shall have a period of up to five (5) years (the “Extension Period”) from the Completion Date to obtain the FC Member Unit Permanent Financing in an amount equal to the sum of (i) FC Member’s Share of the then outstanding Construction Loan plus (ii) the Excess NYTC Guaranteed Amount. The right of FC Member to extend payment of the Section 3.01(h) Capital Contribution for the Extension Period and not be in default under this Agreement for failure to pay the same, and the obligation of NYTC Member to undertake to make arrangements through third parties or otherwise arrange for the NYTC Extension Loan, shall be subject to the following conditions:

(i)            The NYTC Extension Loan shall bear interest at a rate of one percent (1%) per annum in excess of the then

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applicable interest rate on the Construction Loan or Bridge Financing, said payments to be made in arrears on the first day of each calendar month, and shall mature on the earlier of (X) the expiration of the Extension Period, or (Y) the maturity or acceleration of the Construction Loan (unless Bridge Financing is obtained) or the Bridge Financing;

(ii)           The NYTC Extension Loan will be secured by those certain second mortgage lien documents in substantially the forms attached hereto as Exhibit Q-1 encumbering the condominium unit or units constituting the FC Member Space, as well as those second mortgage lien documents described in Exhibit Q-2 (which shall be in forms customary for mortgage loans by institutional lenders and reasonably acceptable to NYTC Member) and any other documents customary in connection with the severance of mortgage loans held by institutional lenders, and shall be subordinated to the mortgage for the Construction Loan or Bridge Financing pursuant to a subordination and intercreditor agreement (in substantially the form attached hereto as Exhibit R), or secured by other means acceptable to NYTC Member in its sole and absolute discretion;

(iii)          The Construction Loan or Bridge Financing shall be prepayable without premium or penalty at all times during the Extension Period;

(iv)          The construction or Bridge Financing lender, as the case may be, shall agree in writing with NYTC Member to provide NYTC Member with copies of all notices of default given to FC Member and shall further agree that NYTC Member shall have the right to cure FC Member defaults and/or to obtain an assignment to NYTC Member or its designee of the mortgage lien and all other documents signed in connection with the Construction Loan or Bridge Financing, as the case may be, at any time during the Extension Period that said Construction Loan or Bridge Financing is in default for an amount equal to the unpaid principal balance thereof and accrued interest thereon;

(v)           If and to the extent FCE (or other guarantor as set forth in clause (vii) below) has provided the Construction Loan lender or Bridge Financing lender a completion guaranty with respect to any then incomplete items of tenant or leasehold improvement work to be performed by FC Member, FCE (or other guarantor as set forth in clause (vii) below) shall provide NYTC a comparable completion

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guaranty with respect to such incomplete tenant and leasehold improvement work;

(vi)          The NYTC Extension Loan will be insured by a loan policy issued, at FC Member’s expense, by Chicago Title Insurance Company or another national title insurance company qualified to do business in New York State and satisfactory to NYTC Member exercising its reasonable discretion, insuring that the lien of the NYTC Extension Loan is a second priority lien on the FC Member Unit subordinate only to the first lien of the Construction Loan or Bridge Financing, real estate taxes on the FC Member Unit and the Condominium Declaration;

(vii)         FC Member shall cause either FCE or another guarantor acceptable to NYTC Member in its sole and absolute discretion to provide a guaranty in substantially the form attached hereto as Exhibit S (the “Bad Acts Guaranty”) pursuant to which guarantor shall be responsible for any losses and costs incurred by NYTC Member by reason of a voluntary or collusive involuntary bankruptcy filing by FC Member, and FC Member shall diligently defend against and seek to have dismissed any other involuntary bankruptcy filing against FC Member, prior to repayment in full of the NYTC Extension Loan; provided, however, that if as of the date of the closing of the NYTC Extension Loan, FC Entity shall have transferred all of its interest in FC Member to ING Entity as may be permitted under the Recognition Agreement, in lieu of the Bad Acts Guaranty from FCE, FC Member shall have the right, in its sole and absolute discretion, to cause to be delivered at the closing of the NYTC Extension Loan either (i) a Bad Acts Guaranty from ING Vastgoed, together with a keep-well guaranty from ING Bank N.V. (“ING Bank”) for the benefit of NYTC Member in form reasonably satisfactory to NYTC Member and ING Bank to contribute funds to ING Vastgoed equal to the amount of any repayment of intercompany loans and interest thereon made by ING Vastgoed after the date hereof and any dividends and/or other distributions paid to ING Bank after the date hereof up to, and not exceeding, the outstanding principal amount and any accrued interest on the NYTC Extension Loan (it being acknowledged that said keep-well guaranty shall not constitute a guaranty of the obligations of ING Vastgoed and shall not require ING Bank to contribute any amount in excess of such intercompany loans and interest thereon and such dividends and other distributions) or (ii) a stand-by

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letter of credit from ING Bank in the amount of the NYTC Extension Loan in customary form reasonably acceptable to ING Bank and NYTC Member. As a condition to the delivery of the Bad Acts Guaranty by ING Vastgoed, (x) ING Vastgoed shall be required to have shareholders’ equity on the date of the closing of the NYTC Extension Loan that is not less than its shareholders’ equity set forth in the financial statements for ING Vastgoed for the year ending December 31, 2000 and (y) ING Vastgoed shall represent and warrant to NYTC Member in writing at the closing of the Extension Loan that there was no material adverse change in the financial condition of ING Vastgoed between the financial condition reflected in the financial statements for ING Vastgoed for the year ending December 31, 2000 and December 12, 2001.

(viii)        NYTC Member shall not be required to incur any additional costs or expenses by reason of any extension of the Construction Loan and/or the Bridge Financing and FC Member shall pay promptly and/or reimburse NYTC Member with respect to any such additional costs and expenses, the failure of which shall be deemed a default under this Agreement;

(ix)           there shall be no capitalization of interest on the Construction Loan or the Bridge Financing during the Extension Period (although there may be lease-up deficits covered under the Construction Loan or the Bridge Financing provided that these shall not exceed the amount budgeted by the construction lender for the period through Substantial Completion) and FC Member shall pay interest on its Share of the Construction Loan (or substitute the Bridge Financing, as the case may be) during the Extension Period on a current basis; and

(x)            FC Member shall at all times during the Extension Period continue to use commercially reasonable efforts to obtain the FC Member Unit Permanent Financing in the amount required to repay FC Member’s Share of the Construction Loan or the Bridge Financing and the NYTC Extension Loan, in default of which NYTC Member may, after giving notice to FC Member and FC Member failing to cure said default within thirty (30) days, proceed to exercise its remedies under Section 3.04. On request by NYTC Member from time to time during the Extension Period, FC Member will report the status of its efforts and the measures taken to obtain the FC Member Unit Permanent

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Financing, recognizing that if the financing markets are in turmoil so that it is futile to attempt to obtain a commitment for the FC Member Unit Permanent Financing, it shall be commercially reasonable for FC Member to curtail its efforts including the tenacity and frequency with which it contacts lenders or solicits proposals for commitments from such lenders for financing.

It is understood that FC Member may obtain bridge or substitute financing for the Construction Loan during the Extension Period (the “Bridge Financing”), subject to the foregoing provisions of this Section 6.03. Notwithstanding any of the foregoing, on or prior to the expiration of the Extension Period, FC Member must obtain the FC Member Unit Permanent Financing or use its own funds to contribute to the Company its Share of the Construction Loan, and the NYTC Extension Loan, and, in such event the Company shall repay the balance of the Construction Loan and will distribute to NYTC Member the amount of the NYTC Extension Loan.

If FC Member does not (i) subject to subsection(x) above, use commercially reasonable efforts to obtain FC Member Unit Permanent Financing as of the Completion Date and at all times during the Extension Period and (ii) on or before the Completion Date or the expiration of the Extension Period, as applicable, either obtain the FC Member Unit Permanent Financing or use its own funds to enable the Company to repay the balance of the Construction Loan (or Bridge Financing) and the NYTC Extension Loan, and such failure shall continue beyond thirty (30) days after written notice to FC Member from NYTC Member, then such failure shall be a default under the Mortgage securing the Extension Loan as well as a default entitling NYTC Member to exercise its remedies under Section 3.04(b) for failure of FC Member to make a required Capital Contribution without regard to the $5,000,000 threshold under said Section 3.04(b) (without limiting any other remedies NYTC Member may have under any guarantees from FCE or otherwise).

ARTICLE VII

BOOKS, RECORDS, REPORTS AND ACCOUNTING

7.01         Books and Records; Audits and Reports; Budgets.

(a)           The Board of Managers shall keep just and true books of account with respect to the operations of the Company. Such books and records shall be maintained at the principal office of the Company set forth in Section 2.04 hereof. The Company shall also maintain at its office the following records: (i) a current list of the full name and last known business address of each Member; (ii) copies of the Company’s federal, state and local income tax returns and reports, if any; (iii) copies of any financial statements of the Company; (iv) copies of all tenant leases; and (v) copies of all contracts and agreements to which the Company is party. All Members, and their duly authorized representatives, shall at all reasonable times upon prior notice have access to the books and records maintained in accordance with this Section 7.01 for any purpose reasonably related to the Member’s interest as a member of the

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Company, and may make copies of such books and records as well as audit the same at their own expense.

(b)           The Board of Managers shall furnish to each Member, within ninety (90) days after the close of each fiscal year of the Company, a written statement of the Board of Managers containing a balance sheet of the Company and the Company’s net income or net loss for such fiscal year. In addition, the Board of Managers shall furnish to any Member such other information in its possession as such Member may from time to time reasonably request.

(c)           Promptly after receipt, the Board of Managers shall furnish to the Members all proposed budgets prepared by Developer for development costs and construction costs related to the Project, and the allocation of said costs between the Members as contemplated hereby (including each of the Project Budget and Development Budget, as defined in the Development Agreement), and each revision thereof approved by the Members, each said budget shall together with all approved revisions thereof be a “Budget”.

(d)           FC Member shall cause the Developer to maintain and make available to each Member a Work Authorization Log, together with copies of all related Work Authorizations, and copies of all invoices, relating to costs covered by Section 3.01(a). FC Member shall cause Developer to produce monthly reports for each calendar month during the period prior to the Construction Loan Closing Date showing the Budget (i.e., the amount for work that has been authorized by the Members under Section 3.01(a)), commitments made against such Budget, approved revisions to such Budget, trends for revisions to the same and cost allocations between the Members. FC, in its capacity as a Member, shall cause Developer to furnish to each Member all reports that Developer is required to furnish under the Development Agreement.

7.02         Changes in Interests. If there is a change in any Member’s interest in the Company during any fiscal year (including a change as a result of a transfer of a Member’s interest or the admission of a new Member), the books of the Company shall be closed on the last day of the month preceding the month in which the change is considered to have occurred in accordance with the following sentence. For the purposes of the preceding sentence, changes in interests during any month shall be treated as having occurred on the first day of that month. The TMP shall make determinations required for tax purposes pursuant to this Section 7.02 in accordance with Section 7.05 hereof and applicable Treasury Regulations. In the event that Treasury Regulations are adopted which require a different treatment from that described above, the TMP is authorized to follow the treatment required by such Regulations.

7.03         Uninvested Funds and Banking. All uninvested funds of the Company shall be invested in such accounts as the Members approve, provided that the Board of Managers may invest the funds in U.S. government securities, certificates of deposit or money market accounts of banks having a net worth in excess of $500 million without such approval, and withdrawals from such bank accounts will be made upon such signature or signatures as the Board of Managers may designate. The funds of the Company will not be commingled with the funds of any other Person, except that the Company shall utilize FC Member’s cash management system.

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7.04         Fiscal Year; Accounting Method. The fiscal year of the Company shall be the calendar year unless the Board of Managers properly adopts a different fiscal year as permitted by law. The Company shall utilize the accrual method of accounting.

7.05         Tax Matters Member. NYTC Member shall be the tax matters member (“TMP”) of the Company for purposes of Code Section 6231. The TMP shall have the authority of a tax matters partner under applicable Code provisions, and in addition shall have the exclusive authority to perform the following, whether or not included within the authority of a tax matters partner within applicable Code provisions:

(a)           Prepare and file or supervise the preparation and filing of the Company’s federal, state and local tax returns.

(b)           Furnish or cause to be furnished to the Members, within one hundred twenty (120) days after the close of the taxable year of the Company (or such later date as shall be acceptable to the Members), a Schedule K-1 to Form 1065 with respect to their interest in the Company and such other tax information with respect to the Company as may be reasonably required by the other Members in connection with the preparation of such Member’s tax returns.

(c)           Furnish the name, address, membership interest and taxpayer identification number of each Member to the Internal Revenue Service and take such action as may be reasonably necessary to constitute every Member as a “notice partner” as that term is defined in Code Section 6231.

(d)           Refuse to extend the statute of limitations with respect to tax items of the Company without the unanimous written consent of the Members.

(e)           1.             Except with respect to any item, amount, election or reporting position which relates solely to one Member’s Space or which only affects items or amounts reported on one Member’s Federal Schedule K-1 to Form 1065 (or equivalent state or local report, form or schedule) or any item or amount otherwise allocable solely to one Member and which does not affect (a) any item or amount on any other Member’s Schedule K-1 (or equivalent) or (b) any item or amount otherwise allocable to or reportable by or with respect to, any other Member, to:

(i)            select the shortest permissible depreciation period and consistent applicable conventions for all eligible Company assets:

(ii)           elect not to capitalize interest, taxes or other items to the extent required or permitted pursuant to Code Section 263A or other applicable provisions;

(iii)          cause the Company to adopt the accrual method of accounting and make any other tax elections on behalf of the Company as the TMP deems necessary or advisable;

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(iv)          allocate costs or expenditures among depreciable or non-depreciable assets of the Company consistent with applicable law; and

(v)           adopt and reflect in the Company’s tax returns any tax reporting positions other than those specified above which the TMP deems necessary or desirable after consultation with the other Member and the Company’s professional advisors;

2.             With respect to any item, amount, election or reporting position which affects only one Member or is solely attributable to one Member’s Space as described in subsection 7.05(e)(1) above, the TMP shall report and elect as reasonably directed by that Member.

(f)            Institute, conduct, prosecute and/or defend, with counsel of its choosing, any audits, proceedings, contests or litigations between the Company and any taxing authority, whether administrative or judicial (collectively, “Tax Controversies”), and compromise or settle the same as it may determine in its discretion; provided, that (i) the TMP shall keep the other Members fully informed with respect to any Tax Controversy and shall consult with the other Members with respect thereto prior to effecting any compromise or settlement thereof; (ii) if the Tax Controversy affects only one Member or relates solely to one Member’s Space (and does not relate to or affect any common elements or the Company as a whole), the TMP shall follow the reasonable instructions of that Member in connection with such Tax Controversy and shall not settle or compromise the same except with the consent of that Member; and (iii) if settlement or compromise of any issue involved in a Tax Controversy may have a material adverse effect on either Member, the TMP may not settle or compromise such issue without the consent of the affected Member.

(g)           Elect for the Company at the request of any Member to adjust the basis of the property of the Company under Code Section 754, except that in the absence of an agreement by the Members to the contrary, no such election shall be made unless the adjustments to the requesting Member’s share of the basis of Company assets will result in a basis increase of more than $500,000.

(h)           The TMP shall use its best efforts to provide each Member with drafts of the Company’s federal, state and local income and other material tax returns no less than thirty (30) days prior to the due date thereof, and such returns shall be deemed accepted by each Member if no written objection thereto is received by the TMP within fifteen (15) days after such draft tax returns are provided to the Member. The Members and the TMP shall endeavor in good faith to resolve any such objections prior to the due date of such returns.

(i)            Members shall not take positions on their separate tax returns or other communications with a taxing authority with respect to items attributable to the Company which are inconsistent with the reporting positions adopted by the TMP in the Company’s tax returns unless a Member is required by a taxing authority to take an inconsistent position, in which event such Member may take such inconsistent position if it provides the TMP, at least twenty (20) days prior to the filing of the return or other document which is to incorporate such inconsistent

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position, written notice of such proposed inconsistent position and an explanation of the reason such inconsistent position is required, including a full statement of the position to be taken in the form in which such inconsistent position is to be disclosed and included in such Member’s tax return or otherwise submitted to the applicable taxing authority. Subject to the preceding sentence, nothing in this Section shall limit the ability of any Member to take any action in its individual capacity relating to administrative proceedings or Company matters that under the Code, or any similar state or local provision, is left to the determination of an individual Member.

(j)            The TMP will be entitled to reimbursement from the Company for all reasonable costs and expenses (including reasonable legal and accounting fees) incurred by it in complying with and carrying out its responsibilities as TMP. The costs and expenses of any Tax Controversy which affects only one Member, as to which the TMP is required to follow the direction of that Member as provided above, shall be paid by that Member. The costs and expenses of any other such tax proceeding or controversy shall be paid by the Company.

(k)           FC Member shall, and shall cause Developer to, provide the TMP with access to the Company’s books and records sufficient to permit the TMP to perform its duties hereunder, and shall provide the TMP with such additional information and assistance as the TMP may reasonably request.

(l)            To the fullest extent permitted by law, the TMP shall be entitled to indemnity from the Company for any act performed by it within the scope of its duties as TMP, except for acts which constitute gross negligence or willful misconduct, fraud or breach of fiduciary duty as a TMP, provided that any indemnity under this Section 7.05(l) shall be provided out of and to the extent of Company assets only and no Member shall have any personal liability on account thereof.

7.06         Section 754 Election. The Board of Managers in its discretion may cause the Company to elect under Code section 754 to adjust the basis of Company assets upon a distribution of Company property as described in Code section 734 or a transfer by a Member of its interest in the Company as described in Code section 743.

ARTICLE VIII

TRANSFERS OF INTERESTS; DEFAULT

8.01         Transfers of Interests.

(a)           Except as provided in this Article VIII and the Recognition Agreement, no Member may, directly or indirectly, Transfer its interest or any right or interest hereunder, and no Person may Transfer a direct interest in a Member, to any Person without the prior written consent of each other Member, which consent may be withheld in such non-transferring Member’s sole and absolute discretion. No such Transfer shall be valid unless the Transferee agrees to be bound by this Agreement and to assume all of the obligations of the transferring Member under this Agreement with respect to such transferred interest and executes such documents as may be necessary, in the reasonable opinion of the non-transferring Member, to

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assume such obligations. The Recognition Agreement is incorporated herein by reference, and those transfers and pledges permitted thereunder shall be permitted under this Agreement, subject to the terms of the Recognition Agreement.

(b)           FC Member may assign all or part of its interest in the Company to an Affiliate of FC Member without approval of NYTC Member and NYTC Member may assign all or part of its interest in the Company to an Affiliate of NYTC Member without approval of FC Member, provided however, that the foregoing right shall not include a pledge or any other encumbrance of all or any portion of a Member’s interest in the Company, which shall require the prior written approval of the other Member. In addition, (i) the members in FC Member may transfer membership interests in FC Member, without approval of NYTC Member; provided, however, that Bruce C. Ratner, FCE or an Affiliate of either of them shall retain management control of FC Member; and (ii) the Members in NYTC Member may transfer interests in NYTC Member, without approval of FC Member; provided, however, that The New York Times Company or an Affiliate thereof shall retain management control of NYTC Member. At least five (5) days prior to a Transfer pursuant to this Section 8.01(b), the Member with respect to which such Transfer relates shall promptly provide evidence reasonably satisfactory to such other Member that the requirements of this Section 8.01(b) have been satisfied as to the applicable Transfer.

(c)           Any Transfer of interests permitted under this Agreement shall result in the Transfer of all of the rights, benefits and privileges of the Transferor under this Agreement with respect to such interest. Any Transfer by operation of law which does not otherwise comply with Section 8.01(b) shall confer upon the Transferee the right to receive no more than the Transferor’s share in allocation and distributions hereunder, but such Transferee shall not be entitled to participate in any vote or decision to be made by the Members pursuant to this Agreement or exercise any other rights as a Member.

(d)           No Transfer of any interest, or any right or interest in such interest, shall release the Transferor from those liabilities to the Company which such Transferor has as of the date of such transfer.

(e)           The Company agrees that it will record the Transfer of an interest and the admission of a new Member on its books only in accordance with the terms and conditions of this Agreement. Any purported Transfer of an interest by a Member that is not in compliance with the terms and conditions of this Agreement will be null and void, and the Transferee under any such purported Transfer will acquire no title or ownership thereby.

8.02         Act of Insolvency.

(a)           If any Member (a “Section 8.02 Member”) shall commit an Act of Insolvency, the other Member shall have the option (if it shall so elect by notice to the Section 8.02 Member) to acquire the Section 8.02 Member’s interest in the Company by paying to the Section 8.02 Member the amount such Member would receive if the assets of the Company were sold for the Fair Market Value thereof and the net proceeds of such sale were distributed in accordance with Section 9.02.

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(b)           Within ten (10) days following the date of the exercise of the option set forth in Section 8.02(a), the Member obligated to purchase shall, by notice to the Section 8.02 Member, fix a closing date which shall be not later than thirty (30) days following the date of the exercise of the option and a place of closing in the City and State of New York, and the closing shall take place on said date at such place.

(c)           At the closing under this Section 8.02, the Section 8.02 Member shall execute and deliver to the purchasing Member assignments of interest, deeds, bills of sale, instruments of conveyance, and other instruments as the purchasing Member may reasonably require, to give it good and clear record title to all of the Section 8.02 Member’s right, title and interest in and to the Company and the Property, subject to liabilities and obligations as provided in Section 8.02(d) of this Agreement, and the Section 8.02 Member hereby irrevocably constitutes and appoints the purchasing Member its attorney-in-fact to execute, acknowledge and deliver such instruments as may be necessary or appropriate to carry out and enforce the provisions of this Section 8.02. The purchase price to be paid pursuant to Section 8.02(a) shall be delivered to the Section 8.02 Member in cash in immediately available funds at the closing under this Section 8.02 or, if later, within five (5) days after determination of the price to be paid pursuant to Section 8.02 (a).

(d)           The sale by the Section 8.02 Member of its interest in the Company pursuant to this Section 8.02 shall be subject to all liabilities and obligations of the Company, matured or unmatured, absolute or contingent, other than loans made to the Company by the Section 8.02 Member, and upon the consummation of such sale, the purchasing Member shall execute and deliver to the Section 8.02 Member, in form satisfactory to the Section 8.02 Member, an instrument assuming the aforesaid liabilities and obligations of the Company, together with a covenant to hold the Section 8.02 Member harmless from and against such liabilities and obligations.

ARTICLE IX

DISSOLUTION AND LIQUIDATION

9.01         Events of Dissolution.

The Company shall be dissolved by any of the following events, whichever shall first occur:

(a)           the sale, disposition or liquidation of substantially all of the property owned by the Company;

(b)           11:59 p.m., Eastern Standard Time, December 31, 2099;

(c)           as otherwise required by the LLC Law or as provided in this Article IX or elsewhere in this Agreement, or as determined by both Members; or

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(d)           On or after the Conversion Date or, if the Extension Period is applicable, on or after the day on which FC Member satisfies its obligations under Section 3.01(h), unless the Members agree to the contrary, the Company will be dissolved and liquidated.

9.02         Liquidation upon Dissolution. Upon dissolution of the Company, the Board of Managers, on behalf of all Members, as liquidating trustee, shall dissolve the Company, sell (unless the dissolution occurs by reason of the Conversion Date under Section 9.01(d), in which event all Company assets shall be distributed as provided below and shall not be sold) or distribute all Company properties within a reasonable time, pay or arrange for the payment of all Company debts and expenses and distribute the balance of the Company assets to the Members in accordance with this Section 9.02. Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the Company’s Articles of Organization shall have been cancelled and the assets of the Company shall have been distributed as provided herein. Notwithstanding the dissolution of the Company prior to the termination of the Company, as aforesaid, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement. At the time of such dissolution, the assets of the Company will be distributed to the Members in kind as follows:

(ii)           If the dissolution occurs by reason of the Conversion Date under Section 9.01(d) or if the Property or other assets of the Company under any other circumstance are to be distributed to the Members in kind rather than sold:

(a)           The NYTC Member Space (and any related interest in the common areas within the Property) and all assets of the Company which relate solely to or are derived from the NYTC Member Space utilizing the Allocation Methodology will be distributed exclusively to NYTC Member, subject to any liabilities allocable to the NYTC Member Space and said related assets;

(b)           The FC Member Space (and any related interest in the common areas within the Property) and all assets of the Company which relate solely to or are derived from the FC Member Space utilizing the Allocation Methodology will be distributed exclusively to FC Member, subject to any liabilities allocable to the FC Member Space and said related assets; and

(c)           Any cash reserves or other liquid assets of the Company not directly related to the NYTC Member Space or the FC Member Space will be distributed to the Members in proportion to and to the extent of their Percentage Interests.

(ii)           If the Company’s assets have been sold in connection with the liquidation, the Net Sales Proceeds shall be distributed as provided in Section 4.03(a) hereof. Unless all Members determined to distribute in kind any deferred payment obligations or purchase money notes received in exchange for the Company’s assets, such obligations shall be retained by the Company and the Company shall not be dissolved until such obligations are fully paid and the cash proceeds distributed; provided, that the Board of Managers may determine to place such assets in a liquidating trust for the benefit of the Members, in which event the Company may be dissolved upon transfer of such obligations to such liquidating trust and distribution of all other assets as provided above.

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ARTICLE X

FAIR MARKET VALUE; FAIR MARKET RENT

10.01       Appraisal Procedure. At any time that the “Fair Market Value” is to be determined pursuant to this Section 10.01, the Members shall, for a period of twenty (20) days, meet and attempt in good faith to agree on the Fair Market Value. If the Members do not reach agreement upon Fair Market Value within said twenty (20) days, then Fair Market Value shall be determined by arbitration using three (3) arbitrators, each of whom is a member of the American Institute of Real Estate Appraisers (or any successor thereto) and has at least fifteen (15) years of experience with and is actively engaged in the valuation of high-rise, premium first-class office buildings in the County, City and State of New York. Any Member may serve a written notice on the other Member stating that an arbitration should be conducted pursuant to this Section 10.01 and stating that each party is obligated to name an arbitrator within fifteen (15) days after the giving of such notice. Within fifteen (15) days after such notice is given, (i) the NYTC Member shall nominate and appoint one (1) arbitrator, and (ii) the FC Member shall nominate and appoint one (1) arbitrator. If one Member shall fail to name its arbitrator within the foregoing fifteen (15) day period and such failure continues for an additional period of three (3) business days after notice from the Member which has named its arbitrator, then such Member which has named its arbitrator shall be permitted to name the second arbitrator and shall do so within a further period of seven (7) days following expiration of the three (3) business days period. The two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, and before exchanging views as to the question at issue, appoint in writing a third arbitrator (the “Third Valuation Arbitrator”) and give written notice of such appointment to the Members. In the event the arbitrators shall fail to appoint or agree upon a Third Valuation Arbitrator within said ten (10) day period, then the Third Valuation Arbitrator shall be selected by the parties, if they so agree upon such Third Valuation Arbitrator within a further period of five (5) business days. If the Third Valuation Arbitrator shall not be appointed or agreed upon within the time herein provided, then either Member may apply to the American Arbitration Association for the appointment of such Third Valuation Arbitrator. The arbitrators shall be sworn faithfully and fairly to determine the question at issue. The question to be determined by the arbitrators shall be: “What is the Fair Market Value with respect to such property as of the date in question?” The arbitrators shall afford to the Members the right to submit evidence, with the privilege of cross-examination on the question at issue. Such hearings shall be concluded as expeditiously as practicable and in any event within thirty (30) days following the appointment of the Third Valuation Arbitrator. All three (3) arbitrators shall submit their determinations of Fair Market Value simultaneously in the presence of the Members on a “sealed bid” basis within fifteen (15) days after conclusion of such hearings. If the two (2) arbitrators initially appointed by the parties shall have rendered different determinations of Fair Market Value, then (i) the determination of the one of such two (2) arbitrators which is closest to the determination of the Third Valuation Arbitrator shall be deemed to be the Fair Market Value, and (ii) if the determination of the Third Valuation Arbitrator is exactly the average of the other two (2) determinations, then the determination of the Third Valuation Arbitrator shall be deemed to be the Fair Market Value. The determination of Fair Market Value in accordance with this Section 10.01 shall be binding upon the parties. Each Member shall pay the fees and expenses of the arbitrator appointed by it and the fees and expenses of the Third Valuation Arbitrator shall be divided equally between them. In the event any arbitrator appointed as aforesaid shall thereafter

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die or become unable or unwilling to act, such arbitrator’s successor shall be appointed in the same manner provided in this Section 10.01 for the appointment of the arbitrator so dying or becoming unable or unwilling to act.

10.02       In the event the Fair Market Rent for any FC Member Space is to be determined pursuant to the appraisal procedure set forth in this Section 10.02, the Members shall, for a period of twenty (20) days, meet and attempt in good faith to agree on the Fair Market Rent. If the parties do not reach agreement upon Fair Market Rent within said twenty (20) days, then Fair Market Rent shall be determined by arbitration using three (3) arbitrators each of whom is a licensed real estate broker in New York State and has at least fifteen (15) years of experience with and is actively engaged in the leasing of office space in high-rise premium first-class office buildings in the County, City and State of New York. Any Member may serve a written notice on the other Member stating that an arbitration should be conducted pursuant to this Section 10.02 and stating that each Member is obligated to name an arbitrator within fifteen (15) days after the giving of such notice. Within fifteen (15) days after such notice is given, (i) the NYTC Member shall nominate and appoint one (1) arbitrator, and (ii) the FC Member shall nominate and appoint one (1) arbitrator. If one Member shall fail to name its arbitrator within the foregoing fifteen (15) day period and such failure continues for an additional period of three (3) business days after notice from the Member which has named its arbitrator, then such Member which has named its arbitrator shall be permitted to name the second arbitrator and shall do so within a further period of seven (7) days following expiration of the three (3) business days period. The two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, and before exchanging views as to the question at issue, appoint in writing a third arbitrator (the “Third Rental Arbitrator”) and give written notice of such appointment to the Members. In the event the arbitrators shall fail to appoint or agree upon a Third Rental Arbitrator within said ten (10) day period, then the Third Rental Arbitrator shall be selected jointly by the Members, if they so agree upon such Third Rental Arbitrator within a further period of five (5) business days. If the Third Rental Arbitrator shall not be appointed or agreed upon within the time herein provided, then either Member may apply to the American Arbitration Association for the appointment of such Third Rental Arbitrator. The arbitrators shall be sworn faithfully and fairly to determine the question at issue. The question to be determined by the arbitrators shall be: “What is the Fair Market Rent of the FC Member Space in question as of the date of exercise of the option to lease said space taking into account the form of lease, if applicable, which Fair Market Rent may include stated increases in fixed rent, if appropriate?” The arbitrators shall afford to the Members the right to submit evidence, with the privilege of cross-examination on the question at issue. Such hearings shall be concluded as expeditiously as practicable and in any event within thirty (30) days following the appointment of the Third Rental Arbitrator. All three (3) arbitrators shall submit their determinations of Fair Market Rent simultaneously in the presence of the Members on a “sealed bid” basis within fifteen (15) days after conclusion of such hearings. If the two (2) arbitrators initially appointed by the Members shall have rendered different determinations of Fair Market Rent, then (i) the determination of the one of such two (2) arbitrators which is closest to the determination of the Third Rental Arbitrator shall be deemed to be the Fair Market Rent of the subject FC Member Space, and (ii) if the determination of the Third Rental Arbitrator is exactly the average of the other two (2) determinations, then the determination of the Third Rental Arbitrator shall be deemed to be the Fair Market Rent of the subject FC Member Space. If the determinations of Fair Market Rent shall include increases in fixed rent, the same shall be discounted to present

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value at the annual rate of ten percent (10%) in order to apply the foregoing determination process. The determination of Fair Market Rent in accordance with this Section 10.02 shall be binding upon the Members. Each Member shall pay the fees and expenses of the arbitrator appointed by it and the fees and expenses of the Third Rental Arbitrator shall be divided equally between them. In the event any arbitrator appointed as aforesaid shall thereafter die or become unable or unwilling to act, such arbitrator’s successor shall be appointed in the same manner provided in this Section 10.02 for the appointment of the arbitrator so dying or becoming unable or unwilling to act.

In rendering any determination of Fair Market Rent of the subject FC Member Space, the arbitrators shall assume or take into consideration all of the following:

(i)            there is an open and competitive market for the subject space;

(ii)           market rents then being charged, including increases in fixed rent over a period of time, work allowances and rent concessions being granted, for comparable space in comparable buildings;

(iii)          the FC Member, as owner, and NYTC Member, as tenant, of the subject space are acting prudently and are typically motivated;

(iv)          the FC Member, as owner, and NYTC Member, as tenant, of the subject space are well informed and well advised and each is acting in what it considers its own best interest;

(v)           the subject space is to be let in as-is condition, provided that the arbitrators shall not take into consideration any above building standard improvements or finishes which shall have been installed in the subject space;

(vi)          the FC Member will not incur certain costs customarily incurred by landlords in leasing space to unaffiliated third parties in the open market, which costs may reduce the Fair Market Rent that would otherwise be charged by a landlord in comparable circumstances, such as the following:

(A)          FC Member will not be requested to provide a work allowance or work letter or incur any related expenditure in preparing the subject space for a tenant’s occupancy (including, without limitation, architect’s and engineering fees, demolition costs and legal fees);

(B)           there will be no period during which the subject space shall not be occupied or during which base rent and additional rent shall be abated;

(C)           FC Member will not incur a brokerage commission;

(D)          FC Member will not incur any “takeover costs” or similar expenses in assuming or mitigating a potential tenant’s leasing costs at another location; and

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(E)           FC Member will not incur any advertising or promotional expenditures in renting the subject space to a prospective tenant.

(vii)         The net worth of The New York Times Company in relation to a hypothetical prospective tenant or its guarantor;

(viii) That the tenant will pay its share of real estate taxes, PILOT (as defined in the Ground Lease) and common charges without base years or base amounts; and

(ix)           The term of the sublease and the other terms and conditions of the sublease for the subject FC Member Space.

In no event, however, shall the arbitrators consider, or make any increase or decrease in the Fair Market Rent for the subject FC Member Space by reason of the fact that The New York Times Company (and/or its Affiliates) is a current occupant of the building or that the building is the headquarters for The New York Times Company, the arbitrators to consider the Fair Market Rent on the basis of a new transaction with an unrelated third party.

ARTICLE XI

ARBITRATION

11.01       Arbitration.

(a)           In the event of a dispute between the Members with respect to the interpretation or application of any provision of this Agreement, or any other matter specifically mentioned herein as a matter to be decided by arbitration, such dispute or matter shall be shall be determined and resolved by arbitration (and not by litigation) conducted in the City, County and State of New York in accordance with the terms of this Section 11.01 and the then applicable commercial arbitration rules of the American Arbitration Association, provided that if the terms of this Section 11.01 differ from or conflict with the then applicable commercial arbitration rules, the arbitrators shall be chosen and the arbitration shall be governed in accordance with and pursuant to the terms and provisions of this Section 11.01.

(b)           The arbitration procedures shall commence when either Member submits the matter to arbitration by notice to the other Member. Not later than twenty (20) days after the arbitration procedure has commenced, each Member shall appoint an arbitrator and notify the other Member of such appointment by identifying the appointee. Each Member hereto agrees to select as its respective appointee an independent and unaffiliated individual who has not less than (10) years experience with respect to the subject matter at hand. Not later than ninety (90) days after both arbitrators are appointed, each shall separately, but simultaneously, submit in a sealed envelope to each arbitrator their separate suggested resolution of the dispute or matter and shall provide a copy of such submissions to the other Member. The two selected arbitrators, after reviewing such submissions, shall determine whether either proposed resolution more fairly reflects the intention of the parties as expressed in this Agreement or is otherwise in the best interest of the Company. If both arbitrators agree that one of said proposed resolutions is preferable upon the basis set forth in the preceding sentence, they shall so declare and their decision shall be final and binding upon the Members. If the two selected arbitrators are unable

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to agree on one of the proposed resolutions within thirty (30) days after submission thereof, then the arbitrators shall select a third arbitrator (the “Third Dispute Arbitrator”) who shall also be an independent and unaffiliated individual with not less than ten (10) years experience in the subject matter at hand, such selection to take place within the ten (10) days after the expiration of the thirty (30) day period. If no arbitrator is selected within such ten (10) day period, either Member may immediately petition the American Arbitration Association to appoint such Third Dispute Arbitrator. The Third Dispute Arbitrator shall conduct an arbitration pursuant to the commercial arbitration rules of the American Arbitration Association, its successor or, if it shall cease to exist, an entity performing similar functions. The Third Dispute Arbitrator shall select either proposed resolution not later than thirty (30) days after appointment, and the Third Dispute Arbitrator’s decision shall be final and binding upon the Members. The arbitration decision, determined as provided in this Section, shall be conclusive and binding on the parties, shall constitute an “award” by the Arbitrator within the meaning of the American Arbitration Association rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction.

(c)           The fees of the arbitrators as well as expenses incident to the proceedings, shall be assessed as the arbitrators determine, it being the intention of the Members that the non-prevailing Member pay such fees and expenses. The fees of respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called or engaged by the Members, shall be paid by the non-prevailing Member.

ARTICLE XII

ALLOCATION METHODOLOGY.

12.01       Allocation of Costs.

(a)           Costs which are part of the Total Costs of the Project are generally to be allocated to the Members in accordance with their respective Percentage Interests. However, the Members acknowledge that certain costs which are part of the Total Costs of the Project may relate either entirely to the NYTC Member Space or the FC Member Space, or may relate to either the NYTC Member Space or the FC Member Space in a percentage which varies from their respective Percentage Interests. For example, certain components may be built to a higher tolerance than is applicable to the Core and Shell in general in order to accommodate a particular use of the NYTC Member Space or the FC Member Space, or common areas and equipment may be modified to reflect a higher requirement for telecommunications, electricity, HVAC or other uses. In addition, once the plans and specifications for the Improvements and the related Budget (and allocation of construction costs between the Members) have been approved, either Member may request changes to the plans and specifications as permitted under Section 5.07, which may result in increased costs to the Company. Furthermore, as set forth in this Agreement (including, without limitation, Sections 3.01(c), 3.01(d) and 3.01(e)), the Members have agreed that certain costs will be allocated to the Members in a manner other than in accordance with their respective Percentage Interests. Accordingly, the Members agree that in such instances and in other situations where allocating costs in accordance with the Percentage Interests would not result in an equitable allocation of such costs, such costs (and the corresponding Capital Contributions and responsibility for indebtedness of the Company) and any tax benefits, deductions, losses or

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other related costs attributable thereto will instead be allocated in accordance with the methodology set forth in Exhibit T hereto, provided however, that FC Member shall be solely responsible for any and all costs incurred in connection with or payable to ING Entity or any other permitted equity investor in FC Member and any and all fees and guaranteed payments to Developer and other Affiliates of FC Entity under the Operating Agreement of FC Member.

(b)           In furtherance of this Section 12.01, and not in limitation thereof, the Members agree that certain payment obligations under the Ground Lease shall be allocated as follows:

(i)              payment obligations under Section 3.1 of the Ground Lease shall be allocated to the Members in accordance with their respective Land Shares (except that (1) said obligations shall with regard to below-grade retail be based upon whether the same is located within FC Member Space or the NYTC Space, and (2) said obligations with respect to rooftop garden space and discretionary inside mechanical space referenced therein shall be allocated in accordance with the Members’ respective Percentage Interests);

(ii)             payment obligations under Section 3.2 of the Ground Lease shall be wholly allocated to FC Member to the extent that the same relates to the Retail Space and shall be wholly allocated to NYTC Member to the extent that the same relates to the SPU;

(iii)            payment obligations under Section 3.3 of the Ground Lease in respect of Sales Tax Savings shall be wholly allocated to FC Member; and

(iv)            payment obligations under Section 3.4 of the Ground Lease in connection with Mortgage Recording Tax (as to Exempted Mortgages only) shall be wholly allocated to NYTC Member;

(v)             payment obligations under Section 3.5 of the Ground Lease shall be allocated to the Members based upon whether the occupied square feet referenced therein are located in the FC Member Space or the NYTC Member Space;

(vi)            the Security Deposit under Section 10.9(a) of the Ground Lease shall be wholly payable by FC Member and the Insurance Guaranty required thereunder shall be provided by NYTC Member; and

(vii)           the PA PILOT Reduction under Section 30.4 of the Ground Lease shall be wholly allocated to NYTC Member.

(c)           Any disputes as to the proper allocation of such costs (and the corresponding Capital Contributions and responsibility or indebtedness of the Company) will be decided pursuant to arbitration under Section 11.01, and any tax benefits, deductions or losses attributable thereto shall be governed by the authority of the TMP under Section 7.05 and shall be consistent with such arbitration decision.

68

12.02       Allocation of Net Cash Flow, Net Financing Proceeds and Net Sale Proceeds. For purposes of determining the amount of Net Cash Flow, Net Financing Proceeds and Net Sale Proceeds which is related to the NYTC Member Space and the FC Member Space, respectively, receipts from the rental or other use of a particular area of the Property, and costs, expenses and disbursements related to, generated by, derived from or incurred with respect to, as the case may be, a particular area of the Property, will be allocated to that particular area, and general receipts of the Company and general costs, expenses and disbursements not related to a particular area will be allocated in accordance with the Percentage Interests. Notwithstanding the foregoing, if certain expenses not directly related to the NYTC Member Space or the FC Member Space do not benefit the NYTC Member Space and the FC Member Space in the same proportion as the Percentage Interests, but are more properly allocated between the NYTC Member Space and the FC Member Space in a different proportion which more equitably reflects the relative benefit of such expenditures to the NYTC Member Space and the FC Member Space, respectively, such expenses and any related tax benefits will instead be allocated between the NYTC Member Space and the FC Member Space in the proportion which more equitably reflects the relative benefits derived from such expenses. Any disputes as to the proper allocation of such revenues and expenses will be decided pursuant to arbitration under Section 11.01, and the reporting thereof shall be governed by the authority of the TMP under Section 7.05 and shall be consistent with such arbitration decision.

ARTICLE XIII

REPRESENTATIONS AND WARRANTIES

13.01       Representations and Warranties of NYTC Member. NYTC Member hereby represents and warrants to FC Member and the Company that NYTC Member is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York, that it is not subject to any proceeding for the reorganization, dissolution or liquidation thereof, that it has all requisite authorizations to enter into this Agreement and to consummate the transactions contemplated hereby and that the parties executing this Agreement on behalf of NYTC Member are duly authorized to so do.

13.02       Representations and Warranties of FC Member. FC Member hereby represents and warrants to NYTC Member and the Company that FC Member is a limited liability company duly formed, validly existing and in good standing under the laws of the State of New York, that it is not subject to any proceeding for the reorganization, dissolution or liquidation thereof, that it has all requisite authorizations to enter into this Agreement and to consummate the transactions contemplated hereby, and that the parties executing this Agreement on behalf of FC Member are duly authorized to so do.

ARTICLE XIV

MISCELLANEOUS

14.01       Execution in Counterparts. This Agreement may be executed in counterparts, each of which thus executed shall be deemed an original, but all of which, taken together, shall

69

constitute one and the same document, binding upon the parties hereto, their heirs, executors, administrators, successors and permitted assigns.

14.02       Notices. All notices, requests, demands, consents and approvals under this Agreement shall be in writing, and shall be hand delivered, sent by registered U.S. Mail, return receipt requested, or sent by overnight courier service, designated for next-day delivery, as follows:

If to NYTC Member:

NYT Real Estate Company LLC
c/o The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn: Mr.David A. Thurm

With a copy to:

NYT Real Estate Company LLC
c/o The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn: Solomon B. Watson, IV, Esq.

With a copy to:

Swidler Berlin Shereff Friedman, LLP
405 Lexington Avenue
New York, New York 10174
Attn: Martin D. Polevoy,Esq.

If to FC Member:

FC Lion LLC
One MetroTech Center North
Brooklyn, New York 11201
Attn: General Counsel

and

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attn: James J. Kirk, Esq.

Any party hereto may designate a different address to which or Person to whom notices or demands shall be directed by written notice given in the same manner and directed to the each other Member at its address hereinabove set forth. Any notice given hereunder shall be deemed

70

received one (1) Business Day after delivery to an overnight delivery service, designated for next-day delivery; three (3) Business Days after mailing if sent by registered U.S. mail, return receipt requested; or when actually received if sent in any other permissible fashion.

14.03       Amendments. This Agreement may not be amended, restated, supplemented or otherwise modified except by a writing signed by all of the Members.

14.04       Articles of Organization. From time to time, the Members shall sign and acknowledge all such writings as are required to amend the Articles of Organization or for the carrying out of the terms of this Agreement or, upon dissolution of the Company, to cancel such Articles.

14.05       Validity. In the event that any provision of this Agreement shall be held to be invalid, such invalidity shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

14.06       Governing Law. This Agreement shall be construed according to and governed by the laws of the State of New York.

14.07       Waiver. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreements and conditions herein contained.

14.08       Brokers. FC Member and NYTC Member each represents and warrants to the other that it has had no dealings or communications with any broker, finder, or consultant with respect to the Property or the Project except for the Broker. FC Member shall hold NYTC Member harmless and defend NYTC Member with respect to any claims or actions that may be brought by any broker or finder (other than the Broker) with whom it has dealt with respect to the Property or the Project. NYTC Member shall hold FC Member harmless and defend FC Member with respect to any claims or actions that may be brought by any broker or finder (including, without limitation, the Broker) with whom it has dealt with respect to the Property or the Project, subject however to the obligations of the Company and FC Member pursuant to Section 3.01(e). The provisions of this Section 14.08 shall survive the termination of this Agreement and the dissolution of the Company.

14.09       Entire Agreement. This Agreement, together with any other document executed contemporaneously herewith, sets forth the entire agreement and understanding of the Member with respect to the Project and the subject matter hereof and supersedes all prior agreements or understandings relating thereto.

14.10       No Third Party Beneficiary. Nothing contained in this Agreement shall be deemed to create any third party beneficiary status or grant any rights to any capital contributions to any party which is not a Member.

71

14.11       Attorney’s Fees. In the event of litigation to enforce or interpret this Agreement, the prevailing party(ies) in such litigation shall be entitled to recover from the losing party(ies) its or their reasonable attorney’s fees and costs incurred in such litigation, including such costs and fees on appeal.

14.12       No Cross-Default. Notwithstanding any other provision of this Agreement to the contrary, no default by FCE or Developer or any of their Affiliates under the Development Agreement or any guaranty or any other document relating to the Project shall constitute a default by FC Member under this Agreement.

14.13       Certificated Interests. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in The New York Times Building LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” This provision shall not be amended, and no such purported amendment to this provision, shall be effective until all outstanding certificates have been surrendered for cancellation.

[the remainder of this page is intentionally blank]

72

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

FC LION LLC, a New York limited liability company

By:	FC 41st Street Associates, LLC, a New York limited liability company, its managing member

	By:	RRG 8 South,Inc., a New York corporation, its managing member

	By:	/s/ Bruce C. Ratner
Name: Bruce C. Ratner
Title: President

NYT REAL ESTATE COMPANY LLC, a New York limited liability company

By:		/s/ Michael Golden
Name: Michael Golden
Title: Manager

73

EXHIBIT A

Description of the Land

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

Beginning at the corner formed by the intersection of the northerly line of West 40th Street with the easterly line of 8th Avenue.

Running thence northerly along said easterly line of 8th Avenue, 197 feet 6 inches to the corner formed by the intersection of the easterly side of 8th Avenue with the southerly line of West 41st Street;

Thence easterly along said southerly line of West 41st Street, 400 feet;

Thence southerly and parallel to said easterly line of 8th Avenue, 197 feet 6 inches to the northerly line of West 40th Street;

Thence westerly along said northerly line of West 40th Street, 400 feet to the point and place of Beginning.

Being premises known as and by Manhattan Tax Map Block 1012, Lots 1, 5, 8, 14, 53, 59, 61, 62, 63, and part of Lot 15.

A-1

EXHIBIT B

Development Plan

The Members intend to construct upon the Land an office building (with ground floor retail) of approximately 1,440,000 gross square feet of above grade space, additional below grade space and additional roof top and mechanical space, which building shall include the “SPU”, “NYTC Office”, “FC Retail”, “FC Office” and “Common Areas”, all as generally shown on the drawings attached hereto as Exhibit B-l.

B-1

EXHIBIT B-1

Floor Plans

B-1-1

WEST 41 STREET
8TH AVENUE
WEST 40 STREET

SITE PLAN

8TH AVENUE
WEST 40 STREET

NOTE:
[illegible]

STACKING DIAGRAM

THE NEW YORK TIMES BUILDING

RENZO PIANO BUILDING WORKSHOP - FOX & FOWLE

4 DECEMBER 2001

NYTC OFFICE
FC OFFICE
SPU
COMMON AREA MECH.
FC RETAIL
COMMON AREA

PRELIMINARY-NOT FOR CONSTRUCTION

THE NEW YORK TIMES BUILDING

GSF-100C1-A

NYTC OFFICE
FC OFFICE
BPU
COMMON AREA (MECH)
FC RETAIL
COMMON AREA

REVISED NOV 20 2001

PRELIMINARY-NOT FOR CONSTRUCTION

THE NEW YORK TIMES BUILDING

CELLAR FLOOR PLAN

GSF-100CI-B

C.A.
C.A.
C.A.
NYTC. OFFICE
FC. OFFICE
SPU
COM. MECH.
RETAIL
COM. AREA

PRELIMINARY-NOT FOR CONSTRUCTION

THE NEW YORK TIMES BUILDING

GROUND FLOOR PLAN

GSF-1001-A

COM. AREA
RETAIL
COM. MEDIA
SPU
FC OFFICE
MTC OFFICE
PRELIMINARY-NOT FOR CONSTRUCTION

NYTC OFFICES
FC OFFICE
SPU
COML MECH.
RETAIL
COML AREA
ROOF GARDEN GROSS

PRELIMINARY-NOT FOR CONSTRUCTION

THE NEW YORK TIMES BUILDING

OSF-1081-A

EXHIBIT C

Schematic Design Plans

C-1

List of Schematic Design Documents

That Correspond with Final Schematic

Design Budget dated July 30, 2001

A 1000	7/20/2001	S 0001	7/20/2001
A 1001	7/20/2001	S 1000	7/20/2001
A 1002	7/20/2001	S 1001	7/20/2001
A 1003	7/20/2001	S 1003	7/20/2001
A 1004	7/20/2001	S 1006	7/20/2001
A 1005	7/20/2001	S 1008	7/20/2001
A 1006	7/20/2001	S 1011	7/20/2001
A 1008	7/20/2001	S 1021	7/20/2001
A 1010	7/20/2001	S 1027	7/20/2001
A 1011	7/20/2001	S 1030	7/20/2001
A 1021	7/20/2001	S 1041	7/20/2001
A 1027	7/20/2001	S 1052	7/20/2001
A 1030	7/20/2001	S 1052MEZ	7/20/2001
A 1041	7/20/2001	S 1053	7/20/2001
A 1052	7/20/2001	S 1054	7/20/2001
A 1052MEZ	7/20/2001	S 2000	7/20/2001
A 1053	7/20/2001	S 2001	7/20/2001
A 1054	7/20/2001	S 2002	7/20/2001
A 1056	7/20/2001
A 1101	7/20/2001	M 1000	9/18/2001
A 1102	7/20/2001	M 1001	9/18/2001
A 1103	7/20/2001	M 1005	9/18/2001
A 2001	7/20/2001	M 1006	9/18/2001
A 2101	7/20/2001	M 1021	9/18/2001
A 2102	7/20/2001	M 1027	9/18/2001
A 2103	7/20/2001	M 1027M	9/18/2001
A 2104	7/20/2001	M 1041	9/18/2001
A 3001a	7/20/2001	M 1052	9/18/2001
A 3001b	7/20/2001	M 1052MEZ	9/18/2001
A 3002	7/20/2001	M 1054	9/18/2001
A 3002b	7/20/2001	M 5000	9/18/2001
A 4020	7/20/2001	M 5001	9/18/2001
A 4021	7/20/2001	M 5002	9/18/2001
A 4038	7/20/2001	M 5003	9/18/2001
A 4039	7/20/2001	M 5004	9/18/2001
A 4040	7/20/2001	M 5005	9/18/2001
A 4041a	7/20/2001	M 5006	9/18/2001
A 4041b	7/20/2001	M 5007	9/18/2001
A 4042	7/20/2001	M 5008	9/18/2001
		M 5009	9/18/2001
		M 5010	9/18/2001
		M 5011	9/18/2001

P 0000	9/18/2001	E 0000	9/18/2001
P 1000	9/18/2001	E 1001	9/18/2001
P 1004	9/18/2001	E 1004	9/18/2001
P 1008	9/18/2001	E 1006	9/18/2001
P 1021	9/18/2001	E 1021	9/18/2001
P 1027	9/18/2001	E 1027	9/18/2001
P 1030	9/18/2001	E 1027M	9/18/2001
P 1040	9/18/2001	E 1052	9/18/2001
P 1052	9/18/2001	E 1052MEZ	9/18/2001
P 5000	9/18/2001	E 1041	9/18/2001
P 5001	9/18/2001	E 1054	9/18/2001
P 5002	9/18/2001	E 4000	9/18/2001
P 5003	9/18/2001	E 5000	9/18/2001

FP 0000	9/18/2001	T 0000	9/18/2001
FP 1000	9/18/2001	T 1000	9/18/2001
FP 1004	9/18/2001	T 1003	9/18/2001
FP 1008	9/18/2001	T 1008	9/18/2001
FP 1021	9/18/2001	T 5000	9/18/2001
FP 1027	9/18/2001	T 5001	9/18/2001
FP 1030	9/18/2001
FP 1040	9/18/2001
FP 1052	9/18/2001
FP 5001	9/18/2001

Schematic Design Outline Specifications	7/20/2001

EXHIBIT D

Schematic Design Estimate

D-1

The attached Schematic Design Estimate reflects the gross costs of the Development. The costs reflected will be reallocated to the Members pursuant Article 3 and Section 12.01(b) of the Operating Agreement.

PROJECT NAME:	The New York Times Building	Date:	July 30, 2001
LOCATION:	New York, NY	File:
CLIENT NAME:	The New York Times/FCRC	Job #:	-
ARCHITECT:	Renzo Piano Building Workshop/Fox and Fowle Architects	Est. #:	-
ESTIMATE TYPE:	0	S.F.:	1,553,966.00
EST. PHASE:	Schematic

	AMOUNT ($)
TRADE SUMMARY	NYT	FCRC	Retail	SPU	TOTAL	$ /SF	%

02000 DEMOLITION	0	0	0	0	0	0.00	0.00
02100 ASBESTOS REMOVAL	0	0	0	0	0	0.00	0.00
02200 SITEWORK	636,370	539,878	13,017	21,577	1,210,842	0.78	0.32
03200 SUBSTRUCTURE	5,870,628	4,980,472	120,080	199,054	11,170,234	7.19	2.94
03300 SUPERSTRUCTURE CONCRETE	7,418,501	5,824,096	136,337	225,969	13,604,904	8.75	3.59
04200 MASONRY	215,715	51,858	3,935	19,962	291,470	0.19	0.08
04400 STONE	0	0	0	0	0	0.00	0.00
05100 STRUCTURAL STEEL	33,786,909	28,568,266	685,772	1,136,787	64,177,734	41.30	16.92
05300 METAL DECK	2,764,515	2,364,067	60,981	98,403	5,287,966	3.40	1.39
05500 MISCELLANEOUS METALS	2,844,619	1,403,992	32,578	56,514	4,337,703	2.79	1.14
05700 ORNAMENTAL METALS	532,187	7,794	188	311	540,481	0.35	0.14
06100 ROUGH CARPENTRY	1,127,104	962,999	20,993	42,105	2,153,201	1.39	0.57
06200 FINISH CARPENTRY/MILLWORK	417,901	407,263	597	17,785	843,546	0.54	0.22
07100 WATERPROOFING	285,327	230,731	4,075	10,947	531,080	0.34	0.14
07200 INSULATION	10,349	8,780	212	351	19,691	0.01	0.01
07240 EIFS	120,524	102,249	2,465	4,087	229,325	0.15	0.06
07250 SPRAY-ON-FIREPROOFING	2,681,854	2,181,547	52,598	87,189	5,003,188	3.22	1.32
07400 METAL PANELS	0	0	0	0	0	0.00	0.00
07500 MEMBRANE ROOFING	712,843	604,756	14,581	24,170	1,356,351	0.87	0.36
07900 CAULKING	155,303	131,755	3,177	5,266	295,500	0.19	0.08
08100 METAL DOORS AND FRAMES	159,915	143,686	723	11,026	315,350	0.20	0.08
08300 OVERHEAD DOORS	9,319	7,906	191	316	17,732	0.01	0.00
08400 ENTRANCES AND STOREFRONTS	259,272	224,508	124,690	52,774	661,243	0.43	0.17
08700 HARDWARE	205,350	186,160	981	12,508	405,000	0.26	0.11
08800 GLAZING	3,172,018	90,174	309,674	289,854	3,861,720	2.49	1.02
08900 CURTAINWALL	36,473,741	28,674,318	915,568	1,460,138	67,523,765	43.45	17.80
09250 GYPSUM WALLBOARD	3,563,899	4,064,680	70,978	213,833	7,913,391	5.09	2.09
09300 TILE	663,124	534,734	717	12,789	1,211,365	0.78	0.32
09500 ACOUSTICAL CEILING TILE	162,094	121,825	274	3,574	287,767	0.19	0.08
09650 RESILIENT FLOORING AND CARPET	42,870	33,922	440	730	77,962	0.05	0.02
09660 SPECIAL FINISHES	1,894,956	1,513,458	36,490	394,756	3,839,660	2.47	1.01
09900 PAINTING	589,255	494,616	9,173	24,536	1,117,580	0.72	0.29
10000 SPECIALTIES	416,380	358,746	2,002	13,822	790,950	0.51	0.21
10200 LOUVERS	0	0	0	0	0	0.00	0.00
10250 ACCESS FLOOR	210,007	-1,131	-27	-45	208,863	0.13	0.06
10400 BUILDING SIGNAGE	1,095,998	929,813	22,418	37,162	2,085,390	1.34	0.55
10532 CANOPIES	938,064	388,608	9,369	15,531	1,351,571	0.87	0.36
12500 WINDOW WASHING EQUIPMENT	647,096	548,977	13,236	21,941	1,231,250	0.79	0.32
13100 MAST	776,515	658,773	15,883	26,329	1,477,500	0.95	0.39
13200 DAMPER	647,096	548,977	13,236	21,941	1,231,250	0.79	0.32
14100 CONVEYANCES	9,651,701	12,402,581	-119	-197	22,053,967	14.19	5.81
14200 TURNTABLE	0	0	0	0	0	0.00	0.00
15100 HVAC	19,942,145	16,852,444	403,191	668,359	37,866,138	24.37	9.98
15200 PLUMBING	2,800,035	2,375,469	57,273	94,940	5,327,717	3.43	1.40
15300 FIRE PROTECTION	1,680,299	1,425,518	34,369	56,973	3,197,160	2.06	0.84
16000 ELECTRICAL	14,199,562	11,972,130	288,650	476,488	26,938,830	17.34	7.10
SUBWAY ENTRANCE	132,042	112,020	2,701	4,477	251,240	0.16	0.07

TRADE SUB-TOTAL:	159,913,464	133,033,417	3,483,666	5,867,029	302,297,576	$194.53	79.68

EXTERIOR PROJECTION SIGNAGE EQUIPMENT	(1,051,120.00)	(891,740.00)	(21,500.00)	(35,640.00)	(2,000,000)	(1.29)

SUBWAY ENTRANCE WORK	(132,041.69)	(112,020.38)	(2,700.83)	(4,477.10)	(251,240)	(0.16)

NYTC TENANT WORK (Allocations)
1. Communicating Stairs	(4,736,168)				(4,736,168)	(3.05)
2. Fin Tube Heating System	(559,640)				(559,640)	(0.36)
3. Newsroom Skylight	(1,782,100)				(1,782,100)	(1.15)

TRADE SUBTOTALS =	151,652,394	132,029,657	3,459,465	5,826,912	292,968,428	188.53

EXHIBIT E

Form of Condominium Declaration

See Item 76 – Declaration of Leasehold Condominium.

C-1

EXHIBIT F

Definition of the Core and Shell

F-1

Definition of the Core and Shell

I.	GENERAL CONSTRUCTION

	•	Demolition/Asbestos Abatement
	•	Foundations
	•	Excavation including basement excavation
	•	Site Work
	•	Landscaping, irrigation and drainage
	•	Superstructure, complete structural frame providing a minimum of 50 lbs./ft2 of live load capacity
	•	Fire Stairs including enclosure
	•	Metal deck and concrete slabs
	•	Roofing/Waterproofing/Paving/Roof Garden
	•	Fireproofing
	•	Curtain Wall system – Entire building enclosure.
	•	Doors and Hardware for exterior and interior core and shell elements.
	•	Storefronts, Entrance Doors and Screens
	•	Demising partitions for MEP service rooms, shafts, ground floor lobbies, fire stairs, core area, shafts and toilet rooms.
Finishes for the following areas:
		1.	Ground floor common area lobby.
		2.	Core Area Toilet rooms and additional toilet rooms on podium floors.
		3.	Common Corridors/Stairwells
		4.	MEP and Elevator equipment rooms
		5.	Loading dock areas and common support areas

	•	Interior signage program to meet code requirements.
	•	Building Identification Signage
	•	Window washing equipment
	•	Elevators including Shaftways

II.	SUBWAY ENTRANCE

•	Subway Entrance Improvements Including the following:

	1.	Construction of a new entrance within property limits to be constructed at the northeast corner of Eighth Avenue and 40th Street consisting of a 10 foot wide straight stairway with two intermediate landings, which connects to the mezzanine located below the east sidewalk of Eighth Avenue.
	2.	A street vestibule, at the top of the stairway that is within the building property, with minimum dimensions of 15 feet long by 10 feet wide.
	3.	Partial demolition and slabbing over of the existing sidewalk stair entrance at the northeast corner of Eighth

Avenue and 40th Street as required to construct the above items. Modifications to the existing intermediate stair landing as required to seal the original entrance to stairway and create an entry to the proposed stairway.

	4.	Protection of all street utilities impacted by the construction of the above items during Owner’s construction.
	5.	The removal of the existing cast iron stair entrance railings, gates, and entrance lamp posts and delivery thereof to an Authority facility located within the City of New York, as designated by the Authority.

III.           PLUMBING

Domestic cold water distribution system from tap in street to valved outlets at each floor with capacity for floor pantries.

Domestic hot water distribution to valved outles at each floor with capacity for floor pantries.

Complete storm water system with necessary sump pumps.

Sanitary waste system from city tie-in to plugged outlets at each floor, sized to accommodate NYTC cafeteria complete with all necessary ejector pumps.

Meters for consumption of energy, other than for base building HVAC equipment, to be installed by individual users.

In addition to the distribution system described above, core area bathrooms (including drinking fountains) will be built as part of the base building work including all fixtures. No other bathrooms remote from the core area will be built as part of the base building work except on the podium floors where additional bathrooms for general use will be provided.

Provision of two (2) additional dry columns with waste and vent risers remote from the core on tower floors and four (4) dry columns with waste and vent risers on podium floors. Each podium floor will include a remote wet column riser.

All domestic cold water piping in conditioned spaces and areas subject to freezing will be insulated.

IV.           FIRE SPRINKLER SYSTEM

1. Fire protection water service as required by code including any necessary pumps and ATS equipment.

2. Complete standpipe system with hose outlets based on open plan floor

3. Sprinkler floor control valves with tamper switch and flow switch, including service double detector check.

4. TCO sprinkler coverage (loop around core and core rooms sprinklered)

5. Complete coverage including sprinkler heads as required in ground floor lobbies, mechanical rooms, and other common areas.

V.            HVAC

1)              Equipment sized on the following criteria:

a)              Electric demand load: 2 w/ft2 lighting, 3 w/ft2 power, 2.0 w/ft2 supplementary cooling, up to an additional 200 tons of cooling capacity for the NYTC Data Center if not provided for within the 2.0 w/ft2 supplementary cooling allowance.

b)             Ventilation: 20 cfm/person or, 0.2 cfm/ft2

c)              Occupancy: 100 ft2/person

d)             Outdoor conditions: summer 91/76°F, winter 5°F with 15 mph wind.

e)              Indoor conditions: summer 75°F +/- 1°, 50% RH + 5% (uncontrolled), winter 72°F +/- 1°

2)                Central Plant will be designed to allow for 24 hr per day 7 day per week 52 week per year operation.

3)                Complete Refrigeration Plant including

a)              Refrigeration machines with a capacity to satisfy the cooling load. Redundant machines are not provided. Multiple chillers (4 or more) are required.

b)             Cooling towers with a capacity to satisfy cooling load (summer and winter as required by the New York State Energy Code.) Redundant cells are not provided.

c)              Condenser water and chilled water pumps to satisfy cooling load. One redundant chilled water and condenser water pump of each size is provided.

2

d)             Free cooling plate and frame plate exchangers to provide 100% of cooling requirements as required by the New York State energy code. Redundant plate and frame heat exchangers are not provided.

e)              Chilled water and condenser water piping within the central plant, connecting cooling towers and a set of risers through the building piped to typical floor air handling units.

f)                Valved outlets (2 1/2”) on the condenser water and the chilled water risers for connection to by Owner/Tenant as required for supplementary cooling.

4)              Complete heating plant including:

a)              High Pressure Con Ed Steam Service.

b)             Complete steam heating system as designed by Flack and Kurtz and approved by NYTC and FCRC.

5)              Typical Floor Mechanical Rooms consisting of:

a)              Air handling unit(s) with capacity to offset electric, occupancy, envelope and outside air loads. The unit will be provided with cooling coils, fan, medium efficiency filters 35% Eff’s/85% Eff’s, smoke detectors, variable speed drive and controls for the operation of the unit.

b)             Heated ventilation air with automatic control damper.

c)              Smoke exhaust either using a dedicated riser or the outside air shaft capable of exhausting each office floor one at a time at a rate of 6 air changes per hour.

d)             Medium pressure ductwork from the air handling unit to the outside face of the core wall.

e)              Return air transfer plenum (within the typical floor mechanical room) to a location on the exterior wall surface of the mechanical room wall which will be above the tenant provided hung ceiling.

6)              Perimeter heating system consisting of:

a)              Perimeter hot water risers.

7)              Outside air ventilation system consisting of:

a)              Air handing units with medium efficiency filters, fans, heating coils, cooling coils and variable speed drives.

b)             Ductwork from units to outside air shafts.

c)              Controls including valves, sensors, controllers and dampers.

d)             Air monitoring system to monitor carbon dioxide levels in occupied spaces.

8)              General Exhaust system with capacity to exhaust 1500 cfm per floor with stub outs on each floor with fire and smoke dampers as required by code.

9)              Toilet exhaust systems with a capacity of 2 cfm/sf with 10% spare capacity.

10)        Emergency power system for Base Building Life Safety Systems consisting of:

a)              Fuel oil system with a capacity of 6 hours of fuel to operate the generator(s) at full load.

b)             Exhaust system consisting of exhaust piping and silencers.

c)              Ventilation and exhaust air as required to operate the generator.

11)        Building control system consisting of:

a)              Main processing unit.

b)             Backbone distribution to a panel within each floor typical floor mechanical room with capacity to control VAV boxes (1 per 800-900 square feet), air handling units and dampers on each floor.

c)              Control of all base building equipment such as outside air systems, boilers, chillers and toilet exhaust systems.

12)        Smoke management system consisting of:

a)              Fans to provide a minimum of 6 air changes per hour for any two occupied floors area of the building.

b)             Ductwork from the fans to the space served.

3

c)              Fire smoke dampers wired to the fire command station for all fire zones included in the base building design.

13)        Complete HVAC systems for all public spaces such as:

a)              Main lobby

b)             Back of house spaces

14)        Provide space to accommodate user-specific mechanical or electrical equipment.

15)        Sound Attenuation design criteria:

a) NC-35 in general areas and NC-40 within 10’ of mechanical rooms.

VI.           ELECTRICAL

Base building electrical service consisting of a 460 volt service, transformers and associated vaults, network protectors and main switchgear, including circuit breakers and fused disconnect switches.

Main service electrical distribution to each floor via buss ducts.

Provisions for three buss duct stabs per duct into each buss duct.

Buss tap switches, transformers, and branch circuit panel boards required to accommodate user needs, other than for base building mechanical equipment, will not be installed as part of core and shell work.   Provision of two electrical closets per tower floor and three electrical closets per podium floor with back boxes for cables.

Power distribution as required to support the floor by floor mechanical equipment.

Emergency Power sufficient for life safety functions as required by code including generators, automatic transfer switches.

Space provisions for running supplemental and standby power feeders through the building to selected floors.

Space and structural requirements to accommodate the Owner/Tenants standby generators, UPS, and fuel oil storage systems as may be required.

Lighting in all base building mechanical rooms, lobbies, and emergency stairwells.

Exterior and Facade Lighting.

Facilities will be provided to allow the distribution system to be increased for special user or tenant needs.

Attenuation will be provided for RFI/EMI as required.

VII.          FIRE ALARM SYSTEM

Class E Alarm System sufficient in size to accommodate the point capacity of the entire building. All base building devices installed as required by Code on all floors and in the common areas to be provided as part of the base building core and shell.

VIII.        SECURITY

Security for base building envelope including perimeter surveillance. Space will be provided to NYTC for purpose of installing dedicated security conduits in the core and common areas including the loading dock area.

4

IX.           TELECOMMUNICATIONS

Provision of four (4) service entry points.

Provision of two (2) main telecom rooms.

Provide empty 4” conduits from point of entry to individual telecom closets.

Two IDF closets will be provided for each tower floor and three for each podium floor.

Provide 2- 4” conduit risers from the lowest NYTC floor to roof.

Allow for space on roof to accommodate NYTC communications satellite dishes.

EXHIBIT G

Examples of Calculations Under Section 3.07(C)(b)(iii)

G-1

Example for 3.07 (C) (b) FC Member’s Put-Right

		Example
)
IF	FC Member Contribution is <	$21,700,000

THEN	FC Member Pays NYTC Member
	(x)	$21,700,000
	-(y) FC Member Funded SACS	$(10,000,000)	Note: This value is used for illustrative purposes only.
	FC Member Payment	$11,700,000

i)
IF	FC Member Contribution is >	$21,700,000
AND	SAC Funded <	$84,940,000

THEN	NYTC Member pays FC Member
	(1) FC Member Funded SACS	$30,000,000	Note: This value is used for illustrative purposes only.
	- (2)	$(21,700,000)
	FC Member Excess Land Payment	$8,300,000

ii)
IF	FC Member Contribution is >	$21,700,000
AND	SAC Funded >	$84,940,000

Then (A)	NYTC Member pays FC Member
	FC Member Funded SACS	$40,000,000
		$(21,700,000)	Note: This value is used for illustrative purposes only.
	(1) FC Member Excess Land payment	$18,300,000

	(2) The FC Member ESAC Amount
	(x) FC Member ESAC Percentage (FC Member’s Land Share)	45%
	x(y) Total ESAC Paid as of FC Put Closing Date	$3,948,889
		$1,777,000

	(1)	$18,300,000
	(2)	$(1,777,000)
	FC Member Excess Land Payment (net ESACS)	$16,523,000

AND (B)	NYTC Member Pays FC Member ESAC Credit
	FC Member ESAC at time received
	FC Member ESAC	$1,777,000
	Divided by Total ESAC	$5,000,000	Note: This number is used for illustrative purposes only but would include all ESAC’s paid as of FC Put Closing Date plus all ESACS subsequently paid by NYTC.

	FC Member ESAC Percentage	35.54%

	Total ESAC (if Total ESAC is < or = to 85% of PILOT for Year 1 then able to draw down total ESAC in Year 1; otherwise, FCR Member receives in this example 35.54% of total ESAC credits if, as and when received by NYTC)	5,000,000
	xFC Member ESAC Percentage	35.54%
	FC Member ESAC Payment	$1,777,000

EXHIBIT H

Total Costs of the Project

H-1

Exhibit H

Total Project Costs

Description

Description
1	SITE ACQUISITION:
2	Site Acquisition
3	20% LC
4	Broker Fee
5	Total Site Acquisition
6
7	HARD COSTS:
8	Trades -Base Building
9	Trades - Subway
10	Pre-construction Services
11	Tenant Contributions/Interior Build Out
12	SPU (Base, FF&E and Finishes)
13	General Conditions / CM Fee
14	Off-Site Work
15	Demolition/Environmental
16	Permits
17	Bonds
18	Owner’s Testing/Survey
19	Construction Contingency
20	Design/Scope Contingency
21	Total Hard Costs
22
23	SOFT COSTS:
24	A & E Base
25	A & E Reimburseables
26	A & E - Consultants/Web/Compel.
27	Architecture & Engineering
28
29	Internal Incentives
30	External Commissions
31	Leasing Commissions
32
33	Legal - General
34	Legal - Leasing
35	Legal - Financing
36	Legal - Zoning
37	Legal - Acquisitions
38	Legal
39
40	Construction Interest
41	Financing/Advisor Fees
42	Financing Fees & Out-of-Pocket Bank Expenses
43	Hedging Fee
44	FCE Finance Fee
45	ING Inspection Fee
46	Transfer Tax
47	Title Insurance Fee
48	Bank Inspection
49	Financing
50
51	Site Management
52	Project Expenses
53	Other Costs
54	Public Process
55	Signage/Art
56	Marketing/Public Relations/Project Expenses
57	Masterplanning
58	RE Taxes
59	Insurance
60	Other Costs
61
62	TOTAL SOFT COSTS
63
64	Sub-Total Project Costs
65
66	Rent Up Deficit
67	Development Contingency
68	ING Site Management Fee
69	Development/Developer Fee
70	TOTAL PROJECT COSTS

EXHIBIT I

Development Costs

I-1

FC Member Initial Capital Contribution

New York Times

Print Date: 12/10/01

Data Date: 11/08/01

		1	2	3	4 (1+2)	5	6 (4+5)
		Total FC Member Capital Contribution to the Company Total Costs Incurred	Total Incurred Shared Costs of FC Member + NYTC Member		NYTC Member Share of Incurred Shared Costs of FC Member + NYTC Member	NYTC Member Only Incurred Costs	NYTC Member Share of Total Incurred Costs
As Of Date : 10/31/01		As Of Date: 10/31/01	As Of Date: 10/31/01	NYTC %	As Of Date: 10/31/01	As Of Date: 10/31/01	As Of Date: 10/31/01

1	Acquisition	250,000	250,000	57.6049%	144,012		144,012	1
2	TOTAL SITE ACQUISITION	250,000	250,000	57.6049%	144,012		144,012	2
3							0	3
4	Traders: Base Building	0					0	4
5	Tenant Contributions	0					0	5
6	SPU Contribution	0					0	6
7	Trades – Subway	0					0	7
8	Pre-Construction Services	606,667	606,667	57.9483%	351,553		351,553	8
9	General Conditions/CM Fee	0					0	9
10	Demolition Environmental	0					0	10
11	Permits	0					0	11
12	Bonds	0					0	12
13	Owner’s Testing / Survey	195,071	195,071	57.9483%	113,040		113,040	13
14	Construction Contingency	0					0	14
15	Design/Scope Contingency	0					0	15
16	TOTAL HARD COSTS	801,737	801,737	57.9483%	464,593		464,593	16
17							0	17
18	A & E Base	3,926,439	3,911,605	57.9483%	2,266,710		2,266,710	18
19	A & E Reimburseables	431,558	418,832	57.9483%	242,590	8,000	250,590	19
20	A & E Consultants	1,187,650	1,129,504	57.9483%	654,529	13,700	668,229	20
21	ARCHITECTURE & ENGINEERING	5,545,645	5,459,740	57.9483%	3,163,828	21,700	3,185,529	21
24							0	24
25	LEASING COMMISSIONS	1,300,000					0	25
26							0	26
27	Legal – Ground Lse/Acqst/Tax Str.	728,817	30,000	57.9483%	17,384		17,384	27
28	Legal – Partnership & Develop Agreement	49,791					0	28
29	Legal – Financing/Condo	9,200					0	29
30	Legal – Leasing Office & Retail	15,052					0	30
31	LEGAL	800,869	30,000	57.9483%	17,384		17,384	31
32							0	32
33	Construction Interest	0					0	33
34	Financing Fees & Out-of Pocket	57,201					0	34
35	Mortgage Recording Tax	0					0	35
36	Transfer Tax	0					0	36
37	Title Insurance Fee	0					0	37
38	Bank Inspection/Appraisal	25,000					0	38
39	TOTAL FINANCING	82,201					0	39
40							0	40
41	Site Management	4,450,000					0	41
42	Marketing/Public Relations	1,507,353	286,747	57.9483%	166,165		165,165	42
43	Project Expenses	70,204					0	43
44	Signange / Art	0					0	44
45	Public Process	0					0	45
46	RE Taxes	325					0	46
47	Sunk Costs	0					0	47
48	Insurance	5,962	5,962	57.9483%	3,455		3,455	48
49	TOTAL OTHER COSTS:	6,033,844	292,709	57.9483%	169,620		169,620	49
50								50
51	TOTAL SOFT COSTS	13,762,559	5,782,449	57.9483%	3,350,833	21,700	3,372,533	51
52							0	52
53	SUB-TOTAL PROJECT COSTS	14,814,297	6,834,186		3,959,438	21,700	3,981,138	53
54							0	54
55	ING Fee	0					0	55
56	Development Contingency	0					0	56
57	Development Costs	0					0	57
58	TOTAL PROJECT COST	14,814,297	6,834,186		3,958,438	21,700	3,981,138	58
59								59
60	Recovery NYTC Sunk Costs							60
61	Developer Management Fee							61
62	Recovery of ESACS							62
63	State Sales Tax Deduction							63
64	Rent Up Deficit							64
65	Signage Income During Construction							65
66	NET PROJECT COST	14,814,297	6,834,186		3,959,438	21,700	3,981,138	—

*** NOTE: Cost incurred does not include interest payable by NYTC Member to FC Member

EXHIBIT J

Work Authorization

L-1

NEW YORK TIMES PROJECT
WORK AUTHORIZATION

06-Dec-01
09:41 PM

Requested By:	Forest City Ratner Companies			W.A. #:

Vendor:				Date:

Budget Line Item/
Cost Code:

Type of Agreement:	☐	Hourly as per attached sheet

	☐	Lump Sum

	☐	Not to Exceed

	☐	Other

Total Budget Allowance			Duration:	Start Date:

Previous Work Authorizations				Completion Date:

Amt. of this Work Authorization

Revised Work Authorizations

Remaining Budget Available

Cost Allocation:
NYT Real Estate Company LLC
			Confidentiality Form:	Signed:
FC Lion LLC				Attached:

NYT Real Estate/FC Lion

Special Purpose Use Cost

Recommendation:

Action:

NYT Real Estate Company LLC		Date	FC Lion LLC	Date

EXHIBIT K

True-Up Schedule

Exhibit K

NYTC Member			FC Member			Totals
Land Share	Funding Share	TP $	Land Share	Funding Share	TP $	Land Share	Funding Share	Trans Price
43.75%	19.56%	$16,733	56.25%	80.44%	$68,828	100.00%	100.00%	$85,560
44.10%	20.17%	$17,260	55.90%	79.83%	$68,300	100.00%	100.00%	$85,560
44.44%	20.79%	$17,787	55.56%	79.21%	$67,773	100.00%	100.00%	$85,560
44.79%	21.40%	$18,314	55.21%	78.60%	$67,246	100.00%	100.00%	$85,560
45.14%	22.02%	$18,841	54.86%	77.98%	$66,719	100.00%	100.00%	$85,560
45.49%	22.64%	$19,368	54.51%	77.36%	$66,192	100.00%	100.00%	$85,560
45.83%	23.25%	$19,895	54.17%	76.75%	$65,665	100.00%	100.00%	$85,560
46.18%	23.87%	$20,422	53.82%	76.13%	$65,138	100.00%	100.00%	$85,560
46.53%	24.48%	$20,949	53.47%	75.52%	$64,611	100.00%	100.00%	$85,560
46.88%	25.10%	$21,476	53.13%	74.90%	$64,084	100.00%	100.00%	$85,560
47.22%	25.72%	$22,003	52.78%	74.28%	$63,557	100.00%	100.00%	$85,560
47.57%	26.33%	$22,530	52.43%	73.67%	$63,030	100.00%	100.00%	$85,560
47.92%	26.95%	$23,058	52.08%	73.05%	$62,503	100.00%	100.00%	$85,560
48.26%	27.56%	$23,585	51.74%	72.44%	$61,975	100.00%	100.00%	$85,560
48.61%	28.18%	$24,112	51.39%	71.82%	$61,448	100.00%	100.00%	$85,560
48.96%	28.80%	$24,639	51.04%	71.20%	$60,921	100.00%	100.00%	$85,560
49.31%	29.41%	$25,166	50.69%	70.59%	$60,394	100.00%	100.00%	$85,560
49.65%	30.03%	$25,693	50.35%	69.97%	$59,867	100.00%	100.00%	$85,560
50.00%	30.65%	$26,220	50.00%	69.35%	$59,340	100.00%	100.00%	$85,560
50.35%	31.26%	$26,747	49.65%	68.74%	$58,813	100.00%	100.00%	$85,560
50.69%	31.88%	$27,274	49.31%	68.12%	$58,286	100.00%	100.00%	$85,560
51.04%	32.49%	$27,801	48.96%	67.51%	$57,759	100.00%	100.00%	$85,560
51.39%	33.11%	$28,328	48.61%	66.89%	$57,232	100.00%	100.00%	$85,560
51.74%	33.73%	$28,855	48.26%	66.27%	$56,705	100.00%	100.00%	$85,560
52.08%	34.34%	$29,383	47.92%	65.66%	$56,178	100.00%	100.00%	$85,560
52.43%	34.96%	$29,910	47.57%	65.04%	$55,650	100.00%	100.00%	$85,560
52.78%	35.57%	$30,437	47.22%	64.43%	$55,123	100.00%	100.00%	$85,560
53.13%	36.19%	$30,964	46.88%	63.81%	$54,596	100.00%	100.00%	$85,560
53.47%	36.81%	$31,491	46.53%	63.19%	$54,069	100.00%	100.00%	$85,560
53.82%	37.42%	$32,018	46.18%	62.58%	$53,542	100.00%	100.00%	$85,560
54.17%	38.04%	$32,545	45.83%	61.96%	$53,015	100.00%	100.00%	$85,560
54.51%	38.65%	$33,072	45.49%	61.35%	$52,488	100.00%	100.00%	$85,560
54.86%	39.27%	$33,599	45.14%	60.73%	$51,961	100.00%	100.00%	$85,560
55.21%	39.89%	$34,126	44.79%	60.11%	$51,434	100.00%	100.00%	$85,560
55.56%	40.50%	$34,653	44.44%	59.50%	$50,907	100.00%	100.00%	$85,560
55.90%	41.12%	$35,180	44.10%	58.88%	$50,380	100.00%	100.00%	$85,560
56.25%	41.73%	$35,708	43.75%	58.27%	$49,853	100.00%	100.00%	$85,560
56.60%	42.35%	$36,235	43.40%	57.65%	$49,325	100.00%	100.00%	$85,560
56.94%	42.97%	$36,762	43.06%	57.03%	$48,798	100.00%	100.00%	$85,560
57.29%	43.58%	$37,289	42.71%	56.42%	$48,271	100.00%	100.00%	$85,560
57.64%	44.20%	$37,816	42.36%	55.80%	$47,744	100.00%	100.00%	$85,560
57.99%	44.81%	$38,343	42.01%	55.19%	$47,217	100.00%	100.00%	$85,560
58.33%	45.43%	$38,870	41.67%	54.57%	$46,690	100.00%	100.00%	$85,560
58.68%	46.05%	$39,397	41.32%	53.95%	$46,163	100.00%	100.00%	$85,560
59.03%	46.66%	$39,924	40.97%	53.34%	$45,636	100.00%	100.00%	$85,560
59.38%	47.28%	$40,451	40.63%	52.72%	$45,109	100.00%	100.00%	$85,560
59.72%	47.89%	$40,978	40.28%	52.11%	$44,582	100.00%	100.00%	$85,560
60.07%	48.51%	$41,505	39.93%	51.49%	$44,055	100.00%	100.00%	$85,560
60.42%	49.13%	$42,033	39.58%	50.87%	$43,528	100.00%	100.00%	$85,560
60.76%	49.74%	$42,560	39.24%	50.26%	$43,000	100.00%	100.00%	$85,560
61.11%	50.36%	$43,087	38.89%	49.64%	$42,473	100.00%	100.00%	$85,560
61.46%	50.97%	$43,614	38.54%	49.03%	$41,946	100.00%	100.00%	$85,560
61.81%	51.59%	$44,141	38.19%	48.41%	$41,419	100.00%	100.00%	$85,560
62.15%	52.21%	$44,668	37.85%	47.79%	$40,892	100.00%	100.00%	$85,560
62.50%	52.82%	$45,195	37.50%	47.18%	$40,365	100.00%	100.00%	$85,560
62.85%	53.44%	$45,722	37.15%	46.56%	$39,838	100.00%	100.00%	$85,560
63.19%	54.05%	$46,249	36.81%	45.95%	$39,311	100.00%	100.00%	$85,560
63.54%	54.67%	$46,776	36.46%	45.33%	$38,784	100.00%	100.00%	$85,560
63.89%	55.29%	$47,303	36.11%	44.71%	$38,257	100.00%	100.00%	$85,560
64.24%	55.90%	$47,830	35.76%	44.10%	$37,730	100.00%	100.00%	$85,560
64.58%	56.52%	$48,358	35.42%	43.48%	$37,203	100.00%	100.00%	$85,560

If Land Share percentages are between the above ranges, Funding Shares shall be determined by interpolation (e.g., NYTC Member Land Share of 60.00% shall result in NYTC Member Funding Share of 48.39%, computed as follows: 47.89% + ((48.51%-47.89%) / (60.07%-59.72%)) x (60.00%-59.72%) = 48.39%.

EXHIBIT L

Pledge and Assignment Agreement

EXHIBIT L

[Pledge and Assignment Agreement]

PLEDGE AND ASSIGNMENT AGREEMENT

PLEDGE AND ASSIGNMENT AGREEMENT (as it may be amended, supplemented, or otherwise modified from time to time, this “Agreement”) dated as of                       , 2001 made by FC Lion LLC, a New York limited liability company (the “Pledgor”), in favor of NYT Real Estate Company LLC, a New York limited liability company, as the secured party (the “Secured Party”).

RECITALS

WHEREAS:

A.            Pursuant to that certain Operating Agreement made as of even date herewith (as the same may be amended, supplemented or otherwise modified from time to time, (the “Operating Agreement”) between the Pledgor and Secured Party (individually, each sometimes referred to as a “Member” and collectively sometimes referred to as the “Members”) and the Articles of Organization of The New York Times Building LLC, Pledgor and Secured Party formed a limited liability company (the “Company”) to lease certain real property and develop thereon a multi-story office building that will serve as the corporate headquarters of The New York Times Company (the “Project”).

B.            Pursuant to the terms of the Operating Agreement (including, without limitation, Sections 3.01 (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) or (k) thereof), Pledgor is required to make capital contributions to the Company for the development of the Project (“Capital Contributions”).

C.            Pursuant to Section 3.04(a) of the Operating Agreement, if Pledgor fails to make any required capital contribution or contributions, Secured Party may elect to make a loan to the Company (“Demand Loan”) in an amount equal to the delinquent capital contribution, such loan to bear interest at the Default Rate and to be repayable by Pledgor on demand and secured by Pledgor’s interest in the Company and its rights to distributions and other amounts payable to it under the Operating Agreement.

D.            Pursuant to Section 3.04(b) of the Operating Agreement, if the amount of Capital Contributions (inclusive of accrued and unpaid interest thereon) that Pledgor has failed to make as required pursuant to the terms of the Operating Agreement exceeds, in the aggregate, $5,000,000 (the “Acquisition Threshold”) Secured Party may acquire the Membership Interest of Pledgor in the Company in accordance with the procedures in said Section 3.04(b) set forth (the “Acquisition Option”).

E.             The Members have agreed that as further and additional security to Secured Party for Pledgor’s obligations to make Capital Contributions and to repay any Demand Loan

(hereinafter collectively referred to as the “Secured Obligations”), and in confirmation of Secured Party’s Acquisition Option, the Pledgor shall execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Secured Party hereby agree as follows:

1.             Grant of Security Interests; Certain Definitions. As security for the payment and performance in full of the Secured Obligations, the Pledgor does hereby (i) grant to the Secured Party, a first priority and exclusive continuing lien on and security interest in, and hereby pledges to the Secured Party, the properties and property rights listed on Schedule 1 hereto (hereinafter individually and collectively called the “Collateral”) and (ii) ratify and confirm Secured Party’s Acquisition Option with respect thereto. For purposes of this Agreement, the terms “Company”, “Company Documents” and “Membership Interest” shall have the meanings given thereto in said Schedule 1 hereto. All other capitalized terms used herein without definition shall have the meanings ascribed thereto in the Operating Agreement.  The Pledgor shall not grant or suffer to exist any other lien on or security interest in, or any other claim or encumbrance affecting, the Collateral or any part thereof except as expressly permitted under the Operating Agreement.

2.             Assurances.

At any time and from time to time, upon demand of the Secured Party, at the Pledgor’s sole expense, the Pledgor will give, execute, file and record, or cause the same to be done by other parties, any and all notices, financing statements, financing statement amendments, or continuation statements, that the Secured Party may reasonably consider necessary to create, confirm, preserve, maintain, continue, perfect or validate, or establish the priority of, the security interest granted hereunder or to enable the Secured Party to exercise or enforce its rights hereunder with respect to such lien, security interest and Acquisition Option.

3.             Representations; Warranties; Covenants. The Pledgor hereby represents, warrants and covenants, to and with the Secured Party, that:

(1)           Except for the security interest granted hereunder, but subject, however, to Secured Party’s exercise of the Acquisition Option in accordance with the provisions of Section 6 of this Agreement and Section 3.04 of the Operating Agreement, the Pledgor (i) is and will at all times continue to be the direct legal and beneficial owner of the Collateral hereunder, (ii) holds in the manner aforesaid the Collateral hereunder free and clear of all liens, claims, charges, restrictions, encumbrances, security interests or voting agreements (except as may be set forth in the Company Documents as in effect on the date hereof to the extent not waived or modified) or trusts of any kind or nature, and has not executed or authorized and will not execute or authorize (except as contemplated hereunder) the filing of any financing statement or other similar notice covering the Collateral or any part thereof, (iii) will not make or suffer any assignment or pledge, or create or suffer the creation of any lien, claim, charge, encumbrance or security interest affecting, or any voting agreement (except as may be set forth in the Company Documents as in effect on the date hereof to the extent not waived or modified) or trusts with respect to, the Collateral or any part thereof, and (iv) will not sell, assign, or transfer or encumber its interest in the Company except as permitted under the Operating Agreement, but nevertheless subject to the lien hereof.

(2)           The Pledgor (i) has, and at all times will have, good right and legal authority to grant a security interest in the Collateral in the manner hereby contemplated and (ii) will defend, at its own cost, its and the Secured Party’s title and interest thereto or therein, against any and all attachments, liens, claims, charges, encumbrances, security interests, agreements, trusts, or other impediments of any nature not permitted hereunder, however arising, of all persons whomsoever.

(3)           No consent or approval of any governmental body or regulatory authority or any securities exchange or any other person is necessary for the validity of the grant or enforcement of the security interest effected hereby, including, without limitation, Secured Party’s exercise of the Acquisition Option, nor does the entering into or performance hereunder by the Pledgor violate or constitute, nor the enforcement of any such security interest constitute a default or require any consent or approval of any other person (other than such as have been obtained) under the terms of the Pledgor’s organizational documents or any material indenture, agreement, instrument or document, or any order or decree of any court, tribunal, or other person or body, to which the Pledgor is a party or by which the Pledgor or the property thereof is bound or affected.

(4)           Pledgor hereby irrevocably waives any defense to the enforcement of Secured Party’s rights and remedies under this Agreement premised upon a claim that (i) the execution and delivery of this Agreement by the Pledgor fails to vest in the Secured Party, the rights in the Collateral as set forth herein, or (ii) upon execution and delivery hereof, the Secured Party does not have a valid and enforceable first priority continuing security interest in and contingent option to acquire the Collateral, or (iii) upon filing of appropriate Uniform Commercial Code financing statements with the office(s) specified in Schedule 3 hereto, such security interest is not fully perfected, and is not at all times superior to any other lien, security interest or encumbrance against the Collateral.

(5)           The Pledgor is a New York limited liability company in good standing under applicable law.

(6)           All necessary action on the part of the Pledgor to authorize the execution, delivery and performance of this Agreement, and the creation and grant of the security interests and Acquisition Option hereunder in the Collateral, has been duly and properly taken and all conditions to the effectiveness of such security interests and Acquisition Option have been met.

(7)           Pledgor was formed on November 30, 2001 and the office where it keeps its records regarding the Collateral is and at all times has been as set forth in Schedule 4 hereto.

4.             Distributions; Other Rights; Pledgor Obligations.

(1)           After written notice by the Secured Party to the Company, which the Secured Party may give, in its sole discretion, upon the giving of a Section 3.04 Assignment Notice following the occurrence and during the continuation of an Event of Default, there shall become vested in the Secured Party the sole and exclusive right and authority to receive and retain payments and distributions from the Company otherwise payable to the Pledgor (which shall, (i) unless a “Major Event of Default”, as such term is defined in Section 6(a) hereof, shall have occurred and be continuing and the “Section 3.04 Assignment Notice”, as such term is defined in the Operating Agreement, shall have been delivered, be applied against any Demand Loans then outstanding, and (ii) if a “Major Event of Default” shall have occurred and be continuing and the Section 3.04 Assignment Notice shall have been delivered, be retained by Secured Party without obligation to account to Pledgor with respect thereto), which right and authority the Secured Party may exercise by written notice to the Company and Pledgor. Any amounts paid or distributed to the Pledgor notwithstanding the preceding sentences of this paragraph shall forthwith be delivered to the Secured Party in the form received (except for the appropriate endorsement of any checks and except for any other appropriate instruments of transfer), and all such amounts distributed to the Pledgor shall be received and held apart separately in trust for the benefit of the Secured Party pending such delivery.

(2)           After the occurrence of a Major Event of Default and the giving of the 3.04 Assignment Notice in accordance with the Operating Agreement, (i) the Pledgor shall not be entitled to exercise any and all rights to consent, approve, elect, determine, consult, propose, agree, or similar prerogatives, if any, pertaining to the Collateral or any part thereof (“Prerogatives”), and (ii) automatically, without further notice, all rights of the Pledgor to exercise Prerogatives, if any, that it would otherwise be entitled to exercise shall cease, and the exercise of any such Prerogatives shall thereupon be subject in each instance to the prior approval of the Secured Party.

(3)           Notwithstanding anything contained elsewhere herein, this Agreement shall not in any way be deemed to obligate any other transferee of Secured Party, to assume any of the Pledgor’s obligations, duties, expenses or liabilities in respect of the Collateral (collectively, “Pledgor Obligations”) unless such purchaser or other transferee, at its written election, becomes a member of the Company or otherwise agrees in writing to assume any or all of said Pledgor Obligations.

5.             Additional Covenants. The Pledgor hereby covenants and agrees:

(1)           that, to the extent permitted by law, the Secured Party may file without the signature of the Pledgor Uniform Commercial Code financing statements and continuations and amendments thereof in respect of the security interest and Acquisition Option hereunder, and that photographic or other reproductions of this Agreement or of any financing statement or continuation thereof shall be sufficient as a financing statement or continuation thereof;

(2)           that the Pledgor will give the Secured Party prior notice of any change of Pledgor’s residence or principal place of business, place where books and records covering the Collateral are kept, name, identity, social security or taxpayer identification number or change of structure in respect of the Company, including, without limitation, notice of any merger, consolidation or combination to which the Company is a party, or of any other event that might result in an impairment of the effectiveness of any Uniform Commercial Code filing in respect of any Collateral;

(3)           that the Pledgor will, at its expense, execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Secured Party may from time to time reasonably request to better assure, preserve, protect and perfect the security interest and pledge and the rights and remedies created hereby, including the Acquisition Option and the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the security interest, the pledge, and the filing of any financing statements or other documents in connection herewith; and

(4)           that at its option and upon at least twenty (20) days prior written notice to Pledgor, the Secured Party may discharge past due taxes, assessments, charges, fees, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance and preservation of the Collateral to the extent the Pledgor fails to do so as required by this Agreement or the Operating Agreement, and the Pledgor agrees to reimburse the Secured Party on demand for any payment made or any expense incurred by the Secured Party pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing the Pledgor from the performance of, or imposing any obligation on the Secured Party to cure or perform, any covenants or other promises of the Pledgor in respect of taxes, assessments, charges, fees, liens, security interests or other encumbrances and maintenance as set forth herein or in the Operating Agreement, except and to the extent it is so obligated as a member of the Company.

6.             Event of Default.

(a)           As used in this Agreement, an “Event of Default” shall mean:

(i)            the failure by the Pledgor to make any Capital Contribution required to be made by the Pledgor under the Operating Agreement which defaulted Capital Contribution (and accrued and unpaid interest thereon at the Default Rate) exceeds $5,000,000 (or which defaulted Capital Contribution, when aggregated with any prior defaulted Capital Contributions of Pledgor with accrued and unpaid interest thereon at the Default Rate, exceeds $5,000,000), which failure continues after the giving of the Section 3.04 Default Notice and the expiration of applicable cure periods under Section 3.04(b) of the Operating Agreement (hereinafter sometimes called a “Major Event of Default”); or

(ii)           the failure by Pledgor to repay any Demand Loan upon demand by the Secured Party (it being acknowledged and agreed that the failure to repay any Demand Loan in an amount equal to or in excess of, or in an amount which when aggregated with the amount of any other unpaid Demand Loan(s) equals or exceeds, $5,000,000, upon demand by the Secured Party, shall also be deemed a “Major Event of Default”).

(b)           Upon the occurrence and during the continuation of a Major Event of Default, the Secured Party may (without any obligation to seek performance of any guarantee or other accommodation in favor of Secured Party in respect of any Contribution Obligation or to resort to any other security, right or remedy granted to it under any other instrument or agreement, including without limitation, any other document or other instrument or agreement referred to herein) exercise the Acquisition Option and acquire the Membership Interest of Pledgor in the Company subject to and in accordance with Section 3.04 of the Operating Agreement.

7.             No Obligation of Secured Party. The powers conferred on the Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers or any other responsibility except as set forth herein and except such obligations as Secured Party may have upon the acquisition of the Collateral following the exercise of the Acquisition Option pursuant to Section 3.04(b) of the Operating Agreement. The Secured Party may, in its sole and absolute discretion, but with no obligation whatsoever to do so, expend or invest moneys to cure a default by the Pledgor individually or as a member or manager of the Company or otherwise protect the Collateral. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for monies actually received by it hereunder, the Secured Party shall have no duty as to any Collateral, except and only to the extent that the Secured Party shall have the responsibilities imposed on it as a member and a manager of the Company under the Operating Agreement.

8.             Rights Cumulative. No failure on the part of the Secured Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by the Secured Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Subject to Section 3.04(d) of the Operating Agreement, all rights and remedies of the Secured Party hereunder and under the Operating Agreement are cumulative and are not exclusive of any other rights or remedies provided herein or therein or by law or otherwise.

9.             Rights Absolute; No Discharge of Pledgor; No Assumption of Pledgor Liabilities. All rights of the Secured Party hereunder, the grant of the security interest in and pledge of the Collateral, and all obligations of the Pledgor hereunder, shall be absolute and unconditional, irrespective of (i) any lack of validity or enforceability of the Operating Agreement or any other agreement or instrument with respect to any of the Secured Obligations or of any other agreement or instrument relating to any of the foregoing except that the foregoing shall not preclude Pledgor from asserting the defense that Pledgor is not in default in the payment or performance of the Secured obligations in accordance with the terms of the Operating Agreement, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, including, without limitation, any increase or reduction in amount, extension of the time of payment of all or any amount due thereunder, any change in interest rates applicable thereto, any subordination thereof or of other obligations thereto, or renewal of all or any thereof, or any other amendment or waiver of or any consent to any departure from the terms of the Operating Agreement or any other agreement or instrument, (iii) any exchange, release or nonperfection of any lien, security interest or collateral security in respect thereof, or any release or amendment or waiver of or departure from any guarantee of all or any of the Secured Obligations or the failure to enforce any such collateral security or any release, amendment or waiver of or consent to or departure from any guarantee for or undertaking relating to any of the Secured Obligations, (iv) any exercise or nonexercise by the Secured Party of any right, remedy, power or privilege under or in respect of this Agreement, or applicable law, including, without limitation, Secured Party’s failure to or delay in the exercise of the Acquisition Option and any failure by the Secured Party to setoff or release in whole or in part any credit on its books in favor of the Pledgor or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, (v) any change in the structure or tax characterization of the Pledgor, or any transaction (including any merger or consolidation) to which it may be a party (in each case whether or not permitted under the Operating Agreement), or (vi) any other act, omission or delay to do any act or thing or any circumstance which may or might vary the risk of the Pledgor or impair the Collateral or which might otherwise constitute a defense available to, or a discharge, release, or exoneration of, any person, including the Pledgor, in respect of the Secured Obligations or in respect of this Agreement. Nothing in this Section shall deprive the Pledgor of the defense of payment of any Contribution Obligation. Nothing in this Agreement shall cause or obligate the Secured Party to assume or otherwise be or become liable for any of the Pledgor’s obligations, liabilities, duties, expenses, or costs in respect of any Collateral, under any Company Documents or under law in respect of the Company or its property or its interest in any other membership or entity, unless it becomes a member thereof at its written election, or except as may be provided for under the Operating Agreement.

10.           Further Waivers. The Pledgor hereby waives presentment, demand, and protest (to the fullest extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral. Except notices which are expressly provided for herein, the Pledgor hereby waives notice (to the fullest extent permitted by applicable law) of any kind in connection with this Agreement. The Pledgor hereby further waives any claims of any nature whatsoever against the Secured Party (and its respective officers, employees, agents, nominees, counsel and each of them) arising out of or related to the sale or transfer of the Collateral, or any part thereof, in accordance with this Agreement or applicable law, notwithstanding that such sale or transfer occurred at such time or in such a manner as to directly or indirectly decrease the purchase price required to be paid for the Collateral. The Pledgor hereby consents to, and waives any claim by reason of, any sale or other disposition pursuant to this Agreement of the economic rights to receive payments and distributions from the Company under Section 4(a) separate from any managerial rights of the Pledgor as a member and manager of the Company.

11.           Termination and Release. This Agreement shall terminate upon the earlier to occur of the following two (2) events: (i) Secured Party’s acquisition of the Collateral pursuant to this Agreement, or (ii) the occurrence of the Conversion Date.   Secured Party will deliver to Pledgor upon request after termination instruments confirming such termination, including without limitation, UCC-3 Termination Statements, provided that, in the event of a termination by reason of Secured Party’s acquisition of the Collateral pursuant to this

Agreement, Pledgor shall have delivered to Secured Party a written confirmation in form reasonably satisfactory to Secured Party that Pledgor has no right, title or interest in and to the Collateral and that such Collateral is owned by Secured Party without any claims retained by Pledgor with respect to such Collateral, but the failure of Pledgor to deliver such a confirmation shall not affect the exercise of Secured Party’s rights pursuant to this Agreement or Secured Party’s right, title and interest in and to the Collateral.

12.           Amendments; Waivers; No Consequential Damages. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the party to be charged therewith. Any such waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstances. No waiver by the Secured Party of any breach or default of or by the Pledgor under this Agreement shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

13.           Reliance, Survival; Severability.

(1)           All covenants, agreements, representations and warranties made by the Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or the Operating Agreement shall be considered to have been relied upon by the Secured Party and shall survive the Secured Obligations, regardless of any investigation made by the Secured Party or on its behalf, and shall continue in full force and effect as long as the Secured Obligations are outstanding and unpaid or any other fee or amount payable under this Agreement is outstanding and unpaid.

(2)           Any provision of this Agreement that is illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provisions in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or to otherwise amend this Agreement to achieve such result.

14.           Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Pledgor or the Secured Party that are contained in this Agreement shall bind and inure to the benefit of the Pledgor, the Secured Party, and their respective successors and assigns. Neither Pledgor nor Secured Party may assign or transfer any of its rights or obligations hereunder or any interest herein or in the Collateral except in connection with a permitted assignment or transfer of its respective interest under the Operating Agreement (and any such attempted assignment shall be null and void).

15.           GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ANY CONFLICT OF LAWS PRINCIPLES.

16.           Headings. Any Article or Section headings in this Agreement are for convenience only and shall not affect the construction hereof.

17.           Notices. Notices, consents and other communications provided for herein shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 14.02 of the Operating Agreement. Communications and notices to the Company shall be given to it at its address set forth in Schedule 2 hereto.

18.           Expenses; Indemnification.

(1)           In the event of litigation to enforce or interpret this Agreement, the prevailing party(ies) in such litigation shall be entitled to recover from the losing party(ies) its or their reasonable attorney’ s fees and costs incurred in such litigation, including such costs and fees on appeal.

(2)           Any amounts payable by the Pledgor as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section shall remain operative and in full force and effect regardless of the termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Secured Party. All amounts due under this Section shall be payable on written demand therefor and shall bear interest until paid in full at the Default Rate and shall be secured by the Secured Party’s security interest in the Collateral.

19.           Counterparts. This Agreement may be executed in separate counterparts (telecopy of any executed signature page hereof having the same effect as manual delivery of an executed counterpart hereof), each of which shall constitute an original, but all of which, when taken together, shall constitute but one Agreement.

20.           Integration; Submission to Jurisdiction; Consent to Service.

(1)           Except as expressly herein provided, this Agreement, the Operating Agreement, and any and all other signed writings of even date herewith, constitute the entire agreement among the parties relating to the subject matter hereof. Any previous agreement among the parties with respect to the transactions contemplated hereunder is superseded by this Agreement and such other agreements and writings. Except as expressly provided herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(2)           The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, New York and of the United States District Court for the

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Operating Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(3)           The Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Operating Agreement or any related instrument in any court referred to in the preceding paragraph. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(4)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.02 of the Operating Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

21.           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OPERATING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Pledge and Assignment Agreement to be as of the day and year first above written.

PLEDGOR:

FC LION LLC, a New York limited liability company, a member

By:	FC 41st Street Associates, LLC, a New York limited liability company, its managing member

By:	RRG 8 South, Inc., a New York corporation, its managing member

By:
Name:
Title:

SECURED PARTY:

NYT Real Estate Company LLC, a New York limited liability company

By:
Name:
Title: Manager

Schedule 1 to Pledge and Assignment Agreement

Collateral

(1)           The entire membership interest of the Pledgor in The New York Times Building LLC, a New York limited liability company (the “Company”), as evidenced by the certificate issued to Pledgor pursuant to Section 14.13 of the Operating Agreement of the Company, including any shares or units representing an equity interest in the Company existing at any time (collectively hereinafter referred to as the “Membership Interest”) and all other present and future right, title and interest of the Pledgor as a member of the Company, and the rights, interest, and benefits in respect of the Pledgor arising under the agreements, documents and/or certificates (including, without limitation, articles of organization, as amended at any time, or similar or related publicly filed documents in respect of the Company, its operating agreement, as amended at any time, and any and all present and future similar or related constitutional or governing instruments of the Company) constituting or governing such Company (collectively, the “Company Documents”), and all other benefits pertaining thereto, including, without limitation, (i) all distributions by, and any other payments from, the Company, made at any time, and all present and future rights to receive any distributions or other payments from the Company, whether the same constitute distributions of capital, surplus, or profits, or derive from any other source, including, without limitation, any such distribution or payment derived from, representing, based upon, measured by, or otherwise in respect of, (x) the operating revenues of the Company, or (y) any sale, assignment, transfer, or other disposition (or transaction having comparable effect) of any assets of the Company, any mortgaging, encumbering, or other financing or refinancing of any assets of the Company, any insurance proceeds or condemnation awards in respect of any assets of the Company, any merger, consolidation, or recapitalization of the Company, any redemption or liquidation of the interest of the Pledgor in the Company, or any contribution of any property to the Company by any other holder of any interest therein, (ii) without limiting clause (i), any and all of Pledgor’s present and future rights to receive any other payments or distributions, made at any time, from the Company, or other holders of any interests therein, or from any other party, in respect of (A) any sale, assignment, transfer, encumbrance or other disposition (or transaction having comparable effect) of any other party’s interest in such Company or any rights in respect thereof, and (B) any payments of principal, interest, or of any other character in respect of any debt owed by the Company or other holder of any interest therein to the Pledgor, and (iii) subject to the terms of the Pledge and Assignment Agreement to which this Schedule is attached, all present and future rights to consent, approve, determine, consult, propose, agree, or similar prerogatives in respect of any actions or decisions pertaining to the Company or which affect the Collateral herein described or the security interest of the secured party, or to receive any indemnification for any acts or omissions, and all present and future rights to receive reports, notices, or information pertaining to, or to inspect or review properties, books, or records of, the Company (all of which property and rights referred to in this paragraph (a) are referred to collectively as the “Pledged Property”); and

(2)           all of the cash and non cash proceeds (including, without limitation, all proceeds as such term is defined at any time in the NYUCC), products, rents, issues and profits of, and all distributions and payments in respect of, any of the property described above in paragraph (a) or this paragraph (b).

Schedule 2 to Pledge and Assignment Agreement

Address of the Company for Notices

The New York Times Building LLC

c/o The New York Times Company

229 West 43rd Street

New York, New York 10036

Attention: David A. Thurm

with a copy to:

The New York Times Building LLC

c/o The New York Times Company

229 West 43rd Street

New York, New York 10036

Attention: Solomon B. Watson IV

and to:

Swidler Berlin Shereff Friedman, LLP

The Chrysler Building

405 Lexington Avenue

New York, New York. 10174

Attention: Martin D. Polevoy, Esq.

Schedule 3 to Pledge and Assignment Agreement

Offices for Filing Forms UCC-1

New York State Secretary of State

City Register, New York County

City Register, Kings County

Schedule 4 to Pledge and Assignment Agreement

Pledgor’s Principal Place of Business, and Place Where Records Regarding Collateral are Kept

One MetroTech Center North

Brooklyn, New York 11201

Tradenames and Fictitious Names of the Pledgor

None

EXHIBIT M

FCE Completion Guaranty to Construction Lender

EXHIBIT M

[FCE Completion Guaranty to Construction Lender]

COMPLETION GUARANTY

THIS COMPLETION GUARANTY (“Guaranty”) is made and entered into as of the       day of                  , 2001, by FOREST CITY ENTERPRISES, INC., an Ohio corporation, whose address is 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267, Attention: Mr. James A. Ratner, President (“Guarantor”), in favor of                          , whose address is                          , Attention:                         (“Lender”).

W I T N E S S E T H  THAT:

WHEREAS, Lender has agreed upon certain conditions to make a construction and term loan to The New York Times Building LLC, a New York limited liability company (“Borrower”), in the total principal amount of up to                      ($                       ) (“Loan”), pursuant to the terms and conditions contained in that certain Construction Loan Agreement of even date herewith between Lender and Borrower (“Construction Loan Agreement”), which Loan is evidenced by a Promissory Note (“Note”) in the principal face amount of $                       , of even date herewith, and is secured by a Mortgage, Assignment of Leases and Rents, and Security Agreement (“Mortgage”) pertaining to certain property owned by Borrower and located in the City, County and State of New York, which is therein described (“Subject Property”); and

WHEREAS, Guarantor has an indirect interest in Borrower; and

WHEREAS, in order to induce Lender to make the Loan, and as additional security for performance by Borrower of its obligations under the Construction Loan Agreement relating to construction of the Project (as that term is defined in the Construction Loan Agreement) on the Subject Property, Borrower has agreed to obtain, and Guarantor has agreed to execute, deliver and perform, this Guaranty; and

WHEREAS, it is a condition precedent to the obligation of Lender to make the Loan to Borrower and to make any advances under the Construction Loan Agreement that this Guaranty be executed by Guarantor and be delivered to Lender; and

WHEREAS, Guarantor expects to derive benefits from the Loan to be made by Lender to Borrower and finds it advantageous, desirable and in its best interests to execute and deliver this Guaranty to Lender.

NOW, THEREFORE, in consideration of Lender’s agreement to make the Loan to Borrower in accordance with the terms of the Construction Loan Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by

Guarantor, Guarantor hereby agrees that the foregoing recitals are true and correct and are by this reference hereby made a part hereof as if fully set forth below, and further covenants and agrees with Lender as follows:

1.             Guarantor, for itself, its successors and assigns, hereby primarily, unconditionally, absolutely and irrevocably guarantees to Lender, and to its successors and assigns, that Borrower shall fully and punctually comply with and perform all of the agreements, covenants, obligations and liabilities of Borrower relating only with respect to the timely construction and completion of all basic building core and shell and all exterior Improvements (as that term is defined in the Construction Loan Agreement), including, but not limited to, that construction of the Project (as that term is defined in the Construction Loan Agreement) shall commence when required by the Construction Loan Agreement and construction of said Improvements (but not the Tenant Improvements [as that term is defined in the Construction Loan Agreement]) shall proceed diligently to Completion (as that term is defined in the Construction Loan Agreement) on or before the Completion Date (as that term is defined in the Construction Loan Agreement), in strict accordance with the Plans (as that term is defined in the Construction Loan Agreement) approved by Lender and with the other provisions of the Construction Loan Agreement and of the other Loan Documents (as that term is defined in the Construction Loan Agreement), free and clear of any mechanics’, materialmen’s and/or laborers’ liens, in accordance with all applicable zoning, building, environmental, land use and other laws, statutes, orders, codes, ordinances, rules and regulations, and all Costs (as that term is defined in the Construction Loan Agreement) of said Improvements shall be paid as and when due including, without limitation, the following:

(i)             To perform, complete and pay for (or cause to be performed, completed and paid for) the construction of the Improvements and to pay all costs of said construction and all other costs associated therewith including, without limitation, the costs of any architects’ and engineers’ fees, if Borrower shall fail to perform or complete such work, as and when required under the Construction Loan Agreement, including any sums expended in excess of the amount of indebtedness incurred by Borrower under the Construction Loan Agreement, whether or not the construction is actually completed;

(ii)            To pay all real estate taxes and PILOT Payments levied and assessed against the Subject Property during the construction if not paid when due by Borrower, as and when required under the Construction Loan Agreement; and

(iii)           The full and prompt payment of any Enforcement Costs (as hereinafter defined in Paragraph 19 hereof).

Completion of the Improvements shall be deemed to have occurred upon satisfaction of all conditions to “Completion” set forth in the Construction Loan Agreement.

2.             If the Project is not commenced as and when required by the Construction Loan Agreement and/or Completion of the Improvements described in Paragraph 1 hereof (hereinafter called “Subject Improvements”) does not occur in the manner provided for in the Construction Loan Agreement on or before the Completion Date, or construction thereof shall cease for a period of time such that an event of default exists under the Construction Loan Agreement, Guarantor shall promptly, upon demand by Lender, (i) diligently proceed to complete the Subject Improvements at Guarantor’s sole cost and expense; (ii) fully pay all unpaid Costs of the Subject Improvements theretofore incurred by Borrower and thereafter incurred by Guarantor to complete the same; (iii) pay and cause to be released and discharged of record all mechanic’s, materialmen’s and laborers’ liens resulting from unpaid Costs of the Subject Improvements; provided, however, that Guarantor shall have the same right to bond the same off and/or to contest the same granted to Borrower in the Mortgage, upon the terms and conditions therein provided; and (iv) pay Lender’s attorneys’ fees and all court costs incurred by Lender in enforcing this Completion Guaranty. Without in any way limiting the above obligations of Guarantor, and subject to there being no continuing event of default by Guarantor under this Guaranty, Lender shall make the undisbursed balance of the Loan available to Guarantor (pursuant to all of the terms and conditions of the Construction Loan Agreement and all of the other Loan Documents) for the purposes of completing the Project and fulfilling its other obligations under this Guaranty. The obligations and liabilities of Guarantor hereunder shall be direct and primary and not indirect or secondary, and shall be absolute, unconditional and irrevocable. Guarantor’s obligations hereunder shall not be deemed exonerated, discharged or satisfied, except as provided in Section 15 hereof. Notwithstanding anything else herein set forth which may be interpreted to provide to the contrary, by acceptance hereof Lender recognizes and acknowledges that this is not a guaranty of payment of the indebtedness evidenced and secured by the Loan Documents.

3.             If Guarantor fails to promptly perform its obligations under this Guaranty, Lender shall have the following remedies: (a) at Lender’s option and without any obligation to do so, to take possession of the Subject Property and proceed and perform on behalf of Guarantor any or all of Guarantor’s obligations hereunder, and Guarantor shall, upon demand and whether or not construction of the Project is actually completed by Lender, pay to Lender all sums expended by Lender in excess of proceeds available under the Loan in taking possession of the Subject Property and performing Guarantor’s obligations hereunder, together with interest thereon at the Default Rate (as that term is defined in the Construction Loan Agreement); and/or (b) from time-to-time, and without first attempting to require performance by Borrower or exhausting any security for the Loan, to bring any action at law or in equity, or both, to compel Guarantor to perform its obligations hereunder, and/or to collect in any such action compensation for all losses, costs, expenses, damages and injuries sustained or incurred by Lender as a direct or indirect consequence of the failure of Guarantor to perform such obligations, together with interest thereon at the Default Rate.

4.             Guarantor hereby acknowledges having received, reviewed and understood a true, correct and complete copy of the Construction Loan Agreement and each of the other Loan Documents. Guarantor acknowledges that this Guaranty is in effect and binding without reference to whether this Guaranty is signed by any other person or entity, that possession of this Guaranty by Lender shall be conclusive evidence of due delivery hereof by Guarantor and acceptance hereof by Lender, and that this Guaranty shall continue in full force and effect, both as to guaranteed obligations and liabilities now existing and/or those hereafter created.

5.             Guarantor hereby consents and agrees that, without any further notice to, or consent or agreement of, Guarantor (a) Lender make take, hold, exchange, enforce, waive, surrender and/or release other guarantees, collateral or security which further secure(s) payment and/or performance of the Loan Documents, or any of them, and (b) that any of the obligations, terms, covenants and conditions contained in the Loan Documents (including, but not limited to, Borrower’s obligations thereunder) may be renewed, altered, extended, changed, modified, supplemented or released at Lender’s written direction, or with lender’s written consent, without in any manner affecting this Guaranty or releasing Guarantor herefrom, and without the further consent of or notice to Guarantor, and Guarantor shall continue to be liable hereunder to pay and perform pursuant hereto notwithstanding any such renewal, alteration, extension, change, modification, supplement or release, or the taking, holding, exchanging, enforcing, waiving, surrender and/or release of such other guarantees, collateral or security. Guarantor hereby agrees that all or any part of the Subject Property and any other collateral may be released from, and any new or additional security may be released from, and any new or additional security may be added to, the lien and security interest of the Loan Documents; Borrower, its members and any additional parties who are or may become liable for payment or performance of the Loan Documents may hereafter be released from its or their liability under the Loan Documents; Lender may perfect or fail to perfect, or to continue the perfection of, any lien or security interest; and Lender may take, or delay in taking, or refuse to take, any and all action with reference to the Loan Documents, including specifically the settlement or compromise of any default or event of default allegedly existing thereunder, all without notice to, consideration to or the consent of Guarantor, and without in any way releasing, diminishing or affecting the absolute nature of Guarantor’s obligations and liabilities hereunder.

6.             Guarantor hereby waives any and all legal requirements that Lender, or its successors or assigns, must institute any action or proceeding at law or in equity, or obtain any judgment, or exhaust their rights, remedies and/or recourses against Borrower or any other person or entity, or with respect to any security for the obligations hereby guaranteed, as a condition precedent to making any demand on, bringing an action against, or obtaining or enforcing any judgment against, Guarantor upon this Guaranty, and/or that they join Borrower or any other person or entity as a party to any such action. Guarantor agrees that Lender may simultaneously maintain an action upon this Guaranty and an action or proceeding upon the Note and/or the Construction Loan Agreement, and/or to foreclose or otherwise enforce the Mortgage and/or any other Loan Document. All remedies afforded to Lender, and its successors or assigns, by reason of this Guaranty and the Loan Documents, are separate and cumulative remedies, and it is agreed that no one of such remedies, whether or not exercised by Lender, or its successors or assigns, shall be deemed in exclusion of any of the other remedies available to Lender or its successors or assigns, at law, in equity, by statute, under contract (including, but not limited to, the Loan Documents), hereunder or otherwise, and shall in no way limit or prejudice any such other remedies which Lender, or its successors or assigns, may have. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Lender. Guarantor further waives any requirement that lender demand or seek payment or performance by Borrower or by any other person or entity of the amounts owing or the covenants to be performed under the Loan Documents, whether hereby guaranteed or not, as a condition precedent to bringing any action against Guarantor upon this Guaranty, it being agreed that a failure to comply with or perform the obligations, terms, covenants and conditions herein guaranteed shall, without further act, make Guarantor liable as herein set forth.

7.             This Guaranty is an absolute, unconditional, complete and continuing guaranty of performance of the obligations recited in Paragraphs 1, 2 and 3 hereof. Guarantor hereby expressly waives all defenses of Borrower pertaining to said obligations, except for the defense of discharge by complete and irrevocable performance. Guarantor shall not be released (a) by any act, omission or thing which might, but for this provision of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, (b) by any application by Borrower of the proceeds of the Loan for purposes other than required by the Loan Documents, (c) by any defense based upon any statute or rule of law which provides that the obligations of a surety or guarantor must be neither larger in amount nor in other respects more burdensome than those of a principal, (d) by reason of any waiver, extension, renewal, modification, forbearance or delay by Lender, or its successors or assigns, or its or their failure to proceed promptly or otherwise, or (e) by reason of any further obligation or agreement between Borrower, and/or the then owner of the Subject Property, and the then holder of the Note, relating to the payment of any sum evidenced thereby or to any of the other terms, covenants and conditions contained therein or in the other Loan Documents, and Guarantor hereby expressly waives and surrenders any defense to liability hereunder based upon the foregoing acts, omissions, things, statutes, rules, waivers, extensions, modifications, forbearance’s, delays, obligations, agreements, or any of them, except the defense of complete and irrevocable performance in full. Guarantor also waives any defense arising by virtue of any disability, insolvency, bankruptcy, defect in formation or continuation, lack of authority or power, death, insanity, incompetence, liquidation or dissolution of, or any cessation or limitation of liability from any cause (other than full and irrevocable performance) of, Borrower, any member or agent thereof, or any other surety, co-maker, endorser or guarantor. No change in the ownership of Borrower or in Borrower’s members shall affect or change the terms of this Guaranty or in any way change or reduce the liability of Guarantor hereunder.

8.             Guarantor hereby waives diligence in collection, notice of acceptance of this Guaranty by Lender and of presentment, protest, and all other notices and demands of any kind and description now or hereafter provided for by any law, statute, rule, regulation or agreement, except as herein otherwise expressly required. Guarantor hereby waives any and all right to cause a marshaling of the assets of Borrower (collectively or individually) or any other action with respect thereto by any court or other governmental body, and consents and agrees that Lender may direct the order and manner of the sale and/or disposition of all collateral and security under the Loan Documents and apply the proceeds thereof to the indebtedness evidenced and secured thereby in such order as Lender may in its sole discretion determine.

9.             Guarantor hereby expressly agrees that the liabilities and obligations of Guarantor under this Guaranty shall not in any way be impaired or otherwise affected by the institution by or against Borrower or any other person or entity of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the obligations and/or liabilities hereby guaranteed pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of

Guarantor under this Guaranty, and that upon the institution of any of the above actions, such obligations shall be enforceable against Guarantor.

10.           In the event that Guarantor shall advance or become obligated to pay any sums or incurs any costs or expenses hereunder, or in the event that for any reason Borrower and/or any subsequent owner of the Subject Property is now or shall hereafter become indebted or obligated to Guarantor, the amount of such sum, costs, expenses and such indebtedness or obligation shall at all times be subordinated as to lien, time of payment and in all other respects to the amounts owing to Lender under the Loan Documents. Notwithstanding any payment or payments made, or costs or expenses incurred, by Guarantor hereunder, Guarantor shall not be entitled to be subrogated to any of the rights of Lender against Borrower or any other guarantor or any collateral security or guaranty held by Lender for the payment of the guaranteed obligation, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made, or costs or expenses incurred, by Guarantor hereunder unless and until the indebtedness evidenced and secured by the Loan Documents shall have been paid in full. Except as otherwise set forth herein, Guarantor shall have no right to participate in any way in the Note, in the Construction Loan Agreement, in the other Loan Documents or in the right, title or interest of Lender in the Subject Property, or to receive payments from Borrower upon any indebtedness or obligation, notwithstanding any payments made, or costs or expenses incurred, by Guarantor hereunder, all rights of reimbursement, indemnification, subrogation and participation being hereby expressly waived and released with respect to any such payments, costs and expenses. Guarantor agrees that, following any default or event of default under the Loan Documents, and until the indebtedness evidenced and secured by the Loan Documents shall have been paid in full, Guarantor will not accept any payment or satisfaction of any kind of any indebtedness or obligation of Borrower to Guarantor. Further, as long as Guarantor remains liable hereunder, Guarantor agrees that, if, following any default or event of default under the Loan Documents, Guarantor should receive any payment, satisfaction or security for any indebtedness or obligation of Borrower to Guarantor, the same shall be delivered to Lender in the form received, endorsed or assigned as maybe appropriate, for application on account of or as security for the indebtedness evidenced and secured by the Loan Documents, and, until so delivered, shall be held in trust for Lender as security for said indebtedness. In addition, at any time, in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of Borrower, Lender shall be entitled to performance in full of the obligations hereby guaranteed prior to the payment of all or any part of any indebtedness of Borrower to Guarantor, and Guarantor will, at the request of Lender, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of Borrower in respect of such indebtedness and hereby assigns to Lender, and will hold in trust for Lender, any and all monies, dividends or other assets received in any such proceeding on account of such indebtedness, unless and until the obligations hereby guaranteed shall be irrevocably performed in full. In the event Guarantor fails to perform said obligations, it shall pay and deliver said monies, dividends or other assets to Lender.

11.           Guarantor hereby warrants and represents unto Lender that:

(a)           all warranties and representations made by Borrower with respect to Guarantor in the Construction Loan Agreement, in the other Loan Documents and in the Indemnification Agreement (as that term is defined in the Construction Loan Agreement) are true, correct and complete on the date hereof and are not misleading in any material respect;

(b)           there are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor, which will have a material adverse impact upon Guarantor’s ability to perform its obligations hereunder, or involving the validity or enforceability of this Guaranty, at law or in equity; and Guarantor is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Guarantor;

(c)           any and all balance sheets, net worth statements, income and expense statements, cash flow statements and other financial statements of, and other financial statements and data relating to, Guarantor previously or hereafter delivered to Lender fairly and accurately present, or will fairly and accurately present, the financial condition of Guarantor as of the dates thereof; since the dates of those most recently delivered, there has been no material adverse change in the financial condition of Guarantor; Guarantor has disclosed all events, conditions, and facts known to Guarantor which are more likely than not to have a material adverse effect on the financial condition of Guarantor; and neither this Guaranty nor any document, financial statement, financial or credit information, certificate or statement relating to Guarantor and referred to herein or in the Loan Documents, or furnished to Lender by Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact;

(d)           Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, and to execute, deliver and perform this Guaranty and any other Loan Documents which it is required to execute; all resolutions of the board of directors of Guarantor necessary to authorize the execution, delivery and performance of this Guaranty and such other Loan Documents have been duly adopted and are in full force and effect; and this Guaranty and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Guarantor so as to constitute this Guaranty and such other Loan Documents the valid and binding obligation of Guarantor, enforceable in accordance with their terms.

(e)           The execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) any law, order, rule, regulation, writ, injunction or decree now in effect of any government, governmental instrumentality court having jurisdiction over Guarantor, or (ii) any contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty.

12.           The validity, construction and enforceability of this Guaranty shall be governed by the internal laws of the State of                      , without giving effect to conflict of laws principles thereof. Whenever possible, each provision of this Guaranty and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Guaranty or any other statement, instrument or transaction contemplated hereby or relating hereto or any right or remedy hereby guaranteed or provided shall be held to be unenforceable, prohibited or invalid under applicable law as to any person, party or entity or under any circumstances, for any reason, such provision, right or remedy shall be ineffective only to the extent of such unenforceability, prohibition or invalidity, and only with respect to such person, party, entity or circumstances, without invalidating or limiting or preventing the enforcement of the remainder of such provision, right or remedy, or the remaining provisions of this Guaranty, or any other right, remedy, statement, instrument or transaction contemplated hereby or relating hereto, as to any other person, party or entity or any other circumstances.

13.           Lender may arrange for other lenders to purchase interests in, or to participate with Lender in, the Loan, subject to any applicable requirements of the Construction Loan Agreement, and Lender shall be entitled to so assign or otherwise transfer portions of its rights and obligations under the Construction Loan Agreement, its rights hereunder, and all information relating to Guarantor which is in Lender’s possession to such lenders and to retain any compensation received from any such other lender.

14.           Notwithstanding any other provision or provisions herein contained, no provision of this Guaranty shall require or permit the collection from Guarantor of interest in excess of the maximum rate or amount, if any, which Guarantor may be required or permitted to pay by any applicable law.

15.           This Guaranty shall remain in full force and effect until the earlier of (i) payment of the Note in full, or (ii) completion of the Improvements in accordance with Section 1 hereof and thereafter, this Guaranty shall be discharged, null, void and of no further force and effect. Upon request by Guarantor, Lender will deliver to Guarantor written confirmation of the discharge of the obligations and liabilities of Guarantor hereunder, and Lender will return to Guarantor the original counterpart of this Guaranty. This instrument shall inure to the benefit of Lender and its successors, assigns and Transferees (as that term is defined in the Construction Loan Agreement), and shall bind Guarantor and Guarantor’s successors and assigns. The obligations of Guarantor under this Guaranty shall be enforceable in all events against Guarantor, its successors and assigns, and each of them. All capitalized terms used herein and not otherwise expressly defined herein, shall have the meanings set forth for them in the Construction Loan Agreement.

16.           This Guaranty may be waived, modified, amended, terminated or discharged only explicitly in a writing signed by Lender and Guarantor. A waiver so signed shall be effective only in the specific instance and for the specific purpose given.

17.           Any notice, demand or request by Lender to Guarantor or from Guarantor to Lender shall be in writing and shall be deemed to have been duly given or made if either delivered personally or if mailed by certified or registered mail addressed to the address set forth below (or at the correct address of any assignee of Lender), except that mailed written notices shall not be deemed given or served until three (3) days after the date of mailing thereof:

(a)	If to Lender:

Attention:

(b)	If to Guarantor:

Forest City Enterprises, Inc.
50 Public Square, Ste. 1100
Cleveland, Ohio 44113-2267
Attention: General Counsel

18.           In the event Lender or the holder of the Note shall assign the Note to any bank or other entity to secure a loan from such bank or other entity to Lender or such holder for an amount not in excess of the amount which will be due, from time to time, from Borrower to Lender under the Note with interest not in excess of the rate of interest which is payable by Borrower to Lender under the Note, Guarantor will accord full recognition thereto and agree that all rights and remedies of Lender or such holder hereunder shall be enforceable against Guarantor by such bank or other entity with the same force and effect and to the same extent as would have been enforceable by Lender or such holder but for such assignment.

19.           If: (i) this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors rights and involving a claim under this Guaranty; (iii) an attorney is retained to provide advice or other representation with respect to this Guaranty; or (iv) an attorney is retained to represent Lender in any proceedings whatsoever in connection with this Guaranty, then each Guarantor shall pay to lender upon demand all attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, expenses of foreclosure, title insurance premiums, survey costs, minutes of foreclosure, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder, regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guaranty as well as the other Loan Documents.

20.           GUARANTOR HEREBY IRREVOCABLY SUBMITS TO PERSONAL JURISDICTION IN THE STATE WHERE THE PREMISES IS LOCATED FOR THE ENFORCEMENT OF THIS GUARANTY AND WAIVES ANY AND ALL PERSONAL RIGHTS TO OBJECT TO SUCH JURISDICTION FOR THE PURPOSES OF LITIGATION TO ENFORCE THIS GUARANTY. GUARANTOR HEREBY CONSENTS TO THE JURISDICTION OF EITHER ANY COURT OF THE STATE WHERE THE PREMISES IS LOCATED OR (IN A CASE INVOLVING DIVERSITY OF CITIZENSHIP) THE UNITED STATES DISTRICT COURT WHERE THE PREMISES IS LOCATED, IN ANY ACTION, SUIT, OR PROCEEDING WHICH LENDER MAY AT

ANY TIME WISH TO FILE IN CONNECTION WITH THIS GUARANTY OR ANY RELATED MATTER.  GUARANTOR HEREBY AGREES THAT AN ACTION, SUIT, OR PROCEEDING TO ENFORCE THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN THE STATE WHERE THE PREMISES IS LOCATED AND HEREBY WAIVES ANY OBJECTION WHICH SUCH GUARANTOR MAY HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY SUCH COURT; PROVIDED, HOWEVER, THAT THE PROVISIONS OF THIS PARAGRAPH SHALL NOT BE DEEMED TO PRECLUDE LENDER FROM FILING ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OTHER APPROPRIATE FORUM.

21.           This Guaranty may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument. Any signature page of this Guaranty may be detached from any duplicate original of this Guaranty without impairing the legal effect of any signatures thereon and may be attached to another duplicate original of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

22.           GUARANTOR, ADMINISTRATIVE AGENT AND LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the day and year first above written.

FOREST CITY ENTERPRISES, INC., an Ohio corporation

By:
Name:
Title:

EXHIBIT N

Prohibited Users/Uses

Any Person or entity whose primary business is any of the following:

(1)           the collection and distribution of news by one or more of the following media: (a) newspapers, (b) magazines, (c) internet, (d) television, and/or (e) radio;

Any use which includes any of the following:

(2)           a Person or entity which engages in governmental lobbying, but not a law firm or public relations firm that engages in lobbying activity;

(3)           a “fast food” restaurant at which food is prepared on-premises and which operates under a national or regional multi-store food concept such as, by way of example only, McDonald’s, Nathan’s, Wendy’s, Taco Bell and other similar facilities; but specifically not including, a specialty eat-in or take out “quick food” establishment that offers higher quality food such as, by way of example only, Cosi, Starbucks and other similar facilities;

(4)           photographic reproductions and/or offset printing (other than use by office tenants of portions of the premises for photocopying in connection with their own business and/or activities), provided, however, the foregoing shall not apply to the Retail Unit if permitted under DUO;

(5)           employment agency (other than executive search firms) or job training center

(6)           a school or classroom or juvenile or adult day care or drop in center;

(7)           medical uses, including without limitation, hospital, medical or dental offices, agencies, or clinics;

(8)           an auction house, provided, however, the foregoing shall not apply to high end auction houses specializing in art and historical artifacts located in the Retail Unit;

(9)           gambling activities;

(10)         obscene, pornographic or similar disreputable activities;

(11)         an agency, department, bureau or controlled entity of the United States Government, any state or municipality within the United States, or any political subdivision of any of them, except if such use is for administrative, executive, professional or technical offices and does not result in (i) more off-the-street traffic (i.e., without appointments) in the Building above the ground floor, or (ii) in more pedestrian traffic in the Building above the ground floor, than would arise, in the case of either clause (i) or (ii) of this sentence, from normal office occupancy in a first class office building, and specifically not permitting a welfare or social services office, homeless shelter or homeless assistance center, court or court-related facility, parking violations bureau or any other similar purpose;

(12)         an agency, department, bureau or controlled entity of the United Nations or any foreign government (other than such agency, department, bureau or controlled entity which is not considered controversial in the sole and absolute discretion of NYTC), except if such use is for administrative, executive, professional or technical offices and does not result in (i) more off-the-street traffic (i.e., without appointments) in the Building above the ground floor or in demonstrations at the Building, or (ii) in more pedestrian traffic in the Building above the ground floor, than would arise, in the case of either clause (i) or (ii) of this sentence, from normal office occupancy in a first class office building;

(13)         an outlet (except that if a Public Party is the Unit Owner, in which case a premium outlet shall be acceptable), warehouse, close-out bargain or any form of “deep discount” store, including, without limitation, stores whose primary business is the sale or discounting of merchandise at “closeout,” “wholesale”, “bargain basement”, “warehouse”, or other similarly discounted prices or the conduct of fire, “going out of business”, bankruptcy and sheriff or receiver sales;

(14)         a drug or any other type of rehabilitation center;

(15)         a pawn shop or flea market;

(16)         an arcade for videos or other electronic games;

(17)         a live entertainment performance space, other than an eating or drinking establishment where entertainment is included, and other than as required to satisfy DUO; or

(18)         any use prohibited under DUO or the Unit Leases.

EXHIBIT O

NYTC Sublease Guaranty

O-1

EXHIBIT O

[NYTC Sublease Guaranty]

GUARANTY

THIS GUARANTY (“Guaranty”) is made and entered into as of the          day of             , 20      , by THE NEW YORK TIMES COMPANY, a               corporation, whose address is 229 West 43rd Street, New York, New York 10036, Attention:                                 (“Guarantor”), in favor of [FC UNIT OWNER], a                                            , whose address is One MetroTech Center North, Brooklyn, New York 11201, Attention: General Counsel (“Landlord”).

W I T N E S S E T H:

WHEREAS:

A             Concurrently with execution and delivery of this Guaranty, Landlord and                            (“Tenant”) have entered into a Lease (the “Lease”) pursuant to which Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Seller, the “Premises”, as such term is defined in the Lease.

B.            Guarantor has an interest in Tenant and has agreed to guaranty the “Guaranteed Obligations” as such term is hereinafter defined.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor hereby agrees as follows (all capitalized terms used herein without definition having the meanings ascribed to them in the Lease):

1.             (a)          Guarantor, for itself, its successors and assigns, hereby primarily, unconditionally, absolutely and irrevocably guarantees:

(i)            the full and faithful keeping, performance and observance of all the covenants, agreements, terms, provisions and conditions of the Lease provided to be kept, performed and observed by Tenant (expressly including, without being limited to, the payment as and when due of the fixed rent, additional rent, charges and damages payable by Tenant under the Lease) and the payment of any and all other damages for which Tenant shall be liable by reason of any act or omission contrary to any of said covenants, agreements, terms, provisions or conditions;

(ii)           the full and prompt payment of any Enforcement Costs (as hereinafter defined in Paragraph 19 hereof).

(b)           Guarantor represents and warrants that, as of the date of this Guaranty, Guarantor has a credit rating of “A-minus”(1) or better as determined by the “Rating Agency” (as such term is defined in that certain Declaration of Leasehold Condominium governing the real property of which the Premises forms a part).

2.             Guarantor guarantees the Guaranteed Obligations regardless of any law, statute, rule, regulation, decree or order now or hereafter in effect in any jurisdiction affecting or purporting to affect in any manner any of the terms or the rights or remedies of Landlord with respect to the Guaranteed Obligations. The obligations and liabilities of Guarantor hereunder shall be direct and primary and not indirect or secondary, and shall be absolute, unconditional and irrevocable. Guarantor’s obligations hereunder shall not be deemed exonerated, discharged or satisfied, except as provided in Section 16 hereof.

3.             If Guarantor fails to promptly perform its obligations under this Guaranty, Landlord shall, from time-to-time, and without first attempting to require performance by Tenant, have the right to bring any action at law or in equity, or both, to compel Guarantor to perform its obligations hereunder, and/or to collect in any such action compensation for all losses, costs, expenses, damages and injuries sustained or incurred by Lender as a direct or indirect consequence of the failure of Guarantor to perform such obligations. Guarantor shall indemnify and hold Lender free and harmless from and against any and all loss, damage, cost, expense, injury, or liability Lender may suffer or incur in connection with the exercise of its rights under this Guaranty or the performance of the Guaranteed Obligations.

4.             All of the remedies set forth herein and/or provided for in the Lease or at law or equity shall be equally available to Landlord and the choice of one such alternative over another shall not be subject to question or challenge by Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by Landlord to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude Landlord from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies provided herein in part because they recognize that the choice of remedies in the event of a default hereunder will necessarily be and should properly be a matter of good-faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Landlord at the lowest cost to Tenant and/or Guarantor. It is the intention of the parties that such good-faith choice by Landlord be given conclusive effect regardless of such subsequent developments.

5.             Guarantor hereby waives (i) notice of acceptance of this Guaranty by Landlord and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which any Guarantor may have against Landlord, except for claims of actual payment or actual performance (iii) presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be

(1) Substitute equivalent rating to “A-Minus” if Rating Agency is no longer Standard & Poors.

legally required to charge Guarantor with liability, and (iv) any failure by Landlord to inform Guarantor of any facts Landlord may now or hereafter know about Tenant or the terms of the Lease, it being understood and agreed that Landlord has no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Tenant of all such circumstances bearing on the risk of nonperformance of the Tenant’s obligation under the Lease. Guarantor agrees that any claims which Guarantor may have against Tenant must be brought in a separate action, which action shall not be consolidated with any action brought by Landlord, unless such consolidation is required by law. Landlord shall have no obligation to disclose or discuss with Guarantor its assessment of the financial condition of Tenant. Guarantor acknowledges that no representations of any kind whatsoever have been made to it by Landlord. No modification or waiver of any of the provisions of this Guaranty shall be binding upon Landlord except as expressly set forth in a writing duly signed and delivered on behalf of Landlord.

6.             Guarantor further agrees that Guarantor’s liability as guarantor shall in nowise be impaired or affected by any extensions which may be made from time to time, with or without the knowledge or consent of Guarantor, of the time for performance by Tenant under the Lease or by any forbearance or delay in enforcing same, or by way of waiver by Landlord under the Lease. Landlord’s failure or election not to pursue any other remedies it may have against Tenant, Guarantor, or by virtue of any change or modification in the Lease or by the acceptance by Landlord of any additional security or any increase, substitution or change therein, or by the release by Landlord of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Guaranteed Obligations, even though Landlord might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations, it being the intent hereof that Guarantor shall remain liable as principal for payment and/or performance of the Guaranteed Obligations until the Guaranteed Obligations have been paid or performed in full and notwithstanding any act or thing which might otherwise operate as legal or equitable discharge of a surety. Guarantor further understands and agrees that Landlord may at any time enter into agreements with Tenant to amend and modify the Lease and may waive or release any provision or provisions of the Lease, and, with reference to such instruments, may make and enter into any such amendments or agreements as the parties thereto may deem proper and desirable, and may apply any monies received by Landlord, regardless of the purpose for which the same was given to Landlord to cure any default or to apply on account of the Guaranteed Obligations, in such order and priority as Landlord, in its sole discretion, may require without in any manner impairing or affecting this Guaranty or any of Landlord’s rights hereunder or Guarantor’s obligations hereunder.

7.             Guarantor hereby acknowledges having received, reviewed and understood a true, correct and complete copy of the Lease. Guarantor acknowledges that this Guaranty is in effect and binding without reference to whether this Guaranty is signed by any other person or entity, that possession of this Guaranty by Landlord shall be conclusive evidence of due delivery hereof by Guarantor and acceptance hereof by Landlord, and that this Guaranty shall continue in full force and effect, both as to guaranteed obligations and liabilities now existing and/or those hereafter created.

8.             Guarantor hereby consents and agrees that, without any further notice to, or consent or agreement of, Guarantor (a) Landlord make take, hold, exchange, enforce, waive, surrender and/or release other guarantees, collateral or security which further secure(s) payment and/or performance of this Guaranty or the Lease, and (b) that any of the obligations, terms, covenants and conditions contained in the Lease (including, but not limited to, Tenant’s obligations thereunder) may be renewed, altered, extended, changed, modified, supplemented or released at Landlord’s written direction, or with Landlord’s written consent, without in any manner affecting this Guaranty or releasing Guarantor herefrom, and without the further consent of or notice to Guarantor, and Guarantor shall continue to be liable hereunder to pay and perform pursuant hereto notwithstanding any such renewal, alteration, extension, change, modification, supplement or release, or the taking, holding, exchanging, enforcing, waiving, surrender and/or release of such other guarantees, collateral or security. Landlord may perfect or fail to perfect, or to continue the perfection of, any lien or security interest without notice to, consideration to or the consent of Guarantor, and without in any way releasing, diminishing or affecting the absolute nature of Guarantor’s obligations and liabilities hereunder.

9.             Guarantor hereby waives any and all legal requirements that Landlord, or its successors or assigns, must institute any action or proceeding at law or in equity, or obtain any judgment, or exhaust their rights, remedies and/or recourses against Tenant or any other person or entity, or with respect to any security for the obligations hereby guaranteed, as a condition precedent to making any demand on, bringing an action against, or obtaining or enforcing any judgment against, Guarantor upon this Guaranty, and/or that it join Tenant or any other person or entity as a party to any such action. All remedies afforded to Landlord, and its successors or assigns, by reason of this Guaranty, are separate and cumulative remedies, and it is agreed that no one of such remedies, whether or not exercised by Landlord, or its successors or assigns, shall be deemed in exclusion of any of the other remedies available to Landlord or its successors or assigns, at law, in equity, by statute, under contract, hereunder or otherwise, and shall in no way limit or prejudice any such other remedies which Landlord, or its successors or assigns, may have. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Landlord. Guarantor further waives any requirement that Landlord demand or seek payment or performance by Tenant or by any other person or entity of the amounts owing or the covenants to be performed under the Lease, whether hereby guaranteed or not, as a condition precedent to bringing any action against Guarantor upon this Guaranty, it being agreed that a failure to comply with or perform the obligations, terms, covenants and conditions herein guaranteed shall, without further act, make Guarantor liable as herein set forth.

10.           This Guaranty is an absolute, unconditional, present and continuing guaranty of performance of the obligations recited in Paragraph 1 hereof. Guarantor hereby expressly waives all defenses of Tenant pertaining to said obligations, except for the defense of discharge by complete and irrevocable performance, and except for such defenses as would constitute a defense to Tenant’s obligation under the Lease. Guarantor shall not be released (a) by any act, omission or thing which might, but for this provision of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, (b) by any defense based upon any statute or rule of law which provides that the obligations of a surety or guarantor must be neither larger in amount nor in other respects more burdensome than those of a principal, or (c) by reason of any waiver, extension, renewal, modification, forbearance or delay by Landlord, or its successors or assigns, or its failure to proceed promptly or otherwise, and Guarantor hereby expressly waives and surrenders any defense to liability hereunder based upon the foregoing acts, omissions, things, statutes, rules, waivers, extensions, modifications, forbearances, delays, obligations, agreements, or any of them, except the defense of complete and irrevocable performance in full. Guarantor also waives any defense arising by virtue of any disability, insolvency, bankruptcy, defect in formation or continuation, lack of authority or power, death, insanity, incompetence, liquidation or dissolution of, or any cessation or limitation of liability from any cause (other than full and irrevocable performance) of, Tenant, any member or agent thereof, or any other surety, co-maker, endorser or guarantor. No change in the ownership of Tenant or in Tenant’s members shall affect or change the terms of this Guaranty or in any way change or reduce the liability of Guarantor hereunder. This Guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Lease or hereunder is rescinded or otherwise required to be returned upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Tenant, or upon or as a result of the appointment of a receiver, intervener, custodian or conservator of or trustee or similar officer for, or any substantial part of its property, or otherwise, all as though such payment had not been made, regardless of whether the recipient thereof contested the order requiring the return of such payment.

11.           Guarantor hereby expressly agrees that the liabilities and obligations of Guarantor under this Guaranty shall not in any way be impaired or otherwise affected by the institution by or against Tenant or any other person or entity of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the obligations and/or liabilities hereby guaranteed pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of Guarantor under this Guaranty, and that upon the institution of any of the above actions, such obligations shall be enforceable against Guarantor.

12.           In the event that Guarantor shall advance or become obligated to pay any sums or incurs any costs or expenses hereunder, or in the event that for any reason Tenant is now or shall hereafter become indebted or obligated to Guarantor, the amount of such sum, costs, expenses and such indebtedness or obligation shall at all times be subordinated as to lien, time of payment and in all other respects to the amounts owing to Landlord hereunder. Notwithstanding any payment or payments made, or costs or expenses incurred, by Guarantor hereunder, Guarantor shall not be entitled to be subrogated to any of the rights of Landlord against Tenant or any other guarantor or any collateral security or guaranty held by Landlord for the payment of the guaranteed obligation, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Tenant or any other guarantor in respect of payments made, or costs or expenses incurred, by Guarantor hereunder unless and until the Guaranteed Obligations and any Enforcement Costs shall have been paid in full. Except as otherwise set forth herein, Guarantor shall have no right to participate in any way in the right, title or interest of Landlord in the Premises, or to receive payments from Tenant upon any indebtedness or obligation, notwithstanding any payments made, or costs or expenses incurred, by Guarantor hereunder, all rights of reimbursement, indemnification, subrogation and participation being hereby expressly waived and released with respect to any such payments, costs and expenses. Guarantor agrees that, following any default or event of default-under the Lease, and until the Guaranteed Obligations thereunder shall have been paid and/or performed in full, Guarantor will not accept any payment or satisfaction of any kind of any indebtedness or obligation of Tenant to Guarantor. Further, as long as Guarantor remains liable hereunder, Guarantor agrees that, if, following any default or event of default under the Lease, Guarantor should receive any payment, satisfaction or security for any indebtedness or obligation of Tenant to Guarantor, the same shall be delivered to Landlord in the form received, endorsed or assigned as may be appropriate, for application on account of or as security for the Guaranteed Obligations thereunder, and, until so delivered, shall be held in trust for Landlord as security for said Guaranteed Obligations. In addition, at any time, in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of Tenant, Landlord shall be entitled to performance in full of the obligations hereby guaranteed prior to the payment of all or any part of any indebtedness of Tenant to Guarantor, and Guarantor will, at the request of Landlord, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of Tenant in respect of such indebtedness and hereby assigns to Landlord, and will hold in trust for Landlord, any and all monies, dividends or other assets received in any such proceeding on account of such obligations, unless and until the obligations hereby guaranteed shall be irrevocably performed in full. In the event Guarantor fails to perform said obligations, it shall pay and deliver said monies, dividends or other assets to Landlord.

13.           Guarantor hereby warrants and represents unto Landlord that:

(a)          there are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor, which will have a material adverse impact upon Guarantor’s ability to perform its obligations hereunder, or involving the validity or enforceability of this Guaranty, at law or in equity; and Guarantor is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Guarantor;

(b)          any and all balance sheets, net worth statements, income and expense statements, cash flow statements and other financial statements of, and other financial statements and data relating to, Guarantor previously or hereafter delivered to Landlord fairly and accurately present, or will fairly and accurately present, the financial condition of Guarantor as of the dates thereof; since the dates of those most recently delivered, there has been no material adverse change in the financial condition of Guarantor; Guarantor has disclosed all events, conditions, and facts known to Guarantor which are more likely than not to have a material adverse effect on the financial condition of Guarantor; and neither this Guaranty nor any document, financial statement, financial or credit information, certificate or statement relating to Guarantor and referred to herein, or furnished to Landlord by Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact;

(c)          Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, and to execute, deliver and perform this Guaranty and any other documents or instruments in connection therewith which it is required to execute; all resolutions of the board of directors of Guarantor necessary to authorize the execution, delivery and performance of this Guaranty and such other documents or instruments have been duly adopted and are in full force and effect; and this Guaranty and such other documents or instruments have been duly authorized, executed and delivered by and on behalf of Guarantor so as to constitute this Guaranty and such other documents or instruments the valid and binding obligation of Guarantor, enforceable in accordance with their terms.

(d)           The execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) any law, order, rule, regulation, writ, injunction or decree now in effect of any government, governmental instrumentality court having jurisdiction over Guarantor, or (ii) any contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty.

14.           The validity, construction and enforceability of this Guaranty shall be governed by the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. Whenever possible, each provision of this Guaranty and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Guaranty or any other statement, instrument or transaction contemplated hereby or relating hereto or any right or remedy hereby guaranteed or provided shall be held to be unenforceable, prohibited or invalid under applicable law as to any person, party or entity or under any circumstances, for any reason, such provision, right or remedy shall be ineffective only to the extent of such unenforceability, prohibition or invalidity, and only with respect to such person, party, entity or circumstances, without invalidating or limiting or preventing the enforcement of the remainder of such provision, right or remedy, or the remaining provisions of this Guaranty, or any other right, remedy, statement, instrument or transaction contemplated hereby or relating hereto, as to any other person, party or entity or any other circumstances.

15.           Notwithstanding any other provision or provisions herein contained, no provision of this Guaranty shall require or permit the collection from Guarantor of interest in excess of the maximum rate or amount, if any, which Guarantor may be required or permitted to pay by any applicable law.

16.           This Guaranty shall remain in full force and effect until payment and/or performance of the Guaranteed Obligations in full, and thereafter, this Guaranty shall be discharged, null, void and of no further force and effect. Upon request by Guarantor, Landlord will deliver to Guarantor written confirmation of the discharge of the obligations and liabilities of Guarantor hereunder, and Landlord will return to Guarantor the original counterpart of this Guaranty. This instrument shall inure to the benefit of Landlord and its successors, assigns, and shall bind Guarantor and Guarantor’s successors and assigns. The obligations of Guarantor under this Guaranty shall be enforceable in all events against Guarantor, its successors and assigns, and each of them.

17.           This Guaranty may be waived, modified, amended, terminated or discharged only explicitly in a writing signed by Landlord and Guarantor. A waiver so signed shall be effective only in the specific instance and for the specific purpose given.

18.           Any notice, demand or request by Landlord to Guarantor or from Guarantor to Landlord shall be in writing and shall be deemed to have been duly given or made if either delivered personally or if mailed by certified or registered mail addressed to the address set forth below (or at the correct address of any assignee of Landlord), except that mailed written notices shall not be deemed given or served until three (3) days after the date of mailing thereof:

(a)           If to Guarantor:

The New York Times Company

229 West 43rd Street

New York, New York 10036

Attention:

with a copy to:

The New York Times Company

229 West 43rd Street

New York, New York 10036

Attention:     General Counsel

with a copy to:

Swidler Berlin Shereff Friedman, LLP

405 Lexington Avenue

New York, New York 10174

Attention: Martin D. Polevoy, Esq.

(b)           If to Landlord:

[                                    ]

One MetroTech Center North

Brooklyn, New York 11201

Attention: General Counsel

with a copy to:

Kelley Drye & Warren LLP

101 Park Avenue

New York, New York 10178

Attention: James J. Kirk, Esq.

19.           If: (i) this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent Landlord in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty; (iii) an attorney is retained to provide advice or other representation with respect to this Guaranty; or (iv) an attorney is retained to represent Landlord in any proceedings whatsoever in connection with this Guaranty, then each Guarantor shall pay to Landlord upon demand all attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, expenses of foreclosure, title insurance premiums, survey costs, minutes of foreclosure, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder, regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guaranty.

20.           Guarantor hereby irrevocably submits to personal jurisdiction in the state of New York, City and County of New York for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either any court in such city, county and state or (in a case involving diversity of citizenship) the United States District Court located there, in any action, suit, or proceeding which Landlord may at any time wish to file in connection with this guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court therein located and hereby waives any objection which such guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this paragraph shall not be deemed to preclude Landlord from filing any such action, suit, or proceeding in any other appropriate forum.

21.           This Guaranty may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument. Any signature page of this Guaranty may be detached from any duplicate original of this Guaranty without impairing the legal effect of any signatures thereon and may be attached to another duplicate original of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

22.           Guarantor and Landlord hereby waive any right to a trial by jury in any action or proceeding to enforce or defend any right under this Guaranty or relating thereto or arising from the relationship which is the subject of this Guaranty and agree that any such action or proceeding shall be tried before a court and not before a jury.

Dated:

THE NEW YORK TIMES COMPANY

By:
Name:
Title:

EXHIBIT P

NYT Real Estate Company LLC Lease

P-1

Lease

between

                                              , Landlord,

and

                                              , Tenant

Date:

Premises:

The New York Times Building Condominium

[Portion of] Units

EXHIBITS

LEASE (this “Lease”), dated as of                             , 2     , between                                                                            , having an office at

(“Landlord”) and                                                                                                                                                                     ,
having an office at

(“Tenant”).

WHEREAS,

1.                                                                  (the “Ground Lessor”) is (i) the fee owner of the Land, (ii) the lessor and lessee under the Ground Lease, and (iii) the lessor under the Unit Lease, and

2.  Landlord is the lessee under the Unit Lease (as hereinafter defined) and desires to sublease to Tenant and Tenant desires to hire from the Landlord, the Premises, on the terms and conditions hereinafter set forth,

NOW THEREFORE, Landlord and Tenant do hereby covenant and agree as follows:

Definitions

For purposes of this Lease, the following terms shall have the respective meanings hereinafter specified, such definitions to be applicable equally to the singular and plural forms of such terms:

“AAA” shall have the meaning ascribed to such term in Sections 3.03(d)(iv);

“ADA” shall have the meaning ascribed to such term in Section 2.01(e);

“Additional Charges” shall have the meaning ascribed to such term in Section 1.04(a);

“Alteration” shall have the meaning ascribed to such term in Section 11.01;

“Appointment Date” shall have the meaning ascribed to such term in Section 35.01;

“Arbiter” shall have the meaning ascribed to such term in Section 3.03(d)(iv);

“Arbitration Notice” shall have the meaning ascribed to such term in Section 35.01;

“Assignment Recapture Offer Notice” shall have the meaning ascribed to such term in Section 7.01(b);

“Assignment Recapture Period” shall have the meaning ascribed to such term in Section 7.01(b);

“Base Building Elements” shall have the meaning ascribed to such term in Section 19.04(a);

“Base Building Restoration Estimate” shall have the meaning ascribed to such term in Section 19.04(a);

“Base Operating Amount” shall have the meaning ascribed to such term in Section 3.01(a);

“Base Operating Year” shall have the meaning ascribed to such term in Sections 3.01(b);

“Base Rate” shall have the meaning ascribed to such term in Section 34.05(j);

“Base Tax Amount” shall have the meaning ascribed to such term in Sections 3.01(c);

“Basic Restoration” shall have the meaning ascribed to such term in Section 19.02;

“Board SNDA” shall have the meaning ascribed to such term in Section 10.01;

“Building” shall have the meaning ascribed to such term in Section 1.01;

“Building Systems” shall have the meaning ascribed to such term in Section 8.01(c);

“Business Days” shall have the meaning ascribed to such term in Section 15.01(b);

“Business Hours” shall have the meaning ascribed to such term in Section 15.01(b);

“By-Laws” shall have the meaning ascribed to such term in Section 1.01;

“Cleaning Cost Reduction” shall have the meaning ascribed to such term in Section 15.01(a);

“Commencement Date” shall have the meaning ascribed to such term in Section 1.05;

“Comparable Buildings” shall have the meaning ascribed to such term in Section 13.04(a);

“Comparable Space” shall have the meaning ascribed to such term in Section 7.05(c);

“Condominium” shall have the meaning ascribed to such term in Section 1.01;

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 3.03(d);

“Consumer Price Index” shall have the meaning ascribed to such term in Section 34.05(k);

“Court” shall have the meaning ascribed to such term in Section 35.01;

“Date of the Taking” shall have the meaning ascribed to such term in Section 20.01;

“Declaration” shall have the meaning ascribed to such term in Section 1.01;

“Defects Notice” shall have the meaning ascribed to such term in Section 2.01(c);

“Event of Default” shall have the meaning ascribed to such term in Section 22.02;

“Existing Mortgage” shall have the meaning ascribed to such term in Section 5.04(b);

“Expedited Arbitration” shall have the meaning ascribed to such term in Section 35.04;

“Expiration Date” shall have the meaning ascribed to such term in Section 1.03;

“Extension Notice” shall have the meaning ascribed to such term in Section 36.01(a);

“Extension Term” shall have the meaning ascribed to such term in Section 36.01(a);

“Fair Market Rent” shall have the meaning ascribed to such term in Section 1.04(b);

“FC Office Units” shall have the meaning ascribed to such term in Section 3.01(e);

“First Adjustment Date” shall have the meaning ascribed to such term in Section 1.04(b);

“Fixed Rent” shall have the meaning ascribed to such term in Section 1.04(a);

“Food Service Facility” shall have the meaning ascribed to such term in Section 15.05;

“Force Majeure Causes” shall have the meaning ascribed to such term in Section 34.04(a);

“Ground Lease” shall have the meaning ascribed to such term in Section 5.04(a);

“Ground Lessor” shall have the meaning ascribed to such term in the Preamble;

“Hazardous Materials” shall have the meaning ascribed to such term in Section 33.03;

“Improvements Demolition Work” shall have the meaning ascribed to such term in Section 19.01(a);

“Improvements Restoration Work” shall have the meaning ascribed to such term in Section 19.01(a);

“Index Month” shall have the meaning ascribed to such term in Section 11.01;

“Interest Rate” shall have the meaning ascribed to such term in Section 34.05(j);

“Land” shall have the meaning ascribed to such term in Section 1.01;

“Landlord” shall have the meaning ascribed to such term in the Preamble and in Section 34.05(e);

“Landlord Affiliate” shall have the meaning ascribed to such term in Section 3.01(e);

“Landlord Applicable Cure Period” shall have the meaning ascribed to such term in Section 27.02;

“Landlord Long-Term Cure Default” shall have the meaning ascribed to such term in Section 27.02;

“Landlord’s Assignment Recapture Notice” shall have the meaning ascribed to such term in Section 7.0l(b);

“Landlord’s Casualty Termination Notice” shall have the meaning ascribed to such term in Section 19.03;

“Landlord’s Rate” shall have the meaning ascribed to such term in Section 14.02(c);

“Landlord’s Restoration Work” shall have the meaning ascribed to such term in Section 2.01(a);

“Landlord’s Statement” shall have the meaning ascribed to such term in Section 3.01(d);

“Landlord’s Stoppage Notice” shall have the meaning ascribed to such term in Section 15.04;

“Latent Defects” shall have the meaning ascribed to such term in Section 2.01(c);

“laws and requirements of any public authorities” shall have the meaning ascribed to such term in Section 34.05(b);

“Legal Requirements” shall have the meaning ascribed to such term in Section 34.05(l);

“Long-Term Cure Default” shall have the meaning ascribed to such term in Section 22.02(b);

“Material Alteration” shall have the meaning ascribed to such term in Section 11.01;

“Material Alterations Request” shall have the meaning ascribed to such term in Section 11.01;

“mortgage” shall have the meaning ascribed to such term in Section 34.05(a);

“Notices” shall have the meaning ascribed to such term in Section 29.01;

“NYTC Floors” shall have the meaning ascribed to such term in Section 2.01(a);

“Operating Expenses” shall have the meaning ascribed to such term in Section 3.01(e);

“Operating Payment” shall have the meaning ascribed to such term in Section 3.03(a);

“Operating Year” shall have the meaning ascribed to such term in Section 3.01(f);

“Overtime Freight Elevator/Loading Dock Service” shall have the meaning ascribed to such term in Section 15.02(c);

“Overtime HVAC Service” shall have the meaning ascribed to such term in Section 15.02(a);

“Person” shall have the meaning ascribed to such term in Section 34.05(h);

“Premises” shall have the meaning ascribed to such term in Section 1.02;

“Prior Tenant Restoration Work” shall have the meaning ascribed to such term in Section 2.01(b);

“Qualifying SNDA Agreement” shall have the meaning ascribed to such term in Section 5.05(c);

“Records” shall have the meaning ascribed to such term in Section 3.03(d);

“Requirements of insurance bodies” shall have the meaning ascribed to such term in Section 34.05(c);

“Second Adjustment Date” shall have the meaning ascribed to such term in Section 1.04(b);

“Section 14.07 Demand” shall have the meaning ascribed to such term in Section 14.07;

“Secured Areas” shall have the meaning ascribed to such term in Section 16.05;

“Slab Cut Improvements” shall have the meaning ascribed to such term in Section 2.01(a);

“SNDA Agreement” shall have the meaning ascribed to such term in Section 5.05(a);

“Sublease Profit” shall have the meaning ascribed to such term in Sections 7.07(b);

“Sublease Term” shall have the meaning ascribed to such term in Section 7.07(b);

“Substantially” shall have the meaning ascribed to such term in Section 3.03(d);

“Successor Landlord” shall have the meaning ascribed to such term in Section 5.03;

“Superior Lease” shall have the meaning ascribed to such term in Section 5.01;

“Superior Lessor” shall have the meaning ascribed to such term in Section 5.01;

“Superior Mortgage” shall have the meaning ascribed to such term in Section 5.01;

“Superior Mortgagee” shall have the meaning ascribed to such term in Section 5.01;

“Systems Defects” shall have the meaning ascribed to such term in Section 2.01(c);

“Tax Adjustment Date” shall have the meaning ascribed to such term in Section 3.02(a);

“Tax Payment” shall have the meaning ascribed to such term in Section 3.02(a);

“Tax Year” shall have the meaning ascribed to such term in Section 3.01(h);

“Taxes” shall have the meaning ascribed to such term in Section 3.01(g);

“Tenant” shall have the meaning ascribed to such term in the Preamble and in Section 34.05(d);

“Tenant Affiliate” shall have the meaning ascribed to such term in Section 7.01(d);

“Tenant Negotiation Notice” shall have the meaning ascribed to such term in Section 7.05(c);

“Tenant Shaft Share” shall have the meaning ascribed to such term in Section 15.05;

“Tenant’s Costs” shall have the meaning ascribed to such term in Sections 7.07(a) and 7.07(c);

“Tenant’s electrical consultant” shall have the meaning ascribed to such term in Section 14.07;

“Tenant’s Operating Share” shall have the meaning ascribed to such term in Section 3.01(i);

“Tenant’s Property” shall have the meaning ascribed to such term in Section 12.02;

“Tenant’s Statement” shall have the meaning ascribed to such term in Section 3.03(d);

“Tenant’s Representative” shall have the meaning ascribed to such term in Section 3.03(d);

“Tenant’s Tax Share” shall have the meaning ascribed to such term in Section 3.01(j);

“Then Tenant” shall have the meaning ascribed to such term in Section 7.04;

“Third Adjustment Date” shall have the meaning ascribed to such term in Section 1.04(b);

“Transfer” shall have the meaning ascribed to such term in Section 34.05(e);

“Transferee” shall have the meaning ascribed to such term in Section 34.05(e);

“Transferor” shall have the meaning ascribed to such term in Section 34.05(e);

“Unit” shall have the meaning ascribed to such term in Section 1.02;

“Unit Lease” shall have the meaning ascribed to such term in Section 5.01;

“Unit Lease SNDA Agreement” shall have the meaning ascribed to such term in Section 5.05(b);

“Users” shall have the meaning ascribed to such term in Section 7.01(a);

ARTICLE 1

Term and Fixed Rent

1.01.        Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Lease, the premises described in Section 1.02 hereof in the building (the “Building”) known as The New York Times Building, which Building is a leasehold condominium (the “Condominium”), in the City, County and State of New York.  The Building is located on a portion of the land (the “Land”) described in Exhibit A annexed hereto and made a part hereof.  The Condominium was established pursuant to the Condominium’s Declaration of Leasehold Condominium dated                         and recorded in the New York County Office of the Register of the City of New York on

                         in Reel           , Page            (the “Declaration”) and the By-Laws annexed thereto (the “By-Laws”).

1.02.        (a)    The Premises (the “Premises”) leased to Tenant consist of [the entire] [a portion of] the              floor(s) of the Building which floor(s) are designated as Unit No(s).                 of the Condominium (collectively, the “Unit”).  The Unit also consists of an undivided  [            %] interest in the Common Elements and the FC Limited Common Elements of the Condominium (each, as defined in the Declaration).  Landlord hereby grants to Tenant the non-exclusive right to use, in common with others, the Common Elements and the FC Limited Common Elements.  The parties agree that the Premises shall be deemed to contain                      rentable square feet for all purposes under this Lease.  The measurement standard for rentable square feet for the Building and the Premises is set forth on Exhibit C annexed hereto and made a part hereof.

1.03.        The term of this Lease shall be a period of                 (      ) years(1) which term (a) shall commence on the Commencement Date (as hereinafter defined) and (b) shall end at 11:59 p.m. on the date (the “Expiration Date”) which is the day immediately preceding the                 (           ) anniversary of the Commencement Date, or on such earlier date upon which the term of this Lease shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law.

1.04.        (a)         The rents shall be and consist of:

(i)           fixed rent (“Fixed Rent”) at a rate determined in accordance with [Article XX, Section 5(a), 5(b), 5(c), or 5(d), as applicable, of the Declaration, and Article XX, Section 8(b) of the Declaration](2), which Fixed Rent shall be payable commencing on the Commencement Date, in equal monthly installments in advance on the first day of every calendar month during the term of this Lease, ***and which Fixed Rent shall be subject to increase or decrease as of the First Adjustment Date, Second Adjustment Date and Third Adjustment Date, as such terms are hereinafter defined, as provided in Section 1.04(b) hereof***; and

(ii)         additional rent (“Additional Charges”) consisting of Tax Payments, Operating Payments and charges for electricity, and any other utilities furnished to Tenant at Tenant’s request for which Tenant does not pay on a

(1) To be filled in upon exercise of applicable option by NYTC.  Initial term to be ten (10), twenty (20), thirty (30) or forty (40) years, as elected by NYTC upon exercise of option.  If NYTC elects initial term of ten (10) years, Tenant to have three (3) 10-year renewal options pursuant to Article 36.  If NYTC elects initial term of twenty (20) years, Tenant to have two (2) 10-year renewal options pursuant to Article 36.  If NYTC elects initial term of thirty (30) years, Tenant to have one (1) 10-year renewal option pursuant to Article 36.

(2) Substitute “Section 5.12 of the Operating Agreement” if applicable.

direct metered basis, and all other sums of money as shall become due from and payable by Tenant to Landlord pursuant to the provisions of this Lease;

all to be paid in lawful money of the United States to Landlord at its office in the United States of America, or such other place in the United States of America as Landlord shall designate by not less than thirty (30) days prior written notice to Tenant.

***(3)    (b)           The Fixed Rent shall be subject to adjustment (i.e., either increase or decrease) effective as of the tenth (10th) anniversary of the Commencement Date (the “First Adjustment Date”), the twentieth (20th) anniversary of the Commencement Date (the “Second Adjustment Date”), and the thirtieth (30th) anniversary of the Commencement Date (the “Third Adjustment Date”), such that (i) the Fixed Rent for the ten (10) year period beginning on the First Adjustment Date shall be the “Fair Market Rent”, as such term is defined in Article XX, Section 8(b) of the Declaration, for the Premises as of the First Adjustment Date, (ii) the Fixed Rent for the ten (10) year period beginning on the Second Adjustment Date shall be the Fair Market Rent for the Premises as of the Second Adjustment Date, and (iii) the Fixed Rent for the ten (10) year period beginning on the Third Adjustment Date shall be the Fair Market Rent for the Premises as of the Third Adjustment Date.(4)  Fair Market Rent as of the First Adjustment Date, Second Adjustment Date or Third Adjustment Date, as the case may be, shall be determined in accordance with Article XX, Section 8(b) of the Declaration.  In each case, the twenty (20) day period for the parties to meet and attempt in good faith to determine Fair Market Rent referred to in the first sentence of Article XX, Section 8(b) of the Declaration shall commence on the date which is one-hundred twenty (120) days prior to the First Adjustment Date, Second Adjustment Date or Third Adjustment Date, as the case may be, and, in the event the parties do not reach agreement upon Fair Market Rent within said twenty (20) days, then Fair Market Rent shall be determined by arbitration as more particularly set forth in Article XX, Section 8(b) of the Declaration.

(c)           Within ten (10) Business Days after written request by either party following any determination of Fixed Rent as provided in Section 1.04(a) and/or Section 1.04(b) hereof, the parties shall enter into a supplemental agreement in recordable form confirming such Fixed Rent for the applicable period.  In the event the Fixed Rent for the initial term of this Lease shall not have been finally determined as of the Commencement Date, Tenant shall pay an amount equal to Landlord’s determination of the Fixed Rent as set forth in a notice to Tenant given within twenty (20) days after the date Tenant exercises its option to lease the Premises as described in Article XX of the Declaration, until the final determination of Fixed Rent for such initial term has been made.  Within ten (10) Business Days following the final determination of Fixed Rent for such initial term, (x) Landlord shall reimburse Tenant the amount by which the Fixed Rent paid by

(3) First Adjustment Date, Second Adjustment Date and Third Adjustment Date – depending on terms of Lease, one or more of these terms may have to be deleted.

(4) 95% of Fair Market Rent for space leased pursuant to Section 5.12 of the Operating Agreement.

Tenant for the period beginning on the Commencement Date and ending on the last day of the calendar month in which such final determination is made exceeds the Fixed Rent as finally determined for such period, together with interest on such excess amount at the Interest Rate, or (y) Tenant shall pay Landlord the amount by which the Fixed Rent as finally determined for the period beginning on the Commencement Date and ending on the last day of the calendar month in which such final determination is made exceeds the amount of Fixed Rent for such period paid by Tenant, together with interest on such excess amount at the Interest Rate.  If Landlord does not reimburse Tenant for any amount due Tenant in accordance with the provisions of this Paragraph 1.04(c) within such ten (10) Business Day period, Tenant may offset the amount of Tenant’s overpayment with interest at the Interest Rate from the date such amount was due Tenant, against the next succeeding installments of Fixed Rent and Additional Charges.

(d)           In the event the Fixed Rent for any subsequent ten (10) year period shall not have been finally determined as of the First Adjustment Date, Second Adjustment Date or Third Adjustment Date, as the case may be, then pending such final determination Tenant shall pay Fixed Rent at the rate payable hereunder immediately prior to the First Adjustment Date, Second Adjustment Date or Third Adjustment Date, as the case may be, and within ten (10) Business Days following the final determination of Fixed Rent for such ten (10) year period, (x) Tenant shall pay Landlord the amount by which the Fixed Rent as finally determined for the period beginning on the applicable Adjustment Date and ending on the last day of the calendar month in which such final determination is made exceeds the amount of Fixed Rent for such period paid by Tenant, together with interest on such excess amount at the Interest Rate, or (y) Landlord shall reimburse Tenant the amount by which the Fixed Rent paid by Tenant for the period beginning on the applicable Adjustment Date and ending on the last day of the calendar month in which such final determination is made exceeds the Fixed Rent as finally determined for such period, together with interest on such excess amount at the Interest Rate.  If Landlord does not reimburse Tenant for any amount due Tenant in accordance with the provisions of this Paragraph 1.04(d) within such ten (10) Business Day period Tenant may offset the amount of Tenant’s overpayment with interest at the Interest Rate from the date such amount was due Tenant against the next succeeding installments of Fixed Rent and Additional Charges.

1.05.        For purposes of this Lease, the term “Commencement Date” shall mean [the date vacant possession of the Premises is delivered to Tenant in accordance with the provisions of this Lease] or [actual date, if known].

1.06.        Tenant covenants and agrees to pay Fixed Rent and Additional Charges promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease.

1.07.        If the Commencement Date occurs on a day other than the first day of a calendar month, or if the Expiration Date occurs on a day other than the last day of a calendar month, the Fixed Rent and Additional Charges for the partial calendar month shall be prorated.

1.08.        No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Fixed Rent or Additional Charges shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

1.09.        If any Fixed Rent or Additional Charges payable by Tenant to Landlord pursuant to the provisions of the Lease are not paid within two (2) days following the date due, Tenant shall pay interest thereon from the date when such installment of Fixed Rent or Additional Charges became due to the date of Landlord’s receipt thereof at the lesser of (i) the Interest Rate, or (ii) the maximum rate permitted by law, until paid in full.

ARTICLE 2
Delivery and Use of Premises

2.01.        (a)           On or before the Commencement Date, Landlord shall, at Landlord’s sole cost and expense, perform the following work in and to the Premises (collectively, “Landlord’s Restoration Work”) (i) remove any internal staircases, elevators and escalators, atriums, internal vertical transportation systems and other slab cuts and associated equipment and improvements (collectively, “Slab Cut Improvements”) between the Premises and any other floors of the Building not currently owned or occupied by (or currently being acquired or leased by) Tenant or an affiliate of The New York Times Company (the “NYTC Floors”) and restore the portions of the floor slab of the Premises affected by such Slab Cut Improvements to their original condition and level and ready for floor covering, and (ii) disconnect or segregate any special services (e.g., any other tenant’s supplemental HVAC system) which service both the Premises and other space in the Building other than NYTC Floors.(5)  Tenant may waive the performance by Landlord of any Landlord’s Restoration Work by written notice to Landlord given within ten (10) Business Days after the date of this Lease, in which event Landlord shall not perform and shall have no obligation to Tenant on account of, the Landlord’s Restoration Work so waived by Tenant.  If and to the extent Landlord’s Restoration Work not so waived by Tenant is not complete as of the Commencement Date, Tenant shall receive a credit against the first installments of Fixed Rent and Additional Charges due hereunder (until such credit is exhausted) for the estimated cost of completing such Landlord’s Restoration Work as estimated by a reputable contractor designated by Tenant and approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned.  Subject to the provisions of this Section 2.01 and Section 13.04 hereof, the Premises shall be demised in their “AS IS” condition on the date of this Lease and Tenant shall accept the same as such, provided that all services which Landlord is required to provide to Tenant and the

(5) If and for so long as Ground Lessor is (A) the “Landlord” under this Lease and (B) a governmental entity or a public benefit corporation, Section 2.01 will provide that in lieu of performing Landlord’s Restoration Work, Tenant will receive the credit described in this section.

Premises are provided in accordance with the provisions of this Lease.  Furthermore, the building systems set forth in Exhibit M shall, as of the Commencement Date, be in good working order and condition to the standard then prevailing for comparable premium first class midtown Manhattan office buildings.

(b)           Landlord has advised Tenant that the following current or prior tenants of the Premises have obligations under their leases to perform removal and/or restoration work with respect to any existing leasehold improvements in the Premises: [IDENTITY OF TENANT(S) AND NATURE OF REMOVAL/RESTORATION OBLIGATION TO BE INSERTED PRIOR TO EXECUTION] (“Prior Tenant Restoration Work”).  Promptly after the date hereof, Landlord shall notify such tenants of the foregoing removal/restoration obligations and shall use commercially reasonable efforts to enforce such obligations and to have such Prior Tenant Restoration Work completed prior to the Commencement Date(6)  On the Commencement Date, Landlord shall assign to Tenant all of Landlord’s rights and remedies against such tenants with respect to such removal/restoration obligations.  Landlord shall cooperate with Tenant to the extent reasonably requested by Tenant in connection with the enforcement of such rights and remedies and Landlord shall within 20 days after demand reimburse Tenant for the actual cost (without profit or markup) to Tenant in connection with the enforcement of such rights and remedies.  Tenant may waive the performance by Landlord of any Prior Tenant’s Restoration Work by written notice to Landlord given within ten (10) Business Days after the date of this Lease, in which event Landlord shall have no obligation to Tenant on account of, the Prior Tenant’s Restoration Work so waived by Tenant.  The provisions of this subsection 2.01(b) shall not be deemed to relieve Landlord of the obligation to perform Landlord’s Restoration Work.

(c)           The taking of possession by Tenant of any portion of the Premises for the performance of Alterations or for any other reason whatsoever shall be deemed an acceptance of such portion of the Premises, other than defects in the HVAC, electrical, mechanical, plumbing and other systems of the Building (“Systems Defects”) and latent defects in the Premises (“Latent Defects”), which in either case are reported by Tenant to Landlord within twelve (12) months after Tenant first occupies the Premises for the conduct of Business (a “Defects Notice”).  If Tenant gives a Defects Notice, the taking of possession of the Premises by Tenant shall be deemed an acceptance of the Premises except with respect to the items set forth on such Defects Notice.  Landlord shall repair the defects set forth on any Defects Notice delivered to Landlord within the foregoing twelve (12) month period promptly following delivery of same to Landlord.

(d)           Nothing contained in this Section 2.01 shall be deemed to relieve Landlord of its obligation to observe or perform any term, covenant or condition of this Lease on the part of Landlord to be observed or performed.

(6) If and for so long as Ground Lessor is (A) the “Landlord” under this Lease and (B) a governmental entity or a public benefit corporation, this sentence shall not be applicable.

(e)           Landlord hereby covenants and agrees with Tenant that, on the Commencement Date, the core bathroom located on each of the floor of the Premises and all other common areas and facilities of the Unit which affect Tenant’s access to, or use or enjoyment of the Premises (including, for example, all elevators and elevator call buttons) are in compliance with the Americans with Disabilities Act of 1990 (hereinafter called the “ADA”) and New York City Local Law No. 58 and all other state and local laws relating to accessibility, and the regulations promulgated pursuant to any of the foregoing, in effect as of the date hereof.(7)

2.02.      (a)           Landlord represents and warrants to Tenant that the terms of any existing leases, subleases licenses or other agreements for the use and occupancy of the Premises have expired or expire on or before the Commencement Date and are not subject to extension or renewal by the tenant, subtenant, licensee or occupant thereunder.  Possession of the Premises shall be delivered to Tenant on or before the Commencement Date vacant and free and clear of all leases, tenancies, subtenancies, licenses or other rights to use or occupy the Premises, subject to the provisions of Section 2.02(b).

(b)           If for any reason whatsoever, Landlord shall be unable to deliver vacant possession of the Premises on the date hereinabove set forth as the Commencement Date, then notwithstanding anything to the contrary hereinbefore contained, the term of this Lease shall commence on, and the Commencement Date shall be, the date on which Landlord is able to so deliver vacant possession of the Premises.  Landlord shall not be subject to any liability for failure to give vacant possession of the Premises on the date hereinabove set forth as the Commencement Date (except to the extent that the same arises out of a breach of any of Landlord’s representations or covenants under Section 2.02(a)), and the validity of this Lease shall not be impaired under such circumstances.  Notwithstanding the foregoing, in the event that, as of the Commencement Date, any tenant, subtenant, licensee or occupant is holding over in the Premises, then Landlord shall use its best efforts, including the immediate commencement and diligent prosecution of holdover proceedings, to obtain vacant possession of the Premises as expeditiously as possible.  If Landlord has not delivered to Tenant vacant possession of the Premises within one hundred eighty (180) days after the originally scheduled Commencement Date and such failure continues for twenty (20) days following written notice to Landlord, Tenant shall have the right at any time thereafter (provided such space has not been delivered to Tenant) to terminate this Lease, and upon such termination this Lease shall be null and void (other than those provisions hereof which expressly survive a termination of this Lease), and the parties hereto shall be relieved of all further obligations and liability under this Lease.  Tenant hereby waives any right to rescind this Lease under the provisions of Section 223(a) of the Real Property Law of the State of New York, and agrees that the provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of said Section 223(a).

(7) If and for so long as the “Landlord” under this Lease is (A)(i) Ground Lessor and (ii) a governmental entity or a public benefit corporation, or (B) the party who acquires the interest of the “Landlord” in this Lease from such governmental entity or public benefit corporation (but not any other party who becomes the “Landlord” under this Lease), the provisions of subparagraph 2.01(e) shall not be applicable.

2.03.      (a)           The Premises may be used for executive and general offices and for purposes ancillary and incidental thereto, and for any other legal purposes for which the Unit may be used under the Declaration, and for no other purpose.

(b)           Attached hereto as Exhibit B is a copy of the current Certificate of Occupancy covering the Unit.  Landlord hereby represents, to the best of Landlord’s knowledge, such Certificate of Occupancy is in full force and effect.(8)  Subject to the provisions of this subparagraph 2.03(b) Landlord hereby agrees at all times during the term of this Lease to keep in full force and effect a Certificate of Occupancy for the Unit permitting Tenant to use the Premises for executive and general offices (unless Tenant obtains a modification or amendment of the Certificate of Occupancy for the Unit changing the permitted use of the Premises to other than for executive and general offices or Tenant’s acts or omissions have caused the Certificate of Occupancy for the Unit to be revoked).  Landlord further agrees that it will not take any action to reduce the permitted occupancy levels for the Unit below the currently permitted levels.  Should any Alterations (hereinafter defined) or Tenant’s use of the Premises for other than executive and general offices require any modification or amendment of any Certificate of Occupancy for the Unit, Tenant shall, at its expense, procure such modification or amendment, and Landlord, at no out-of-pocket cost to Landlord, shall cooperate with Tenant in connection therewith (including assisting and/or joining Tenant in any application or similar instrument), provided that Tenant shall indemnify and hold harmless Landlord from and against any claims arising in connection with such cooperation, other than any such claims arising from any incorrect information provided by Landlord in connection therewith or any conditions at or in the Unit which are Landlord’s responsibility hereunder, provided however, that in no event shall the foregoing indemnity relieve Landlord of any obligation of Landlord hereunder.  If any violation of any Legal Requirement noted against the Premises or any other portion of the Unit shall prevent Tenant from obtaining any such modification or amendment to the Certificate of Occupancy for the Unit then, promptly after Tenant’s request that Landlord do so, Landlord shall cause such violation to be cured or otherwise removed of record, except to the extent that such violation (x) arises solely from Tenant’s use or occupancy of the Premises in violation of this Article 2 or any Alterations made by Tenant or (y) is not Landlord’s responsibility to cure pursuant to the provisions of this Lease.

(c)           If any governmental license or permit (other than a Certificate of Occupancy for the Unit) shall be required for the lawful conduct of Tenant’s business in the Premises, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit.  Tenant shall at all times comply with the terms and conditions of each such license or permit.

(8) If and for so long as the “Landlord” under this Lease is (A)(i) Ground Lessor and (ii) a governmental entity or a public benefit corporation, or (B) the party who acquires the interest of the “Landlord” in this Lease from such governmental entity or public benefit corporation (but not any other party who becomes the “Landlord” under this Lease), the provisions of this sentence shall not be applicable.

ARTICLE 3

Escalations

3.01.        The terms defined below shall for the purposes of this Lease have the meanings herein specified:

(a)           “Base Operating Amount” shall mean the Operating Expenses for the Base Operating Year, subject to adjustment as provided in § 3.03(a).

(b)           “Base Operating Year” shall mean the calendar year in which occurs the Commencement Date.

(c)           “Base Tax Amount” shall mean the Taxes, as finally determined, for the Tax Year in which occurs the Commencement Date, subject to the adjustment as provided in § 3.02(a).

(d)           “Landlord’s Statement” shall mean an instrument or instruments setting forth for a specified Operating Year, the Operating Payment payable by Tenant pursuant to this Article 3, including the other information required by this Lease to be included therein.

(e)           “Operating Expenses” shall mean the following expenses incurred by Landlord or any Landlord Affiliate in respect of the FC Collective Unit (as defined in the Declaration) (collectively the “FC Office Units”), provided, however, that if Landlord or any Landlord Affiliate shall sell any units originally part of the FC Collective Unit to a third party, then expenses paid or incurred in respect of such units shall not be deemed “Operating Expenses” from and after the consummation of such sale and the “FC Office Units” shall not include such units from and after the consummation of a sale.  For purposes of this Lease, the term “Landlord Affiliate” means a corporation, partnership in limited liability company or other entity which controls, is controlled by, or is under common control with Landlord.  For purposes of this Section 3.01, “control” means the ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership, membership or similar interest in such entity:

(i)            subject to the provisions of item (23) of this subsection 3.01(e), common charges and special assessments and other charges assessed against the FC Office Units by the Condominium Board of Managers and/or the FC Board of Managers (as such terms are defined in the Declaration), as applicable; provided, however, that any special assessments which are payable in more than one installment shall be deemed payable in the maximum number of installments permitted by the Condominium Board of Managers and the FC Board of Managers, as applicable and only such installments as are payable during the term of this Lease shall be included in Operating Expenses and such installments shall be included for the Operating Year in which they are so payable, regardless of when same are actually paid by Landlord; and

(ii)           To the extent not included in clause (i) of this Section 3.01(e), the total of all of the reasonable and customary costs and expenses incurred by Landlord or Landlord Affiliates (provided Landlord has provided Tenant with prior notice as to the identities of such Landlord Affiliates) with respect to the repair, replacement, maintenance, operation and/or security of the FC Office Units and the Building and the services provided to the tenants and other users or occupants thereof, including without limitation, the cost and expenses incurred with respect to: (1) salaries, wages, medical, surgical, hospitalization, insurance (including, without limitation, group life and disability insurance) of employees of Landlord or Landlord Affiliates, union and general welfare benefits, pension benefits, retirement plans, severance and sick day payments, and other fringe benefits of employees of Landlord and Landlord Affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security; (2) payroll taxes, social security, unemployment, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees; (3) the cost of fuel, gas, steam, electricity, heat, ventilation, air conditioning, chilled and condenser water, water, sewer, telephone and other utilities, together with any taxes and surcharges on, and fees paid in connection with the calculation and billing of such utilities, (4) the cost of painting and/or decorating all areas of the FC Office Units excluding, however, any space contained therein which is demised or to be demised to tenant(s); (5) the cost of fire and extended coverage insurance, special extended coverage insurance, owner’s protective insurance, other casualty insurance coverage, boiler and machinery insurance, sprinkler and apparatus insurance, public liability and umbrella insurance, property damage insurance, rent or rental value insurance for up to two (2) years rent, plate glass insurance and other insurance commonly or customarily carried by owners of premium first class office buildings in the midtown Manhattan (i.e. from 34th Street to 60th Street, from 1st Avenue to 8th Avenue), City of New York (“Comparable Buildings”) or which is required by any Superior Lessor or Superior Mortgagee; (6) the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the FC Office Units, and any sales and other taxes thereon; provided, however, that if under generally accepted accounting principles, consistently applied, any costs referred to in this clause (ii)(6) are required to be capitalized, same shall be amortized, including interest thereon at the Base Rate (as hereinafter defined) in effect as of December 31 of the year in which such alteration or improvement is made, over a period commencing upon the completion of the item in question and extending for the useful life of the item in question; (7) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning and garbage and waste collection and/or disposal; (8) management fees incurred for the management of the FC Office Units, provided, however, that if Landlord or a Landlord Affiliate is the managing agent of the FC Office Units then the annual management fee shall be equal to the then-prevailing market rate of Comparable Buildings; and (9) commercially reasonable attorneys’ fees and expenses in connection with any proceeding that may be prosecuted by Landlord to reduce the assessed valuation of the FC Office Units;

(iii)          the cost of any alterations and improvements made by Landlord or Landlord Affiliates (as contrasted with any such alterations or improvements which are made by the Condominium Board of Managers or the FC Board of Managers) to the FC Office Units which are made or installed after the expiration of the Base Operating Year either (x) by reason of any law enacted or any governmental rule or regulation issued or any reinterpretation of any law or governmental rule or regulation issued after the date of this Lease, or (y) for the reduction of Operating Expenses with respect to the FC Office Units; provided, however, that if under generally accepted accounting principles, consistently applied, any costs referred to in this clause (iii) are required to be capitalized, same shall be amortized, including interest thereon at the Base Rate in effect as of December 31 of the year in which such alteration or improvements is made, over a period commencing upon the completion of the item in question and extending for the useful life of the item in question.

Notwithstanding the foregoing, “Operating Expenses” shall not include, or there shall be deducted therefrom, as applicable, the following items, whether or not same are included in common charges and special assessments and other charges assessed against the FC Office Units by the Condominium Board of Managers:

(1)         interest on and amortization of debts;

(2)         the cost of tenant improvements made for new or existing tenant(s) of the Building or allowances in lieu thereof;

(3)         brokerage commissions;

(4)         financing or refinancing costs;

(5)         the cost of any work or services performed for any tenant of the Building, whether at the expense of Landlord, the Condominium Board of Managers, or such tenant, to the extent that such work or services are in excess of the work or services which Landlord is required to furnish or is furnishing to Tenant under this Lease at the expense of Landlord;

(6)         Taxes or any amounts expressly excluded from the definition of “Taxes” under Section 3.01(g) hereof;

(7)         the cost of any repairs made to remedy damage to the extent caused by or resulting from the negligence of Landlord, its agents, servants or employees, or Landlord Affiliates,

(8)         legal or brokerage or finder’s fees or other fees, leasing commissions, advertising expenses and other costs incurred in leasing or attempting to lease any portion of the FC Office Units or in connection with placing or refinancing any mortgages on the FC Office Units;

(9)         any funds or money given to any tenants in cash, by offset or otherwise, or the cost of any work done for any tenants in connection with the leasing of space in the FC Office Units;

(10)       the cost of any items to the extent Landlord or the Condominium Board of Managers is reimbursed by the proceeds of insurance, condemnation, warranties, guarantees or otherwise compensated, including items reimbursable (whether or not paid) by any tenant for specific services performed for such tenant (other than under operating expense escalation provisions of its lease),

(11)       that portion of any cost paid to a Landlord Affiliate which is in excess of the amount which would be paid in the absence of such relationship;

(12)       Salaries and fringe benefits for officers, employees, and executives above the grade of Building Manager;

(13)       financing and refinancing costs in respect of any indebtedness of Landlord or any Landlord Affiliate, whether secured or unsecured, including, legal and accounting fees and expenses, prepayment penalties and interest and amortization payments in connection therewith;

(14)       rent, additional rent or other charges payable under any ground or underlying lease, including, without limitation, the Unit Lease;

(15)       costs incurred in connection with the transfer or disposition of direct or indirect ownership interests in the FC Office Units or Landlord;

(16)       the costs of repairs or restoration necessitated by condemnation;

(17)       costs incurred in connection with the making or enforcement of leases or resolution of disputes with tenants, including, without limitation, court costs, attorneys’ fees and disbursements in connection with any summary proceedings to dispossess any tenant;

(18)       fines, judgments or awards against Landlord based on Landlord’s negligence, willful misconduct or criminal act;

(19)       general overhead of Landlord’s or the managing agent’s office;

(20)       costs resulting from Landlord’s default under any lease or mortgage or under the Declaration; and

(21)       advertising, promotional and public relations expenditures;

(22)       costs of installing any specialty facility for use by tenants at the Building (such as a restaurant or fitness center);

(23)       capital expenditures, whether charged as assessments or otherwise, other than those which:

(i)          are required to comply with any laws and requirements of any public authorities or the requirements of insurance bodies; or

(ii)         are for the reduction of Operating Expenses.

No item of expense shall be counted more than once either as an inclusion in or an exclusion or deduction from Operating Expenses, and any expense which should be allocated, in accordance with generally accepted accounting principles, between the Unit, on the one hand, and any other FC Office Units or any other property owned by Landlord or a Landlord Affiliate, on the other hand, shall be properly allocated in accordance therewith.  In determining the amount of Operating Expenses for any Operating Year, including the Base Operating Year, if less than all of the rentable square footage of the FC Office Units shall have been occupied by tenant(s) at any time during such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the expenses which would have been incurred had ninety-five percent (95%) of all of the rentable square footage of the FC Office Units been occupied by tenants throughout such Operating Year.

(f)          “Operating Year” shall mean each calendar year in which occurs any part of the term of this Lease following the end of the Base Operating Year.

(g)         “Taxes” shall mean (A) the real estate taxes (or PILOT in lieu of real estate taxes), assessments and special assessments, and business improvement district or similar charges, levied, assessed or imposed upon or with respect to the FC Office Units, by any federal, state, municipal or other governments or governmental bodies or authorities, and (B) all taxes assessed or imposed with respect to the rentals payable hereunder other than general income and gross receipts taxes.  If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed with respect to the Unit (x) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such additional or substitute tax, assessment, levy, imposition, fee or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Taxes” for the purposes hereof, but only to the extent calculated as if Landlord’s interest in the Unit were Landlord’s only asset; provided, however, that any such taxes, assessments, levies, fees, impositions or charges which are “in addition to” (as opposed to “in lieu of” or “as a substitute for”) taxes otherwise includable in this definition of Taxes shall only be deemed Taxes if such amounts, from and after the time of their imposition, shall generally be treated as Taxes in other leases entered into by Landlord and by landlords of buildings comparable to the Building in midtown Manhattan.  Any dispute between Landlord and Tenant as to whether any taxes, assessments, levies, fees, impositions or charges should be included in Taxes as amounts which are includable on the basis that they are “in addition to” Taxes in accordance with the proviso at the end of the immediately preceding sentence shall be determined by arbitration in accordance with the then-prevailing rules of the American Arbitration Association in the City of New York.  The term “Taxes” shall, notwithstanding anything to the contrary contained herein, exclude any net income, franchise or “value added” tax, inheritance tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Unit, the Land or Building, except to the extent that any of the foregoing are hereafter assessed against owners or lessors of real property in their capacity as such (as opposed to any such taxes which are of general applicability).

(h)           “Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the term of this Lease, or such other period of twelve (12) months occurring during the term of this Lease as hereafter may be duly adopted as the fiscal year for real estate tax purposes of the City of New York.

(i)            “Tenant’s Operating Share” shall mean       % (which percentage may be adjusted in accordance with the provisions of Section 3.03(a) hereof), which has been calculated as a fraction, expressed as a percentage, the numerator of which is the rentable area of the Premises, which Landlord and Tenant agree is                 rentable square feet, and the denominator of which is the rentable area of the FC Office Units, which Landlord and Tenant agree is                 rentable square feet.

(j)            “Tenant’s Tax Share” shall mean shall mean       % (which percentage may be adjusted in accordance with the provisions of Section 3.02(a) hereof), which has been calculated as a fraction, expressed as a percentage, the numerator of which is the rentable area of the Premises, which Landlord and Tenant agree is                 rentable square feet, and the denominator of which is the rentable area of the FC Office Units which are owned by Landlord and/or Landlord Affiliates which Landlord and Tenant agree is                    rentable square feet as of the date of this Lease.

3.02.       (a)           If Taxes payable for any Tax Year, any part of which shall occur during the term of this Lease, shall exceed the Base Tax Amount, Tenant shall pay to Landlord as Additional

Charges for such Tax Year an amount (the “Tax Payment”) equal to Tenant’s Tax Share of the amount by which the Taxes for such Tax Year are greater than the Base Tax Amount.  Notwithstanding the provisions of the foregoing sentence, in the event that Landlord or any Landlord Affiliate (the identity of whom Landlord has provided Tenant with prior notice) shall sell any of their condominium units in the FC Office Units to a third party during the term of this Lease, then, with respect to the calculation of any Tax Payment required to be made by Tenant from and after the later of: (i) the date of such sale or (ii) the date that the taxing authority shall designate a separate tax lot for the portion of the FC Office Units which continue to be owned by Landlord and/or any Landlord Affiliate and includes the Premises (the “Tax Adjustment Date”)(including any portion of the Tax Payment for the Tax Year in which such designation is made accruing after the Tax Adjustment Date), (x) an appropriate reduction in the Base Tax Amount shall be made by Landlord and Tenant to reflect the amount of Taxes that were incurred during the Tax Year in which the Commencement Date occurred with respect to only the portion of the FC Office Units which remain within the tax lot owned by Landlord and/or any Landlord Affiliate after the Tax Adjustment Date and (y) an appropriate modification to Tenant’s Tax Share shall be made by Landlord and Tenant to reflect the reduction in the number of rentable square feet of area in the FC Office Units after the Tax Adjustment Date.  Any dispute between Landlord and Tenant with respect to such reduction or modification shall be determined by “Expedited Arbitration” (as defined in Article 35 of this Lease).  The Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord under the Unit Lease, if applicable, or otherwise to the City of New York.  Tenant shall pay Tenant’s Tax Share of each such installment within twenty (20) days after the rendering of a statement therefor by Landlord to Tenant, which statement shall be rendered by Landlord so as to require Tenant’s Tax Share of Taxes to be paid by Tenant no more than ten (10) days prior to the date such Taxes first become due, provided, however, that if a Superior Mortgagee shall require that Landlord make monthly or other less frequent periodic escrow payments of Taxes, then Landlord shall so notify Tenant and effective thirty (30) days following Tenant’s receipt of such notice Tenant’s Tax Payments shall be made to Landlord in installments at least ten (10) days before such periodic escrow deposits are due under the terms of such Superior Mortgage.  The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Tax Share of the particular installment(s) being billed (and, upon written request from Tenant, Landlord shall provide Tenant with a copy of the tax bill from the taxing authorities relevant to the computation of Tenant’s Tax Payment).  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, whether during or after such Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.

(b)           If Landlord shall receive a refund of the Taxes for any Tax Year, Landlord shall either pay to Tenant, or permit Tenant to credit against subsequent payments under this Article, Tenant’s Tax Share of the net refund (after deducting from such refund the costs and expenses, including, without limitation, reasonable appraisal and counsel fees of obtaining same to the extent that the same have not theretofore been paid by Tenant pursuant to Section 3.02(g)

hereof); provided, however, such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(c)           Landlord shall, with respect to each Tax Year, initiate and pursue in good faith an application or proceeding seeking a reduction in Taxes or the assessed valuation of the Unit; provided, however, that Landlord shall not be required to initiate or pursue any such application or proceeding for any such Tax Year if Landlord obtains with respect to such Tax Year a letter from a recognized certiorari attorney or consultant that in such person’s opinion, it would not be advisable or productive to bring such application or proceeding and a reasonably detailed explanation from such recognized certiorari attorney or consultant setting forth the basis for such person’s opinion.

(d)           In respect of any Tax Year which begins prior to the occurrence of the Commencement Date or terminates after the Expiration Date, the Tax Payment in respect of each such Tax Year or tax refund pursuant to subdivision (b) above therefor shall be prorated accordingly.

3.03.        (a)           For each Operating Year, subsequent to the Base Operating Year, any part of which shall occur during the term of this Lease, Tenant shall pay to Landlord as Additional Charges an amount (“Operating Payment”) equal to the sum of Tenant’s Operating Share of the amount by which the Operating Expenses for such Operating Year exceed the Base Operating Amount.  Notwithstanding the provisions of the foregoing sentence, in the event that Landlord or Landlord Affiliates shall sell any of their condominium units in the FC Office Units to a third party during the term of this Lease, then, with respect to the calculation of any Operating Payment required to be made by Tenant from and after the date of such sale (including any portion of the Operating Payment for the Operating Year in which such sale occurs accruing after the date of such sale) (x) an appropriate reduction shall be made by Landlord and Tenant in the Base Operating Amount to reflect the amount of Operating Expenses that were incurred during the Base Operating Year with respect to only the portion of the FC Office Units which remain owned by Landlord and Landlord Affiliates after such sale and (y) an appropriate modification to Tenant’s Operating Share shall be made by Landlord and Tenant to reflect the reduction in the number of rentable square feet of area in the FC Office Units after such sale.  Any dispute between Landlord and Tenant with respect to such reduction shall be determined by Expedited Arbitration.

(b)           Landlord may furnish to Tenant, prior to or following the commencement of each Operating Year a written statement setting forth in reasonable detail Landlord’s reasonable estimate of the Operating Payment for such Operating Year.  Such estimate shall be accompanied by a reasonably detailed explanation of such increase.  In the event that Tenant disputes an estimate of the Operating Payment which reflects an increase in total Operating Expenses for the Building, Tenant shall have the right to challenge such estimate substantially in the manner set forth in Section 3.03(d) below.  Tenant shall pay to Landlord on the first day of each month during the Operating Year in which the Operating Payment will be due, an amount equal to one-twelfth (l/12th) of Landlord’s reasonable estimate of the Operating Payment for such Operating Year.  If, however, Landlord shall not furnish any such estimate for an Operating Year or if Landlord shall furnish any such estimate for an Operating Year subsequent to the commencement thereof, then until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Article 3 in respect of the last month of the preceding Operating Year.  After such estimate is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made for the Operating Year in which the Operating Payment will be due in accordance with such estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall within thirty (30) days of such notice refund to Tenant the amount thereof, together with interest thereon at the Interest Rate from the date of the payment to which such refund relates until the date that Landlord shall pay such refund to Tenant in the event that the Operating Expenses for the preceding Operating Year shall exceed the Operating Expenses for the Operating Year in which the Operating Payment will be due in accordance with such estimate.  On the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of such Operating Year Tenant shall pay to Landlord an amount equal to one-twelfth (l/12th) of the Operating Payment shown on such estimate.  Landlord may, during each Operating Year, furnish to Tenant one revised statement of Landlord’s reasonable estimate of the Operating Payment for such Operating Year, and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded or credited as the case may be, substantially in the same manner as provided in the preceding sentence.

(c)           Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year within two hundred seventy (270) days after the end of each Operating Year.  Such statement shall set forth in reasonable detail the Operating Expenses for such Operating Year.  If the Landlord’s Statement shall show that the sums paid by Tenant, if any, under subsection 3.03(b) exceeded the Operating Payment to be paid by Tenant for the Operating Year for which such Landlord’s Statement is furnished, Landlord shall refund to Tenant the amount of such excess, together with interest thereon at the Interest Rate from the date of the payment to which such refund relates until the date that Landlord shall pay such refund to Tenant in the event that Landlord’s estimate of Operating Expenses pursuant to subsection 3.03(b) exceeded the Operating Expenses for the Operating Year for which such Landlord’s Statement is furnished; and if the Landlord’s Statement for such Operating Year shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within thirty (30) days after demand therefor.  If the Landlord’s Statement for any Operating Year is not delivered to Tenant within one (1) year after the end of such Operating Year, Tenant shall not be obligated to make the monthly payment of Operating Expenses until such Landlord’s Statement is delivered to Tenant in which event, within thirty (30) days after receipt of such Landlord’s Statement, Tenant shall pay to Landlord any installments of Tenant’s Operating Payment which were so withheld by Tenant.

(d)           (i)            Tenant, upon reasonable notice given within one hundred eighty (180) days of the receipt of such Landlord’s Statement and the execution of a confidentiality agreement in the form attached hereto as Exhibit L (“Confidentiality Agreement”), may elect to have Tenant’s designated (in such notice) representative (“Tenant’s Representative”), which Tenant’s Representative may or may not be an employee of Tenant (but who shall not be compensated for services on a contingency or success fee basis), examine such of Landlord’s books and records (collectively “Records”) as are relevant to the Landlord’s Statement in question, together with reasonable supporting data therefor, including applicable Records for the Base Operating Year or Base Tax Year, as the case may be, such examination to occur during Business Hours and upon at least ten (10) Business Days prior notice to Landlord, and which shall commence not later than forty-five (45) days following the date of Tenant’s notice.  If Tenant shall not give timely notice under this subsection 3.03(d)(i) with respect to any Landlord’s Statement it shall be deemed to have waived its right of examination under this Section 3.03(d)(i) with respect thereto and such Landlord’s Statement shall be conclusive and binding on Tenant.

(ii)           Landlord hereby agrees to maintain and preserve its Records with respect to each Operating Year for a period of at least three (3) years following the delivery of Landlord’s Statement with respect thereto.  Notwithstanding anything to the contrary contained herein, in the event that any examination pursuant to subsection 3.03(d)(i) results in a finding of a discrepancy with respect to any item of Operating Expenses, Tenant, upon reasonable prior notice given within thirty (30) days after such finding, may elect to have Tenant’s designated Tenant’s Representative examine or re-examine such of the Records as are relevant to such item or any other similar item as included in Landlord Statements for all prior years during the term of the Lease for which Landlord shall then be retaining Records, as required pursuant to this subsection 3.03 (d)(ii).(9)

(iii)          Tenant shall, at Tenant’s expense, have the right to obtain copies and/or make abstracts of the Records as it may request in connection with its verification of any such Operating Statement, subject to the provisions of the Confidentiality Agreement.

(iv)          In the event that Tenant within one hundred eighty (180) days year from the date on which the Records are all made available to Tenant, (which period shall be extended by one (1) day for each day, if any, that Landlord fails to provide Tenant with any additional relevant information in Landlord’s possession or under Landlord’s control with regard to the Operating Payment which is reasonably requested by Tenant), shall disagree with the Landlord’s Statement, then Tenant may, as its sole remedy to adjust disputes with Landlord concerning a Landlord Statement (except in the event of Landlord’s fraud), send a written notice (hereinafter called “Tenant’s Statement”) to Landlord of such disagreement, specifying the basis for Tenant’s disagreement and Tenant’s determination of the Operating Payment for the year question.

(9)           If and for so long as Ground Lessor is (i) the “Landlord” under this Lease and (ii) a governmental entity or a public benefit corporation, the provisions of this subparagraph 3.03(d)(ii) shall not be applicable.

Landlord and Tenant shall attempt to adjust such disagreement.  If they are unable to do so within thirty (30) days, Landlord and Tenant shall designate a certified public accountant (hereinafter called the “Arbiter”) whose determination of the Operating Payment for the year in question made in accordance with this subsection 3.03(d)(iv) shall be binding upon the parties.

If the determination of the Arbiter shall substantially confirm the determination of Landlord and not substantially confirm the determination of Tenant, then Tenant shall pay the cost of the Arbiter.  If the determination of the Arbiter shall substantially confirm the determination of Tenant and not substantially confirm the determination of Landlord, then Landlord shall pay the cost of the Arbiter.  In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant.  The term “substantially” as used herein, shall mean the determination of the Arbiter shall find a variance of 5% or less in the aggregate of either Landlord’s or Tenant’s determination, as applicable.

The Arbiter shall be a member of an independent certified public accounting firm having at least three (3) accounting professionals and having at least ten (10) years of experience in commercial real estate accounting.  In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Arbiter), then either party shall have the right to request the American Arbitration Association (the “AAA”) (or any organization which is the successor thereto) to designate as the Arbiter a certified public accountant whose determination of the Operating Payment made in accordance with this subsection 3.03(d)(iv) shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant.  In rendering its determination the Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease.

3.04.        In any case provided in this Article 3 in which Tenant is entitled to a refund, at Landlord’s option, Landlord may, in lieu of such refund (In any event if Landlord does not refund such amount to Tenant within 30 days after such amount is due then Tenant may offset such amount against the next due installment of Fixed Rent and Additional Charges.) credit against the next installments of Fixed Rent and Additional Charges any amounts to which Tenant shall be entitled until such credit shall have been exhausted.  If this Lease shall expire before any such credit shall have been fully applied, then Landlord shall refund to Tenant the unapplied balance of such credit within thirty (30) days after the last day of the term of this Lease.

3.05.        Each year during the term of this Lease, Tenant shall pay to Landlord as an Additional Charge the Theatre Surcharge (as defined in Section 3.5(a) of the Ground Lease)

which is charged to the Premises in accordance with the Ground Lease, such payment to be made within thirty (30) Business Days following Landlord’s invoice to Tenant therefor.  If the Commencement Date shall occur on a date other than the first day of a calendar year and/or if the Expiration Date shall occur on a date other than the last day of a calendar year, the Theatre Surcharge payable by Tenant for the partial calendar year in which the Commencement Date or the Expiration Date, as the case may be, occurs, shall be reduced pro rata to reflect the number of days in the applicable calendar year that this Lease is in effect.

ARTICLE 4

Security Deposit

4.01.        Tenant has deposited with Landlord the sum of one year’s Fixed Rent as security for the full and faithful performance and observance by Tenant of Tenant’s covenants and obligations under this lease.  If Tenant defaults in the full and prompt payment and performance of any of Tenant’s covenants and obligations under this lease, including, but not limited to, the payment of Fixed Rent and Additional Charges, and such default continues after the giving of notice and the expiration of applicable cure periods under this Lease, Landlord may, but shall not be required to, use, apply or retain the whole or any part of the security so deposited and the interest accrued thereon, if any, to the extent required for the payment of any Fixed Rent and Additional Charges or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord.  If Landlord shall so use, apply or retain the whole or any part of the security or the interest accrued thereon, if any, Tenant shall upon demand immediately deposit with Landlord a sum equal to the amount so used, applied or retained, as security as aforesaid failing which Landlord shall have the same rights and remedies as for the non-payment of Fixed Rent beyond the applicable grace period.  If Tenant shall fully and faithfully comply with all of Tenant’s covenants and obligations under t this lease, the security or any balance thereof, to which Tenant is entitled, shall be returned or paid over to Tenant after the date fixed as the end of this lease and after delivery to Landlord of entire possession of the Premises.  In the event of any sale, transfer or leasing of Landlord’s interest in the Building whether or not in connection with a sale, transfer or leasing of the Land to a vendee, transferee or lessee, Landlord shall have the right to transfer the unapplied part of the security and the interest thereon, if any, to which Tenant is entitled, to the vendee, transferee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof, and Tenant shall look solely to the new landlord for the return or payment of the same.  The provisions of the preceding sentence shall apply to every subsequent sale, transfer or leasing of the Building, and any successor of Landlord may, upon a sale, transfer, leasing or other cessation of the interest of such successors in the Building, whether in whole or in part, pay over any unapplied part of said security to any vendee, transferee or lessee of the Building and shall thereupon be relieved of all liability with respect thereto.  Except in connection with a permitted assignment of this lease, Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security or any interest thereon to which Tenant is entitled, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

4.02.        In lieu of cash security required hereunder, at any time during the term of this Lease, Tenant may, at Tenant’s election, deposit with Landlord a letter of credit from a bank reasonably acceptable to Landlord substantially in the form annexed hereto as Exhibit D in the amount of the security required under Section 4.01 hereof, and simultaneously with delivery of such letter of credit, the cash security shall be returned to Tenant.(10)

(10) Article 4 to be deleted if (i) Tenant of Lease is NYTC or (ii) Tenant of Lease is an Affiliate of NYTC and Tenant provides a guaranty from NYTC in the form annexed hereto as Exhibit K; and, in the event of either (i) or

ARTICLE 5

Subordination, Notice to Lessor under the Unit Lease and Mortgagees

5.01.        Subject to the provisions of Section 5.05 hereof, this Lease, all rights of Tenant hereunder, are and shall be subject and subordinate to the “Unit Lease” (as such term is defined in the Declaration), all matters and instruments to which the Unit Lease is subordinate and to all other ground leases or underleases or mortgages which may now or hereafter affect the Unit, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of the Unit Lease and such mortgages and spreaders and consolidations of such mortgages.  This Section 5.01 shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under the Unit Lease or any ground or underlying lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.  Any mortgage to which this Lease is, at the time referred to, subject and subordinate is herein called a “Superior Mortgage” and the holder of a Superior Mortgage is herein called a “Superior Mortgagee”.  Any ground lease or underlying lease to which this Lease is, at the time referred to, subject and subordinate is herein called a “Superior Lease” and the lessor under a Superior Lease is herein called a “Superior Lessor”.

5.02.        Subject to the provisions of any SNDA Agreement between Tenant and any Superior Mortgagee or Superior Lessor, if any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease or to claim a partial or total eviction (other than a right of cancellation, termination, abatement or offset specifically provided for in this Lease), Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant, and (b) until the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect the remedy of such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee or Superior Lessor shall have become entitled under such Superior Mortgage or Superior Lease, as the case may be, to remedy the same, provided such Superior Mortgagee or Superior Lessor shall with due diligence give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

5.03.        Subject to the provisions of any SNDA Agreement between any Superior Mortgagee or Superior Lessor, if a Superior Lessor or any Superior Mortgagee, or any designee of any Superior Lessor or any Superior Mortgagee, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”) and upon

(ii), NYTC has a credit rating of A- or better as determined by the Rating Agency (as defined in the Declaration).

such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment.  Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, the Successor Landlord shall not be:

(a)           liable for any accrued obligation of Landlord, or for any act or omission of Landlord, prior to such foreclosure or sale, except that such non-liability shall in no way diminish Tenant’s rights under this Lease with respect to the continuing failure of the Successor Landlord to perform the obligations of any prior Landlord under this Lease after the date upon which the Successor Landlord succeeds to the interests of Landlord under this Lease,

(b)           required to perform or provide any services not expressly set forth in this Lease, or

(c)           subject to any offsets (other than offsets expressly provided for in this Lease), defenses or counterclaims which have accrued against Landlord prior to the date Successor Landlord succeeds to the interests of Landlord under this Lease;

5.04.      Landlord hereby represents that:(11)

(a)           there are no ground, superior or underlying leases affecting the Premises as of the date hereof other than the Unit Lease and the “Ground Lease” as such term is defined in the Declaration, and

(b)           the only existing Superior Mortgage as of the date hereof is that certain                                                                                                                                                                             (the “Existing Mortgage”).

5.05.      (a)           Concurrently with execution of this Lease, Landlord, Tenant and the Superior Mortgagee under the existing Superior Mortgage, have executed a subordination, non-disturbance and attornment agreement (an “SNDA Agreement”) with respect to the Existing Mortgage substantially in the form annexed hereto as Exhibit E.

(b)           Concurrently with execution of this Lease, Landlord, Tenant and the Ground Lessor have executed a subordination, non-disturbance and attornment agreement (the

(11) If and for so long as the “Landlord” under this Lease is (A)(i) Ground Lessor and (ii) a governmental entity or a public benefit corporation, or (B) the party acquiring the interest of the “Landlord” in this Lease from such governmental entity or public benefit corporation (but not any other party who becomes the “Landlord” under this Lease), the preamble to Section 5.04 shall read “Landlord hereby represents that to Landlord’s knowledge:”

“Unit Lease SNDA Agreement”) with respect to the Unit Lease in the form annexed hereto as Exhibit F.

(c)           With respect to future Superior Mortgages and Superior Leases, the provisions of Section 5.01 hereof shall be conditioned upon the execution, acknowledgment and delivery by and between Tenant and any such Superior Mortgagee or Superior Lessor, of an agreement which

(i)            shall provide in substance that so long as no default exists hereunder beyond any applicable grace period (if any), Tenant shall not be disturbed in its possession of the Premises pursuant to the provisions of this Lease and

(ii)           shall not, except to a de minimis extent, reduce the rights of Tenant or increase the obligations of Tenant in either case as compared to the SNDA Agreement in Exhibit E annexed hereto, in the case of future Superior Mortgages, or the Unit Lease SNDA Agreement in Exhibit F annexed hereto, in the case of future Superior Leases.

(any SNDA Agreement which satisfies the requirements of clause (i) and (ii) above is a “Qualifying SNDA Agreement”).  Any dispute as to whether a proposed agreement constitutes a Qualifying SNDA Agreement may be submitted by either party for resolution by arbitration in accordance with Article 35 hereof.

ARTICLE 6

Quiet Enjoyment

6.01.      So long as Tenant pays all of the Fixed Rent and Additional Charges and is not in default after notice and the expiration of any grace period with respect to such default, Tenant shall peaceably and quietly have, hold and enjoy the Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease, the Declaration, the By-laws, the Unit Lease and any Superior Leases and Superior Mortgages.

ARTICLE 7

Assignment and Subletting

7.01.        (a)           Subject to the provisions of subsections 7.01(b), 7.01(c) and 7.01(e) hereof, Tenant shall have the right, without the consent or approval of Landlord, to (i) assign or otherwise transfer this Lease, (ii) sublet the Premises or any part thereof and modify or terminate any existing sublease, and/or (iii) allow not more than one-half of the rentable square footage of the Premises or any portion(s) thereof to be used, occupied or utilized by third parties who are providing a material business service to Tenant (“Users”).  Tenant agrees to notify Landlord at least thirty (30) days prior to taking any action referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence, which notice, in the case of an assignment of this Lease, shall be accompanied by a duly executed counterpart of an assignment and assumption instrument whereby the assignee agrees to assume the obligations of Tenant under this Lease accruing from and after the effective date of such assignment.  Notwithstanding the foregoing, no User shall be in privity with the Landlord under this Lease and Landlord shall have no obligations to any User under this Lease for any reason whatsoever in connection with such Users’ occupancy of the Premises.  No separate entrances to the Premises from public or common areas shall be constructed to provide access to the space used by any User.  No User shall use the Premises, or any portion thereof for a use that is prohibited by the terms of this Lease.  Any breach or violation of this Lease by any User shall be deemed to be and shall constitute a default by Tenant under this Lease, and subject to the foregoing notice requirement any act or omission of a User shall be deemed to be and shall constitute an act or omission of Tenant under this Lease.  Tenant hereby indemnifies and holds harmless Landlord against any loss, claim or damage arising from the acts or omissions of any User in or about the Premises.

(b)           Except for any assignment to a Tenant Affiliate pursuant to paragraph 7.01(d) hereof, if Tenant shall at any time or times during the term of this Lease desire to assign this Lease, Tenant shall give notice thereof (herein called an “Assignment Recapture Offer Notice”) to Landlord, which notice shall set forth: (i) Tenant’s intention to assign this Lease, (ii) the proposed date upon which the Premises are intended or proposed (as the case may be) to be vacated by Tenant, which date shall be no sooner than sixty 60 days after the Assignment Recapture Offer Notice, and (iii) the consideration which Tenant would be willing to accept from a third party in connection with an assignment of this Lease to a third party.  Such Assignment Recapture Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord shall terminate this Lease if Landlord accepts such offer.  Said option may be exercised by Landlord by notice (herein called “Landlord’s Assignment Recapture Notice”) given to Tenant at any time within thirty (30) days after such Assignment Recapture Offer Notice has been given by Tenant to Landlord (herein called the “Assignment Recapture Period”), and time shall be of the essence with respect to the delivery to Tenant of the Landlord’s Assignment Recapture Notice prior to the expiration of the Assignment Recapture Period.

(c)           If Landlord exercises its option to terminate this Lease by delivering to Tenant Landlord’s Assignment Recapture Notice, then this Lease shall end and expire on the date the proposed assignment was to be effective and the Fixed Rent and Additional Charges shall be paid and apportioned to such date.  If Landlord does not exercise its option to terminate this Lease prior to the expiration of the Assignment Recapture Period, then Tenant may assign this Lease to a third party within Two Hundred Seventy (270) days following the expiration of the Assignment

Recapture Period provided the consideration payable to Tenant for the assignment on a net present value basis (using a discount rate of 9% per annum) is not more than five (5%) percent less than the consideration set forth in the Assignment Recapture Offer Notice.  In the event that Tenant desires to assign this Lease either (i) for consideration payable to Tenant (on a net present value basis [using a discount rate of 9% per annum]) which is more than five (5%) percent less than the consideration set forth in the Assignment Recapture Offer Notice or (ii) at any time after two hundred seventy (270) days following the expiration of the Assignment Recapture Period, then before Tenant may assign this Lease to a third party Tenant must first provide Landlord with another Assignment Recapture Offer Notice which sets forth the new terms that Tenant would be willing to accept from a third party.  Landlord shall have the right to accept such offer as is set forth in Section 7.01(b) and the provisions of Section 7.01(b) shall apply to such Assignment Recapture Offer Notice.

(d)           Notwithstanding the provisions of this Section 7.01 to the contrary, Tenant shall have the right, without being subject to Landlord’s option as described in paragraph 7.01(b) to assign this Lease to a “Tenant Affiliate”.  For purposes hereof, the term “Tenant Affiliate” means a corporation, partnership, limited liability company or other entity (i) into or with which Tenant is merged or consolidated or, (ii) to which substantially all of Tenant’s assets are transferred, or (iii) which controls is controlled by or is under common control with Tenant.  For purposes of this Section 7.01(d) the term “control” means the ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership, membership or similar interests in such entity.

(e)           Notwithstanding anything to the contrary provided in Section 7.01(a), except for an assignment of this Lease or a sublease of all or any portion of the Premises to a Tenant Affiliate in accordance with Section 7.01(d), Tenant shall not, whether voluntarily, involuntarily or by operation of law assign or otherwise transfer the Lease or sublet all or any portion of the Premises (including entering into a so-called “takeover” agreement for the Premises), without in each instance obtaining the prior written consent of Landlord (such consent to not be unreasonably withheld, delayed or conditioned).  Without limitation, Landlord shall be deemed to have reasonably withheld its consent if:

(i)            the proposed sublessee or assignee is a Prohibited Person (as defined in any Superior Lease) or falls within the categories described in items (2) - (18) on Exhibit I to the Declaration;

(ii)           Landlord has actively negotiated with the proposed sublessee or assignee for space in the FC Office Units which is either of a comparable size as the Premises (in the case of a proposed assignment) or of a comparable size as the proposed premises to be sublet (in the case of a proposed sublease) within the ninety (90) days immediately prior to Landlord’s receipt of written notice from Tenant which indicates that Tenant has entered into negotiations with the proposed sublessee or assignee, provided, however, that if within ten (10) Business Days after

Landlord’s receipt of such notice, Landlord has not certified to Tenant that Landlord has actively negotiated with such proposed assignee or sublessee within the prior ninety (90) days, then Landlord shall not be deemed to have reasonably denied its consent to such proposed assignment or subleasing on the grounds that it has actively negotiated with such party within the prior ninety (90) days;

(iii)          the proposed sublessee or assignee is then a tenant in other premises in the FC Office Units;

(iv)          the terms and provisions of the proposed sublease do not state that they are subject to the provisions of the Lease;

(v)           the terms of the proposed assignment or sublease do not state that the proposed assignee or sublessee, as the case may be, shall not have the right to further sublet its demised premises or further assign this Lease or allow its demised premises to be used by others except in compliance with the terms and provisions of this Article 7;

(f)            No User, Subtenant or assignee may use the Premises for a use that violates the exclusive use rights of any other tenant of the FC Office Units, which exclusive uses are set forth on Exhibit G annexed hereto.  Notwithstanding the preceding sentence, the provisions of this Section 7.01(f) shall not be applicable to and shall not restrict the use of the Premises for, the conduct of any business owned by or any business activity conducted by the New York Times Company.

(g)           Landlord’s consent to an assignment or sublease shall be given or withheld (and if withheld, Landlord’s notice withholding such consent shall set forth with specificity the reasons for such withholding) on or before the date that is ten (10) Business Days after Landlord’s receipt of Tenant’s request for such consent.  If Landlord fails to respond to Tenant’s request for an assignment or sublease within such ten (10) Business Day period, Landlord shall be deemed to have granted its consent to such transaction provided that Tenant’s request shall state that Landlord’s failure to withhold its consent to the proposed assignment or sublease, as the case may be, within ten (10) Business Days shall be deemed a consent by Landlord

(h)           Tenant shall not enter into any amendment to a sublease (with respect to which Landlord’s consent was required) without obtaining the prior written consent of Landlord unless such amendment provides for (i) the termination of the term of the sublease prior to its expiration; or (ii) the reduction, abatement or deferral of any rent, additional rent or other charges, provided such reduction, abatement or deferral is for a good business purpose.  Landlord’s consent shall not be required for any amendment to a sublease described in clauses (i) and (ii) of this Section 7.10(h).

(i)            Any assignment or transfer, or attempted assignment or transfer, of this Lease and any sublease, or any attempted sublease, of all or any portion of the Premises which is undertaken by Tenant in violation of the provisions of this Article shall be void ab initio.

7.02.        If this Lease be assigned, Landlord may collect rent from the assignee.  If the Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant.  In either event, Landlord shall apply the net amount collected to the Fixed Rent and Additional Charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease.

7.03.        The original named Tenant covenants that, notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Fixed Rent and/or Additional Charges by Landlord from an assignee, transferee, or any other party, the original named Tenant shall remain primarily liable for the payment of the Fixed Rent and Additional Charges and for the performance and observance of other obligations of this Lease on the part of Tenant to be performed or observed.

7.04.        The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant for the due performance and observance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.  If any such agreement or modification operates to increase the obligations of a tenant under this Lease (the “Then Tenant”), the liability of all predecessors to the Then Tenant shall continue to be no greater than if such agreement or modification had not been made (except as any such predecessor shall otherwise agree).

7.05.        With respect to each and every sublease or subletting under the provisions of this Lease, it is further agreed that:

(a)           No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the expiration date of this Lease; and

(b)           Each sublease shall provide that it is subject and subordinate to this Lease and to any matters to which this Lease is or shall be subordinate, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (i) liable for any previous act or omission of Tenant under such sublease, (ii) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (iii) bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, (iv) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, (vi) bound by any obligation to make any payment to such subtenant or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such attornment, or (vii) responsible for any monies owing by Landlord to the credit of Tenant; and

(c)           Provided that Landlord shall have space comparable in size then available, or to become available, for leasing in the Building that Landlord has elected to Lease to tenants, within nine (9) months from the effective date of the proposed subletting, (herein called “Comparable Space”), the proposed sublessee shall not then be an occupant of any part of the Building or a party with whom Landlord has been actively negotiating with respect to space in the Building during the ninety (90) day period immediately preceding Landlord’s receipt of a notice from Tenant to Landlord (herein called a “Tenant Negotiation Notice”) that Tenant has entered into negotiations with such party; provided, however, that if Landlord shall have failed to identify in writing, such Comparable Space or a prospective subtenant identified in a Tenant Negotiation Notice as a party within ten (10) Business Days following Landlord’s receipt of a Tenant Negotiation Notice, the foregoing condition shall not apply to the subletting in question.

7.06.       Each subletting shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease.  Notwithstanding any such subletting to any subtenant and/or acceptance of rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully primarily liable for the payment of the Fixed Rent and Additional Charges due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.

7.07.      (a)          In the event of any sublease other then to a Tenant Affiliate, Tenant shall in consideration therefor, pay to Landlord, as Additional Charges an amount equal to fifty (50%) percent of any “Sublease Profit” (as such term is hereinafter defined), after deducting therefrom the amount of “Tenant’s Costs” (as such term is hereinafter defined).

(b)          For purposes of this Section 7.07, the term “Sublease Profit” shall mean, for the term of the applicable sublease (the “Sublease Term”):

(1)          any rents, additional charges or other consideration payable under the sublease or other occupancy agreement to Tenant by the subtenant or other occupant which is in excess of the Fixed Rent and Additional Charges accruing during the Sublease Term in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof, and

(2)          all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less:

1.           in the case of a sale or rental of property which is deemed to be in the property of Landlord pursuant to the provisions of Article 12 hereof; zero;

2.           in the case of a sale of Tenant’s Property, the then net unamortized or undepreciated portion (determined on the basis of Tenant’s federal income tax returns) of the original cost thereof; or

3.           in the case of a rental of Tenant’s Property, the fair rental value thereof.

(c)          The sums payable under this Section 7.07, if any, shall be paid to Landlord within thirty (30) days after the same are paid by the subtenant to Tenant.

(d)          For purposes hereof, the term “Tenant’s Cost” shall mean:

(1)          the amount of any commercially reasonable brokers’ fees or commissions paid to any brokers as a result of any subletting by Tenant hereunder and any transfer, sales or gains taxes paid by Tenant in connection with such subletting;

(2)          the cost to Tenant of any improvements made to prepare the space in question for the occupancy of the subtenant and any rent abatement and/or concession (including moving expenses and any lease takeover costs) and/or work allowance (or equivalent) granted by Tenant to any such subtenant in lieu of or in addition to Tenant’s performance of any such improvements made to prepare the space in question for the occupancy of the subtenant;

(3)          advertising and marketing expenses directly related to the subletting of the space;

(4)          reasonable legal fees directly related to the subletting of the space;

For the purposes of computing “Sublease Profit”, Tenant’s Costs with respect thereto shall be deducted as and when they are paid by Tenant (or, as necessary, deducted from future Sublease Profit, to the extent that current Tenant’s Costs exceed current Sublease Profit).

ARTICLE 8

Compliance with Laws

8.01.        (a)         Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of any public authority with respect to the Premises or the use or occupation thereof.  Tenant shall, at Tenant’s expense, comply with all present and future laws and requirements of any public authorities in respect of the Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Premises; provided, however, that Tenant shall not be obligated to make any repairs, replacements, alterations, additions or improvements of a structural nature or any repairs, replacements, alterations, additions or improvements to any “Building Systems”, as such term is hereinafter defined, in order to comply with laws and requirements of public authorities unless the need for same arises out of any of the following causes:

(i)          Tenant’s manner of use of the Premises (other than the mere use of the Premises as executive and general offices with customary ancillary uses),

(ii)         the manner of operation of Tenant’s installations, equipment or other property therein (other than the operation thereof in a manner incidental to the mere use of the Premises for executive and general offices with customary ancillary uses),

(iii)        any cause or condition created by or at the instance of Tenant (other than the mere use of the Premises as executive and general offices with customary ancillary uses and other than installations, equipment or other property incidental to such use and commonly installed in “Comparable Buildings”, as such term is defined in Section 13.04 hereof), or

(iv)        the breach of any of Tenant’s obligations hereunder.

Landlord shall give Tenant not less than thirty (30) days notice prior to Landlord’s effecting any compliance with such laws and requirements for which Tenant is responsible pursuant to the preceding sentence.

Notwithstanding the foregoing provisions of this Section 8.01(a), Tenant shall not be required to comply with any law or requirement of any public authority, and Landlord shall not effect any such compliance for which Tenant is responsible, so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Premises, in accordance with Section 8.02 hereof.

(b)           Except to the extent that either (i) Tenant is required by this Lease to comply therewith, or (ii) such compliance is the responsibility of the Condominium Board of Managers or the NYTC Board of Managers pursuant to the Declaration or the By-Laws, Landlord shall comply with all present and future laws and requirements of public authorities in respect of the Premises and any other portions of the Unit.  Notwithstanding the foregoing, Landlord may defer compliance with any such law or requirement so long as Landlord shall be contesting the validity or applicability thereof in good faith by appropriate proceedings diligently prosecuted provided that (x) such deferral of compliance does not adversely affect Tenant’s use of the Premises or Tenant’s right or ability lawfully to use the Premises or to make alterations or improvements as permitted by this Lease, (y) Tenant shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof be subject to being condemned or vacated, and (z) Landlord shall keep Tenant advised as to the status of such proceedings.  Without limiting the application of the above, Tenant shall be deemed subject to prosecution for a crime if Tenant or any officer, director, partner, shareholder or employee of Tenant, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Tenant, or such officer, director, partner, shareholder or employee of Tenant is required to plead or answer thereto.

(c)           For purposes of this Section 8.01 and any other applicable provision of this Lease, the term “Building Systems” shall mean

(i)          the elevators and escalators of the Building;

(ii)         the window washing and waste compacting and removal equipment of the Building, if any;

(iii)        the core toilets and utility closets of the Building, and all fixtures and equipment installed therein; and

(iv)        the electrical, HVAC, mechanical, chilled water, condenser water, plumbing, domestic water, sanitary, sprinkler, fire control, alarm and prevention, BMS, life safety and security systems of the Building (together with all related equipment), brought to and including, but not beyond, the point on each floor of the Building at which such systems connect to horizontal distribution facilities; provided, however that, notwithstanding anything contained in clause (iv) of the foregoing to the contrary, the following shall be considered part of the Building Systems: (x) the entire main distribution loop of the sprinkler system on each floor on which the Premises are located and (y) the entire perimeter HVAC system on each floor on which the Premises are located.

8.02.        Tenant, at its expense, after notice to Landlord, may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises, of any law or requirement of any public authority, provided that Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge, nor shall the Premises or any part thereof or the Building or Land, or any part thereof, be subject to being condemned or vacated, nor shall the Building or Land, or any part thereof, be subjected to any lien (unless Tenant shall remove such lien by bonding or otherwise) or encumbrance, by reason of non-compliance or otherwise by reason of such contest.  Tenant shall keep Landlord advised as to the status of such proceedings.  Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime of any kind or degree whatever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto.

ARTICLE 9

Insurance

9.01.        Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Real Property which is standard and customary for Comparable Buildings (as herein defined) and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises which would increase any insurance rate in respect of the Real Property over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Real Property in amounts required under the By-Laws, or which would result in the cancellation of or the assertion of any defense by the insurer in whole or in part to claims under any policy of insurance in respect of the Real Property.

9.02.        If, by reason of any failure of Tenant to comply with the provisions of this Lease (which failure Landlord shall notify Tenant of and, to the extent reasonably possible, afford Tenant a reasonable period of time to cure), the premiums on Landlord’s insurance on the Real Property shall be higher than they otherwise would be, Tenant shall reimburse Landlord, within thirty (30) days and as Additional Charges, for that part of such premiums attributable to such failure on the part of Tenant.  A schedule or “make up” of rates for the Real Property or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Real Property or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Real Property or the Premises, as the case may be.

9.03.        Tenant, at its expense, shall maintain at all times during the term of this Lease (a) fire insurance with “all risk” coverage, vandalism and malicious mischief endorsements covering all present and future Tenant’s Property and all leasehold improvements installed in the Premises (including Tenant’s Work) to a limit of not less than the full replacement value thereof, such insurance to include a replacement cost endorsement, (b) commercial general liability insurance, including contractual liability, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and the lessor under the Unit Lease and each Superior Lessor or Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars combined single limit for bodily injury and property damage liability in any one occurrence, (c) steam boiler, air-conditioning (other than base Building HVAC equipment) or machinery insurance, if Tenant installs a boiler or pressure object or similar equipment in the Premises, with Landlord and its managing agent, if any, and the lessor under the Unit Lease and each Superior Lessor or Superior Mortgagee whose name and address shall previously have been furnished to Tenant, as additional insureds, with limits of not less than Five Million ($5,000,000) Dollars and (d) when Alterations are in progress, the insurance specified in Article 11.  The limits of such insurance shall not limit the liability of Tenant.  Tenant shall deliver to Landlord, prior to the Commencement Date, certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent.  Such insurance may be carried in a blanket policy covering the Premises and other locations of Tenant, if any, provided that each such policy shall in all respects comply with this Article 9.  Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord such renewal policy or a certificate thereof at least ten (10) days before the expiration of any existing policy.  All such policies shall be issued by companies rated in the A.M.  Best Key Rating Guide with ratings of at least A and of at least X and such company shall be licensed to do business in New York State or authorized to write insurance in New York State, whether or not so admitted.  The proceeds of policies providing “all risk” property insurance of Tenant’s Property and leasehold improvements installed in the Premises shall be payable to Tenant.

9.04.        Each party agrees to have included in each of its insurance policies insuring against loss, damage or destruction to the Unit or the Building or any property owned or leased by such party in, on or around the Unit or the Building, or the rents earned therefrom, or the conduct of business therein, a waiver of the insurer’s right of subrogation against the other party during the term of this Lease or, if such waiver should be unobtainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (ii) any other form of permission for the release of the other party.  If such waiver, agreement or permission shall not be, or shall cease to be, obtainable from either party’s then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use commercially reasonable efforts to obtain the same from another insurance company described in Section 9.03 hereof.

Landlord hereby releases Tenant with respect to any claim (including a claim for negligence) which Landlord might otherwise have against Tenant for loss, damage or destruction to the Unit or the Building, or any property owned by Landlord therein, or interruption of rents earned therefrom, in either case to the extent to which Landlord is, or is required to be insured, under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in this Section.

Tenant hereby releases Landlord with respect to any claim (including a claim for negligence) which Tenant might otherwise have against Landlord for loss, damage or destruction to Tenant’s Property and leasehold improvements installed in the Premises, or interruption of business at the Premises, in either case to the extent to which Tenant is, or is required to be insured, under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in this Section.

Nothing contained in this Section shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

9.05.        Landlord, at its expense, shall maintain at all times during the term of this Lease (i) a commercial general liability insurance policy with limits of not less than Five Million ($5,000,000) Dollars combined single limit for bodily injury and property damage liability in any one occurrence, and (ii) “all-risk” property insurance covering any personal property owned by Landlord in the Unit or the Building, in each case with such limits not less than that required by either (x) the bona fide, third-party holder of the first mortgage on the Building or (y) if no such mortgagee exists, third party mortgagees of comparable first-class office buildings in the Borough of Manhattan.(12)

ARTICLE 10

Condominium Provisions

10.01      (a) Throughout the term of this Lease, this Lease (and the rights of Tenant hereunder) shall remain subject and subordinate to the terms of the Declaration and the By-laws and any Superior Lease, as each of the same shall be amended or modified in accordance with their respective terms, provided, however, that this Lease shall not be subject to any modification which shall increase Tenant’s obligations or liabilities or diminish Tenant’s rights or otherwise adversely affect Tenant under this Lease, except to a de minimis extent.

(b)           Notwithstanding any of the provisions of this Section 10.01 to the contrary, if Landlord or a Landlord Affiliate obtains a non-disturbance, recognition and attornment agreement (or similar agreement) from the Condominium Board of Managers in favor of any other tenant (an “SNDA Tenant”) in the FC Office Units (a “Board SNDA”), Landlord shall

(12) If and for so long as Ground Lessor is (i) the Landlord under this Lease and (ii) a governmental entity or a public benefit corporation, the provisions of Section 9.05 shall be deleted.

obtain a Board SNDA in favor of Tenant on the same terms, provisions, and conditions as the Board SNDA provided to such SNDA Tenant (except to the extent any such terms, provisions and conditions are not applicable to the provisions of this Lease) within ten (10) days after the date the Condominium Board of Managers executes and delivers such Board SNDA.(13)

(13) The provisions of (b) will only apply if Premises is comprised of at least one (1) full floor.

ARTICLE 11

Alterations

11.01.      During the term of this Lease, Tenant shall have the right to make improvements, changes or alterations (any such improvement, change or alteration made by or on behalf of Tenant being an “Alteration”) in and to the Premises permitted to be made under the Declaration to the same extent, and subject to compliance by Tenant with the same conditions, as would apply under Article X of the Declaration if Tenant were the owner of the Unit.  Notwithstanding the provisions of this Section 11.01 to the contrary, not later than ten (10) days prior to commencing any Alteration and thirty (30) days prior to commencing any “Material Alteration” (as hereinafter defined), Tenant shall provide reasonably detailed architectural plans and specifications to Landlord which clearly and accurately describe the proposed Alteration or Material Alteration, as the case may be.  In addition, within thirty (30) days following the completion of any Alteration or Material Alteration, Tenant shall deliver to Landlord CAD disks containing a complete set of “as built” plans and specifications for the Alteration or Material Alteration, provided Landlord is requiring the same from other tenants in the Building.  As an Additional Charge hereunder, Tenant shall, within thirty (30) days after Landlord’s delivery to Tenant of an invoice therefor, reimburse Landlord for the reasonable third party out-of-pocket costs and expenses (without markup or profit) incurred by Landlord in connection with its review of any proposed plans and specifications for an Alteration or Material Alteration.  Except as provided in the foregoing sentence, Landlord shall not impose any charge or fee in connection with any Alterations.  Notwithstanding any provisions of this Section 11.01 to the contrary, Tenant shall be required to obtain Landlord’s prior written consent, which consent, except as herein provided, may be withheld in Landlord’s sole discretion, to the performance of any Material Alteration.  If Landlord shall fail to respond to Tenant’s written request for approval of any Material Alteration, (herein called a “Material Alterations Request”), within twenty (20) days (subject to extension to 45 days as hereinafter provided) after such Material Alterations Request is made by Tenant, with any disapproval including detailed comments thereon explaining the reasons for such disapproval, then provided that such Material Alterations Request shall state that Landlord’s failure to disapprove of the proposed request within twenty (20) days (subject to extension to 45 days as hereinafter provided) shall be deemed an approval by Landlord, such Material Alterations Request shall be deemed approved by Landlord.  For purposes of this Article 11, a “Material Alteration” is an Alteration which (a) is not limited to the interior of the Premises or which affects the exterior appearance of the Premises, the Unit or the Building, and Landlord agrees that it shall not unreasonably withhold or condition its consent to such an Alteration, or (b) affects, except to an immaterial extent, the structure of the Unit or the Building, and Landlord agrees that it shall not unreasonably withhold or condition its consent to such an Alteration if the proposed Alteration does not adversely affect (except to an immaterial extent) such structure, or (c) affects, except to an immaterial extent, the usage or the proper functioning of the mechanical, electrical, sanitary, heating, ventilating, air-conditioning or other services systems of the Unit or the Building and Landlord agrees that it shall not unreasonably withhold or condition its consent to such an Alteration if the proposed Alteration does not adversely affect (except to an immaterial extent) such systems, or (d) will cost more than $250,000 in the aggregate (which amount shall be increased annually in the same month in which the Commencement Date [the “Index Month”] occurs, by the same percentage increase which occurs in the Consumer Price Index from the Index Month of the preceding year), and Landlord agrees that it shall not unreasonably withhold or condition its consent to such an Alteration.  Notwithstanding the provisions of clauses (b) and

(c) of this Section 11.01, if, in the reasonable judgment of Landlord’s independent reputable engineer, a Material Alteration as described in such clauses shall have an adverse affect (which shall be greater than to an immaterial extent) on the structure of the Unit or the Building or the systems, as applicable, but such adverse effect will be remediated by Tenant’s proposed remedial action, Landlord will not unreasonably withhold or delay or condition its consent to any Material Alterations.  If Tenant’s plans for any Material Alteration affects a structural component of the Building or Unit or a building system and Landlord elects to have an independent engineer review the plans for such Material Alteration, then the twenty (20) day period set forth in this Section 11.01 shall be extended to forty five (45) days.

11.02.      At any and all reasonable times during the progress of Alterations, upon reasonable prior notice to Tenant, representatives of Landlord shall have the right of access to the Premises and inspection thereof (provided, however, that such representatives shall not interfere with the performance of such Alterations and shall be subject to the security requirements of Tenant or Tenant’s contractor).  Landlord shall incur no liability, obligation or responsibility to Tenant or any third party by reason of the access and inspection provided in this Section 11.02.

11.03.      Throughout the performance of Alterations, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance for all persons employed in connection with such Alterations in statutory limits, all risk “Builders Risk” insurance and general liability insurance, with completed operation endorsement, for any occurrence in or about the Unit or the Building, under which Landlord and its managing agent, if any, the Board of Mangers, the FC Board of Managers and any Superior Lessor and Superior Mortgagee whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, provided that such limits are obtainable from reputable insurers at commercially reasonable rates and consistent with limits required with respect to comparable Alterations performed by tenants in Comparable Buildings.  Tenant shall furnish Landlord and the Board of Managers with an original certificate of insurance or other reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

11.04.      Tenant, at its expense, shall procure the satisfaction or discharge of record of all mechanics and other liens, encumbrances and violations filed in connection with any Alterations, within thirty (30) days after the filing thereof (or bond or otherwise remove such lien or encumbrance if Tenant is contesting same in accordance with the terms hereof) is received by Tenant.  Provided that Tenant provides such bonding during the pendency of any contest, nothing herein contained shall prevent Tenant from contesting, in good faith and at its own expense, any notice of violation, provided that Tenant shall comply with the provisions of Section 8 hereof,

ARTICLE 12

Landlord’s and Tenant’s Property

12.01.      All fixtures, equipment, improvements, ventilation and air-conditioning equipment and appurtenances attached to or built into the Premises at the commencement of or during the term of this Lease (including raised flooring), whether or not by or at the expense of Tenant, shall be and remain a part of the Premises, shall, upon the expiration or sooner termination of this Lease, be deemed the property of Landlord (without representation or warranty by Tenant) and shall not be removed by Tenant, except as provided in Section 12.02; except that Tenant may elect, at Tenant’s option to remove any such fixtures, equipment, improvements, ventilation and air-conditioning equipment and appurtenances attached to or built into the Premises and installed by Tenant at Tenant’s expense after the date of this Lease, provided that same can be removed without permanent damage to the Premises and provided, further, that Tenant shall, in the event of any such removal, repair the portion of the Premises affected by such removal and restore same to the condition which existed prior to the installation of the removed item(s), reasonable wear and tear excepted.

12.02.      All furniture systems, movable partitions, special cabinet work, business and trade fixtures, machinery and equipment, communications equipment (including, without limitation, telephone system, security system and wiring) and office equipment, whether or not attached to or built into the Premises, which are installed in the Premises by or on behalf of Tenant and can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (all of the foregoing referred to in this sentence being herein collectively called “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Premises or to the Building resulting from the installation and/or removal thereof.

12.03.      At or before the Expiration Date of this Lease (or within thirty (30) days after any earlier termination of this Lease) Tenant, at its expense, shall remove from the Premises all of Tenant’s Property and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property.  Any items of Tenant’s Property which shall remain in the Premises after the Expiration Date of this Lease, or within thirty (30) days following an earlier termination date, may at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.  Notwithstanding the foregoing, Tenant shall not be required to remove, or pay Landlord for the cost of removing, any wiring, conduit or cabling.

ARTICLE 13

Repairs and Maintenance

13.01.      Tenant shall, at its expense, throughout the term of this Lease, take good care of and maintain in good order and condition the Premises and the fixtures and improvements therein including, without limitation, the property which is deemed Landlord’s pursuant to Section 12.01 hereof, except as otherwise expressly provided in this Lease.

Subject to the provisions of Section 9.04 hereof, and except as otherwise provided for in this Lease, Tenant shall be responsible, at is sole cost and expense, for all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the Premises and the Building and the facilities and systems thereof, the need for which arises out of

(a)                                  the performance by or on behalf of Tenant of any Alterations,

(b)                                 the installation, use or operation of any property installed by or on behalf of Tenant which is deemed Landlord’s pursuant to Section 12.01 hereof and Tenant’s Property,

(c)                                  the moving of any property installed by or on behalf of Tenant which is deemed Landlord’s pursuant to Section 12.01 hereof and Tenant’s Property in or out of the Building, or

(d)                                 the gross negligence or willful misconduct of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees.

As used in this Article, the term “repairs” shall include replacements.

All repairs in or to the Premises for which Tenant is responsible shall be promptly performed by Tenant in a manner which will not unreasonably interfere with the use of the Building by other occupants, but Tenant shall not be required to perform same on an overtime or premium pay basis, except if and to the extent the use of such overtime or premium pay labor would be required under the Declaration if the owner of the Unit were performing such repairs.

13.02.      Tenant shall give Landlord notice of any defective condition in any plumbing, heating, air-conditioning or ventilation system or electrical lines located in, servicing or passing through the Premises of which it has actual knowledge.  Following such notice, Landlord shall comply with its obligations under Section 13.04 hereof, but if Tenant is responsible for same under the provisions of this Article 13, Tenant shall reimburse Landlord for its commercially reasonable out-of-pocket costs without profit or markup incurred in doing so.

13.03.      Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury arising from Landlord’s making any repairs which Landlord is required or permitted by this Lease, or required by law, to make in or to the fixtures, equipment or appurtenances of the Building or the Premises; provided, however, that Landlord shall make such repairs at such times and in such manner as to minimize interference with the conduct of Tenant’s business in the

Premises, including, without limitation, the performance of such work on an overtime or premium-pay basis to the extent required of a Unit Owner under the Declaration.

Except in emergency circumstances, upon Tenant’s request, Landlord shall perform any maintenance or repairs which would interfere with Tenant’s conduct of business in or use of the Premises during hours other than Business Hours of Business Days (as herein defined), and Tenant shall reimburse Landlord for the incremental costs incurred by Landlord in connection with performing such maintenance or repairs during such hours, unless the necessity for such maintenance or repairs shall arise from (i) the gross negligence or willful misconduct of Landlord or any of its agents, contractors or employees, or (ii) the failure of Landlord to observe or perform any of the terms, covenants or conditions of this Lease required to observed or performed by Landlord, in which case such incremental costs shall be borne by Landlord.  Any incremental costs required to be paid by Tenant pursuant to the preceding sentence shall constitute Additional Charges hereunder and shall be paid to Landlord within thirty (30) days after demand.

13.04.      (a)        Landlord shall, at its expense, but subject to the provisions of this Lease including, without limitation Section 13.01,

(i)            keep and maintain in good order and condition to the standard then prevailing for comparable premium first-class midtown Manhattan office buildings (“Comparable Buildings”) the Unit and the Building Systems servicing same, and

(ii)           make all repairs, interior and exterior, structural and non-structural, ordinary and extraordinary, foreseen or unforeseen, in and to the foregoing necessary or appropriate in order to keep the same in such condition, as set forth in clause (i) of this subsection 13.04(a), except to the extent same is the responsibility of the Condominium Board of Managers or the FC Board of Managers under the Declaration.

Landlord shall, at its expense, but subject to the provisions of this Lease, clean the common or public areas and facilities of the Unit, if any, in accordance with standards then prevailing for Comparable Buildings.

13.05       Tenant agrees to comply with the Building Standards set forth on Exhibit I annexed hereto.  [Exhibit I will be attached to the Lease when agreed upon between Landlord and Tenant].

ARTICLE 14

Electricity

14.01.      Landlord agrees that prior to the Commencement Date risers, feeders and wiring will be installed in the Building by Landlord to furnish electrical service to the Premises in accordance with the provisions of Exhibit G annexed hereto.  After the Commencement Date any additional risers, feeders or other equipment or service proper or necessary to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord at the sole cost and expense of Tenant.

[*(14)14.02.        (a)           For the period commencing on the Commencement Date, Tenant shall have the right to contract directly with and to pay directly to the utility company supplying electric current for the Premises the amounts due for such electric current consumed as indicated by meters installed at Tenant’s cost measuring Tenant’s consumption thereof.  Landlord shall cooperate with Tenant at no cost to Landlord, if Tenant elects to obtain electric energy directly from the electric service provider.

(b)           Tenant shall purchase from Landlord all electric current that Tenant requires at the Premises and will pay Landlord for the same as follows: As an Additional Charge hereunder, Tenant shall pay Landlord for the electricity consumed by Tenant, as measured by the submeter(s) furnished therefor on each floor of the Premises or elsewhere in the Building, which submeter(s) shall be installed by Landlord at Landlord’s expense on or prior to the Commencement Date and shall measure electrical consumption in the Premises separately from that of all other users of electricity.  Landlord shall bill Tenant separately for Tenant’s consumption, at the same rate being charged to Landlord (without profit or rnark-up) by the utility company which provides electricity to the FC Office Units, which rate shall include any tax, levy or other such charge imposed upon Landlord or with respect to the purchase, sale or resale of electricity (“Landlord Rate”).

(c)           Tenant shall pay for electricity on a monthly basis, or at such less frequent intervals as Landlord may determine, within thirty (30) days following Landlord’s presentation to Tenant of an invoice therefor.

(d)           Where more than one rneter or sub meter measures the electricity supplied to the Premises, the electricity rendered through all such meters or submeters shall be measured, consolidated and totalized as if all service were rendered through a single meter.

(14) Section 14.02(a) is only applicable if the Premises is being supplied with electric on a direct basis (i.e., there is no submeter measuring Tenant’s electric consumption).  Section 14.02(c) will be applicable if there is a submeter measuring Tenant’s electric consumption.

(e)           If any rebate from the utility company furnishing electricity to the FC Office Units with respect to the Premises is paid directly to either party on account of installations of equipment, the party that paid for such equipment shall receive such rebate within thirty (30) days thereafter.  No such rebate shall be taken into account (i.e., subtracted in calculating the true cost of electricity) in determining Landlord’s Rate.

14.03.      Intentionally Deleted.

14.04.      Tenant’s use of electric current in the Premises shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises.

14.05.      To the extent permitted by applicable law, Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement, act or omission of the public utility providing the Building with electricity or for any other reason whatsoever, except for Landlord’s gross negligence or willful misconduct.

14.06.      Landlord covenants and agrees that at all times during the term of this Lease, Landlord shall make available to the base building electrical closet on each floor in the Premises 6 watts per gross square foot of electrical power demand load (exclusive of electric energy used in connection with providing base building air conditioning service to the Premises and domestic hot water to the common areas of the floor).

ARTICLE 15

Landlord’s Services

15.01.     (a)           Landlord will provide, after the term of this Lease shall have commenced the following services to the Premises in the manner hereinafter more particularly set forth: (i) heat, ventilation and air conditioning; (ii) elevator service; (iii) domestic hot and cold water; and (iv) cleaning (unless Tenant shall at any time during the term of this Lease elect to provide its own cleaning service with respect to the Premises, in which event Tenant shall be entitled to a reduction in Fixed Rent (the “Cleaning Cost Reduction”) from and after the effective date of such election by Tenant equal to (x) the number of rentable square feet contained in the Premises, multiplied by (y) the cost which would have been incurred by Landlord on a per rentable square foot basis to provide cleaning services to the Premises in accordance with the provisions of Exhibit J annexed hereto under the cleaning contract with an independent cleaning contractor unaffiliated with Landlord covering the remaining office portions of the Building to which Landlord (or a Landlord Affiliate) is providing cleaning services, or if no such contract is in effect, the prevailing cost to provide such cleaning services by independent cleaning contractors in Comparable Buildings.  Landlord shall also provide, at no cost to Tenant, connections to the Building’s life safety systems, but the actual cost (without profit or markup) to physically make such connections shall be at Tenant’s Cost.  Any dispute between the parties as to the amount of the Cleaning Cost Reduction, if applicable, may be submitted by either party to arbitration in accordance with the provisions of Article 35 hereof.  Notwithstanding the provisions of this Section 15.01(a) to the contrary, if Tenant elects to provide its own cleaning service with respect to the Premises, Tenant agrees that (i) Tenant shall not exercise such rights in a manner which would create any work stoppage at the Building and (ii) notwithstanding the provisions of Exhibit J, if Tenant elects to provide its own cleaning service as provided in this Section 15.01(a), Tenant shall not perform any cleaning outside the Premises and the Cleaning Cost Reduction shall not include any amount attributable to cleaning outside of the Premises.

(b)           As used herein, the terms “Business Hours” and “Business Days” shall have the meanings set forth in the Declaration.

15.02.    (a)           Landlord shall:

(i)            supply heat to the Premises during Business Hours of Business Days when needed for comfortable occupancy, and

(ii)           supply air conditioning and ventilation to the Premises during Business Hours on Business Days throughout the year,

and such heating, air conditioning and ventilation shall be provided so as to satisfy the conditions set forth on Exhibit H annexed hereto.

If Tenant shall require heat or air-conditioning services (“Overtime HVAC Service”) at any time other than Business Hours on Business Days, Landlord shall furnish such service for such times upon notice from Tenant, and Tenant shall pay to Landlord within thirty (30) days after delivery of an invoice therefor, any incremental costs incurred by Landlord or a Landlord Affiliate in providing such Overtime HVAC Services, including without limitation, the charges assessed to Landlord or a Landlord Affiliate by the Condominium Board of Managers for providing such Overtime HVAC Service to the Premises without profit or markup to Landlord.  In the event such Overtime HVAC Service is provided to portions of the FC Office Units in addition to the Premises during any portion of the period Tenant has requested such Overtime HVAC Service, an allocation of such charges shall be made on a prorata basis between the Premises and such other portions of the FC Office Units.

(b)           If Landlord shall make steam available for Tenant’s use within the Premises for any additional heating or permitted kitchen use, the cost of such steam as well as the cost of piping and other equipment or facilities required to supply steam to and distribute steam within the Premises shall be paid by Tenant.  Landlord may install and maintain at Tenant’s expense, meters to measure Tenant’s consumption of steam and Tenant shall reimburse Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, for the quantities of steam shown on such meters at Landlord’s actual cost of such steam which is charged to Landlord by the utility providing the same without profit or markup to Landlord.

(c)           (i)            Landlord shall provide passenger elevator service to each floor of the Premises at all times during Business Hours of Business Days and Landlord agrees that at least one passenger elevator in each elevator bank serving the Premises shall be subject to call at all other times.

(ii)           Landlord shall provide freight elevator (and, as needed, loading dock) service to the Premises on a first come-first served basis (i.e., no advance scheduling) during Business Hours of Business Days.  Freight elevator (and, as needed, loading dock) service shall also be provided to the Premises at Tenant’s request on a reserved dedicated basis at all other times (i.e., twenty-four (24) hours per day, seven (7) days per week) (“Overtime Freight Elevator/Loading Dock Service”).  In respect of any such Overtime Freight Elevator/Loading Service furnished to Tenant at its request, Tenant shall pay to Landlord, as Additional Charges hereunder, any incremental costs incurred by Landlord or Landlord Affiliates in providing such Overtime Freight Elevator/Loading Dock Service, including without limitation the charges assessed to Landlord or Landlord Affiliates under the Declaration by reason of the provision of such Overtime Freight Elevator/Loading Dock Service to the Premises (e.g., charges for overtime personnel, if applicable) without profit or mark-up, but such Overtime Freight Elevator Service/Loading Dock Service shall be otherwise without charge to Tenant.

(e)           Landlord shall furnish reasonable quantities of hot and cold water to the floor(s) on which the Premises are located for core lavatory, cleaning, drinking and sprinkler purposes only.  If Tenant shall require water for any other purpose, Landlord need only furnish cold water at the Building core riser through a capped outlet located on the floor of the Premises, and the cost of heating such water shall be paid by Tenant as provided in the last sentence of this Section 15.02(e).  Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of such cold water and/or hot water for such other purposes.  Tenant shall pay to Landlord, within thirty (30) days after its receipt of an invoice therefor, (i) Landlord’s charges for the quantities of cold water shown on such meters, which charges shall not exceed the actual costs (without profit or markup) charged to Landlord by the utility supplying cold water to the Building, and (ii) Landlord’s charges for the quantities of hot water shown on such meters, which charges shall not exceed the actual costs charged to Landlord by the utility supplying cold water to the Building, plus the actual cost to Landlord of heating such water.

(f)            (i)            Except as otherwise provided below, or unless Tenant shall elect to provide its own cleaning services as provided in Section 15.01(a) hereof, Landlord shall cause, the interior of the Premises, to be cleaned in accordance with the provisions of Exhibit J attached hereto and made a part hereof.  For so long as Landlord is providing such cleaning services, Tenant shall pay to Landlord, within thirty (30) days after its receipt of an invoice therefor, the costs incurred by Landlord for (x) extra cleaning work in the Premises required because of (i) misuse on the part of Tenant or its subtenants, Users or its or their employees or visitors, and (ii) materials and finishes installed by Tenant or at its request which are unusually difficult or time-consuming to clean, (if cleaning thereof is requested by Tenant), and (y) removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse, or at times other than Landlord’s standard cleaning times.

(ii)           Tenant shall not clean, nor require, permit, suffer or allow any windows in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law, or any other applicable law.

15.03.      Tenant shall have the right to access and use, without additional charge therefor, at least such share of all Building utility and telecommunication shaft ways, risers, conduits and utility closets serving the office portions of the Building as shall equal the share (the “Tenant Shaft Share”) being used by the occupant of the Premises immediately prior to Tenant.  Tenant shall have the right, at Tenant’s cost and expense, to remove from the Tenant Shaft Share areas, all wiring, cabling and other telecommunications equipment present on the Commencement Date.

15.04.      Subject to the provisions of Section 34.04(b) and Article 19 and 20 hereof, Landlord reserves the right, without liability to Tenant and without it being deemed a constructive eviction, to stop or interrupt any heating, elevator, escalator, lighting, ventilating, air-conditioning, steam, power, electricity, water, cleaning or other service and to stop or interrupt the use of any Building facilities and systems at such times, in either case, as may be necessary and for as long as may reasonably be required by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord.  Subject to the provisions of Section 34.04(b) and Article 19 and 20 hereof, no such stoppage or interruption shall result in any liability from Landlord to Tenant or entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption.  Except in emergency circumstances, Landlord shall give Tenant at least ten (10) Business Days prior written notice (“Landlord’s Stoppage Notice”)of its intention to make any repairs, alterations or improvements referred to in this Section 15.04 or any other stoppages or interruptions or reductions of services of which Landlord has prior knowledge or notice.  Such Landlord Stoppage Notice shall state the date, time and estimated duration of such stoppage, interruption or reduction.  Landlord shall use reasonable efforts in making such repairs, alterations or improvements and in dealing with such other stoppages of service so as to minimize interference with Tenant’s business operations, including the performance of such work on an overtime or premium-pay basis to the extent required of a Unit Owner under the Declaration.

15.05.      Tenant may, at Tenant’s sole cost and expense, install, maintain and operate in a portion of the Premises a food preparation, service and/or dining facility (the “Food Service Facility”) for use by the officers, employees and guests of Tenant or any permitted occupant of the Premises, including appropriate food and beverage preparation, handling, cooking, serving and/or dining and/or other associated facilities, provided that Tenant shall (a) comply with all applicable laws, ordinances and regulations with respect to such Food Service Facility and its operations, (b) cause all food preparation areas to be properly ventilated so that no odor shall emanate from the Premises to any other portion of the Building, (c) maintain such Food Service

Facility in a clean and sanitary condition and free of refuse at all times, and (d) bag all wet garbage and place the same in containers within the Premises that prevent the escape of odor and remove all such wet garbage from the Building at Tenant’s sole cost and expense.  All of the provisions of this Lease shall be applicable to the installation, maintenance and operation of the Food Service Facility.

15.06.      Tenant acknowledges that it is currently a member of The New York Times Building Company and is a member of the Condominium Board of Managers.  For so long as Tenant (or a Tenant Affiliate) is a member of the Condominium Board of Managers, Tenant will not willfully and intentionally exercise its voting rights to prevent or materially hinder Landlord from providing the services that Landlord is obligated to provide to Tenant or the Premises under this Lease.  The provisions of this Section 15.06 shall have no application whatsoever in the event of failure by Landlord to fund any monetary obligations owed by Landlord to the Board of Managers after a final adjudication that such monetary obligations are owed to the Condominium Board of Managers.(15)

ARTICLE 16

Access

16.01.      Landlord and persons authorized by Landlord shall have the right, upon reasonable advance notice, except in cases of emergency, to enter and/or pass through the Premises at reasonable times provided Landlord shall use reasonable efforts to minimize any interference with Tenant’s business operations and use of the Premises and shall be accompanied by a designated representative of Tenant,

(a)	to examine the Premises and to show them to actual and prospective lessors under the Unit Lease, Superior Mortgagees or Superior Lessors, or prospective purchasers, mortgagees or lessees of the Unit,

(b)

to make such repairs, alterations, additions and improvements in or to the Premises as Landlord is required to make under this Lease or by applicable Legal Requirements (unless Tenant specifically waives in writing Landlord’s obligation to make any such repairs, alterations, additions and improvements required under this Lease or by applicable Legal Requirements), and

(15) If and for so long as the “Landlord” under this Lease is (A)(i) Ground Lessor and (ii) a governmental entity or a public benefit corporation, or (B) the party who acquires the interest of the “Landlord” under this Lease from such governmental entity or public benefit corporation (but not any other party who becomes the “Landlord” under this Lease), the provisions of this sentence shall not be applicable.

(c)           to read any utility meters located therein.

Landlord and such authorized persons shall be allowed to take reasonable amounts of materials into and upon the Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant’s covenants and obligations hereunder provided, however, the amount and placement of such materials shall not interfere with the conduct of Tenant’s business except to a de minimis extent.  Except as provided in Section 13.03 with respect to clause (b) of this Section 16.01, Landlord shall perform any work or activity pursuant to this Section 16.01 which would interfere with Tenant’s conduct of business in or use of the Premises, other than to a de minimis extent, during hours other than Business Hours of Business Days at Landlord’s sole cost and expense.

16.02.      If at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law), the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

16.03.      If Tenant shall not be personally present to open and permit an entry into the Premises at any time when for any reason an entry therein shall be urgently necessary by reason of fire or other emergency, Landlord or Landlord’s agents may forcibly enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to the Premises and Tenant’s Property therein) and without in any manner affecting the obligations and covenants of this Lease.

16.04.      Any damage to the Premises resulting from the exercise by Landlord of its rights granted under this Article 16 shall be promptly repaired by Landlord at Landlord’s expense (except as provided in the following sentence).  Tenant shall have the right, at Landlord’s expense, to repair any damage to any Tenant’s Property located in the Premises or to any property or parts of the Premises which are deemed Landlord’s property pursuant to Section 12.01 hereof resulting from the exercise by Landlord of its rights granted under this Article 16 (and Landlord shall reimburse Tenant for the actual out-of-pocket expenses reasonably incurred by Tenant in performing any such repair within thirty (30) days after delivery of an invoice therefor, together with documentation of such expenses reasonably satisfactory to Landlord), failing which Tenant may offset such amounts, together with interest thereon at the Interest Rate from the date incurred by Tenant until reimbursed to or offset by Tenant, against the next installment of Fixed Rent and/or Additional Charges payable under this Lease.

16.05.      Landlord acknowledges that Tenant may, from time to time, have certain security or confidentiality requirements such that portions of the Premises shall be locked and inaccessible to persons unauthorized by Tenant (the “Secured Areas”).  Notwithstanding anything to the contrary contained in this Article 16, Landlord therefore agrees that, except in cases of emergency, Landlord’s right of access to the Secured Areas shall be restricted subject to the following conditions: (i) Tenant shall deliver to Landlord floor plans of the Premises designating the Secured Areas,(ii) except in cases of emergency, any access to the Secured Areas requested by Landlord shall be upon no less than twenty-four (24) hours notice to Tenant, which notice may be oral, and accompanied by a representative of Tenant, whom Tenant agrees to make available, and (iii) Landlord shall have no obligation to provide to the Secured Areas cleaning services or any other services or repairs that require access to the Secured Areas unless Tenant shall provide Landlord with such access to the Secured Areas for purposes of providing such cleaning services or other services or repairs at those times that Landlord shall reasonably designate in accordance with Landlord’s ordinary Building schedule.

ARTICLE 17

Notice of Occurrences

17.01.      Tenant shall give notice to Landlord, the Board of Managers and the FC Board of Managers of (a) any occurrence in or about the Premises for which Landlord might be liable, (b) any fire or other casualty in the Premises, (c) any damage to or defect in the Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part or appurtenance of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in or passing through the Premises or any part thereof, if and to the extent that Tenant shall have knowledge of any of the foregoing matters.

ARTICLE 18

Indemnification

18.01.      Subject to the terms of Article 9 hereof relating to waivers of subrogation, Tenant shall indemnify and defend Landlord (including Landlord’s shareholders, officers, directors, partners, joint venturers and agents) and save it harmless from and against any and all liability, damages, costs or expenses, including reasonable attorneys’ fees, arising from the negligence of Tenant or its officers, contractors, licensees, agents, employees, or visitors in or about the Premises.  This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries to third parties if (but only to the extent) caused by the gross negligence or willful misconduct of Landlord, or its officers, contractors, directors, shareholders, partners, joint venturers, licensees, agents, employees, or invitees.

18.02.      Subject to the terms, conditions, restrictions and limitations elsewhere contained in this Lease, Landlord shall indemnify Tenant and save Tenant harmless from and against any and all liability, actual damages (not consequential damages), costs or expenses, including reasonable attorneys’ fees, to third parties arising from the negligence of Landlord or its officers, contractors, agents or employees in or about the FC Office Units (other than the Premises).  This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries to third parties caused by the gross negligence or willful misconduct of Tenant or its officers, contractors, licensees, agents, employees or invitees.

18.03.      If any action or proceeding is brought against a person entitled to indemnification hereunder, the indemnifying party shall have the right to participate in the defense of same with counsel of its choice, who shall be reasonably satisfactory to the party benefiting from the indemnity, and insurance company counsel shall be deemed satisfactory.

18.04.      Notwithstanding the foregoing provisions of this Article 18 or any other provision of this Lease (except as provided in Section 21.03(b) hereof), (i) Landlord shall not be liable to Tenant for consequential damages, and (ii) Tenant shall not be liable to Landlord for consequential damages, in either case even if arising from any act, omission or negligence of such party or from the breach by such party of its obligations under this Lease.

18.05       Notwithstanding anything to the contrary provided in this Lease, in the event of any liability of Landlord to Tenant arising by reason of this Lease, Tenant agrees that it shall have recourse only to the estate of Landlord and Landlord Affiliates in the FC Office Units and the proceeds of any sale of the FC Office Units or any part thereof, and no other property or assets of Landlord or Landlord Affiliates, and their respective agents, officers, directors, shareholders, partners, members or principals, disclosed or undisclosed, shall be subject to levy, recourse, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law or Tenant’s use or occupancy of the Premises or any other liability of Landlord to Tenant.

ARTICLE 19

Damage or Destruction

19.01.      If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 19 hereinafter provided), then in the event that the Condominium Board of Managers elects to repair the damage to and restore and rebuild the Building diligently and in a workmanlike manner after notice to it of the damage or destruction, Tenant shall (x) at Tenant’s option, restore all or such portion of Tenant’s Property as Tenant may elect to restore and (y) at Tenant’s option, to be exercised separately with respect to each floor of the Premises, either

(i)           repair the damage to and restore such portion of the leasehold improvements in the Premises as Tenant elects in its sole discretion (the “Improvements Restoration Work”); or

(ii)          demolish the leasehold improvements located in the Premises (the “Improvements Demolition Work”),

which Improvements Restoration Work or Improvements Demolition Work (as the case may be) shall be performed diligently and in a workmanlike manner after the substantial completion repairs and restoration of the Building.

The Improvements Restoration Work and the Improvements Demolition Work shall be deemed to constitute Alterations for the purposes of Article 11 hereof and shall be subject to the provisions of Article 11.

The proceeds of policies providing coverage for leasehold improvements installed in the Premises shall be paid to Tenant, to be used by Tenant to perform the Improvements Restoration Work and/or the Improvements Demolition Work (as the case may be), to the extent Tenant is required to perform the same, and otherwise to be retained by Tenant.

Tenant shall be solely responsible for (i) the amount of any deductible under the policy insuring the leasehold improvements and (ii) the amount, if any, by which the cost of the Improvements Restoration Work and/or the Improvements Demolition Work (as the case may be) exceeds the available insurance proceeds therefor.

Notwithstanding any of the provisions of this Section 19.01 to the contrary, if Landlord or any Landlord Affiliate executes any lease for space in the Building that contains a provision that Landlord or such Landlord Affiliate will be obligated under the circumstances provided in such provision to restore any damaged or destroyed space or cause the Condominium Board of Managers to perform such restoration, then Landlord shall give Tenant prompt notice thereof (or will respond to a request from Tenant to do so within 30 days of such request), and, at Tenant’s election, Landlord and Tenant will promptly cause this Lease to be amended to incorporate such provision into this Lease.(16)

19.02.     If on account of fire or other casualty, all or a part of the Premises shall be rendered untenantable (whether as a result of damage or destruction to the Premises or damage or destruction to other parts of the Building) the Fixed Rent and the Additional Charges under Article 3 hereof shall be abated in the proportion that the untenantable area of the Premises bears to the total area of the Premises (and if more than seventy-five (75%) percent of a floor shall be rendered untenantable, then the entire floor shall be deemed to have been rendered untenantable) for the period from the date of the damage or destruction to the date on which:

(i)	the repair and restoration of the Building (including all base building systems serving the Premises) shall have been substantially completed (the “Basic Restoration”); and

(ii)

the damaged leasehold improvements could be restored, with due diligence and dispatch (commencing after Landlord’s substantial completion of the restoration of the Building including all base building systems serving the

(16)         This provision will only be applicable if the Premises (aggregated with all prior space leased by Tenant and Tenant Affiliates in the FC Office Units) is comprised of at least one (1) full floor.

Premises) with materials of like kind and quality to the same condition as existed prior to such damage;

provided, however, should Tenant reoccupy a portion of the Premises for the conduct of business during the period the repair work is taking place and prior to the date that the Premises are substantially repaired or made tenantable, the Fixed Rent and the Additional Charges allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Premises bears to the total area of the Premises, shall be payable by Tenant from the date of such occupancy.

19.03.      If the Building shall be totally damaged or destroyed by fire or other casualty, or the Building shall be so damaged or destroyed by fire or other casualty that the Condominium Board of Managers shall have elected not to repair and restore the Building, then Landlord may terminate this Lease by giving Tenant notice to such effect (“Landlord’s Casualty Termination Notice”) as soon as practicable under the circumstances.  If the Condominium Board of Managers shall elect not to repair and restore the Building, and if Landlord shall not dispute such election, then, at Tenant’s option, Landlord shall assign to Tenant, such rights of Landlord as may be reasonably required by Tenant in order to bring an action or proceeding against the Condominium Board of Managers for its failure to effect such repairs and restoration.

19.04.      (a)           If any portions of the Building required for reasonable access to the Premises or the provision of any services to the Premises required under this Lease (“Base Building Elements”) are damaged or destroyed by fire or other casualty and Landlord and/or the Board of Managers is required to or elects to repair and restore the Base Building Elements, Landlord shall, within 60 days after such damage or destruction, provide Tenant with a written notice of the estimated date on which the restoration shall be substantially completed (“Base Building Restoration Estimate”).  If such estimated date is more than twelve (12) months after the date of such damage or destruction, Tenant may terminate this Lease by notice to Landlord, which notice shall be given within sixty (60) days after the date Landlord provides the Base Building Restoration Estimate, and such termination shall be effective upon the giving of Tenant’s notice.  If Tenant elects not to terminate this Lease, and if Landlord and/or the Board of Managers, as applicable, has not substantially completed the required repairs and restored the Base Building Elements within the period originally estimated by Landlord or within such period thereafter (not to exceed 3 months) as shall equal the aggregate period Landlord may have been delayed in doing so by Force Majeure Causes, then Tenant shall have the further right to elect to terminate this Lease upon written notice to Landlord and such election shall be effective upon the date of such notice.  Tenant shall have the right to submit any dispute as to the determination of the Base Building Restoration Estimate pursuant to this Section 19.04(a) to Expedited Arbitration.

(b)           If the Premises or any part thereof shall be damaged by fire or other casualty as set forth in Article 9, whether or not any other portions of the Building or Base Building Elements have also been damaged, and the Base Building Restoration Estimate provides that the estimated time period to complete the repairs and restoration to the Premises, which time period shall be aggregated with the time period required to complete the repairs and restoration of any Base Building Elements if same have also been damaged, is more than twelve (12) months after the date of such damage or destruction, Tenant may terminate this Lease by notice to Landlord, which notice shall be given within sixty (60) days after the date Landlord provides the Base Building Restoration Estimate, and such termination shall be effective upon the giving of Tenant’s notice.  Tenant shall have the right to submit any dispute as to the determination of the Base Building Restoration Estimate pursuant to this Section 19.04(b) to Expedited Arbitration.

19.05.      Landlord and Tenant shall fully cooperate with each other in connection with the collection of any insurance proceeds payable in respect of any casualty to the Building and shall comply with all reasonable requests made by each other in connection therewith, including, without limitation, the execution of any affidavits required by the applicable insurance companies.

19.06.      Except to the extent expressly set forth in this Article 19, Tenant shall not be entitled to terminate this Lease and Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article 19.

19.07.      Landlord will not carry insurance of any kind on Tenant’s Property or on Tenant’s leasehold improvements and shall not be obligated to repair any damage to or replace any of the foregoing and Tenant agrees to look solely to its insurance for recovery of any damage to or loss of any of the foregoing.

19.08.      The provisions of this Article 19 shall be deemed an express agreement governing any case of damage or destruction of the Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 20

Eminent Domain

20.01.      If the whole of the Building or the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title on such taking (“Date of the Taking”), and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such date.

20.02.      If a portion of the Building or the Premises shall be so taken and the Condominium Board of Managers shall elect in accordance with the Declaration not to rebuild the or restore the balance of the Building, then this Lease and the term and estate hereby granted shall terminate as of the date such election is made, and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such date.

If forty (40%) percent or more of the Premises or any Base Building Elements shall be so taken and the Premises or the remaining area of the Premises, as the case may be, shall no longer be sufficient or suitable, in Tenant’s reasonable judgment, for Tenant to continue the operation of its business, Tenant may, at its option, terminate this Lease by giving Landlord notice to that effect within 90 days after the Date of the Taking.

In case of any termination pursuant to this Section 20.02, this Lease shall terminate on the date that such notice from Landlord or Tenant to the other shall be given, and the Fixed Rent and Additional Charges shall be prorated and adjusted as of such termination date, except that with respect to any portion of the Premises taken the Fixed Rent and Additional Charges shall be prorated and adjusted as of the Date of the Taking if earlier.

Upon any partial taking of the Premises and this Lease continuing in force as to any part of the Premises, the Fixed Rent and Additional Charges shall be adjusted according to the rentable area remaining.

20.03.    The award or payment in connection with any taking shall be payable to Landlord; provided, however, that Tenant shall have the right to make a separate claim for its moving expenses and for any of Tenant’s Property and Alterations taken.

20.04.    If the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose during the term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay in full the Fixed Rent and Additional Charges when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date of this Lease, that part of the award which represents compensation for the use and occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period up to and including such Expiration Date and Landlord shall receive so much thereof as represents the period after such Expiration Date. All monies paid as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the Fixed Rent and Additional Charges have been paid shall be received, held and applied by Landlord as a trust fund for payment of the Fixed Rent and Additional Charges becoming due hereunder.

20.05.   In the event of a taking of less than the whole of the Building and/or the Land which does not result in termination of this Lease, or in the event of a taking for a temporary use or occupancy of all or any part of the Premises which does not result in a termination of this Lease, after the Condominium Board of Managers shall proceed to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which are deemed Landlord’s property pursuant to Section 12.01 hereof and Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord and the Condominium Board of Managers shall deem desirable) and so as to constitute complete and rentable Building and Premises, then Tenant, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Premises which are deemed Landlord’s property pursuant to Section 12.01 hereof and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations. Notwithstanding anything to the contrary set forth in this Article 20, the portion of any award which is allocable to the repairs which Tenant is obligated to perform pursuant to the preceding sentence shall be paid to Tenant.

ARTICLE 21

Surrender

21.01.      On the Expiration Date or upon any earlier termination of this Lease, or upon any reentry by Landlord upon the Premises, Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and damage or destruction by fire or other casualty or condemnation (subject to Tenant’s obligations provided in Article 19 or 20, as the case may be) and Tenant shall remove all of the Tenant’s Property therefrom except as otherwise expressly provided in this Lease.

21.02.      No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

21.03.      (a)           In the event this Lease is terminated in accordance with its terms or this Lease is not renewed or extended or a new Lease is not entered into between the parties, and if Tenant shall then hold over after the expiration or sooner termination of the term of this Lease, the parties hereby agree that Tenant’s occupancy of the Premises after the expiration or sooner termination of the term of this Lease shall be under a month-to-month tenancy commencing on the first day after the expiration or sooner termination of the term of this Lease, which tenancy shall be upon all of the terms set forth in this Lease except Tenant shall pay on the first day of each month of the holdover period as Fixed Rent, an amount equal to the product obtained by multiplying (x) one-twelfth of the sum of the Fixed Rent payable by Tenant during the last year of the term of this Lease (i.e., the year immediately prior to the holdover period) by (y) (i) hundred ten (110%) percent for the first month of such month-to-month tenancy, (ii) one hundred twenty-five (125%) percent for the next month of such month-to-month tenancy, (iii) one hundred fifty (150%) percent for the next month of such month-to-month tenancy, and (iv) two hundred (200%) percent thereafter.

(b)           Landlord shall not be required to perform any work during the holdover period, provided, however, that Landlord shall continue to be obligated to make all required repairs within the Premises that are Landlord’s obligation under this Lease. If Tenant shall hold-over beyond the expiration or sooner termination of this Lease and thereafter for more than one hundred fifty (150) days, then the provisions of clause (ii) of Section 18.04 hereof shall not be applicable to any claims by Landlord against Tenant for consequential damages in the event that Tenant holds over for more than one hundred fifty (150) days and Tenant agrees that it shall be liable to Landlord for Landlord’s consequential damages in the event that Tenant holds over for more than one hundred fifty (150) days.

ARTICLE 22

Conditions of Limitation

22.01.      This Lease and the term and estate hereby granted are subject to the limitation that whenever Tenant, or any guarantor of Tenant’s obligations under this Lease, shall make an assignment for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency shall be filed against Tenant or such guarantor under any bankruptcy or insolvency law, or whenever a petition shall be filed by or against Tenant or such guarantor under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant, or such guarantor, under the arrangement provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a permanent receiver of Tenant, or such guarantor, or of or for the property of Tenant, or such guarantor, shall be appointed, then Landlord (a) if such event occurs without the acquiescence of Tenant, or such guarantor, as the case may be, at any time after the event continues for ninety (90) days, or (b) in any other case at any time after the occurrence of any such event, may give Tenant a notice of intention to end the term of this Lease at the expiration of five days from the date of service of such notice of intention, and upon the expiration of said five-day period this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.

22.02.      This Lease and the term and estate hereby granted are subject to the further limitations that in the event that any of the following (each, an “Event of Default”) shall occur:

(a)           if Tenant shall default in the payment of any Fixed Rent or Additional Charges, and such default shall continue for ten (10) days after written notice thereof has been received by Tenant, or

(b)           if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Fixed Rent or Additional Charges) and such default shall continue and not be remedied within twenty-five (25) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of twenty-five (25) days (a “Long-Term Cure Default”), if Tenant shall not (x) within said twenty-five (25) day period advise Landlord of Tenant’s intention to take all steps reasonably necessary to remedy such Long-Term Cure Default, (y) duly commence within said 20-day period, and thereafter diligently prosecute to completion all steps reasonably necessary to remedy such Long-Term Cure Default and (z) complete such remedy within a reasonable time after the date of said notice of Landlord; provided, however, that the foregoing extension of the cure period beyond twenty-five (25) to cure a Long-Term Cure Default shall not apply if the continuance of such Long-Term Cure Default for the period required for cure would (A) subject Landlord or the lessor under the Unit Lease or any Superior Mortgagee or Superior Lessor to prosecution for a crime, (B) subject the Premises or any part thereof or the Building or Land, or any part thereof, to being condemned or vacated or (C) result in the termination of the Unit Lease or any Superior Lease or foreclosure of any Superior Mortgage; or

(c)           Tenant shall fail to maintain in full force and effect any of the insurance policies that it is required to maintain pursuant to Article 9 which failure continues for more than ten (10) days after Landlord shall have given Tenant a notice specifying same;

then in any of said cases Landlord, during the continuance of such default, may give to Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five days this Lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day was the day herein definitely fixed for the end and expiration of this Lease, but Tenant shall remain liable for damages as provided in Article 24 hereof.

22.03.      If Tenant shall have assigned its interest in this Lease, and this Lease shall thereafter be disaffirmed or rejected in any proceeding under the United States Bankruptcy Code or under the provisions of any Federal, state or foreign law of like import, or in the event of termination of this Lease by reason of any such proceeding, the Tenant named herein or any subsequent assignor of its interest under this Lease, upon request of Landlord given within ninety (90) days after such disaffirmance or rejection shall (a) pay to Landlord all Fixed Rent and Additional Charges then due and payable to Landlord under this Lease to and including the date of such disaffirmance or rejection and (b) enter into a new lease as lessee with Landlord of the Premises for a term commencing on the effective date of such disaffirmance or rejection and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and Additional Charges and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) the rights of the lessee under the new lease, shall be subject to any possessory rights of the assignee in question under this Lease and any rights of persons claiming through or under such assignee, (ii) such new lease shall require all defaults existing under this Lease to be cured by the lessee with reasonable diligence, and (iii) such new lease shall require the lessee to pay all Additional Charges which, had this Lease not been disaffirmed or rejected, would have become due after the effective date of such disaffirmance or rejection with respect to any prior period. If the lessee shall fail or refuse to enter into the new lease within ten (10) days after Landlord’s request to do so, then in addition to all other rights and remedies by reason of such default, under this Lease, at law or in equity, Landlord shall have the same rights and remedies against the lessee as if the lessee had entered into such new lease and such new lease had thereafter been terminated at the beginning of its term by reason of the default of the lessee thereunder.

ARTICLE 23

Reentry by Landlord

23.01.      If an Event of Default shall occur, or if this Lease shall terminate as provided in Article 22 hereof, Landlord or Landlord’s agents and employees may, in the case of any such default, during the continuance thereof, or in case of any such termination, immediately or at any time thereafter reenter the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force or otherwise, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the Premises. The word “reenter,” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Article 22, or if Landlord shall reenter the Premises under the provisions of this article, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Fixed Rent and Additional Charges payable up to the time of such termination of this Lease, or of such recovery of possession of the Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 24 hereof.

23.02.      In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

23.03.      If this Lease shall terminate under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of this Article 23, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Fixed Rent or Additional Charges due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any damages payable by Tenant under Article 24 hereof or pursuant to law.

ARTICLE 24
Damages

24.01.      If this Lease is terminated under the provisions of Article 22 hereof, or if Landlord shall reenter the Premises under the provisions of Article 23 hereof, or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)           a sum which at the time of such termination of this Lease or at the time of any such reentry by Landlord, as the case may be, represents the then value of the excess, if any (assuming a discount at a rate per annum equal to the interest rate then applicable to 7-year Federal Treasury Bonds), of (i) the aggregate amount of the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges under Article 3 hereof to be the same as were payable for the last 12 calendar months, or if less than 12 calendar months have then elapsed since the Commencement Date, all of the calendar months immediately preceding such termination or reentry) for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, over (ii) the aggregate fair market rental value of the Premises for the same period, or

(b)           sums equal to the Fixed Rent and the Additional Charges under Article 3 hereof which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so reentered the Premises, provided, however, that if Landlord shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in reentering the Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, reasonable legal fees, and all other expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

If the Premises or any part thereof be relet by Landlord for the greater of ten (10) years or the unexpired portion of the term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or any part thereof, or if the Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

24.02.      Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 22 hereof, or had Landlord not reentered the Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or reentry on the Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater than any of the sums referred to in Section 24.01 hereof.

ARTICLE 25
Affirmative Waivers

25.01.      Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.

25.02.      If Tenant is in arrears in payment of Fixed Rent or Additional Charges, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

25.03.      Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

25.04.      Tenant waives the right to interpose any counterclaim of any kind in any action or proceeding commenced by Landlord to recover possession of the Premises (other than compulsory counterclaims).

ARTICLE 26
No Waivers

26.01.      The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, and such right to insist upon strict performance shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of Fixed Rent or partial payments thereof or Additional Charges or partial payments thereof with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

26.02.      If there be any agreement between Landlord and Tenant providing for the cancellation of this Lease upon certain provisions or contingencies and/or an agreement for the renewal hereof at the expiration of the term, the right to such renewal or the execution of a renewal agreement between Landlord and Tenant prior to the expiration of the term shall not be considered an extension thereof or a vested right in Tenant to such further term so as to prevent Landlord from canceling this Lease and any such extension thereof during the remainder of the original term; such privilege, if and when so exercised by Landlord, shall cancel and terminate this Lease and any such renewal or extension; any right herein contained on the part of Landlord to cancel this Lease shall continue during any extension or renewal hereof; any option on the part of Tenant herein contained for an extension or renewal hereof shall not be deemed to give Tenant any option for a further extension beyond the first renewal or extended term.

ARTICLE 27
Curing Defaults

27.01.      (a)           If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration of the applicable grace period, if any, and Landlord has given to Tenant at least ten (10) days prior notice of its intention to take action under this Section 27.01.

(b)           Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and, if Landlord shall have been the successful party in any action or suit, bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collecting or endeavoring to collect the Fixed Rent or Additional Charges or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Premises after default by Tenant or upon the expiration or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Section 27.01 (at the Interest Rate or the maximum rate permitted by law, whichever is less) may be sent by Landlord to Tenant monthly, or immediately, at its option, and such amounts shall be due and payable as Additional Charges in accordance with the terms of such bills. Notwithstanding anything to the contrary contained in this Section, Tenant shall have no obligation to pay Landlord’s costs, expenses, or disbursements in any proceeding in which there shall have been rendered a final judgment against Landlord, and the time for appealing such final judgment shall have expired.

27.02.                      If Landlord shall default in the performance of any of Landlord’s obligations under this Lease, Tenant, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Landlord, without notice in a case of emergency, and in any other case only if such default shall continue and not be remedied within the “Landlord Applicable Cure Period” (as such term is hereinafter defined), and Tenant has given at least ten (10) days prior notice to Landlord of its intention to take action under this Section 27.02. All reasonable costs and expenses incurred by Tenant in connection with any such performance by it for the account of Landlord, and any expenses referred to in Section 27.03 hereof incurred by Tenant, together with interest at the Interest Rate or the maximum rate permitted by law, whichever is less, on all such costs and expenses from the date incurred until the date paid by Landlord shall be reimbursed by Landlord to Tenant within thirty (30) days after demand by Tenant therefor. In the event Landlord shall fail so to reimburse Tenant for such amounts within such thirty (30) day period, Tenant shall have the right to offset such amounts against the next installment(s) of Fixed Rent and/or Additional Charges payable under this Lease. As used herein the term “Landlord Applicable Cure Period” shall mean thirty (30) days after Tenant shall have given to Landlord a notice specifying the default, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days (a “Landlord Long-Term Cure Default”), if Landlord shall not (x) within said thirty (30) day period advise Tenant of Landlord’s intention to take all steps reasonably necessary to remedy such Landlord Long-Term Cure Default, (y) duly commence within said thirty (30) day period, and thereafter diligently prosecute to completion all steps reasonably necessary to remedy such Landlord Long-Term Cure Default and (z) complete such remedy within a reasonable time after the date of said notice of Tenant; provided, however, that the foregoing extension of the cure period beyond thirty (30) days to cure a Landlord Long-Term Cure Default shall not apply if the continuance of such

Landlord Long-Term Cure Default for the period required for cure would (A) subject Tenant to prosecution for a crime, (B) subject the Premises or any part thereof or the Building or Land, or any part thereof, to being condemned or vacated or (C) result in the termination of the Unit Lease, or (D) prevent Tenant from performing or completing any Alterations required by Tenant for the conduct of its business in the Premises.

27.03.      (a)           If Tenant shall have been the successful party in any action or suit in connection with Landlord’s obligations under this Lease, Landlord shall reimburse Tenant for all costs, expenses and disbursements of every kind and nature whatsoever (including reasonable counsel fees) incurred by Tenant in connection with enforcing or endeavoring to enforce any rights against Landlord or Landlord’s obligations hereunder, under or in connection with this Lease or pursuant to law, together with interest at the Interest Rate or the maximum rate permitted by law, whichever is less, from the date incurred until the date paid by Landlord.

(b)           If Landlord shall have been the successful party in any action or suit in connection with Tenant’s obligations under this Lease, Tenant shall reimburse Landlord for all costs, expenses and disbursements of every kind and nature whatsoever (including reasonable counsel fees) incurred by Landlord in connection with enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, together with interest at the Interest Rate or the maximum rate permitted by law, whichever is less, from the date incurred until the date paid by Tenant.

ARTICLE 28
Broker

28.01.         (a)        Tenant covenants, warrants and represents that Tenant had no conversations or negotiations with any broker concerning the leasing of the Premises. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions relative to this Lease and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker.

                                   (b)        Landlord covenants, warrants and represents that. Landlord had no conversations or negotiations with any broker concerning the leasing of the Premises. Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions relative to this Lease and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Landlord with any broker.

ARTICLE 29

Notices

29.01.      Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to this Lease or pursuant to any applicable law or requirement of public authority (collectively, “notices”) shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made only if sent (i) by registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, or (ii) by overnight courier service (e.g., Federal Express) with verification of delivery requested, addressed to the other party as follows:

If to Landlord:

c/o Forest City Ratner Companies

One Metro Tech Center North

Brooklyn, New York 11201

Attn: General Counsel

and if to Tenant as follows:

and shall be deemed to have been given, rendered or made (x) if mailed, on the second Business Day following the day so mailed, unless mailed to a location outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the third business day after the day so mailed, or (y) if sent by overnight courier, one (1) Business Day after the day sent. Either party may, by notice as aforesaid, designate a different address or addresses for notices intended for it.

29.02.      Notices hereunder from Landlord may be given by Landlord’s managing agent, if one exists, or by Landlord’s attorney. Notices hereunder from Tenant may be given by Tenant’s attorney.

29.03.      In addition to the foregoing, either Landlord or Tenant may, from time to time, request in writing that the other party serve a copy of any notice on one other person or entity designated in such request in addition to the two persons or entities designated in Section 29.01 hereof, and Landlord shall also have the right to request in writing that Tenant serve a copy of any notice on the lessor under the Unit Lease or any Superior Lessor or Superior Mortgagee, such service in any case to be effected as provided in Section 29.01 or 29.02 hereof.

ARTICLE 30
Estoppel Certificates

30.01.      Each party agrees, at any time and from time to time, as requested by the other party with not less than 10 days’ prior notice, to execute and deliver to the other a statement

(i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications),

(ii) certifying the dates to which the Fixed Rent and Additional Charges have been paid,

(iii) certifying as to the name and address of all persons or entities to whom notices are to be given on behalf of such party,

(iv) stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which the signer shall have knowledge, and

(v) stating whether or not, to the best knowledge of the signer, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default, and, if so, specifying each such event of which the signer shall have knowledge, it being intended that any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation.   Tenant also shall include in any such statement such other information concerning this Lease to the best knowledge of the signer as Landlord may reasonably request.

ARTICLE 31
Memorandum of Lease

31.01.      Tenant shall not record this Lease, but at the request of either party, Landlord and Tenant shall execute, acknowledge and deliver, and Landlord or Tenant may record, a statutory form of memorandum with respect to this Lease pursuant to the provisions of Section 291-C of the Real Property Law of the State of New York.

ARTICLE 32
No Representations by Landlord

32.01.      Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and shall expressly refer to this Lease. All understandings and agreements relating to the subject matter of this Lease heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other written agreement(s) made concurrently herewith.

ARTICLE 33
Hazardous Materials

33.01.      Landlord covenants that upon delivery to Tenant of any portion of the Premises such portion of the Premises will be free of any Hazardous Materials that are required by applicable Legal Requirements to be removed or remediated or that would be required by applicable Legal Requirements to be removed or remediated if the same were to be disturbed or otherwise affected by work or other activity in or about the Building.(17) In the event that after the date hereof there are found in the Premises any Hazardous Materials that are required by applicable Legal Requirements to be removed or remediated (including so required by reason of or in connection any work or other activity performed or desired to be performed by Tenant which would disturb or otherwise affect the same) then, as Tenant’s sole remedy in connection therewith, Tenant may remove or otherwise remediate such Hazardous Materials at Landlord’s expense; provided, however, that at Landlord’s option, such removal or remediation shall be supervised, at Landlord’s expense, by an environmental consultant designated by Landlord. This paragraph shall not be applicable to any Hazardous Materials brought to or placed at the Premises by Tenant or any of Tenant’s subtenants or licensees or its or their employees, agents, contractors or invitees.

33.02.      Tenant shall not cause or permit Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from, the Premises or the Building, provided that the foregoing shall not be deemed to prohibit Tenant from utilizing in the Premises, as an incident to the use permitted pursuant to Article 2 hereof, any materials in amounts and forms as are generally used by tenants in first-class office buildings in lower Manhattan using

(17)  If and for so long as the “Landlord” under this Lease is (A)(i) Ground Lessor and (ii) a governmental entity or a public benefit corporation, or (B) the party who acquires the interest of the “Landlord” in this Lease from such governmental entity or public benefit corporation (but not any other party who becomes the “Landlord” under this Lease), the covenant set forth in this sentence shall not be applicable, provided, however, that Tenant’s remedies as set forth in the second sentence of this section shall continue to apply.

premises for the purposes for which Tenant is permitted to use the Premises pursuant to Article 2 hereof, provided that (i) the use or storage of such materials in the Building shall not be prohibited by applicable Legal Requirements or the requirements of any insurance bodies, (ii) such materials are stored and safeguarded in a manner reasonably satisfactory to Landlord and in compliance with all applicable Legal Requirements, (iii) no such materials shall in any event be released or discharged other than as their use dictates or in such a manner as to contaminate the Building or the Premises, and (iv) such materials shall not be incorporated into, or used as part of, the construction or decoration of the Premises in violation of law. In the event of a breach of the provisions of this Section 33.02, Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to law, require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by Legal Requirements. The provisions of this Section 33.02 shall survive the termination of this Lease.

33.03.      The term “Hazardous Materials” shall, for the purposes hereof, mean any flammable explosives, radioactive materials, hazardous wastes, hazardous and toxic substances, or related materials, asbestos or any material containing asbestos, or any other substance or material, as defined by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing.

ARTICLE 34
Miscellaneous Provisions and Definitions

34.01.      No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, including, without limitation, this Section 34.01, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought. If Tenant shall at any time request Landlord to sublet the Premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of the Tenant’s Property in connection with such subletting unless caused by or resulting from the negligence or willful act of Landlord, its agents, servants, contractors, or employees.

34.02.      Except as otherwise expressly provided in this Lease, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to;  provided, however, that (a) no violation of the provisions of Article 7 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Article 34 shall not be construed as modifying the conditions of limitation contained in Article 22.

34.03.      Intentionally omitted.

34.04.      (a)           Except as expressly provided in Section 34.04(b) and Articles 19 and 20 hereof, the obligations of Tenant hereunder shall be in no wise affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, nor shall it be deemed a constructive eviction because (a) Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control; or (b) of any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises, by reason of any requirement, act or omission of the public utility or others serving the Building with electric energy, steam, oil, gas or water, or for any other reason whether similar or dissimilar, beyond Landlord’s reasonable control (the foregoing circumstances described in this Section 34.04 being “Force Majeure Causes”). Landlord shall give Tenant prompt notice of the occurrence of any Force Majeure Cause and shall use diligent efforts to overcome any such Force Majeure Cause, including, without limitation, the performance of such work on an overtime or premium-pay basis to the extent required of a Unit Owner under the Declaration.

(b)           Notwithstanding anything to the contrary contained in this Lease, but subject to the provisions of Article 19 and 20 hereof to the extent applicable, if for a period of two (2) consecutive Business Days (commencing on the day after the date Tenant delivers the notice required in (z) below to Landlord) Landlord fails to provide the services or make the repairs required of Landlord under this Lease to be provided to the Premises or any portion thereof, and (w) the cause of such failure shall not be Force Majeure Causes or the act or omission of Tenant, its agents, representatives, contractors or employees, and (x) as a result of such failure the Premises or any portion thereof shall be rendered untenantable and (y) as a result of such failure Tenant shall not use the Premises or such portion thereof for the conduct of its business except to retrieve records and/or maintain equipment, and (z) Tenant shall concurrently with its failure to use the Premises give notice of such fact to Landlord; then, in such event, the Fixed Rent and Additional Charges under Article 3 payable pursuant to this Lease shall be abated for the period commencing on the day immediately succeeding the expiration of such two (2) consecutive Business Day period and ending on the date that the Premises or such portion thereof shall be rendered tenantable (or such earlier date, if any, as Tenant shall reoccupy the Premises or such portion thereof for the conduct of its business).

34.05.      For the purposes of this Lease, the following terms have the meanings indicated:

(a)           The term “mortgage” shall include a mortgage and/or a deed of trust, and the term “holder of a mortgage” or “mortgagee” or words of similar import shall include a mortgagee of a mortgage or a beneficiary of a deed of trust.

(b)           The term “laws and requirements of any public authorities” and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town,

county, borough and village governments including, without limitation, The Americans with Disabilities Act of 1990, as amended, and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

(c)                                  The term “requirements of insurance bodies” and words of similar import shall mean rules, regulations, orders and other requirements of the New York Board of Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Building and/or the Premises, whether now or hereafter in force.

(d)                                 The term “Tenant” shall mean the Tenant herein named or any assignee or other successor in interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this Section shall not be construed to permit any assignment of this Lease or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

(e)                                  The term “Landlord” shall mean only the owner at the time in question of the Unit or the lessee under a severance lease covering the Unit, so that in the event of any transfer of the Unit, (any such transfer being a “Transfer”), the transferor (a “Transferor”) shall be and hereby is relieved and freed of, and it shall be deemed, without further agreement that upon a subsequent Transfer, the transferee (a “Transferee”) has assumed and agreed to perform, all obligations of Landlord under this Lease.

(f)                                    The terms “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Lease as a whole, and not to any particular article or section, unless expressly so stated.

(g)                                 The term “and/or” when applied to one or more matters or things shall be construed to apply to any one or more or all thereof as the circumstances warrant at the time in question.

(h)                                 The term “person” shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

(i)                                     The terms “Landlord shall have no liability to Tenant” or “the same shall be without liability to Landlord” or “without incurring any liability to Tenant therefor”, or words of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(j)                                   The term “Interest Rate,” when used in this Lease, shall mean an interest rate equal to two percent (2%) above the so-called annual “Base Rate” of interest established and approved by Citibank, N.A., New York, New York, from time to time, as its interest rate charged for unsecured loans to its corporate customers, but in no event greater than the highest lawful rate from time to time in effect.

(k)                                  The term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers (“CPI-AUC”), New York, New York-Northeastern New Jersey, All Items (1982-1984=100), issued and published by the Bureau of Labor Statistics of the United States Department of Labor. In the event that CPI-AUC ceases to use a 1982-84 base rate of 100 as the basis of calculation, or if a substantial change is made in the terms or number of items contained in CPI-AUC, then the CPI-AUC shall be adjusted to the figure that would have been arrived at had the manner of computing the CPI-AUC in effect at the date of this Lease not been altered. If CPI-AUC is not available, the term “Consumer Price Index” shall mean (i) a successor or substitute index to CPI-AUC, appropriately adjusted; or (ii) if such a successor or substitute index is not available or may not lawfully be used for the purposes herein stated, a reliable governmental or other non-partisan publication, selected by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed), evaluating the information theretofore used in determining CPI-AUC.

(1)                                  The term “Legal Requirements” and words of a similar import shall mean laws and ordinances of any or all of the federal, state, city, town, county, borough and village governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Building and/or the Premises, and the direction of any public officer pursuant to law, whether now or hereafter in force.

34.06.                  All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or earlier termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be performed after such expiration or other termination, shall survive the expiration or earlier termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments, Operating Payments and any other amounts payable by either party under this Lease, shall survive the expiration or earlier termination of this Lease.

34.07.                  (a)                                  If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages or any other remedy for any withholding by Landlord of its consent; provided, however, that in those cases in which Landlord has expressly agreed in this Lease not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent, Tenant shall have the right, as its sole and exclusive remedy, either (i) to prosecute an action for specific performance, injunction and/or (if Landlord shall have acted in bad faith) damages, or (ii) to submit the dispute to arbitration in The City of New York in accordance with the following provisions of Section 34.07(b).

(b)                                 Within ten (10) Business Days next following the giving of any notice by Tenant stating that it wishes to submit the dispute to arbitration pursuant to this Section 34.07(b), Landlord and Tenant shall each give notice to the other setting forth the name and address of an arbitrator designated by the party giving such notice. If the two arbitrators shall fail to agree upon the designation of a third arbitrator within five (5) Business Days after the designation of the second arbitrator then either party may apply to the American Arbitration Association in New York City for the designation of such arbitrator and if he is unable or refuses to act within ten (10) Business Days, then either party may apply to the Supreme Court in New York County or to any other court having jurisdiction for the designation of such arbitrator. The three arbitrators shall conduct such hearings as they deem appropriate, making their determination in writing and giving notice to Landlord and Tenant of their determination as soon as practicable, and if possible, within five (5) Business Days after the designation of the third arbitrator; the concurrence of or, in the event no two of the arbitrators shall render a concurring determination, then the determination of the third arbitrator designated, shall be binding upon Landlord and Tenant. Judgment upon any decision rendered in any arbitration held pursuant to this Section 34.07(b) shall be final and binding upon Landlord and Tenant, whether or not a judgment shall be entered in any court. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Section 34.07(b), including the expenses and fees of any arbitrator selected by it in accordance with the provisions of this Section 34.07(b), and the parties shall share all other expenses and fees of any such arbitration. The arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions. The sole remedy which may be awarded by the arbitrators in any proceeding pursuant to this Section 34.07 is an order compelling Landlord to consent to or approve the matter in dispute, and the arbitrators may not award damages or grant any monetary award or any other form of relief.

34.08.                  If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

34.09.                 Tenant shall not place a load upon any floor of the Premises which violates applicable law or the certificate of occupancy of the Building (as now in effect or as the same may be amended pursuant to Section 2.04(b)) or which exceeds the floor load per square foot which such floor was designed to carry or is reinforced (in compliance with the applicable provisions of this Lease) to carry. All heavy material and/or equipment must be placed by Tenant, at Tenant’s expense, so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance.  If the Premises be or become infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, employees, visitors or licensees, Tenant shall at Tenant’s expense cause the same to be exterminated from time to time to the reasonable satisfaction of Landlord and shall employ such exterminators and such exterminating company or companies as shall be reasonably approved by Landlord.

34.10.                  Irrespective of the place of execution or performance, this Lease shall be governed by and construed in accordance with the laws of the State of New York. If any provisions of this Lease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Lease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of references and shall not affect its interpretation. this Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on the part of Landlord or Tenant to be performed, shall be deemed and construed as a separate and independent covenant of such party, not dependent on any other provision of this Lease. All terms and words used in this Lease, shall be deemed to include any other number and any other gender as the context may require.

34.11.                  If under the terms of this Lease Tenant is obligated to pay Landlord a sum in addition to the Fixed Rent, Tax Payments or Operating Payments payable under this Lease and no payment period therefor is specified, Tenant shall pay Landlord the amount due within thirty (30) days after being billed, unless such sum relates to the provision of electricity to Tenant, in which event Tenant shall pay Landlord the amount due within twenty (20) days after being billed.

34.12.                  Notwithstanding anything to the contrary contained in this Lease, during the continuance of any default by Tenant in the payment of any sums due hereunder after the giving of notice and the expiration of any applicable grace periods hereunder, Tenant shall not be entitled to exercise any expansion or renewal rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

34.13.                  Each of Landlord and Tenant represents and warrants that this Lease has been duly authorized, executed and delivered by such party.

34.14.                  Any sums which are owed to or are to be reimbursed by Landlord to Tenant under any provision of this Lease and not paid within twenty (20) days after their due date may, at the option of Tenant, be credited by Tenant against the Fixed Rent or Additional Charges payable under this Lease with interest on the unpaid amount at the Interest Rate from the original due date until repaid to or credited by Tenant.

ARTICLE 35

Arbitration

35.01.                  Either party may request arbitration of any matter in dispute which, pursuant to the terms of this Lease, expressly allows such dispute to be resolved by arbitration. The party desiring such arbitration shall give notice to the other party (the “Arbitration Notice”), (a) requesting that the dispute be submitted to arbitration, (b) setting forth with particularity the nature of the dispute sought to be arbitrated, and (c) stating that the party sending the Arbitration Notice desires to meet within ten (10) days with the other party to attempt to agree on a single arbitrator (the “Arbitrator”). If the parties shall not have agreed on a choice of an arbitrator within fifteen (15) days after the service of such Arbitration Notice, then either party may apply to the local office of the AAA, or if the AAA shall not then exist or shall fail, refuse or be unable to act such that the Arbitrator is not appointed by the AAA within thirty (30) day after application therefor, then either party may apply to the presiding judge of the Supreme Court of New York County (the “Court”) and the other party shall not raise any question as to the Court’s full power and jurisdiction to entertain the application and make the appointment. The date on which the Arbitrator is appointed by agreement of the parties, by the AAA or by appointment by the Court, is referred to herein as the “Appointment Date”. If any Arbitrator appointed hereunder shall be unwilling or unable, for reason, to serve, or continue to serve, a replacement shall be appointed in the same manner as the original Arbitrator.

35.02.                  (a)                                  The arbitration shall be conducted in accordance with the then prevailing rules of the local office of the AAA, modified as follows:

(i)                                     The Arbitrator shall be disinterested and impartial, shall not be Affiliated with any party to the arbitration, and shall have at least ten (10) years’ experience with the matter which is the subject of the arbitration.

(ii)                                  Promptly following the Appointment Date, the Arbitrator shall hold one or more hearings with respect to the matter which is the subject of the arbitration. The hearings shall be held in the City of New York, at such location and time as shall be specified by the Arbitrator. Each of the parties shall be entitled to present all relevant evidence and to cross-examine witnesses at the hearings. The Arbitrator shall have the authority to adjourn any hearing to such later date as the Arbitrator shall specify, provided that in all events all hearings shall be concluded not later than forty-five (45) days following the Appointment Date.

(iii)                               The Arbitrator shall render his or her determination in a signed and acknowledged written instrument, original counterparts of which shall be sent simultaneously to all of the parties to the arbitration, within ten (10) days after the conclusion of the hearing(s) required by clause (ii) of this subparagraph.

(b)                                 The arbitration decision, determined as provided in this Section, shall be conclusive and binding on the parties, shall constitute an “award” by the Arbitrator within the meaning of the AAA rules and applicable law and judgment may be entered thereon in any court of competent jurisdiction.

(c)                                  Each party shall pay its own fees and expenses relating to the arbitration (including, without being limited to, the fees and expenses of its counsel and of experts and witnesses retained or called by it). Each party shall pay one-half (1/2) of the fees and expenses of the AAA and of the Arbitrator, provided that the Arbitrator shall have the authority to award such fees and expenses in favor of the prevailing party if the Arbitrator determines that the position of the non-prevailing party lacked substantial basis.

35.03.                  Landlord and Tenant agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do waive, any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder. For such period, if any, that this agreement to arbitrate is not legally binding or the arbitrator’s award is not legally enforceable, the provisions requiring arbitration shall be deemed deleted, and matters to be determined by arbitration shall be subject to litigation.

35.04.                  Any dispute which is required by this Lease to be resolved by Expedited Arbitration shall be submitted to binding arbitration under the Expedited Procedures provisions (currently, Rules 56 through 60) of the Arbitration Rules of the Real Estate Industry of the AAA. In cases where the parties utilize such expedited arbitration: (i) the parties will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with Rule 54 (except that any objection shall be made within four days from the date of mailing), (ii) the Notice of Hearing shall be given four days in advance of the hearing, (iii) the first hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (iv) if the arbitrator shall find that a party acted unreasonably in withholding or delaying a consent or approval, such consent or approval shall be deemed granted (but the arbitrator shall not have the right to award damages, unless the arbitrator shall find that such party acted in bad faith), and (v) the losing party in such arbitration shall pay the arbitration costs charged by the AAA and/or the arbitrator, together with the reasonable counsel fees and disbursements incurred by the prevailing party in connection with such arbitration.

35.05.                  The arbitrators shall, in rendering any decision pursuant to this Article 35, answer only the specific question or questions presented to them. In answering such question or questions (and rendering their decision), the arbitrators shall be bound by the provisions of this Lease, and shall not add to, subtract from or otherwise modify such provisions.

35.06.                  Judgment may be had on the decision and award of an arbitrator rendered pursuant to the provisions of this Article 35 and may be enforced in accordance with the laws of the State of New York.

35.07.                  The provisions of this Article 35 shall not apply to any arbitration pursuant to Section 1.04(b), which shall be governed by the provisions of Article XX, Section 8(b) of the Declaration.

35.08.                  The provisions of this Article 35 shall be applicable with regard to the Lease whenever (x) there is a dispute between Landlord and Tenant as to (i) the reasonableness of Landlord’s refusal to consent to any Alterations within the applicable time periods therefor set forth in this Lease, where Landlord has agreed that its consent would not be unreasonably withheld, conditioned or delayed, (ii) the reasonableness of Landlord’s refusal to consent to any subletting or assignment, where Landlord has agreed that its consent would be unreasonably withheld, conditioned or delayed, or (iii) Landlord’s refusal to consent to any other matter, where Landlord has agreed that its consent would not be unreasonably withheld, conditioned or delayed, within the time period specified in this Lease for the granting of such consent, or (y) where otherwise provided in this Lease.

ARTICLE 36
Extension of Term Options

36.01                   (a)                                  Tenant shall have the right to extend the term of this Lease for up to                                             additional term(s)(18) of ten (10) years each, each such term (an “Extension Term”) commencing on the day following the expiration of the initial term of this Lease in the case of the first Extension Term, or the day following the immediately preceding Extension Term, in the case of Extension Term after the first Extension Term (the first day of any such Extension Term being herein referred to as the commencement date of the applicable Extension Term) and ending on the day preceding the tenth (10th) anniversary of the commencement date of such Extension Term provided that Tenant shall give Landlord notice (hereinafter called the “Extension Notice”) of its election to extend the term of this Lease at least nine (9) months prior to the commencement date of the applicable Extension Term.

(b)   The fixed annual rent payable by Tenant to Landlord during each Extension Term shall be determined in accordance with Section 1.04(b) hereof.

(c)    Effective as of the Commencement Date of each Extension Term:

(i) the “Base Tax Amount” shall mean the Taxes, as finally determined, for the Tax Year in which occurs the Commencement Date of such Extension Term; and

(ii)                                 “Base Operating Year” shall mean the calendar year in which occurs the Commencement Date of such Extension Term.

(18)  To be completed in accordance with Footnote 1.

36.02.                  (a)                                  Except as provided in Section 36.01 hereof, Tenant’s occupancy of the demised premises during any Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial term of this Lease or the immediately preceding Extension Term, as the case may be.

(b)  If this Lease is renewed for any Extension Term, then Landlord or Tenant can request the other party hereto to execute an instrument in form for recording setting forth the exercise of Tenant’s right to extend the term of this Lease and the last day of such Extension Term, provided, however, the failure of Landlord or Tenant to execute such an instrument shall have no effect whatsoever on Tenant’s rights pursuant to this Article 36.

(m)  If Tenant exercises its right to extend the term of this Lease for any Extension Term pursuant to this Article, the phrases “the term of this Lease” or “the term hereof” as used in this Lease, shall be construed to include, when practicable, such Extension Term.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

, Landlord

By:
Name:
Title:

THE NEW YORK TIMES COMPANY, Tenant

By:
Name:
Title:

Exhibit A

Land

A-1

Exhibit B

Certificate of Occupancy

B-1

Exhibit C

METHOD OF FLOOR MEASUREMENT FOR OFFICE BUILDINGS

[Real Estate Board of New York — Effective January 1, 1987]

Measure the floor to the outside surface of the building.  Subtract from this area the following, including the finished enclosing walls:

•	Public elevator shafts and elevator machines and their enclosing walls.

•	Public stairs and their enclosing walls.

•

Heating, ventilating, and air-conditioning facilities (including pipes, ducts and shafts) and their enclosing walls, unless such equipment, mechanical room space, or shafts serve the floor in questions.

•	Fire towers and fire tower courts and their enclosing walls.

•.	Main telephone equipment rooms and main electric switchgear rooms, except that telephone equipment, and electric switchgear rooms serving the floor exclusively shall not be subtracted.

C-1

Exhibit D
Form of Letter of Credit

IRREVOCABLE STAND-BY LETTER OF CREDIT

BENEFICIARY:	APPLICANT:

EXPIRATION DATE:

AMOUNT:

WE HEREBY ISSUE THIS IRREVOCABLE STAND-BY LETTER OF CREDIT IN YOUR FAVOR WHICH IS AVAILABLE TO YOU AGAINST PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [BANK] AND BEARING THE CLAUSE “DRAWN UNDER [BANK] CREDIT NUMBER [       ]” ACCOMPANIED BY:

BENEFICIARY’S CERTIFICATION THAT (i) AN EVENT OF DEFAULT HAS OCCURRED UNDER THE LEASE DATED                 , 2      BETWEEN BENEFICIARY AS LANDLORD AND APPLICANT AS TENANT, WHICH DEFAULT HAS CONTINUED BEYOND THE EXPIRATION OF ALL APPLICABLE NOTICE AND CURE PERIODS OR (ii) TENANT UNDER SUCH LEASE HAS NOT RENEWED OR REPLACED THIS LETTER OF CREDIT AT LEAST 30 DAYS PRIOR TO ITS STATED EXPIRATION DATE.

IT IS A CONDITION OF THIS LETTER THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AN AMENDMENT FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE HEREOF UNLESS 30 DAYS PRIOR TO ANY SUCH DATE WE SHALL NOTIFY YOU IN WRITING THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD. UPON PRESENTATION TO YOU OF SUCH NOTICE, YOU MAY, UNTIL THE EXPIRATION DATE HEREOF, DRAW THE FULL AMOUNT OF THE CREDIT HEREUNDER, AGAINST YOUR DRAFT.

THIS LETTER OF CREDIT IS NON-NEGOTIABLE, NON-ASSIGNABLE AND NON-TRANSFERABLE EXCEPT TO ANY SUCCESSOR TO THE BENEFICIARY AS LANDLORD UNDER LEASE, DATED                 , 2     BETWEEN BENEFICIARY AS LANDLORD AND APPLICANT AS TENANT.

WE HEREBY AGREE WITH YOU THAT DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED ON DUE PRESENTATION TO THE DRAWEES IF PRESENTED ON OR BEFORE THE EXPIRATION DATE.

THIS CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 500.

D-1

Exhibit E

Mortgagee SNDA

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance and Attornment Agreement (this “Agreement”) is dated as of the       day of                  , 2     , between                        , a                        with an address at                                  (“Lender”), and                                , a                          with an address at                                       (“Tenant”).

RECITALS

A.         Tenant is the tenant under a certain lease (the “Lease”) dated                    , 2     with                                                   (“Landlord”) of the         floor space described in the Lease (the “Premises”) located at                                      in the City, County and State of New York and more particularly described on Exhibit A attached hereto and made a part hereof (such building and land, including the Premises, is hereinafter referred to as the “Property”).

B.         This Agreement is being entered into in connection with a mortgage loan (as amended and supplemented from time to time, the “Loan”) dated                       , 2       made by Lender to Landlord, secured by, among other things: (a) a first mortgage to secure debt on the Property (the “Mortgage”) recorded with the registry or clerk of the county in which the Property is located; and (b) a first assignment of leases and rents on the Property (the “Assignment of Leases and Rents”) recorded with such registry or clerk. The Mortgage and the Assignment of Leases and Rents are hereinafter collectively referred to as the “Security Documents”. [RECORDING INFO TO BE ADDED]

AGREEMENT

For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Subject to the terms, covenants and conditions of this Agreement, the Lease is and shall be subject and subordinate to the lien of the Security Documents and to all present or future advances under the obligations secured thereby and all renewals, amendments, modification, consolidations, replacements and extensions of the secured obligations and the Security Documents, to the full extent of all amounts secured by the Security Documents from time to time.  Said subordination is to have the same force and effect as if the Security Documents and such renewals, modifications, consolidations, replacements and extension thereof had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2.                                       Lender hereby consents to the Lease and agrees that, if Lender exercises any of its rights under the Security Documents, including an entry by Lender pursuant to the Mortgage or a foreclosure of the Mortgage, Lender shall not join Tenant as a party defendant in any foreclosure action unless such joinder shall be required by law and, subject to the terms of the Lease, shall not terminate the Lease nor disturb Tenant’s right of quiet possession of the Premises and shall recognize Tenant as its tenant under the terms of the Lease so long as pursuant to the then existing provisions thereof the Lease is in full force and effect and Tenant is not in default beyond any applicable notice and grace period of any term, covenant or condition of the Lease.

3.                                       Tenant agrees that, in the event of a foreclosure of the Mortgage by Lender or the acceptance of a deed in lieu of foreclosure by Lender or any other succession of Lender to fee ownership, Tenant will attorn to and recognize Lender as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon all of the same terms and conditions as are set forth in the Lease. Notwithstanding the provisions of this Section 3 to the contrary, if Lender succeeds to the interest of Landlord under the Lease, Lender shall not be:

(a)                                  liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord) except for defaults which continue after Lender succeeds to the interest of Landlord under the Lease and except for defaults which arise after the date of such succession; or

(b)                                 subject to any defense or offset which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) that are not provided for in the Lease, except for defenses or offsets which arise after the date Lender succeeds to the interest of Landlord, or

(c)                                  bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), except to the extent received by Lender or made in accordance with the provisions of the Lease, or

(d)                                 accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Lender.

4.                                       As long as the Security Documents shall remain in effect, Tenant shall not seek to terminate the Lease by reason of any act or omission of Landlord (except pursuant to a provision in the Lease which gives Tenant an express right to terminate the Lease) until Tenant shall have given written notice of such act or omission to Lender and, if Lender shall have notified Tenant within ten (10) business days following receipt of such notice of its intention to remedy such act or omission, until a reasonable period of time (not to exceed ten (10) days for monetary defaults and not to exceed thirty (30) days for non-monetary defaults unless, for the non-monetary defaults, more than thirty (30) days would be required, using commercially reasonable and diligent efforts, to remedy such act or omission, in which case such time period shall be extended for such additional time as shall be required, using commercially reasonable and diligent efforts, to remedy such act or omission, not to exceed an aggregate of ninety (90) days) shall have elapsed following the giving of such notice, during which period of time Lender shall have the right, but not the obligation, to remedy such act or omission.

5.                                       Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial overnight courier service providing for a receipt, addressed to Tenant or Lender, as the case may be, at the following addresses:

If to Tenant:

with a copy to:

with a copy to:

If to Lender:

with a copy to:

6.                                       This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.                                       If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect.

8.                                       Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

9.                                       As between Landlord and Tenant, nothing herein expands Tenant’s obligations or limits Tenant’s rights under the Lease.

10.                                 This Agreement shall be construed in accordance with the laws of the State of New York.

11.                                 Each person executing this Agreement on behalf of Lender and Tenant represents that he or she is authorized by Lender and Tenant, respectively, to do so and execution hereof is the binding act of Lender and Tenant enforceable against Lender and Tenant.

12.                                 This Agreement contains the entire agreement between the parties, and any executory or oral agreement hereinbefore or hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such agreement is made after the date hereof and is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

13.                                 This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. The transmission by telecopier of a copy of the signature page from this Agreement executed by the transmitting party, together with instructions that same may be attached to a copy of this Agreement being held by the recipient of such transmission, shall constitute execution and delivery of this Agreement by the transmitting party.

(Signature Page Attached Hereto)

, Lender

By:
Name:
Title:

, Tenant

By:
Name:
Title:

CONSENTED TO:

, Landlord

By:
Name:
Title:

ACKNOWLEDGMENT

To Be Used Within the State of New York:

State of New York	)
):ss
County of	)

On the           day of                                      in the year 2          , before me, the undersigned, a Notary Public in and for said state, personally appeared                                                       personally known to me or proved to me on the basis or satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

To Be Used Outside of the State of New York:

State of	)
):ss
County of	)

On the           day of                                      in the year 2         , before me, the undersigned, a Notary Public in and for said state, personally appeared                                                       personally known to me or proved to me on the basis or satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the [place of acknowledgment].

Notary Public

EXHIBIT A

[Description of Property]

Exhibit F

SUBORDINATION, NON-DISTURBANCE, RECOGNITION
AND ATTORNMENT AGREEMENT

This Subordination, Non-Disturbance, Recognition and Attornment Agreement (this “Agreement”) is dated as of the                day of        , 2      , between                                  , a                                      , with an address at                                                 (“Ground Lessor”), and                                                 , a                              with an address at                           (“Tenant”).

RECITALS

A.                                  Ground Lessor is (i) the fee owner of certain real property located in the Borough of Manhattan, City, County and State of New York, and more particularly described in Exhibit A attached hereto and made a part hereof (the “Property”), and (ii) the lessor under that certain Ground Lease dated as of December         , 2001 between Ground Lessor and                                           , as lessee (“Landlord”) demising the Property (such lease, as the same may be amended or supplemented from time to time, the “Ground Lease”); recorded in                                                                                   [RECORDING INFORMATION TO BE ADDED].

B.                                     Tenant is the tenant under a certain lease (the “Lease”) dated                              , 2      between Landlord, as landlord and Tenant, as tenant, of the          floor space (the “Premises”) of the building located on the Property as described in the Lease.

C.                                     This Agreement is being entered into pursuant to the provisions of the Lease.

AGREEMENT

For mutual consideration, including the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                  Subject to the terms, covenants and conditions of this Agreement, the Lease is and shall be subject and subordinate to the Ground Lease and to any renewals, amendments, modification, supplements, replacements and extensions of the Ground Lease. Said subordination shall have the same force and effect as if the Ground Lease and such renewals, modifications, consolidations, replacements and extensions thereof had been executed, acknowledged, delivered and recorded prior to the Lease and /or any amendments, modifications, renewals or extensions thereof.

2.                                       Ground Lessor hereby consents to the Lease and agrees that if Ground Lessor exercises any of its rights under the Ground Lease, including an entry by Ground Lessor pursuant to the Ground Lease or termination of the Ground Lease, Ground Lessor shall not join Tenant or any party claiming through or under Tenant, as a party defendant in any action to enforce or terminate the Ground Lease, unless such joinder shall be required by law and, subject to the terms of the Lease, shall not terminate the Lease nor disturb Tenant’s right of quiet possession of the Premises and shall recognize Tenant as its tenant under the terms of the Lease so long as pursuant to the then existing provisions thereof the Lease is in full force and effect and Tenant is not in default beyond any applicable notice and grace period of any term, covenant or condition of the Lease.

3.                                       Tenant agrees that, in the event of a termination of the Ground Lease by Ground Lessor or any other succession of Ground Lessor to the interest of Landlord under the Lease, Tenant will attorn to and recognize Ground Lessor as its landlord under the Lease for the remainder of the term of the Lease (including all extension periods which have been or are hereafter exercised) upon all of the same terms and conditions as are set forth in the Lease. Notwithstanding the provisions of this Section 3 to the contrary, if Ground Lessor succeeds to the interest of Landlord under the Lease, Ground Lessor shall not be:

(a)                                  liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord) except for defaults which continue after Ground Lessor succeeds to the interest of Landlord under the Lease and except for defaults which arise after the date of such succession; or

(b)                                 subject to any defense or offset which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) that are not provided for in the Lease, except for defenses or offsets which arise after the date Ground Lessor succeeds to the interest of Landlord, or

(c)                                  bound by any payment of rent or additional rent which Tenant might have paid for more than one month in advance of the due date under the Lease to any prior Landlord (including, without limitation, the then defaulting Landlord), except to the extent received by Ground Lessor or made in accordance with the provisions of the Lease, or

(d)                                 accountable for any monies deposited with any prior Landlord (including security deposits), except to the extent such monies are actually received by Ground Lessor.

4.                                       As long as the Ground Lease shall remain in effect, Tenant shall not seek to terminate the Lease by reason of any act or omission of Landlord (except pursuant to an express right to terminate the Lease) until Tenant shall have given written notice of such act or omission to Ground Lessor and, if Ground Lessor shall have notified Tenant within ten (10) business days following receipt of such notice of its intention to remedy such act or omission, until a reasonable period of time (not to exceed ten (10) days for monetary defaults and not to exceed thirty (30)

days for non-monetary defaults unless, for the non-monetary defaults, more than thirty (30) days would be required, using commercially reasonable and diligent efforts, to remedy such act or omission, in which case such time period shall be extended for such additional time as shall be required, using commercially reasonable and diligent efforts, to remedy such act or omission, not to exceed an aggregate of ninety (90) days) shall have elapsed following the giving of such notice, during which period of time Ground Lessor shall have the right, but not the obligation, to remedy such act or omission.

5.                                       Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be in writing and shall be deemed delivered on the earlier to occur of (a) receipt or (b) the date of delivery, refusal or nondelivery indicated on the return receipt, if deposited in a United States Postal Service Depository, postage prepaid, sent certified or registered mail, return receipt requested, or if sent via a recognized commercial overnight courier service providing for a receipt, addressed to Tenant or Ground Lessor, as the case may be, at the following addresses:

If to Tenant:

with a copy to:

If to Ground Lessor:

with a copy to:

6.                                       This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.                                       If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect.

8.                                       Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

9.                                       As between Landlord and Tenant, nothing herein expands Tenant’s obligations or limits Tenant’s rights under the Lease.

10.                                 This Agreement shall be construed in accordance with the laws of the State of New York.

11.                                 Each person executing this Agreement on behalf of Ground Lessor and Tenant represents that he or she is authorized by Ground Lessor and Tenant, respectively, to do so and execution hereof is the binding act of Ground Lessor and Tenant enforceable against Ground Lessor and Tenant.

12.                                 This Agreement contains the entire agreement between the parties, and any executory or oral agreement hereinbefore or hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such agreement is made after the date hereof and is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

13.                                 This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. The transmission by telecopier of a copy of the signature page from this Agreement executed by the transmitting party, together with instructions that same may be attached to a copy of this Agreement being held by the recipient of such transmission, shall constitute execution and delivery of this Agreement by the transmitting party.

(Signature Page Attached Hereto)

, Ground Lessor

By:
Name:
Title:

, Tenant

By:

Name:
Title:

CONSENTED TO:

, Landlord

By:
Name:
Title:

ACKNOWLEDGMENT

To Be Used Within the State of New York:

State of New York	)
):ss
County of	)

On the            day of                           in the year 2       , before me, the undersigned, a Notary Public in and for said state, personally appeared                                                     personally known to me or proved to me on the basis or satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

Notary Public

To Be Used Outside of the State of New York:

State of	)
):ss
County of	)

On the            day of                           in the year 2       , before me, the undersigned, a Notary Public in and for said state, personally appeared                                                     personally known to me or proved to me on the basis or satisfactory evidence to be the person(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the [place of acknowledgment].

Notary Public

EXHIBIT A

[Description of Property]

Exhibit G

Exclusive Use Rights Of Certain Tenants

[To Be Completed, if applicable, upon Lease execution]

G-1

Exhibit H

HVAC Specifications

HVAC systems will maintain the following conditions:

Outdoor Conditions

Summer	Winter
91°F db/76°F wb	5°F db with a 15 mph wind

Indoor Conditions

Occupied Office Areas:	Summer	Winter
	75°F db/50% + 5% RH	72°F db/with humidity control

Ventilation

Outside air ventilation rates for occupied areas will comply with ASHRAE (American Society for Heating Refrigeration and Air Conditioning Energy) 62/89 and will be capable of maintaining 20 cfm per occupant. The outside air to each floor will be varied using CO2 sensors.

H-1

Exhibit I

Building Standards

I-1

Exhibit J

Cleaning Specifications

I.                                       NIGHTLY SERVICES

A.                                   Public Areas

1.                                       Maintain public area walls in clean condition. Public areas shall also include elevator lobbies on multiple tenant floors;

2.                                       Vacuum clean all carpets in public areas. If flooring, sweep floors with treated mop to maintain in clean condition throughout the public areas;

3.                                       Inspect and maintain cleanliness of fire hoses, extinguishers and other similar equipment; and

4.                                      Remove finger marks from all doors and elevator cabs.

B.                                   Tenant Office Areas

1.                                       Sweep all uncarpeted floors, using chemical treated dust mop to prevent dust dispersion;

2.                                       Carpet sweep carpeted areas and rugs four (4) nights each week and vacuum once each week, moving light furniture other than desks, file cabinets, etc.;

3.                                      Empty and clean all ashtrays and screen all sand urns;

4.                                       Hand dust and wipe clean with a treated cloth, mitt or duster, all furniture, file cabinets, desk lamps, window sills and convector covers;

5.                                       Move and dust under all desk equipment and phones, replacing and dusting said equipment with approved anti-bacterial cloth;

6.                                       Scour and wash clean all water coolers and fountains;

7.                                       Clean all glass furniture tops;

8.                                       Empty and clean all waste basket and disposal receptacles, and remove waste to designated areas of building. Plastic bag liners replaced as required at no additional cost to Tenant.

9.                                       Dust all chair rails, trim etc., in normal reach on a weekly basis.

C.                                    Lavatories

1.                                       Scour, wash and disinfect all basins, bowls and urinals with approved germicidal detergent solution;

2.                                       Wash and disinfect both sides of all toilet seats with approved germicidal detergent solution;

3.                                       Wash and polish with a non-acid polish all mirrors, pewter shelves, bridgework and enamel surfaces etc., including flushmeters, piping and toilet seat hinges;

4.                                       Hand dust and wash all partitions, dispensers and receptacles;

5.                                       Sweep and wash all lavatory flooring with an approved disinfectant;

6.                                       Empty and clean all paper towels, sanitary disposal receptacles, transporting waste to the designated location;

7.                                       Fill all toilet holders, paper towel dispensers, sanitary napkin, soap dispensers and sanitary toilet seat covers; and

8.                                       Remove graffiti.

II.                                     WEEKLY SERVICES

1.                                     Hand dust all louvers and ventilating louvers in Premises; and

2.                                       Remove all finger marks from all painted surfaces near light switches, entrance doors, and the like in Premises.

Tenant Office Area:

1.                                     Dust Venetian blinds; and

2.                                     Dust surfaces not reached in nightly cleaning.

MONTHLY OR QUARTERLY CLEANING (as noted below)

A.                                    Public Areas

1.                                       Wash and wax all floors in public corridors. Public corridors shall also include elevator lobbies on multiple-tenant floor (monthly)

B.                                    Tenant Office Area

1.                                      Remove all smudges, fingermarks, and other marks from painted surfaces on doors, and areas around electrical light walls switches and doorjambs (monthly);

2.                                      Hand dust all pictures, frames, charts, graphs, and similar wall hangings not reached in nightly or weekly cleaning (quarterly); and

3.                                      Dust air-conditioning louvers, grills, etc., not reached in nightly cleaning (quarterly).

C.                                    Lavatories

1.                                       Machine scrub flooring (monthly);

2.                                      Hand dust, clean and wash all tile walls and apply disinfecting solutions (monthly);

3.                                       High dust lights, walls, grilles, etc.; (annually) and

4.                                       Dust all lighting fixtures (quarterly).

IV.                                PEST CONTROL

1.         Pest control treatment in all public areas, lavatories on multi-tenant floors, and service sink rooms will be done not less than once a month or more frequently, if reasonably necessary in order to maintain a sanitary condition. All service will be rendered by operators licensed by Board of Health of the City of New York.

V.                                  WINDOW CLEANING

1.                                     Wash all exterior windows on the outside and inside from the main floor to roof three (3) times per year. Landlord shall submit a report or notice from its window cleaning contractor confirming that such window washing has been completed.

General

•                                          Dust closets, shelving and coat racks (quarterly),

•                                          Dust exterior of lighting fixtures (annually).

•                                          Police all public stairwells throughout the entire building and keep in clean condition, mop as necessary.

Lavatories/Nightly

•                                          Report all mechanical deficiencies, i.e., dripping faucets, etc., to building manager.

Building Service Areas

•                                          Keep janitor closets and adjacent areas in the Premises in a clean and orderly condition.

Duties of Day Matron In Base Building and Core Lavatories

•                                          During Business Hours, police all core lavatories once each day.

•                                          Fill toilet tissue dispensers with toilet issue.

•                                          Fill paper towel dispenser with paper towels.

•                                          Fill sanitary napkins dispensers with sanitary napkins.

•                                          Fill sanitary toilet seat cover dispensers with paper covers.

Timing and Frequency of Services

On those days in which cleaning service is provided, nightly cleaning services in the Premises will be performed only between the hours of 6pm and 6am (except with respect to services required to be performed at other times).

Supervision

A competent supervisor will be assigned to the Premises during days, nights and weekends as required. The night supervisor shall be required to verify that all required work has been completed, all lights within the Premises are turned off and all doors are locked.

Exhibit K

Form of Guaranty

THIS GUARANTY (“Guaranty”) is made and entered into as of the            day of                       , 2    , by THE NEW YORK TIMES COMPANY, a New York corporation, whose address is                                                   , Attention:                                            (“Guarantor”) “), in favor of [FC UNIT OWNER], a                                                , whose address is One MetroTech Center North, Brooklyn, New York 11201, Attention: General Counsel (“Landlord”).

W I T N E S S E T H:

WHEREAS:

A.                                   Concurrently with execution and delivery of this Guaranty, Landlord and                           (“Tenant”) have entered into a Lease (the “Lease”) pursuant to which Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, the “Premises”, as such term is defined in the Lease.

B.                                     Guarantor has an interest in Tenant and has agreed to guaranty the “Guaranteed Obligations” as such term is hereinafter defined.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor hereby agrees as follows (all capitalized terms used herein without definition having the meanings ascribed to them in the Lease):

1.                                       (a)                                  Guarantor, for itself, its successors and assigns, hereby primarily, unconditionally, absolutely and irrevocably guarantees the full and prompt payment of an amount equal to one years’ Fixed Rent and any Enforcement Costs (as hereinafter defined in Paragraph 19 hereof).

(b)                                 Guarantor represents and warrants that, as of the date of this Guaranty, Guarantor has a credit rating of   “A-minus”(1) or better as determined by the “Rating Agency” (as such term is defined in the Declaration).

2.                                       Guarantor guarantees the Guaranteed Obligations regardless of any law, statute, rule, regulation, decree or order now or hereafter in effect in any jurisdiction affecting or purporting to affect in any manner any of the terms or the rights or remedies of Landlord with

(1)                              Substitute equivalent rating to “A-minus” if Rating Agency is no longer Standard & Poors.

respect to the Guaranteed Obligations. The obligations and liabilities of Guarantor hereunder shall be direct and primary and not indirect or secondary, and shall be absolute, unconditional and irrevocable. Guarantor’s obligations hereunder shall not be deemed exonerated, discharged or satisfied, except as provided in Section 16 hereof

3.                                       If Guarantor fails to promptly pay the Guaranteed Obligations in accordance with this Guaranty, Landlord shall, from time-to-time, and without first attempting to require performance by Tenant, have the right to bring any action to collect the Guaranteed Obligations. Guarantor shall indemnify and hold Landlord free and harmless from and against any and all loss, damage, cost, expense, injury, or liability Landlord may suffer or incur in connection with the exercise of its rights under this Guaranty or the payment of the Guaranteed Obligations.

4.                                       All of the remedies set forth herein and/or provided for in the Lease or at law or equity shall be equally available to Landlord and the choice of one such alternative over another shall not be subject to question or challenge by Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by Landlord to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude Landlord from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies provided herein in part because they recognize that the choice of remedies in the event of a default hereunder will necessarily be and should properly be a matter of good-faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Landlord at the lowest cost to Tenant and/or Guarantor. It is the intention of the parties that such good-faith choice by Landlord be given conclusive effect regardless of such subsequent developments.

5.                                       Guarantor hereby waives (i) notice of acceptance of this Guaranty by Landlord and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which any Guarantor may have against Landlord, except for claims of actual payment or actual performance (iii) presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, and (iv) any failure by Landlord to inform Guarantor of any facts Landlord may now or hereafter know about Tenant or the terms of the Lease, it being understood and agreed that Landlord has no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Tenant of all such circumstances bearing on the risk of nonperformance of the Tenant’s obligation under the Lease. Guarantor agrees that any claims which Guarantor may have against Tenant must be brought in a separate action, which action shall not be consolidated with any action brought by Landlord, unless such consolidation is required by law. Landlord shall have no obligation to disclose or discuss with Guarantor its assessment of the financial condition of Tenant. Guarantor acknowledges that no representations of any kind whatsoever have been made to it by Landlord. No modification or waiver of any of the provisions of this Guaranty shall be binding upon Landlord except as expressly set forth in a writing duly signed and delivered on behalf of Landlord.

6.                                       Guarantor further agrees that Guarantor’s liability as guarantor shall in nowise be impaired or affected by any extensions which may be made from time to time, with or without the knowledge or consent of Guarantor, of the time for performance by Tenant under the Lease or by any forbearance or delay in enforcing same, or by way of waiver by Landlord under the Lease. Landlord’s failure or election not to pursue any other remedies it may have against Tenant, Guarantor, or by virtue of any change or modification in the Lease or by the acceptance by Landlord of any additional security or any increase, substitution or change therein, or by the release by Landlord of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Guaranteed Obligations, even though Landlord might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Guaranteed Obligations until the Guaranteed Obligations have been paid in full and notwithstanding any act or thing which might otherwise operate as legal or equitable discharge of a surety. Guarantor further understands and agrees that Landlord may at any time enter into agreements with Tenant to amend and modify the Lease and may waive or release any provision or provisions of the Lease, and, with reference to such instruments, may make and enter into any such amendments or agreements as the parties thereto may deem proper and desirable, and may apply any monies received by Landlord, regardless of the purpose for which the same was given to Landlord to cure any default or to apply on account of the Guaranteed Obligations, in such order and priority as Landlord, in its sole discretion, may require without in any manner impairing or affecting this Guaranty or any of Landlord’s rights hereunder or Guarantor’s obligations hereunder.

7.                                       Guarantor hereby acknowledges having received, reviewed and understood a true, correct and complete copy of the Lease. Guarantor acknowledges that this Guaranty is in effect and binding without reference to whether this Guaranty is signed by any other person or entity, that possession of this Guaranty by Landlord shall be conclusive evidence of due delivery hereof by Guarantor and acceptance hereof by Landlord, and that this Guaranty shall continue in full force and effect as to the Guaranteed Obligations.

8.                                       Guarantor hereby consents and agrees that, without any further notice to, or consent or agreement of, Guarantor (a) Landlord make take, hold, exchange, enforce, waive, surrender and/or release other guarantees, collateral or security which further secure(s) payment and/or performance of this Guaranty or the Lease, and (b) that any of the obligations, terms, covenants and conditions contained in the Lease (including, but not limited to, Tenant’s obligations thereunder) may be renewed, altered, extended, changed, modified, supplemented or released at Landlord’s written direction, or with Landlord’s written consent, without in any manner affecting this Guaranty or releasing Guarantor herefrom, and without the further consent of or notice to Guarantor, and Guarantor shall continue to be liable hereunder to pay the Guaranteed Obligations pursuant hereto notwithstanding any such renewal, alteration, extension, change, modification, supplement or release, or the taking, holding, exchanging, enforcing, waiving, surrender and/or release of such other guarantees, collateral or security. Landlord may perfect or fail to perfect, or to continue the perfection of, any lien or security interest without notice to, consideration to or the consent of Guarantor, and without in any way releasing, diminishing or affecting the absolute nature of Guarantor’s obligations and liabilities hereunder.

9.                                       Guarantor hereby waives any and all legal requirements that Landlord, or its successors or assigns, must institute any action or proceeding at law or in equity, or obtain any judgment, or exhaust their rights, remedies and/or recourses against Tenant or any other person or entity, or with respect to any security for the obligations hereby guaranteed, as a condition precedent to making any demand on, bringing an action against, or obtaining or enforcing any judgment against, Guarantor upon this Guaranty, and/or that it join Tenant or any other person or entity as a party to any such action. All remedies afforded to Landlord, and its successors or assigns, by reason of this Guaranty, are separate and cumulative remedies, and it is agreed that no one of such remedies, whether or not exercised by Landlord, or its successors or assigns, shall be deemed in exclusion of any of the other remedies available to Landlord or its successors or assigns, at law, in equity, by statute, under contract, hereunder or otherwise, and shall in no way limit or prejudice any such other remedies which Landlord, or its successors or assigns, may have. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to Landlord. Guarantor further waives any requirement that Landlord demand or seek payment or performance by Tenant or by any other person or entity of the amounts owing or the covenants to be performed under the Lease, whether hereby guaranteed or not, as a condition precedent to bringing any action against Guarantor upon this Guaranty, it being agreed that a failure to comply with or perform the obligations, terms, covenants and conditions herein guaranteed shall, without further act, make Guarantor liable as herein set forth.

10.                                 This Guaranty is an absolute, unconditional, present and continuing guaranty of performance of the Guaranteed Obligations. Guarantor hereby expressly waives all defenses of Tenant pertaining to the Guaranteed Obligations, except for the defense of discharge by payment in full, and except for such defenses as would constitute a defense to Tenant’s obligation under the Lease. Guarantor shall not be released (a) by any act, omission or thing which might, but for this provision of this Guaranty, be deemed a legal or equitable discharge of a surety or guarantor, (b) by any defense based upon any statute or rule of law which provides that the obligations of a surety or guarantor must be neither larger in amount nor in other respects more burdensome than those of a principal, or (c) by reason of any waiver, extension, renewal, modification, forbearance or delay by Landlord, or its successors or assigns, or its failure to proceed promptly or otherwise, and Guarantor hereby expressly waives and surrenders any defense to liability hereunder based upon the foregoing acts, omissions, things, statutes, rules, waivers, extensions, modifications, forbearances, delays, obligations, agreements, or any of them, except the defense of payment in full. Guarantor also waives any defense arising by virtue of any disability, insolvency, bankruptcy, defect in formation or continuation, lack of authority or power, death, insanity, incompetence, liquidation or dissolution of, or any cessation or limitation of liability from any cause (other than full payment) of, Tenant, any member or agent thereof, or any other surety, comaker, endorser or guarantor. No change in the ownership of Tenant or in Tenant’s members shall affect or change the terms of this Guaranty or in any way change or reduce the liability of Guarantor hereunder. This Guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Lease or hereunder is rescinded or otherwise required to be returned upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of Tenant, or upon or as a result of the appointment of a receiver, intervener, custodian or conservator of or trustee or similar officer for, or any substantial part of its property, or otherwise, all as though such payment had not been made, regardless of whether the recipient thereof contested the order requiring the return of such payment.

11.                                 Guarantor hereby expressly agrees that the liabilities and obligations of Guarantor under this Guaranty shall not in any way be impaired or otherwise affected by the institution by or against Tenant or any other person or entity of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the obligations and/or liabilities hereby guaranteed pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of Guarantor under this Guaranty, and that upon the institution of any of the above actions, such obligations shall be enforceable against Guarantor.

12.                                 In the event that Guarantor shall advance or become obligated to pay any sums or incurs any costs or expenses hereunder, or in the event that for any reason Tenant is now or shall hereafter become indebted or obligated to Guarantor, the amount of such sum, costs, expenses and such indebtedness or obligation shall at all times be subordinated as to lien, time of payment and in all other respects to the amounts owing to Landlord hereunder. Notwithstanding any payment or payments made, or costs or expenses incurred, by Guarantor hereunder, Guarantor shall not be entitled to be subrogated to any of the rights of Landlord against Tenant or any other guarantor or any collateral security or guaranty held by Landlord for the payment of the guaranteed obligation, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Tenant or any other guarantor in respect of payments made, or costs or expenses incurred, by Guarantor hereunder unless and until the Guaranteed Obligations and any Enforcement Costs shall have been paid in full. Except as otherwise set forth herein, Guarantor shall have no right to participate in any way in the right, title or interest of Landlord in the Premises, or to receive payments from Tenant upon any indebtedness or obligation, notwithstanding any payments made, or costs or expenses incurred, by Guarantor hereunder, all rights of reimbursement, indemnification, subrogation and participation being hereby expressly waived and released with respect to any such payments, costs and expenses. Guarantor agrees that, following any default or event of default under the Lease, and until the Guaranteed Obligations shall have been paid in full, Guarantor will not accept any payment or satisfaction of any kind of any indebtedness or obligation of Tenant to Guarantor. Further, as long as Guarantor remains liable hereunder, Guarantor agrees that, if, following any default or event of default under the Lease, Guarantor should receive any payment, satisfaction or security for any indebtedness or obligation of Tenant to Guarantor, the same shall be delivered to Landlord in the form received, endorsed or assigned as may be appropriate, for application on account of or as security for the Guaranteed Obligations and, until so delivered, shall be held in trust for Landlord as security for said Guaranteed Obligations. In addition, at any time, in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of Tenant, Landlord shall be entitled to performance in full of the obligations hereby guaranteed prior to the payment of all or any part of any indebtedness of Tenant to Guarantor, and Guarantor will, at the request of Landlord, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of Tenant in respect of such indebtedness and hereby assigns to Landlord, and will hold in trust for Landlord, any and all monies, dividends or other assets received in any such proceeding on account of such obligations, unless and until the Guaranteed Obligations shall be paid in full. In the event Guarantor fails to pay the Guaranteed Obligations in accordance with this Guaranty, it shall pay and deliver said monies, dividends or other assets to Landlord.

13.                             Guarantor hereby warrants and represents unto Landlord that

(a)                                  there are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor, which will have a material adverse impact upon Guarantor’s ability to perform its obligations hereunder, or involving the validity or enforceability of this Guaranty, at law or in equity; and Guarantor is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Guarantor;

(b)                                 any and all balance sheets, net worth statements, income and expense statements, cash flow statements and other financial statements of, and other financial statements and data relating to, Guarantor previously or hereafter delivered to Landlord fairly and accurately present, or will fairly and accurately present, the financial condition of Guarantor as of the dates thereof, since the dates of those most recently delivered, there has been no material adverse change in the financial condition of Guarantor; Guarantor has disclosed all events, conditions, and facts known to Guarantor which are more likely than not to have a material adverse effect on the financial condition of Guarantor; and neither this Guaranty nor any document, financial statement, financial or credit information, certificate or statement relating to Guarantor and referred to herein, or furnished to Landlord by Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact;

(c)                                  Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all power, authority, permits, consents, authorizations and licenses necessary to carry on its business, and to execute, deliver and perform this Guaranty and any other documents or instruments in connection therewith which it is required to execute; all resolutions of the board of directors of Guarantor necessary to authorize the execution, delivery and performance of this Guaranty and such other documents or instruments have been duly adopted and are in full force and effect; and this Guaranty and such other documents or instruments have been duly authorized, executed and delivered by and on behalf of Guarantor so as to constitute this Guaranty and such other documents or instruments the valid and binding obligation of Guarantor, enforceable in accordance with their terms; and

(d)                                 The execution, delivery, and performance by Guarantor of this Guaranty does not and will not contravene or conflict with (i) any law, order, rule, regulation, writ,

injunction or decree now in effect of any government, governmental instrumentality court having jurisdiction over Guarantor, or (ii) any contractual restriction binding on or affecting Guarantor or Guarantor’s property or assets which may adversely affect Guarantor’s ability to fulfill its obligations under this Guaranty.

14.                                 The validity, construction and enforceability of this Guaranty shall be governed by the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. Whenever possible, each provision of this Guaranty and any other statement, instrument or transaction contemplated hereby or relating hereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Guaranty or any other statement, instrument or transaction contemplated hereby or relating hereto or any right or remedy hereby guaranteed or provided shall be held to be unenforceable, prohibited or invalid under applicable law as to any person, party or entity or under any circumstances, for any reason, such provision, right or remedy shall be ineffective only to the extent of such unenforceability, prohibition or invalidity, and only with respect to such person, party, entity or circumstances, without invalidating or limiting or preventing the enforcement of the remainder of such provision, right or remedy, or the remaining provisions of this Guaranty, or any other right, remedy, statement, instrument or transaction contemplated hereby or relating hereto, as to any other person, party or entity or any other circumstances.

15.                                 Notwithstanding any other provision or provisions herein contained, no provision of this Guaranty shall require or permit the collection from Guarantor of interest in excess of the maximum rate or amount, if any, which Guarantor may be required or permitted to pay by any applicable law.

16.                                 This Guaranty shall remain in full force and effect until payment of the Guaranteed Obligations in full, and thereafter, this Guaranty shall be discharged, null, void and of no further force and effect. Upon request by Guarantor, Landlord will deliver to Guarantor written confirmation of the discharge of the obligations and liabilities of Guarantor hereunder, and Landlord will return to Guarantor the original counterpart of this Guaranty. This instrument shall inure to the benefit of Landlord and its successors, assigns, and shall bind Guarantor and Guarantor’s successors and assigns. The obligations of Guarantor under this Guaranty shall be enforceable in all events against Guarantor, its successors and assigns, and each of them.

17.                                 This Guaranty may be waived, modified, amended, terminated or discharged only explicitly in a writing signed by Landlord and Guarantor. A waiver so signed shall be effective only in the specific instance and for the specific purpose given.

18.                                 Any notice, demand or request by Landlord to Guarantor or from Guarantor to Landlord shall be in writing and shall be deemed to have been duly given or made if either delivered personally or if mailed by certified or registered mail addressed to the address set forth below(or at the correct address of any assignee of Landlord), except that mailed written notices shall not be deemed given or served until three (3) days after the date of mailing thereof

(a)                                  If to Guarantor:

The New York Times Company

[
                                                    ]

Attention:

with a copy to:

Swidler Berlin Shereff Friedman, LLP

405 Lexington Avenue

New York, New York 10174

Attention: Martin D. Polevoy, Esq.

(b)                               If to Landlord:

[                                                 ]

One MetroTech Center North

Brooklyn, New York 11201

Attention: General Counsel

with a copy to:

Kelley Drye & Warren LLP

101 Park Avenue

NewYork, NewYork 10178

Attention: James J. Kirk, Esq.

19.                                 If. (i) this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent Landlord in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty; (iii) an attorney is retained to provide advice or other representation with respect to this Guaranty; or (iv) an attorney is retained to represent Landlord in any proceedings whatsoever in connection with this Guaranty, then each Guarantor shall pay to Landlord upon demand all attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, expenses of foreclosure, title insurance premiums, survey costs, minutes of foreclosure, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder, regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guaranty.

20.                                 Guarantor hereby irrevocably submits to personal jurisdiction in the state of New York, City and County of New York for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this

Guaranty. Guarantor hereby consents to the jurisdiction of either any court in such city, county and state or (in a case involving diversity of citizenship) the United States District Court located there, in any action, suit, or proceeding which Landlord may at any time wish to file in connection with this guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court therein located and hereby waives any objection which such guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this paragraph shall not be deemed to preclude Landlord from filing any such action, suit, or proceeding in any other appropriate forum.

21.                                 This Guaranty may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument. Any signature page of this Guaranty may be detached from any duplicate original of this Guaranty without impairing the legal effect of any signatures thereon and may be attached to another duplicate original of this Guaranty identical in form hereto but having attached to it one or more additional signature pages.

22.                                 Guarantor and Landlord hereby waive any right to a trial by jury in any action or proceeding to enforce or defend any right under this Guaranty or relating thereto or arising from the relationship which is the subject of this Guaranty and agree that any such action or proceeding shall be tried before a court and not before a jury.

Dated:
THE NEW YORK TIMES COMPANY

By:
Name:
Title:

Exhibit L

Form of Confidentiality Agreement

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is made and entered into as of the          day of                  , 2      , by                                  (the “Landlord”) and                                                                    (“Tenant”).

RECITALS:

1.                                       Landlord and Tenant are parties to a lease agreement dated as of                               , 2      (the “Lease”); and

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2.                                       Pursuant to Section 3.03(d) of the Lease, Tenant’s Representative has the right to examine Landlord’s books and records relevant to any Landlord’s Statement delivered to Tenant (hereinafter collectively called the “Confidential Information”), and

3.                                       Tenant is exercising its rights to examine the Confidential Information in connection with its review of the Landlord’s Statement given to Tenant on                           , 2        .

NOW, THEREFORE, in consideration of the mutual premises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

(1)                                                                      Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in the Lease.

(2)                                                                      Obligations of Tenant. Tenant acknowledges and agrees that the Confidential Information is proprietary to Landlord. In consideration of providing Tenant with access to the Confidential Information, Tenant agrees to treat the Confidential Information in confidence by complying (and causing compliance therewith by Tenant’s attorneys, employees, agents and other representatives) with the following:

(a)                                  To use the Confidential Information for the sole purpose of its examination of Landlord’s Statement as provided in Section 3.03(d) of the Lease;

(b)                                 Not to disclose the Confidential Information to persons who are not in the employ of Tenant, other than its accountants, attorneys and other representatives as necessary to accomplish the purpose described in subsection (a) above; and

(c)                                  To limit dissemination of the Confidential Information to only those employees who have a need to know to perform the tasks set forth in subsection (a) above.

(3)                                                                     Exception to Restrictions. The obligations of Tenant provided for in Paragraph 2 above shall not apply to any Confidential Information:

(a)                                  which was known to the public at the time of its receipt by Tenant; or

(b)                                 which Tenant lawfully obtains from a third party; or

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(c)                                  which is not under an obligation of secrecy or confidentiality to Landlord; or

(d)                                 with respect to which Tenant is compelled by law to disclose.

5.                                       Miscellaneous.

(a)                                  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                                 If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect.

(c)                                  Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought.

(d)                                 As between Landlord and Tenant, nothing hereir expands Tenant’s obligations or limits Tenant’s rights under the Lease.

(e)                                  This Agreement shall be construed in accordance with the laws of the State of New York.

(f)                                    Each person executing this Agreement on behalf of Landlord and Tenant represents that he or she is authorized by Landlord and Tenant, respectively, to do so and execution hereof is the binding act of Landlord and Tenant enforceable against Landlord and Tenant.

(g)                                 This Agreement contains the entire agreement between the parties, and any executory or oral agreement hereinbefore or hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it in whole or in part unless such agreement is made after the date hereof and is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

(h)                                 This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. The transmission by telecopier of a copy of the signature page from this Agreement executed by the transmitting party, together with instructions that same may be

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attached to a copy of this Agreement being held by the recipient of such transmission, shall constitute execution and delivery of this Agreement by the transmitting party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

, Tenant

By:
Name:
Title:

, Landlord

By:
Name:
Title:

L-4

Exhibit M

(1)                                 Electrical - The entire electrical distribution system on the floor of the Premises from the main disconnect switch at the switchboard serving the floor of the Premises;

(2)                                 HVAC. - (w) The air handling unit located on the floor of the Premises and its attendant devices; (x) the ceiling ductwork distribution system on the floor of the Premises; (y) the chilled water coil system located on the floor of the Premises which services the floor’s air handler; and (z) the entire steam distribution system on the floor of the Premises from the connection with the Building’s vertical steam conduits and risers;

(3)                                 Water/Plumbing - The entire branch plumbing and sanitary distribution systems on the floor of the Premises from the connection with the Building’s vertical water and waste conduits and risers to the public bathrooms and public drinking fountains located on the floor of the Premises;

(4)                                 Fire Safety - (x) The entire sprinklering system located within the ceiling and walls of the floor of the Premises from the connection with the Building’s vertical sprinklering conduits and risers; and (y) individual fire alarm devices located on the floor of the Premises.

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EXHIBIT Q

Second Mortgage Lien Documents

MODIFICATION OF SUBSTITUTE EXTENSION LOAN NOTE

$	As of , 200

MODIFICATION OF SUBSTITUTE EXTENSION LOAN NOTE made this       day of            2004, by and between FC LION LLC, a New York limited liability company having an address                                                 at                                                (hereinafter called “Borrower”) and [NYTC ENTITY], a New York                      having an address at 229 West 43rd Street, New York, New York 10036 hereinafter called (“Lender”).

WHEREAS, Lender is the holder of the note listed in Exhibit A annexed hereto and made apart hereof (hereinafter called the “Original Note”);

WHEREAS, Borrower confirms that the principal amount outstanding under the Original Note is $      and that there are no offsets, advances, setoffs or counterclaims against payment of said amount; and

WHEREAS, Borrower and Lender desire to modify the terms of the Original Note as hereinafter set forth, and as so modified, to constitute a restatement in full of the Original Note, which shall hereinafter be deemed to be superseded by the “Note” (hereinafter defined),

NOW, THEREFORE, Borrower and Lender agree that the Original Note constitutes an indebtedness in the principal amount of $        (hereinafter called the “Principal Indebtedness” with interest payable as hereinafter set forth.

FOR VALUE RECEIVED, without grace, except as expressly provided for herein and in the Mortgage, Borrower does hereby covenant and promise to pay to the order of Lender at 229 West 43rd Street, New York, New York 10036 or at such other place as Lender may designate to Borrower in writing from time to time, in legal tender of the United States, the principal sum of            and NO/100 DOLLARS ($            ) (hereinafter called the “Principal Indebtedness”) together with interest on the unpaid principal balance (hereinafter called the “Principal Balance”) at a floating rate of interest (hereinafter called the “Interest Rate”) equal to one (1%) percent per annum above the rate of interest payable from time to time with respect to that certain [Construction Loan Note or Bridge Loan Note, as applicable] made by Borrower                     to                    dated                    , from the date of this Extension Loan Note (hereinafter called the “Note”) until the Principal Indebtedness shall be fully paid in installments as follows:

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(a)                   Commencing on the first day of                       , 200   and continuing on the first day of each succeeding month thereafter (each such date is hereinafter called an (“Installment Day”) until the earlier of (x) the Installment Day immediately prior to the Maturity Date (hereinafter defined) or (y) the maturity date whether by acceleration or otherwise of the [Construction Loan Note or Bridge Loan Note, as applicable], monthly payments of interest only on the Principal Balance in arrears at the Interest Rate, and

(b)                  On                     , 200    (hereinafter called the “Maturity Date”) [5 years from substantial completion of Core and Shell] the Principal Balance with all accrued and unpaid interest thereon shall be due and payable.

Notwithstanding the foregoing, (i) if the unpaid Principal Balance, together with accrued and unpaid interest thereon is not paid when due, whether on the Maturity Date or any earlier date upon which such sum is due (by acceleration or otherwise), or (ii) upon the occurrence of any “Event of Default” (as defined in the “Mortgage” (hereinafter defined)), the Principal Balance shall thereafter bear interest at a rate equal to the lower of (x) 15% per annum (hereinafter called the “Involuntary Rate”) or (y) the “Maximum Rate” (as hereinafter defined).

Interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months, and only on the Principal Balance.

This Note is secured by a Substitute Extension Loan Mortgage and Security Agreement (Leasehold) made by Borrower as of the date hereof (hereinafter called the “Mortgage”) encumbering leasehold interests in certain property located at [The New York Times Building Condominium, Units            ], City of New York, County of New York, State of New York (hereinafter called the “Premises”), which Mortgage specifies various defaults upon the happening of which all sums owing on this Note may be declared immediately due and payable.

From time to time, without affecting the obligation of Borrower or its successors or assigns to pay the Principal Balance and observe the covenants of the Borrower contained herein, without affecting the guaranty of any person, corporation, partnership or other entity for payment of the Principal Balance of this Note, without giving notice to or obtaining the consent of Borrower its successors or assigns or guarantors and without liability on the part of the Lender, Lender may, at its option, extend the time for payment of the Principal Balance or any part thereof, reduce the payments thereon, release anyone liable on any of the Principal Balance, accept a renewal of this Note, modify the terms and time of payment of the Principal Balance, join in any extension or subordination agreement, release any security given heretofore, take or release other or additional security, and agree in writing with Borrower to modify the rate of interest or period of amortization of this Note or change the amount of the monthly installments payable hereunder.

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Prepayment

Borrower shall have the right to prepay the Principal Balance of the Mortgage, in whole or in part, without premium or penalty at any time upon not less than ten (10) days prior written notice to Lender.

Waivers

Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note and agrees to pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees and disbursements (which costs may be added to the amount due under this Note, be receivable therewith) and to perform and comply with each of the terms, covenants and provisions contained in this Note, the Mortgage and the Assignment of Leases and Rents made by Borrower and given to Lender of even dated herewith (hereinafter, called the “Assignment of Leases”) on the part of Borrower to be observed or performed.

No Release

No release of any security for: (i) the Principal Balance, (ii) interest accrued and unpaid thereon and (iii) other sums due under this Note, the Mortgage and the Assignment of Leases (hereinafter collectively called the “Debt”) or extension of time for payment of this Note, or any installment thereof, and no alteration, amendment or waiver of any provision of this Note, the Mortgage or the Assignment of Leases made by agreement between Lender and any other person or party shall release, discharge, modify, change or affect the liability of Borrower under this Note, the Mortgage or the Assignment of Leases. The right to plead any and all statutes of limitations as a defense to any demand on this Note, or any agreement to pay the same, or any demand secured by the Mortgage, or any and all obligations and liabilities arising out of or in connection with this Note or in the Mortgage, is expressly waived by the Borrower and all guarantors, co-signers or endorsers to the fullest extent permitted by law.

Writings

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Event of Default

It is hereby expressly agreed that the entire Debt shall, then or at any time thereafter, without notice except as provided in the Mortgage, become immediately due and payable at the option of Lender on the happening of any Event of Default (as defined in the Mortgage) and the Mortgage may be foreclosed. Failure to exercise such option, or any other rights Lender may be entitled to in the event of any such Event of Default, shall not constitute a

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waiver of the right to exercise such option or any other rights in the event of any subsequent Event of Default, whether of the same or different nature.

Late Charge

If any sum payable under this Note (other than principal and interest payments on the Maturity Date or any earlier date upon which the Principal Balance is due by acceleration or otherwise) is not paid within ten (10) days of its due date, Borrower shall pay upon demand a late payment charge of four cents ($.04) for each dollar ($1) so overdue to defray the expenses incurred by Lender in handling and processing such delinquent payment, and such amount shall be secured by the Mortgage. A late charge shall not be imposed from and after the date upon which the Involuntary Rate becomes effective.

Involuntary Rate

In addition to any late payment charge which may be due under this Note, from and after the happening of a default under this Note or the Mortgage, or the declaration that the Debt is immediately due and payable by Lender pursuant to the provisions of this Note or the Mortgage, or if the Debt is not paid in full on the Maturity Date, Borrower shall thereafter pay interest on the Principal Balance from the date of any of such events, as the case may be, until the date the Principal Balance is paid in full at the Involuntary Rate or the Maximum Rate, whichever is the lesser, provided that there shall be no automatic reduction to the Maximum Rate as to any Borrower hereof barred by law from availing itself in any action or proceeding of the defense of usury or any Borrower barred or exempted from the operation of any law limiting the amount of interest that may be paid for the loan or use of money or in the event this transaction, because of its amount or purpose or for any other reason, is exempt from the operation of any statute limiting the amount of interest that may be paid for the loan or use of money.

Notices

All notices, demands, request, consents and other communications which are required or permitted to be given under this Note shall be in writing and shall be sufficiently given when given as set forth in the Mortgage.

Applicable Law

This Note is to be construed and enforced in accordance with the laws of the State of New York.

Maximum Rate

In the event the interest provisions hereof or any exactions provided for herein or in the Mortgage, the Assignment of Leases, or any other instrument(s) securing this Note shall

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result, because of reduction of principal or for any reason at any time during the life of the loan, in an effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the loan evidenced hereby (hereinafter called the “Maximum Rate”), all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied in reduction of the Principal Indebtedness immediately upon receipt of such moneys by Lender with the same force and effect as though Borrower had specifically designated such extra sums to be so applied and Lender had agreed to accept such extra payment(s) as a premium-free prepayment. In no event shall any agreed to or actual exaction as consideration for this loan transcend the limits imposed or provided by the law applicable to this transaction or to Borrower in the jurisdiction in which the land is located for the use or detention of money or for forbearance in seeking its collection.

Joint and Several

If Borrower consists of more than one person or party, the obligations and liabilities of each such person or party hereunder shall be joint and several. In no event shall any member in Borrower be liable for any amount outstanding hereunder, but the foregoing shall not be deemed to limit the liability of Forest City Enterprises, Inc. under that certain Guaranty executed and delivered to Lender of even date herewith.

Power

Borrower represents that Borrower has full power, authority and legal right to execute and deliver this Note and that the Debt constitutes a valid and binding obligation of Borrower.

Form

Whenever used in this Note, the singular number shall include the plural, the plural the singular, and the words “Lender” and “Borrower” shall include their respective successors and assigns.

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IN WITNESS WHEREOF, Borrower and Lender have duly executed this Note as of the day and year first above written.

Tax I.D. No.	BORROWER:

FC LION LLC

	By:	FC 41st Street Associates, LLC
its managing member

		By:	RRG 8 South, Inc.
its managing member

By:

Its:

LENDER:

	[		]

By:
Name:
Title:

6

FC LION LLC

Borrower

AND

[NYTC ENTITY],

Lender

MODIFICATION OF SUBSTITUTE EXTENSION LOAN MORTGAGE

AND SECURITY AGREEMENT

(LEASEHOLD)

Dated: As of , 200

Location: Eighth Avenue, New York, New York

Tax Map Designation:

Block:
Lots:

RECORD AND RETURN TO:

Swidler Berlin Shereff Friedman LLP

405 Lexington Avenue

New York, New York 10174

Attention: Martin D. Polevoy, Esq.

Table of Contents

CERTAIN DEFINITIONS

ARTICLE I REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER
SECTION 1.01.	Title; No Encumbrances; First Mortgage
SECTION 1.02.	Related Mortgage Documents
SECTION 1.03.	Filing and Recording of Mortgage Documents
SECTION 1.04.	Manner of Payment
SECTION 1.05.	Compliance With Law
SECTION 1.06.	Future Acquisitions
SECTION 1.07.	Taxes, Assessments and Other Charges
(a)	Timely Payment
(b)	Removal of Liens
SECTION 1.08.	Mortgage Taxes
SECTION 1.09.	Insurance
(a)	Minimum Requirements
(b)	Evidence of Insurance; Payment of Proceeds
(c)	Use of Proceeds
(d)	Restriction on Separate Insurance
(e)	Flood Insurance
SECTION 1.10.	Permanent Financing
SECTION 1.11.	Lender’s Right To Cure Defaults
SECTION 1.12.	Borrower’s Finances
(a)	Books and Records
(b)	Annual Financial Statement
(c)	Intentionally Omitted
(d)	Prohibition Against Waste or Change in Use

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(e)	Legal Proceedings
SECTION 1.13.	Condemnation
SECTION 1.14.	Leases
(a)	Assignment
(b)	Restrictions on Leasing
(c)	Rent Roll
(d)	Tenant Estoppel Certificates
(e)	Copies of Leases
SECTION 1.15.	Subordination and Attornment
SECTION 1.16.	Lien Law
SECTION 1.17.	Borrower Estoppel Certificate

ARTICLE II EVENTS OF DEFAULT AND REMEDIES
SECTION 2.01.	Events of Default
(a)	Nonpayment
(b)	Misrepresentation
(c)	Other Defaults
(d)	Liquidation or Receivership
(e)	Voluntary Bankruptcy
(f)	Involuntary Bankruptcy
(g)	Intentionally Omitted
(h)	Illegal Taxes
(i)	Other Mortgages
(j)	Intentionally Omitted
(k)	Cross-Default
(1)	Hazardous Materials Violation
SECTION 2.02.	Sale by Lender
(a)	Time and Place of Sale
(b)	Transfer of Mortgaged Property; Borrower Ratification

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(c)	Note Due on Sale
(d)	Application of Sale Proceeds
(e)	Acquisition of Mortgaged Property by Lender
SECTION 2.03.	Borrower’s Liability
(a)	Accelerated Payment
(b)	Accelerated Judgment
(c)	Non-Limitation of Lender’s Rights
(d)	Application of Judgment Proceeds
SECTION 2.04.	Receiver
SECTION 2.05.	Lender Control
SECTION 2.06.	Non-Waiver
SECTION 2.07.	Waiver of Right of Redemption
SECTION 2.08.	Use and Occupancy Fee; Surrender of Premises
SECTION 2.09.	Payment of Lender’s Expenses
SECTION 2.10.	Lender Right to Cure

ARTICLE III MISCELLANEOUS
SECTION 3.01.	Severability
SECTION 3.02.	Notices
SECTION 3.03.	Successors and Assigns
SECTION 3.04.	Limitations of Law
SECTION 3.05.	Counterparts
SECTION 3.06.	Future Mortgage Taxes
SECTION 3.07.	Real Property Law
SECTION 3.08.	Cover Sheet
SECTION 3.09.	New York Law
SECTION 3.10.	No Member Liability
SECTION 3.11.	Non-Residential Dwelling
SECTION 3.12.	Partial Payments
SECTION 3.13.	Hazardous Materials

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(a)	Representations and Warranties
(b)	Removal of Hazardous Materials
(c)	Indemnification

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EXHIBITS

A.	Mortgage Schedule
B.	Description of Premises

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THIS MODIFICATION OF SUBSTITUTE EXTENSION LOAN MORTGAGE AND SECURITY AGREEMENT (LEASEHOLD) made as of the             day of               , 200   between FC LION LLC, a New York limited liability company, having an address at One MetroTech Center North, Brooklyn, New York 11201 (“Borrower”) and [NYTC ENTITY], a                , having an office at 229 West 43rd Street, New York, New York 10036 having an office at (“Lender”).

WHEREAS:

A.            Lender is the holder of the mortgage listed on Exhibit A annexed hereto and made a part hereof (hereinafter collectively called the “Original Mortgage”);

B.                    The outstanding principal amount secured by the Original Mortgage is  $                  ;

C.             The Original Mortgage is a second mortgage lien covering the Mortgage Property (as such term is hereinafter defined), which lien is to secure payment of the modified note evidenced by that certain Modification of Substitute Extension Loan Note (hereinafter called the “Note”) of even date given by Borrower to Lender in the principal amount of $           ; and

D.             Borrower and Lender desire to modify and restate the Original Mortgage upon the terms set forth herein and, as so modified to constitute a restatement in full of the Original Mortgage, which shall hereinafter be deemed to be superseded by the “Mortgage”  (hereinafter defined);

CERTAIN DEFINITIONS

Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms.

“Affiliate” means, as used with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity,

1

whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any person or entity without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such person or entity, and (b) equity ownership in such person or entity of fifty-one percent (51%) or more of all equity, capital and profits interests.

“By-laws” means the by-laws of the condominium adopted pursuant to the “Declaration”.

“Chattels” means all fixtures, fittings, appliances, apparatus, equipment, machinery and articles of personal property and additions thereto and replacements thereof, now or at any time hereafter owned by Borrower and affixed to, attached to, placed upon, or used in any way in connection with the complete and comfortable present or future use, enjoyment, occupancy or operation of the Improvements on the Premises.

“Debt” means the principal amount evidenced by the Note together with all interest and any other sums which may or shall become due under the Note or this Mortgage.

“Declaration” means that Declaration described in the definition of “Premises” herein.

“Events of Default” means the events and circumstances described as such in Section 2.01 hereof.

“Ground Lease” means, collectively, (x) that certain Agreement of Sublease by and between The New York Times Building, LLC, Landlord, and Borrower, Tenant, dated as of          , 2001, a memorandum of which was recorded in the Office of the Register of the City of New York, New York County (the “Register’s Office”) on            , 2001, as amended by [Amendment] dated            , 200  , a memorandum of which [Amendment] was recorded in the Register’s Office on            , 200   , the Landlord’s interest in which Agreement of Sublease has been assigned to 42nd St. Development Project, Inc. by Assignment and Assumption Agreement dated         , 200  , between The New York Times Building, LLC, assignor, and 42nd St. Development Project, Inc., assignee; and (y) that certain Agreement of Sublease by and between The New York Times Building, LLC, Landlord, and Borrower, Tenant, dated as of      , 2001, a memorandum of which was recorded in the Register’s Office on          , 2001, as amended by [Amendment] dated            , 200  , a memorandum of which [Amendment] was recorded in the Register’s Office on            , 200   , the Landlord’s interest in which Agreement of Sublease has been assigned to 42nd St. Development Project, Inc. by Assignment and Assumption Agreement dated              , 200  , between The New York Times Building, LLC, assignor, and 42nd St. Development Project, Inc., assignee [AND ANY OTHER AGREEMENT(S) OF SUBLEASE BETWEEN THE NEW YORK TIMES BUILDING, LLC, AS LANDLORD, AND BORROWER, AS TENANT, (IDENTIFY)].

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“Improvements” means all structures or buildings owned by Borrower, to be erected or now or hereafter located upon the Premises, including all of Borrower’s plant equipment, apparatus, machinery and fixtures of every kind and nature whatsoever forming part of said structures or buildings.

“Involuntary Rate” means the lesser of (x) fifteen percent (15%) per annum, or (y) the highest rate of interest per annum allowed by law for loans evidenced by the Note and secured by this Mortgage.

“Mortgage” means this Substitute Extension Loan Mortgage and Security Agreement, which mortgage has resulted from the severance and splitter of the Original Mortgage more particularly described on Exhibit A annexed hereto.

“Mortgage Amount” means the amount secured by this Mortgage as of the date hereof, i.e., $                    .

“Premises” means the units designated as Unit(s) No(s)                 through                  in the Declaration establishing a plan of leasehold condominium ownership of premises located at                 Eighth Avenue, New York, New York pursuant to Article 9-B of the Real Property Law of the State of New York dated                 and recorded in the office of the Register of the City of New York, New York County on                  in Reel                 , Page                 , together with plans designated Condominium Plan No.                 , covering the land described on Exhibit B annexed hereto including the percentage interest of the owner of Unit(s) (No(s).                 through                 comprising a        percentage interest therein in and to all common elements including all of the easements, rights, privileges and appurtenances (including, without limitation, any air or development rights) thereunto belonging or in anywise appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Borrower therein and in the rights-of-way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, tenements, hereditaments, and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired.

All terms of this Mortgage which are not defined above shall have the meaning set forth elsewhere in this Mortgage.

NOW, THEREFORE, Borrower, in consideration of the premises and in order to secure the payment of the Debt and the performance and observance of all of the provisions of this Mortgage and of the Note, hereby gives, grants, bargains, sells, releases, conveys, assigns, transfers, mortgages, hypothecates, pledges, sets over and confirms unto Lender, the leasehold interest of Borrower under the Ground Lease in the Premises (the “Leasehold”) and the

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Improvements, together with all of Borrower’s estate, right, title and interest in, to and under any and all of the following described property (hereinafter, together with the Leasehold and the Improvements, collectively called the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(i)              the Chattels;

(ii)             all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including, without limitation, proceeds of insurance and condemnation awards, and all rights of Borrower to refunds of real estate taxes and assessments and the reasonable attorney’s fees, costs and disbursements incurred by Lender in connection with the collection of such award or payment;

(iii)          all leases of the Premises now or hereafter entered into and all right, title and interest of Borrower thereunder, including, without limitation, cash or securities deposited thereunder to secure performance by the lessees of their obligations thereunder, whether such cash or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due immediately prior to the expiration of such terms, including, further, the right upon the happening of an Event of Default, to receive and collect the rents thereunder; and

(iv)          all proceeds of any unearned premiums on any insurance policies covering the Premises, including, without limitation, the right to receive and apply the proceeds of any insurance, judgments or settlements made in lieu thereof, for damage to the Premises.

The Leasehold and the Improvements are hereinafter sometimes collectively referred to as the “Leasehold Premises.”

As to any of the Mortgaged Property aforesaid which does not form a part and parcel of the real estate, this Mortgage is and is hereby deemed to be, as well, a Security Agreement under the Uniform Commercial Code for the purpose of creating hereby a security interest in such property, which is hereby granted to Lender as “Secured Party” (as said quoted term is defined in the Uniform Commercial Code), securing the aforesaid indebtedness and obligations.

TO HAVE AND TO HOLD unto Lender, its successors and assigns forever.

ARTICLE I

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

Borrower represents, warrants and covenants as follows:

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SECTION 1.01.              Title; No Encumbrances; First Mortgage.  Borrower warrants leasehold title to the Mortgaged Property subject to no lien, charge or encumbrance except (a) that certain [Residual Construction Loan Mortgage] dated as of       made by Borrower to in the amount of $            and recorded on            ,            in the Office of the City Register of New York County (hereinafter called the “Register’s Office”) on Reel            , Page        (hereinafter called the “First Mortgage”), which mortgage has resulted from the severance and splitter of the Original Mortgage more particularly described on Exhibit A annexed hereto; and (b) such other encumbrances as would be listed as exceptions to title in a title policy were same dated as of the date hereof insuring Lender’s lien of this Mortgage; that it owns the Chattels free and clear of liens and claims; and that this Mortgage is and will remain a valid first lien on the Mortgaged Property subject only to the exceptions referred to above. Borrower has full power and lawful authority to mortgage the Mortgaged Property in the manner and form herein done or intended hereafter to be done. Borrower will preserve such title, and will forever warrant and defend the same to Lender and Borrower will forever warrant and defend the validity and priority of the lien hereof against the claims of all persons and parties whomsoever but not to the provider of title insurance insuring this Mortgage. This Mortgage is in all respects subject and subordinate to the First Mortgage and the Declaration and to all modifications, renewals and extensions of each of them, in the case of the First Mortgage, to the extent and subject to the provisions of that certain Subordination and Intercreditor Agreement of even date herewith between Lender and the holder of the First Mortgage.

SECTION 1.02.              Related Mortgage Documents.  Borrower will, at its sole cost and expense, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, subordinations, transfers and assurances as Lender shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Lender the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage and, on demand, will execute and deliver, and hereby authorizes Lender to execute and file in Borrower’s name, to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments, to evidence more effectively the lien of this Mortgage upon the Chattels.

SECTION 1.03.              Filing and Recording of Mortgage Documents.

(a)           Recording. Borrower forthwith upon the execution and delivery of this Mortgage, and thereafter from time to time, will cause this Mortgage and any security instrument creating a lien or evidencing the lien of this Mortgage upon the Chattels and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the lien of this Mortgage upon, and the interest of Lender in, the Mortgaged Property, provided that no such

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instrument of further assurance will materially increase the obligations of Borrower under this Mortgage.

(b)           Recording Fees.  Borrower will pay all filing, registration or recording fees, and all expenses incident to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Chattels, and any instrument of further assurance, and all federal, state, county, and municipal stamp taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Note, this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Chattels or any instrument of further assurance.

SECTION 1.04.              Manner of Payment.  Borrower will punctually pay the principal and interest and all other sums to become due in respect of the Note at the time and place and in the manner specified in the Note, according to the true intent and meaning thereof, all in any coin or currency of the United States of America which at the time of such payment shall be legal tender for the payment of public and private debts.

SECTION 1.05.              Compliance With Law.  Borrower will do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a business or stock corporation, limited liability company, partnership, trust or other entity under the laws of the state of its formation and will comply with all regulations, rules, statutes, orders and decrees of any governmental authority or court applicable to it or to the Mortgaged Property or any part thereof.

SECTION 1.06.              Future Acquisitions.  All right, title and interest of Borrower in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property, hereafter acquired by, or released to Borrower or constructed, assembled or placed by Borrower on the Mortgaged Property, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, conveyance, assignment or other act by Borrower, shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by Borrower and specifically described in the granting clause hereof, but at any and all times Borrower will execute and deliver to Lender any and all such further assurances, mortgages, conveyances or assignments thereof as Lender may reasonably require for the purpose of expressly and specifically subjecting the same to the lien of this Mortgage.

SECTION 1.07.              Taxes, Assessments and Other Charges.

(a)           Timely Payment.  Subject to the terms and provisions of Section 1.07(b) hereof, Borrower, from time to time, will pay and discharge prior to the date interest or penalties attach all taxes of every kind and nature (including, without limitation, real and personal property taxes

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and income, franchise, withholding, profits and gross receipts taxes), all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, and all other public charges whether of a like or different nature, imposed upon or assessed against it or the Mortgaged Property (which for purposes hereof shall include the entirety of any tax lot of which the Mortgaged Property constitutes a part) or any part thereof or upon the revenues, rents, issues, income and profits of the Mortgaged Property or arising in respect of the occupancy, use or possession thereof. Borrower will, upon Lender’s request, deliver to Lender receipts evidencing the payment of all such taxes, assessments, levies, fees, rents and other public charges imposed upon or assessed against it or the Mortgaged Property or the revenues, rents, issues, income or profits thereof.

(b)           Removal of Liens.  Borrower will pay or bond so as to remove a lien of record, from time to time when the same shall become due, all lawful claims and demands of mechanics, material men, laborers, and others which, if unpaid, might result in, or permit the creation of, a lien on the Mortgaged Property or any part thereof, or on the revenues, rents, issues, income and profits arising therefrom and in general will do or cause to be done everything necessary so that the lien of this Mortgage shall be fully preserved, at the cost of Borrower and without expense to Lender.

SECTION 1.08.              Mortgage Taxes.  Borrower will pay any taxes, except income and gross receipts taxes, imposed on Lender by reason of its ownership of the Note or this Mortgage.

SECTION 1.09.              Insurance.

(a)           Minimum Requirements.  Borrower will keep the Improvements and Chattels insured against loss by fire, casualty and such other hazards as may reasonably be specified by Lender for the benefit of Lender. Such insurance shall be written in forms, amounts, and by companies satisfactory to the landlord under the Ground Lease, the holder of the First Mortgage and to Lender, and, subject to the provisions of the First Mortgage, losses thereunder shall be payable to Lender pursuant to a standard first Lender endorsement substantially equivalent to the New York standard Lender endorsement. Without limiting the generality of the foregoing, such insurance shall include (i) coverage for contingent liability from operation of building laws together with a demolition cost endorsement, (ii) rental insurance based upon 100% of the then current rents receivable for a period of not less than twelve (12) months naming Lender as loss payee, (iii) comprehensive general public liability insurance against claims for bodily injury, death or property damage in amounts not less than $1,000,000 for bodily injury or death (combined single limit) and not less than $500,000 for property damage and (iv) boiler and machinery insurance in an amount acceptable to Lender. All insurance policies shall not be cancelable or materially modifiable except after thirty (30) days written notice to Lender and premiums thereon shall be prepaid for not less than one year. Lender acknowledges that satisfaction of the insurance requirements of Borrower under the First Mortgage and the Declaration satisfies the requirements of this subsection (a) as to the insurer, the coverages and

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the policy limits.

(b)                  Evidence of Insurance; Payment of Proceeds.  The originals or certified copies of all policies of insurance, together with original certificates or binders thereof required by this Mortgage shall be delivered to Lender. Renewals of such policies shall be delivered to Lender at least ten (10) days before any such insurance shall expire. Borrower shall give Lender prompt notice of any loss covered by such insurance and Lender shall have the right to join Borrower in adjusting any loss. In addition, after the entry of any decree of foreclosure of this Mortgage, any purchaser at foreclosure sale or the decree creditor, as the case may be, shall also have the right to join in the adjustment of any such losses. Subject to the First Mortgage and the Declaration and further subject to the provisions of subsections (c) and (d) below, any moneys received as payment for any loss under any such insurance shall be paid over to the Lender to be applied without prepayment premium, at Lender’s option, either to the prepayment of the Note at the rate of interest provided therein, or to the reimbursement of Borrower from time to time for expenses incurred by it in the restoration of the Improvements and upon terms otherwise satisfactory to Lender in Lender’s sole discretion. The rights of Lender specified in this Mortgage supersede its rights under Section 254 of the New York Real Property Law.

(c)                   Use of Proceeds.  Subject to the terms and conditions of the Ground Lease and First Mortgage, notwithstanding the foregoing, Lender shall endorse over to Borrower the proceeds of individual insured claims that do not exceed $250,000.00 for use toward restoration of the Mortgaged Property. Upon restoration, Borrower shall provide Lender evidence reasonably acceptable to it that the funds have been so used. Further, and subject to the provisions of the Ground Lease, unless it cannot be demonstrated to the reasonable satisfaction of Lender that (i) the Mortgaged Property can be substantially restored to its condition immediately prior to the damage, and (ii) the damage or destruction is capable of being restored within a twelve (12) month period from the receipt of insurance proceeds, in the Lender’s reasonable judgment (provided rent insurance is in effect for the entire period of reconstruction), in which event Lender’s option as to the application of insurance proceeds shall continue to apply, Lender agrees to make proceeds of such insurance available for the repair and restoration of the Improvements, not by way of application against and readvancement of loan funds under the Mortgage but solely as a security fund from which to reimburse Borrower for the costs of such repair and restoration for so long as there has been no transfer of the Mortgaged Property other than such transfer as may be permitted pursuant to Section 2.01(j) hereinafter set forth, and in the absence of an Event of Default under this Mortgage, but only on the following terms and conditions:

(A)          If the Improvements should be damaged or destroyed by fire or other casualty, Borrower shall promptly upon insurance settlement, which settlement shall be diligently pursued, commence the work of repair and restoration of the Improvements. Borrower shall pay or cause to be paid all expenses in connection with such repair and restoration of the Improvements so that the Mortgaged Property, at all times, shall be and remain free and clear

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from any and all liens and claims for labor, materials, fees and any other liens, title retention devices, charges or expenses.

(B)                  In defraying the costs and expenses that may be incurred by Borrower in the repair and restoration of the Mortgaged Property (but only so long as such repair and restoration can be completed within the period for restoration hereinbefore specified), Lender shall make proceeds from policies of insurance required to be carried under the Mortgage available to Borrower as provided in subsection (D) below and Borrower shall utilize such proceeds only for the purposes of repairing and restoring the Improvements and for no other purpose whatsoever, except as hereinafter set forth. All sums necessary to effect the repair and restoration of the Improvements over and above the amount available from said insurance monies, shall be at the sole cost and expense of Borrower. Any unexpended insurance proceeds remaining after completion of such repair and restoration shall be paid over to Borrower.

(C)                  At all times during any repair, demolition, construction, renovation or restoration of the Improvements, Borrower, at the cost and expense of the Borrower, shall obtain or cause to be maintained workmen’s compensation and public liability insurance in amounts necessary to protect Borrower and Lender from all liabilities, damages, claims or demands arising out of any accident or occurrence causing injury or death to any person or property whatsoever. All insurance shall be with responsible insurance companies, licensed and authorized to transact business in the State of New York and shall be written in forms, amounts and by companies reasonably satisfactory to Lender. Nothing contained herein shall relieve Borrower from any requirement of the Lender regarding the insuring of the Mortgaged Property.  The originals or certified copies of all policies of insurance, together with original certificates or binders thereof required by this Agreement shall be delivered to Lender. Renewals of such policies shall be delivered to Lender at least ten (10) days before any such insurance shall expire.

(D)          All insurance proceeds recovered by or paid to Lender on account of damage or destruction to the Improvements, less the actual out-of-pocket cost, if any, to Lender of such recovery and of paying out such proceeds (including reasonable attorneys’ fees and costs allocable to inspecting the work and the plans and specifications therefor), upon the written request of Borrower, shall be applied by the Lender to the payment of the cost of repairing and restoring the Improvements so damaged or destroyed (hereinafter referred to as the “Work”) and shall be paid out from time to time to the Borrower as the Work progresses, but subject to the following conditions:

(i)            If the Work is structural or if the cost of the Work is reasonably estimated to exceed Two Hundred Fifty Thousand Dollars ($250,000), the Work shall be supervised by a registered architect or engineer and inspected by a consultant engaged by Lender at the cost and expense of Borrower (hereinafter called the “Inspector”). Before Borrower commences any Work, other than temporary Work to protect property or prevent interference with business, Lender shall have been furnished and approved (i) an estimate of the cost of restoration or repair

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accompanied by an architect’s certification as to such costs and (ii) appropriate final plans and specifications for the Work, it being nevertheless understood that said plans and specifications shall provide for Work so that, upon completion thereof, the Improvements shall be comparable in character and equal in value and general utility to the Improvements prior to the damage or destruction. Borrower shall furnish Lender with evidence satisfactory to Lender that the Improvements so restored and/or repaired and their contemplated use fully comply with all zoning, environmental and building laws, ordinances and regulations, and with all other applicable federal, state and municipal laws and requirements;

(ii)           Each request for payment shall be made on ten (10) days prior notice to Lender and shall be accompanied by certificates to be made by the Inspector or, if none shall be required, by the management agent and an officer of Borrower, stating (aa) that all of the Work completed has been done in compliance with the approved plans and specifications, if any be required under subsection (a)(i) above, (bb) that the sum requested is justly required to reimburse the Borrower for payments by Borrower, or is justly due to the contractor, subcontractors, material men, laborers, engineers, architects or other persons rendering services or materials for the Work (giving a brief description of such services and materials), and that (prior to the final completion of the Work) the requested payment does not exceed the greater of (x) the retainage required pursuant to the applicable general contract or subcontract or (y) 90% of the value of the Work performed (hereinafter called the “Applicable Percentage”) and that all sums previously paid out by Lender do not exceed the Applicable Percentage of the aggregate value of the Work done to the date of such certificate, (cc) that if the sum requested is to cover payment relating to repair and restoration of personal property required or relating to the Mortgaged Property, that title to the personal property items covered by the request for payment is vested in Borrower, (dd) that the amount of such proceeds remaining in the hands of Lender will be sufficient on completion of the Work to pay for the same in full and free and clear of liens. Additionally, each request for payment as above shall contain a statement signed by the managing agent and an officer of Borrower approving both the Work done to date and the Work covered by the request for payment in question;

(iii)          Each request shall be accompanied by invoices, or, with respect to Work completed and paid for, receipts or waivers of lien satisfactory to Lender covering that part of the Work for which payment or reimbursement is being requested and, if required by Lender, a search prepared by a title company or licensed abstractor or by other evidence satisfactory to Lender that there has not been filed with respect to the Mortgaged Property any mechanics’ or other lien or instrument for the retention of title in respect of any part of the Work not discharged of record, by payment, bonding or otherwise. Additionally, as to any personal property, Lender shall be furnished with evidence of payment covered by the request for payment therefor and evidence of payment satisfactory to Lender of its valid first lien on the personal property;

(iv)          There shall be no Event of Default under any loan document held by Lender securing the Note;

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(v)           The request for final payment after the Work has been completed shall be accompanied by (i) a copy of any certificate or certificates required by law to render occupancy and full operation of the Mortgaged Property legal, (ii) a certification by the Inspector as to completion in accordance with the approved plans and specifications and an architect’s certificate of completion, (iii) the filing of a Notice of Completion and the expiration of the period, provided under New York law for the filing of mechanics’ and material men’s liens;

(vi)          Lender may at its option require an endorsement to its title insurance policy insuring the continued priority of the lien of the Mortgage as to all sums advanced hereunder, such endorsement to be paid for by Borrower; and,

(vii)         Upon any failure on the part of Borrower to commence the Work or to proceed diligently and continuously to completion of the Work, subject to force majeure delays, but not to exceed twelve (12) months, Lender may apply the amount of any such proceeds then or thereafter in the hands of Lender to the payment of any indebtedness secured by the Mortgage, or to the restoration of the Mortgaged Property, as it shall elect. Upon completion of the Work in accordance with the terms hereof, any excess proceeds remaining unused after completion shall be paid over to the Borrower. Providing, however, Lender shall be entitled to apply at any time the whole or any part of insurance proceeds then held by it to the curing of any Event of Default under the Mortgage, or any other instrument taken in connection with the Note.

It is understood that the foregoing provisions of this Section 1.09(c) shall not apply to any proceeds which are governed by the Declaration. In addition, Lender hereby consents to all disbursements of proceeds consented to or otherwise approved by the holder of the First Mortgage and agrees that satisfaction of the requirements regarding the disbursement of proceeds under the First Mortgage shall be deemed to satisfy the requirements hereunder and of Lender.

(d)                  Restriction on Separate Insurance.  Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 1.09 unless Lender is included thereon as a named insured with loss payable to Lender under a standard Lender endorsement of the character above described. Borrower shall immediately notify Lender whenever any such separate insurance is taken out and shall promptly deliver to Lender the policy or policies of such insurance.

(e)                   Flood Insurance.  If the Premises are located in an area which has been identified by the Secretary of the United States Department of Housing and Urban Development as a flood hazard area, Borrower will keep the Improvements covered, until all sums secured by this Mortgage have been repaid in full, by flood insurance in an amount satisfactory to Lender.

SECTION 1.10.              Permanent Financing. Borrower shall at all times until the Debt is paid in full use commercially reasonable efforts to obtain permanent financing on a non-recourse

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basis (other than customary carve-outs to non-recourse provisions then generally being required by institutional permanent mortgage lenders) in the amount required to repay the First Mortgage and the Debt secured by this Mortgage (“Permanent Financing”).  Upon request by Lender from time to time, Borrower will report the status of its efforts and the measures taken to obtain the Permanent Financing, recognizing that if the financing markets are in turmoil so that it is futile to attempt to obtain a commitment for the Permanent Financing, it shall be commercially reasonable for Borrower during such period that the financing markets are in turmoil to curtail its efforts including the tenacity and frequency with which it contacts lenders or solicits proposals for commitments from such lenders for the Permanent Financing.

SECTION 1.11.              Lender’s Right To Cure Defaults.  If Borrower shall fail to perform any of the representations, warranties and covenants contained in Sections 1.03, 1.07, 1.08, 1.09 or elsewhere herein beyond notice and applicable grace periods, Lender may make advances to perform the same on its behalf, and all sums so advanced, with interest at the Involuntary Rate, shall immediately be due from Borrower to Lender, and shall be added to the Debt and shall be secured by this Mortgage. The provisions of this Section shall not prevent any default in the observance of any of the representations, warranties and covenants contained in said Sections 1.01, 1.03, 1.07, 1.08, 1.09 or elsewhere herein from constituting an Event of Default.

SECTION 1.12.              Borrower’s Finances.

(a)                   Books and Records.  Borrower will keep adequate records and books of account in accordance with generally accepted accounting principles, consistently applied, and will permit Lender, by its agents, accountants and attorneys, to visit and inspect the Premises and examine such records and books of account and to discuss such affairs, finances, and accounts with the officers of Borrower, at such reasonable times on reasonable notice as may be requested by Lender.

(b)           Annual Financial Statement.  Commencing with fiscal year              , Borrower will deliver to Lender within 120 days after the close of its fiscal year, a balance sheet and statement of profit and loss of review quality or better for both Borrower and the Mortgaged Property setting forth, in comparative form, figures for the preceding fiscal year, audited and certified by Borrower or an independent certified public accountant reasonably satisfactory to Lender. Said statement and balance sheet shall list the income and expenses of the Mortgaged Property and contain a current accurate rent roll certified by Borrower to be true and correct. Upon request of Lender, Borrower shall make available to Lender convenient facilities at the office of Borrower for the audit and verification of any such statement. Throughout the term of this Mortgage, Borrower will deliver to Lender with reasonable promptness, copies of the foregoing and such other information with respect to Borrower and the Mortgaged Property as Lender may reasonably request from time to time, including, without limitation, such further and additional financial information as Borrower shall be required to provide under the terms of the First Mortgage. All financial statements of Borrower shall be prepared in accordance with generally

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accepted accounting principles, consistently applied, and shall be delivered in duplicate.

(c)                   Intentionally Omitted.

(d)                  Prohibition Against Waste or Change in Use.  Borrower will not commit any waste on the Leasehold Premises. Borrower will, at all times, maintain the Improvements and Chattels in good operating order and condition and will promptly make, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are needful or desirable to such end. Borrower shall comply or take all necessary steps to comply with all laws, ordinances, rules and regulations, including, without limitation, all those applicable to zoning, environmental and energy-related laws and regulations, made or promulgated by any government, municipality or agency which are now or may hereafter become applicable to the Leasehold Premises. Borrower shall not construct any additional building or buildings or make any other improvements, other than tenant finish work and non-structural renovations, on the Leasehold Premises, nor alter (other than tenant finish work), remove or demolish any Improvements in violation of the Declaration. Borrower shall not change the existing use of the Leasehold Premises or any portion thereof in violation of the Declaration, nor will Borrower initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance or other public or private restrictions, limiting or defining the uses which may be made of the Leasehold Premises or any portion thereof in violation of the Declaration. Lender hereby agrees that Borrower’s compliance with the terms of the First Mortgage and the Declaration regarding use and prohibition against waste shall be deemed compliance with this Section 1.12(d).

(e)           Legal Proceedings.  Whether or not an Event of Default has occurred and exists, Lender shall have the right, but not the duty or obligation, to intervene or otherwise participate in, prosecute or defend at any legal or equitable proceedings (including, without limitation, any eminent domain proceedings) which, in Lender’s reasonable discretion, affect the Mortgaged Property, the Leases (hereinafter defined) or any of the rights created hereunder the reasonable cost of which, to the extent such proceedings involve enforcement by the holder of the First Mortgage of its remedies under the First Mortgage, shall be reimbursed by Borrower to Lender and shall be secured by this Mortgage.

SECTION 1.13.              Condemnation.  Borrower, immediately upon obtaining knowledge of the institution or pending institution of any proceedings for the condemnation of the Leasehold Premises or any portion thereof, will notify Lender thereof. Lender may participate in any such proceedings and may be represented therein by counsel of its selection. Borrower from time to time will deliver to Lender all instruments requested by it to permit or facilitate such participation. Subject to the terms of the Ground Lease and the First Mortgage, in the event of such condemnation proceedings, the award or compensation payable is hereby assigned to and shall be paid to Lender. Lender shall be under no obligation to question the amount of any such award or compensation and may accept the same in the amount in which the same shall be paid. Subject to the Ground Lease, the First Mortgage and the Declaration, the proceeds of any award

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or compensation so received shall, except for a temporary taking the award of compensation for which shall be paid over to Borrower, at the option of Lender, either be applied without prepayment premium, in the absence of an Event of Default, to the prepayment of the Note at the rate of interest provided therein, regardless of the rate of interest payable on the award by the condemning authority, or be paid over to Borrower from time to time for expenses incurred by it in the restoration of the Improvements and upon terms otherwise satisfactory to Lender in Lender’s sole discretion.

SECTION 1.14.              Leases.

(a)                   Assignment.  Borrower hereby absolutely and unconditionally assigns and transfers to Lender all leases now existing or hereafter entered into for all or any portion of the Mortgaged Property (hereinafter called a “Lease”)the Leases and all rents, income issues or profits derived therefrom (hereinafter called the “Property Income”). Borrower shall not otherwise assign, transfer or encumber in any manner the Leases or the Property Income or any portion thereof, except as permitted pursuant to the First Mortgage. Borrower shall have a license to collect and use the Property Income as the same becomes due and payable and to exercise its rights as landlord under the Leases consistent with the provisions hereof, so long as no Event of Default has occurred and is continuing, which license is revocable by Lender upon the occurrence and during the continuance of an Event of Default, but may not collect any Property Income more than 30 days in advance of the date the same becomes due (other than security deposits and the first month’s rent). The assignment in this Section 1.14 shall constitute an absolute and present assignment of the Leases and the Property Income, and not an assignment for security, and the existence or exercise of the Borrower’s conditional license to collect Property Income shall not operate to subordinate this assignment to any subsequent assignment. The exercise by Lender of any of its rights or remedies under this Section 1.14 shall not be deemed or construed to make Lender a Lender-in-possession.

(b)                  Restrictions on Leasing.  Except as permitted under the Declaration, Borrower will not enter into new Lease(s) or alter or modify the terms of the Lease(s), give any consent or exercise any option, accept a surrender thereof, or consent to any assignment of or subletting under the Lease(s). Borrower shall not take any action referred to in this Section 1.14(b) unless the consent of the holder of the First Mortgage to such action shall have been obtained if and to the extent required under the First Mortgage. Lender shall have all the rights against tenants of the Mortgaged Property as set forth in Section 291-f of the Real Property Law of the State of New York, and reference to said Section 291-f is hereby made.

(c)                   Rent Roll.  Borrower shall furnish to Lender, but, so long as no Event of Default has occurred and is continuing, not more than twice per calendar year and within ten (10) days after a request by Lender, a certified written statement containing the names of all lessees on the Mortgaged Property, the terms of their respective Leases, the space occupied and the rentals payable thereunder.

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(d)                  Tenant Estoppel Certificates.  If any of the Leases provide for the giving by the lessee thereunder of certificates with respect to the status of such Leases, Borrower shall exercise its right to request such certificates within ten (10) days of any demand therefor by Lender, provided, however, that Lender shall not make such demand more than once in any Loan Year.

(e)                   Copies of Leases.  Borrower, within ten (10) days upon request, which request shall not be made more than once annually, will furnish true copies of all Leases not previously provided to Lender, subleases and other occupancy agreements, including amendments and renewals thereof and guaranties given in connection therewith.

SECTION 1.15.              Subordination and Attornment.  Each Lease shall be subordinate to the lien of this Mortgage, to all advances hereunder and to any renewals, extensions, modifications or consolidations thereof, and shall provide that, in the event of the enforcement by Lender of the remedies provided for by law or by this Mortgage, the lessee thereunder will, upon request of any person succeeding to the interest of Borrower as a result of such enforcement, automatically become the lessee of and shall attorn to said successor in interest, without change in the terms or other provisions of such Lease; provided, however, that said successor in interest shall not be bound by (i) any payment of rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by said lessee of its obligations under said Lease, or (ii) any amendment or modification of the Lease made without the consent of Lender or such successor in interest, unless such consent is not required by Section 1.14 hereof. Each Lease shall also provide that, upon request by said successor in interest, such lessee shall execute and deliver an instrument or instruments confirming such Attornment. Lender shall execute and deliver a Subordination, Non-disturbance and Attornment Agreement (each, an “SNDA”) to each tenant to which the holder of the First Mortgage delivers an SNDA in substantially the same form as is delivered by the holder of the First Mortgage to such tenants.

SECTION 1.16.              Lien Law.  Pursuant to Section 13 of the Lien Law of New York, Borrower will receive the advances secured by this Mortgage and will hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the costs of completing the Improvements and will apply the same first to the payment of such costs before using any part of the total of the same for any other purpose. Borrower will indemnify and hold Lender harmless against any loss or liability, cost or expense, including, without limitation, any judgments, attorneys’ fees, costs of appeal bonds and printing costs, arising out of or relating to any proceeding instituted by any claimant alleging a violation by Borrower of any applicable lien law.

SECTION 1.17.              Borrower Estoppel Certificate.  Borrower, within ten (10) days upon request and not more than twice per calendar year or any greater number of times an estoppel certificate is required to be provided to the holder of the First Mortgage, will furnish a

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written statement, duly acknowledged, stating (i) the amount due, whether for principal or interest, on the Note, (ii) whether or not this Mortgage has been modified in any respect, and if so, specifying any such modification, and (iii) whether any offsets, counterclaims or defenses exist against the indebtedness secured by this Mortgage, and if so, specifying any such offsets, counterclaims or defenses.

SECTION 1.18.              (a) Ground Lease in Force.  The Ground Lease is in full force and effect and, to the best of Borrower’s knowledge, neither landlord nor tenant is in default thereunder.   The Ground Lease has not been further amended nor modified and the instruments recited herein as constituting the Ground Lease constitute the full agreement of the parties with respect to the subject matter therein set forth. Borrower has not paid rent in advance for a period in excess of one month, nor is it in arrears. All of Landlord’s work to be performed thereunder has been fully completed. The copies of the Ground Lease furnished to Lender are true and complete.

(b)                  Lawfully Executed.  This Mortgage is lawfully executed in conformity with the Ground Lease.

(c)                   Borrower to Perform.  Borrower will promptly perform and observe all of the terms, covenants and conditions required to be performed and observed by the Borrower as Tenant under the Ground Lease, before the expiration of any applicable grace or cure periods set forth in the Ground Lease, and will do all things necessary to preserve and to keep unimpaired its rights under the Ground Lease.

(d)                  Default Notice.  Borrower will promptly notify Lender in writing of receipt by Borrower of notice from the landlord under the Ground Lease noting or claiming any default by Borrower in the performance or observance of any of the terms, covenants, or conditions on the part of the Borrower to be performed or observed under the Ground Lease.

(e)                   Other Notices.  Borrower will (i) promptly notify Lender in writing of the receipt by Borrower of any notice from the landlord to Borrower of termination of the Ground Lease pursuant to the provisions of the Ground Lease; and (ii) promptly cause a copy of any such notice received by Borrower from landlord to be delivered to the Lender.

(f)                    No Termination.  Borrower will not, without the prior written consent of Lender, terminate, modify, or surrender or suffer or permit any termination, modification or surrender of the Ground Lease.

(g)                  Landlord Certificate.  Borrower will, within ten (10) business days after written demand from Lender, request and thereafter use its best efforts to obtain from the landlord under the Ground Lease and deliver to Lender (not more often than three (3) times in any twelve month period) certificates (a) certifying that (i) such Ground Lease is in full force

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and effect, is unmodified (or if there have been modifications, stating the modifications), and (ii) date to which each item of Charges (as defined in the Ground Lease) payable by the Tenant thereunder to the Landlord has been the paid and (b) stating (i) whether to the best knowledge of Landlord thereunder, an Event of Default (as defined in the Ground Lease) or any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred, and (ii) whether to the best knowledge of the Landlord thereunder a Default (as defined in the Ground Lease) has occurred in the Tenant’s performance of any covenant, agreement, obligation or condition contained in the Ground Lease, and if so, specifying in detail, each such Default or Event of Default.

(h)           Proof of Payment.  Borrower will furnish to the Lender, upon demand, proof of payment of all items which are required to be paid pursuant to the Ground Lease and proof of payment of which is required to be given.

(i)            Waiver of Modification.  Borrower shall not consent to any modification or cancellation of the Ground Lease.

(j)            Curing Defaults.  Borrower shall execute and deliver, on request of Lender, such instruments as Lender may deem useful or required to permit Lender to cure any default under the Ground Lease or permit Lender to take such other action as the Lender considers desirable to cure or remedy the matter in default and preserve the interest of Lender in the Mortgaged Property.

(k)           No Subordination.  Borrower shall not in any manner make the leasehold estate subject to the lien of any other mortgage, other than the First Mortgage, whether or not constituting as well a mortgage on the fee title in and to the Mortgaged Property. The grant of any such mortgage lien shall not be effective as against the Lender in addition to constituting an Event of Default hereunder.

ARTICLE II

EVENTS OF DEFAULT AND REMEDIES

SECTION 2.01.              Events of Default. If one or more of the following Events of Default shall happen:

(a)           Nonpayment. If (i) default shall be made in the payment of any principal, interest or other sums due under the Note, in any such case, when and as the same shall become due and payable, whether at maturity or by acceleration or as part of any payment or permitted prepayment or otherwise, in each case, as in the Note and this Mortgage provided, and any such default set forth in this clause (i) shall not be cured within ten (10) days (the “10-Day Cure Period”) after delivery of written notice by Lender to Borrower (the “10-Day Notice”), and which

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default, solely in the case of the first default in the payment of principal, interest or other sums due under the Note as to which Lender has delivered the 10-Day Notice, continues after the expiration of the 10-Day Cure Period for a further period of five (5) days after delivery of written notice by Lender to Borrower (the “5-Day Notice”), it being acknowledged and agreed that with respect to the second and any subsequent occasion on which Lender delivers a 10-Day Notice, Lender shall not be required to and shall not deliver a 5-Day Notice, or (ii) default shall be made in the payment of any tax required by Section 1.07 hereof or insurance premiums required by Section 1.09 hereof to be paid and the same shall not be cured within ten (10) days after written notice of such default from Lender to Borrower, or (iii) default shall be made in providing to Lender the annual financial statement required by Section 1.12(b) or rent roll provided by Section 1.12(c) hereinbefore set forth, and such default has not been cured within thirty (30) days after written notice of such default from Lender to Borrower; or

(b)                  Misrepresentation.  If any material representation or warranty of Borrower made in this Mortgage, or in any certificate, report, financial statement or other instrument given or furnished in connection with the making of the Note or this Mortgage, shall prove materially false or misleading at the time such representation or warranty was given; or

(c)           Other Defaults.  If default shall be made in the due observance or performance of any other covenant, condition or agreement in the Note, this Mortgage or in any other document executed or delivered to Lender in connection with the loan secured by this Mortgage or the First Mortgage and such default has not been cured within thirty (30) days after written notice of such default from Lender to Borrower, provided, however, that if such default is not capable of cure within such thirty (30) day period, such period in which to cure may be extended by the amount of time required to effect a cure on condition that Borrower promptly commences to cure and diligently and uninterruptedly pursues such cure to completion; or

(d)                  Liquidation or Receivership.  If by order of a court of competent jurisdiction, a trustee, receiver or liquidator of the Mortgaged Property or any part thereof, or of Borrower shall be appointed; or

(e)                   Voluntary Bankruptcy.  If Borrower shall file a petition in bankruptcy or for an arrangement or for reorganization pursuant to the Federal Bankruptcy Act or any similar law, federal or state, or if, by decree of a court of competent jurisdiction, Borrower shall be adjudicated a bankrupt, or be declared insolvent, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or receivers of all or any part of its property; or

(f)                  Involuntary Bankruptcy.  If any of the creditors of Borrower shall file a petition in bankruptcy against Borrower or for reorganization of Borrower pursuant to the Federal Bankruptcy Act or any similar law, federal or state, and if such petition shall not be discharged or dismissed within ninety (90) days after the date on which such petition was filed; or

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(g)           Intentionally Omitted.

(h)           Illegal Taxes.  If it shall be illegal for Borrower to pay any tax referred to in Section 1.08 hereof or if the payment of such tax by Borrower would result in the violation of applicable usury laws; or

(i)            Other Mortgages.  Except as herein otherwise provided to the contrary, if there should occur a default which is not cured within the applicable grace period, if any, under any other mortgage encumbering all or part of the Mortgaged Property regardless of whether any such other mortgage is prior or subordinate to this Mortgage; it being further agreed by Borrower that an Event of Default under this Mortgage shall constitute an Event of Default under any such other mortgage in respect of the Mortgaged Property held by Lender; or

(j)            Transfer of Mortgaged Property.  If Borrower shall transfer, or agree to transfer, in any manner, either voluntarily or involuntarily, by operation of law or otherwise, all or any portion of the Mortgaged Property, or any interest therein (including, without limitation, any air or development rights) without, in any such case, the prior written consent of Lender. Lender may grant or deny such consent in its sole discretion and, if consent should be given, any such transfer shall be subject to this Mortgage and any other documents which evidence or secure the loan secured by this Mortgage, and any such transferee shall assume all of Borrower’s obligations under this Mortgage and thereunder and agree to be bound by all provisions and perform all obligations contained in this Mortgage and therein. Consent to one such transfer shall not be deemed to be a waiver of the right to require consent to future or successive transfers. As used in this Section 2.01(j), “transfer” shall include, without limitation, (i) any sale, assignment, lease or conveyance of the Mortgaged Property or any part thereof, or any interest therein except permitted leases for occupancy subordinate to this Mortgage; (ii) if the Borrower should at any time be a partnership, the sale, assignment or conveyance of any general or limited partnership interest in Borrower or in any general partner of Borrower; (iii) if the Borrower should at any time be a corporation, any sale, assignment or conveyance of the voting stock thereof or a substantial portion of its assets other than shares of stock appurtenant to proprietary leases; and (iv) if the Borrower should at any time be a trust, the assignment or conveyance of all or any part of the beneficial interest therein or a substantial portion of its assets; and (v) if the Borrower should at any time be or include a limited liability company, the assignment or conveyance of all or any part of the shares of beneficial interest therein, or management thereof, or a substantial portion of its assets. Notwithstanding the foregoing, the Mortgaged Property and/or equity interests in Mortgagor may be transferred (a) to Lender or a designee of Lender, or (b) upon not less than fifteen (15) days prior written notice to Lender, to (i) to an Affiliate of Forest City Enterprises, Inc. or Bruce C. Ratner, (ii) to a Family Member of Bruce C. Ratner, provided Bruce C. Ratner shall retain management control following such transfer (or, if Bruce C. Ratner shall be incompetent or deceased, then such Family Member or Family Members of Bruce C. Ratner shall retain such management control) or (iii) to a trust established for the

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benefit of Bruce C. Ratner or his Family Members, or any further transfer to the beneficiaries of such trust, provided Bruce C. Ratner shall retain management control following such transfer (or, if Bruce C. Ratner shall be incompetent or deceased, then such Family Member or Family Members of Bruce C. Ratner shall retain such management control). As used herein (i) “Family Members” shall mean, as to any individual, any parent, spouse, sibling, child, grandchild, aunt, uncle, niece, nephew or cousin, or any step-child or step-grandchild of such individual, and (ii) “management control” shall mean the ability to control management affairs and day-to-day operations (the foregoing restrictions are, however, not applicable to any transfers permitted under that certain Recognition Agreement dated                , 2001 among ING Vastgoed B B.V., FC 41st Street Associates, LLC, the Company, NYTC Member, FC Member, Developer, The New York Times Company and INGREDUS Site 8 South LLC); or

(k)           Intentionally Omitted.

(1)           Cross-Default.  If there should occur a default which is not cured within the applicable grace period, if any, under any of the terms, covenants or conditions of any other document or instrument executed in connection with this Mortgage, including, without limitation, any other mortgage encumbering all or part of the Mortgaged Property held by Lender, or any other prior mortgages or upon default in the performance of any covenant, agreement, term or condition, which is not cured within the applicable grace period, if any, under the notes evidencing such mortgages such event shall constitute a default under this Mortgage, notwithstanding that the owner of the premises described in said other mortgage may be different than the owner of the Mortgaged Property or that the title to such other premises covered by said other mortgage or mortgages be vested in whole or in part in a person or persons other than Borrower;

(m)          Hazardous Materials Violation.  If a court or other forum of competent jurisdiction shall impose a lien on the Mortgaged Property arising out of or based upon the presence of any Hazardous Materials (as such term is defined in Section 3.14 hereof) on the Mortgaged Property and Borrower fails to pay such judgment or discharge or bond such lien within thirty (30) days of the imposition thereof; or

(n)           Ground Lease.  If there shall occur a default by Borrower beyond any applicable grace or cure periods under the Ground Lease;

then and in every such case:

I.               Lender may declare the entire principal of the Note then outstanding (if not then due and payable), and all accrued and unpaid interest thereon, to be due and payable immediately, and upon any such declaration, (i) all accrued and unpaid interest due under the Note, (ii) the outstanding principal of the Note, (iii) any prepayment premium due under the Note, if any, and (iv) any and all other charges required to be paid by Borrower pursuant to any

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provision of this Mortgage, the Note or any other document securing the Note shall become and be immediately due and payable, anything in the Note or in this Mortgage to the contrary notwithstanding; and

II.             Lender personally, or by its agents or attorneys, may enter into and upon all or any part of the Mortgaged Property, and each and every part thereof, and is hereby given a right and license and appointed Borrower’s attorney-in-fact to do so, and may exclude Borrower, its agents and servants, wholly therefrom; and having and holding the same, may use, operate, manage and control the Mortgaged Property and conduct the business thereof either personally or by its superintendents, managers, agents, servants, attorneys or receivers; and upon every such entry, Lender, at the expense of the Mortgaged Property, from time to time, either by purchase, repairs or construction, may maintain and restore the Mortgaged Property, whereof it shall become possessed as aforesaid; and likewise, from time to time, at the expense of the Mortgaged Property, Lender may make all necessary or proper repairs, renewals and replacements and such alterations, additions, betterments and improvements thereto and thereon as to it may seem advisable; and in every such case Lender shall have the right to manage and operate the Mortgaged Property and to carry on the business thereof and exercise all rights and powers of Borrower with respect thereto either in the name of Borrower or otherwise as it shall deem best; and Lender shall be entitled to collect and receive all earnings, revenues, rents, issues, profits and income of the Mortgaged Property and every part thereof, all of which shall for all purposes constitute property of Borrower; and in furtherance of such right, Lender may collect the rents payable under all Leases directly from the lessees thereunder upon notice to each such lessee that an Event of Default exists under this Mortgage accompanied by a demand on such lessee for the payment to Lender of all rents due and to become due under its Lease, and Borrower, for the benefit of Lender and each such lessee, hereby covenants and agrees that the lessee shall be under no duty to question the accuracy of Lender’s statement of default and shall unequivocally be authorized to pay said rents to Lender without regard to the truth of Lender’s statement of default and notwithstanding notices from Borrower disputing the existence of an Event of Default such that the payment of rent by the lessee to Lender pursuant to such a demand shall constitute performance in full of the lessee’s obligation under the Lease for the payment of rents by the lessee to Borrower; and after deducting the expenses of conducting the business thereof and of all maintenance, repairs, renewals, replacements, alterations, additions, betterments, and improvements and amounts necessary to pay for taxes, assessments, insurance and prior or other proper charges upon the Mortgaged Property or any part thereof, as well as just and reasonable compensation for the services of Lender and for all attorneys, counsel, agents, clerks, servants and other employees by it engaged and employed, Lender shall apply the moneys arising as aforesaid, first, to the payment of (i) any and all charges required to be paid by Borrower pursuant to any provision of this Mortgage, the Note or any other document securing the Note, (ii) any prepayment premium due under the Note, if any, (iii) all accrued and unpaid interest due under the Note, and (iv) the outstanding principal of the Note, when and as the same shall become payable; and

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III.                               Lender may, either with or without entry or taking possession of the Mortgaged Property as provided in this Mortgage or otherwise, personally or by its agents or attorneys, and without prejudice to the right to bring an action for foreclosure of this Mortgage, sell the Mortgaged Property or any part thereof pursuant to any procedures provided by applicable law, including, without limitation, the procedures set forth in Article 14 of the New York Real Property Actions and Proceedings Law (and any amendments or substitute statutes in regard thereto), and all estate, right, title, interest, claim and demand therein, and right of redemption thereof, at one or more sales as an entity or in parcels, and at such time and place upon such terms and after such notice thereof as may be required or permitted by applicable law.

IV.                              Notwithstanding and in addition to the provisions of Section III hereinabove set forth, Lender, with or without entry personally or by its agents or attorneys, insofar as applicable, may:

(1)                    institute proceedings for the complete or partial foreclosure of this Mortgage; or

(2)                               take such steps to protect and enforce its rights whether by action, suit or proceeding in equity or at law for the specific performance of any covenant, condition or agreement in the Note or in this Mortgage, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure under this Mortgage, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as Lender may elect.

SECTION 2.02.                                Sale by Lender.

(a)                                 Time and Place of Sale.  Lender may adjourn from time to time any sale by it to be made under or by virtue of this Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, except as otherwise provided by applicable provision of law, Lender, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(b)                                 Transfer of Mortgaged Property; Borrower Ratification.  Upon the completion of any sale or sales made by Lender under or by virtue of this Article II, Lender, or an officer of any court empowered to do so, shall execute and deliver to the accepted purchaser or purchasers a good and sufficient instrument or instruments conveying, assigning and transferring all estate, right, title and interest in and to the property and rights sold. Lender is hereby appointed the true and lawful attorney irrevocable of Borrower, in its name and stead, to make all necessary conveyances, assignments, transfers and deliveries of the Mortgaged Property and rights so sold and for that purpose, Lender may execute all necessary instruments of conveyance, assignment and transfer, and may substitute one or more persons with like power, Borrower hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do so by virtue hereof. Nevertheless, Borrower, if requested by Lender, shall ratify and confirm any such

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sale or sales by executing and delivering to Lender or to such purchaser or purchasers all such instruments as may be advisable, in the judgment of Lender, for the purpose, and as may be designated in such request. Any such sale or sales made under or by virtue of this Article II, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, shall operate to divest all the estate, right, title, interest, claim and demand whatsoever, whether at law or in equity, of Borrower in and to the properties and rights so sold, and shall be a perpetual bar both at law and in equity against Borrower and against any and all persons claiming or who may claim the same, or any part thereof from, through or under Borrower.

(c)                                 Note Due on Sale.  In the event of any sale or sales made under or by virtue of this Article II (whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale), the entire principal of, and interest on, the Note, if not previously due and payable, and all other sums, including the prepayment premium, if any, required to be paid by Borrower pursuant to this Mortgage or the Note, immediately thereupon shall, anything in the Note or in this Mortgage to the contrary notwithstanding, become due and payable.

(d)                                 Application of Sale Proceeds.  The purchase money, proceeds or avails of any sale or sales made under or by virtue of this Article II, together with any other sums which then may be held by Lender under this Mortgage, whether under the provisions of this Article II or otherwise, shall be applied as follows:

First: To the payment of the costs and expenses of such sale, including reasonable compensation to Lender, its agents and counsel, and of any judicial proceedings wherein the same may be made, and of all reasonable expenses, liabilities and advances made or incurred by Lender under this Mortgage, together with interest at the Involuntary Rate on all advances made by Lender, and of all taxes, assessments or other charges, except any taxes, assessments or other charges subject to which the Mortgaged Property shall have been sold.

Second: To the payment of any other sums required to be paid by Borrower pursuant to any provision of this Mortgage or of the Note or any other documents securing the Note, including any prepayment premium due under the Note, if any.

Third: To the payment of the whole amount then due, owing or unpaid upon the Note for interest and principal, with interest on the unpaid principal at the Involuntary Rate from and after the happening of any Event of Default described in Section 2.01 hereof from the due date of any such payment of principal until the same is paid.

Fourth: To the payment of the surplus, if any, to whomsoever may be lawfully entitled to receive the same.

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(e)                     Acquisition of Mortgaged Property by Lender.  Upon any sale or sales made under or by virtue of this Article II, whether made under the power of sale herein granted or under or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Lender may bid for and acquire the Mortgaged Property or any part thereof and in lieu of paying cash thereunder may make settlement for the purchase price by crediting upon the indebtedness secured by this Mortgage the net sales price after deducting therefrom the reasonable expenses of the sale and the costs of the action and any other sums which Lender is authorized to deduct under this Mortgage.

SECTION 2.03.      Borrower’s Liability.

(a)                                 Accelerated Payment.  In case an Event of Default shall have occurred and be continuing, then, upon written demand of Lender, Borrower will pay to Lender the whole amount which then shall have become due and payable upon the Note, for principal or interest or both, as the case may be, and will also pay to Lender interest at the Involuntary Rate on the then unpaid principal of the Note, and the sums required to be paid by Borrower pursuant to any provision of this Mortgage, and, in addition thereto, such further amount as shall be sufficient to cover the costs and reasonable expenses of collection, including reasonable compensation to Lender, its agents and counsel and any reasonable expenses incurred by Lender hereunder. In the event Borrower shall fail forthwith to pay such amounts upon such demand, Lender shall be entitled and empowered to institute such action or proceedings at law or in equity as may be advised by its counsel for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Borrower and collect, out of the property of Borrower wherever situated, as well as out of the Mortgaged Property, in any manner provided by law, moneys adjudged or decreed to be payable.

(b)                                 Accelerated Judgment.  Lender shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions of this Mortgage; and the right of Lender to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions of this Mortgage, or the foreclosure of the lien hereof; and in the event of a sale of the Mortgaged Property, and of the application of the proceeds of sale, as in this Mortgage provided, to the payment of the Debt, Lender shall be entitled to enforce payment of, and to receive all amounts then remaining due and unpaid upon, the Note, and to enforce payment of all other charges, payments and costs due under this Mortgage, and shall be entitled to recover judgment for any portion of the Debt remaining unpaid, with interest at the Involuntary Rate. In case of proceedings against Borrower in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, then Lender shall be entitled to prove the whole amount of principal and interest due upon the Note to the full amount thereof, and all other payments, charges and costs, including the prepayment premium due under this Mortgage and the Note, without deducting therefrom any proceeds obtained from the sale of

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the whole or any part of the Mortgaged Property; provided, however, that in no case shall Lender receive a greater amount than such principal and interest and such other payments, charges and costs from the aggregate amount of the proceeds of the sale of the Mortgaged Property and the distribution from the estate of Borrower.

(c)                                 Non-Limitation of Lender’s Rights.  No recovery of any judgment by Lender and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Borrower shall affect in any manner or to any extent, the lien of this Mortgage upon the Mortgaged Property or any part thereof, or any liens, rights, powers or remedies of Lender hereunder, but such liens, rights, powers and remedies of Lender shall continue unimpaired as before.

(d)                                 Application of Judgment Proceeds.  Any moneys thus collected by Lender under this Section shall be applied by Lender in accordance with the provisions of clause (d) of Section  2.02 hereof.

SECTION 2.04.              Receiver.  During the existence of any Event of Default and immediately upon the commencement of any action, suit or other legal proceedings by Lender pursuant to any provision of this Mortgage, or of any other nature in aid of the enforcement of the Note or of this Mortgage, Borrower will if required by Lender, consent to the appointment of a receiver or receivers of the Mortgaged Property and of all the earnings, revenues, rents, issues, profits and income thereof. During the existence of any Event of Default, or upon, or at any time after, the commencement of any proceedings to foreclose this Mortgage or to enforce the specific performance hereof or in aid thereof or upon, or at any time after, the commencement of any other judicial proceeding to enforce any right of Lender, Lender shall be entitled, as a matter of right, if it shall so elect, without the giving of notice to any other party and without regard to the adequacy or inadequacy of any security for the indebtedness secured by this Mortgage, forthwith either before or after declaring the unpaid principal of the Note to be due and payable, to the appointment of such a receiver or receivers. Such appointment may be made either before or after any foreclosure sale without regard to the solvency or insolvency of Borrower at the time of application for such receiver and without regard to the then value of the Mortgaged Property and Lender may be appointed as such receiver. Such receiver shall have power: (a) to collect the rents, issues and profits of the Mortgaged Property and, in case of a foreclosure sale and a deficiency, during the full statutory period of redemption, whether there be redemption or not, as well as during any further times when Borrower, except for the intervention of such receiver, would be entitled to collect such rents, issues and profits, (b) to extend or modify any then existing Leases and to make new Leases, which extensions, modifications and new Leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the maturity date of the indebtedness secured by this Mortgage and beyond the date of the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such Leases, and the options or other such provisions to be contained therein, shall be binding upon Borrower and all persons whose interests in the Mortgaged Property are

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subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the indebtedness secured hereby, satisfaction of any foreclosure decree, or issuance of any certificate of sale or deed to any purchaser, and (c) all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Mortgaged Property during the whole of said period. The court from time to time may authorize the receiver to apply the net income in his hands in payment in whole or in part of: (a) the indebtedness secured by this Mortgage, or by any decree foreclosing this Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale, and (b) all rents due or which may become due under the Ground Lease.

SECTION 2.05.              Lender Control.  Notwithstanding the appointment of any receiver, liquidator or trustee of Borrower, of any of its property, or of the Mortgaged Property or any part thereof, Lender shall be entitled to retain possession and control of all property now or hereafter held under this Mortgage.

SECTION 2.06.              Non-Waiver.  No remedy conferred upon or reserved to Lender in this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission of Lender to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or any acquiescence therein; and every power and remedy given by this Mortgage to Lender may be exercised from time to time as often as may be deemed expedient by Lender and as permitted by this Mortgage. Nothing in this Mortgage or in the Note shall affect the obligation of Borrower to pay the principal of, and interest on, the Note in the manner and at the time and place therein respectively expressed.

SECTION 2.07.              Waiver of Right of Redemption.  Borrower will not at any time insist upon, or plead, or in any manner whatever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance of this Mortgage, nor claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein, or pursuant to the decree, judgment or order of any court of competent jurisdiction; nor, after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof, and Borrower hereby expressly waives all benefit or advantage of any such law or laws, and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to Lender, but to suffer and permit the execution of every power as though no such law

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or laws had been made or enacted. Borrower, for itself and all who may claim under it, waives, to the extent that it lawfully may, all right to have the Mortgaged Property marshaled upon any foreclosure hereof.

SECTION 2.08.              Use and Occupancy Fee; Surrender of Premises.  During the existence of any Event of Default and pending the exercise by Lender of its right to exclude Borrower from all or any part of the Mortgaged Property, Borrower agrees to pay the fair and reasonable rental value for the actual use and occupancy of the Mortgaged Property or any portion thereof which are in its possession for such period and, upon default of any such payment, will vacate and surrender possession of the Mortgaged Property to Lender or to a receiver, if any, and in default thereof may be evicted by any summary action or proceeding for the recovery or possession of premises for non-payment of rent, however designated.

SECTION 2.09.              Payment of Lender’s Expenses.  In any suit to foreclose the lien hereof (including any partial foreclosure) or to enforce any other remedy of Lender under this Mortgage or the Note, there shall be allowed and included as additional indebtedness in the decree for sale or other judgment or decree all reasonable expenditures and reasonable expenses which may be paid or incurred by or on behalf of Lender for attorneys’ fees, appraiser’s fees, outlays for documentary and expert evidence, stenographer’s charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, Torrens certificates, and similar data and assurances with respect to title and value as Lender may deem necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Mortgaged Property.

SECTION 2.10.              Lender Right to Cure.  In the event of any default by Borrower in the performance of or compliance with any of the terms, covenants, conditions or obligations to be performed or complied with by Borrower under this Article II, Lender or a lawfully appointed receiver, at their respective options, after notice and the expiration of any grace period, upon ten (10) days’ prior written notice to Borrower stating the nature of the default (or upon shorter notice, or with no notice at all, if necessary to meet an emergency situation or a governmental or municipal time limitation), may perform the same, and may enter upon the Mortgaged Property for any of the foregoing purposes, and the cost thereof shall be paid by Borrower to Lender upon demand and shall be added to the Debt and secured by the lien of this Mortgage.

ARTICLE III

MISCELLANEOUS

SECTION 3.01.              Severability.  In the event any one or more of the provisions contained in this Mortgage or in the Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Mortgage, but this Mortgage shall be construed as if such invalid, illegal

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or unenforceable provision had never been contained herein or therein.

SECTION 3.02.              Notices.  All notices hereunder shall be in writing and shall be deemed sufficiently given or served for all purposes when delivered (i) by personal service, and shall be deemed given on the date when signed for or, if refused, when refused by the person designated as an agent for receipt of service, or (ii) by nationally recognized overnight courier service for next-business day delivery, and shall be deemed given on the next business day after being so sent, or (iii) by facsimile transmission and shall be deemed given when printed confirmation of completion of transmission is generated by the sender’s facsimile transmission instrument, to any party hereto at its address below stated.

If to Lender:

[NYTC Entity]
c/o The New York Times Company
229 West 43rd Street
New York, New York 10036
Attention: David Thurm

with a copy to:

New York Times Company
229 West 43rd Street
New York, New York 10036
Attention:	Solomon B. Watson IV, Esq. General Counsel

with a copy to:

Swidler Berlin Shereff Friedman, LLP 405 Lexington Avenue New York, New York 10174 Attention: Martin D. Polevoy, Esq.

If to Borrower:

FC Lion LLC
One MetroTech Center North Brooklyn, New York 11201 Attention: General Counsel

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with a copy to:
Kelley Drye & Warren LLP 101 Park Avenue New York, New York 10178 Attention: James J. Kirk, Esq.

and
INGREDUS Site 8 South LLC c/o Clarion Partners 335 Madison Avenue New York, New York 10017 Attn: Mr. Charles Grossman Telephone: (212) 883-2500

with a copy to:	INGREDUS Site 8 South LLC
c/o Clarion Partners 601 13th Street, N.W. Suite 450 North Washington, DC 20005 Attn: Mr. Martin Standiford Telephone: (202) 879-9495

and to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square New York, New York 10036 Attn: Benjamin F. Needell, Esq. Telephone: (212) 735-2600

or such other address of which a party shall have notified the party giving such notice in writing as aforesaid. For purposes hereof, notices may be given by the parties hereto or by their attorneys identified above.

SECTION 3.03.              Successors and Assigns.  All of the grants, covenants, terms, provisions and conditions of this Mortgage shall run with the land and shall apply to, bind and inure to the benefit of, the successors and assigns of Borrower and the successors and assigns of Lender.

SECTION 3.04.              Limitations of Law.  That if, from any circumstances whatever, fulfillment of any provision of this Mortgage, the Note which it secures or any other instrument securing or evidencing this loan, shall transcend the limit of validity prescribed by the usury statute or any other law of the State of New York, then ipso facto the obligation to be fulfilled

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shall be reduced to the limit of such validity so that in no event shall any exaction be possible under this Mortgage, the Note or such other instrument that is in excess of the limit of such validity, but such obligation shall be fulfilled to the limit of such validity. And in no event shall the Borrower, heirs, representatives, successors or assigns, be bound to pay for the use or detention of the money loaned and secured hereby, or the Lender’s forbearance in collecting same, interest of more than the maximum rate lawfully collectible in accordance with the applicable laws of the State of New York; the right to demand any such excess shall be and is hereby waived. The provision of this paragraph shall control every other provision of this Mortgage, the Note which it secures and any other undertaking, agreement or document evidencing, supporting or securing this loan.

SECTION 3.05.              Counterparts.  This Mortgage may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same mortgage.

SECTION 3.06.              Future Mortgage Taxes.  In the event of the passage after the date of this Mortgage of any law of the State of New York deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any such taxes, and imposing a tax, either directly or indirectly, on this Mortgage, the Note or the Debt, Borrower shall, if permitted by law, pay any tax imposed as a result of any such law within the statutory period or within fifteen (15) days after demand by Lender, whichever is less, provided, however, that if, in the opinion of the attorneys for Lender, Borrower is not permitted by law to pay such taxes, Lender shall have the right, at its option, to declare the Debt due and payable, without prepayment premium, on a date specified in a prior notice to Borrower of not less than thirty (30) days.

SECTION 3.07.              Real Property Law.  All covenants and conditions contained in this Mortgage, other than those included in the New York Statutory Short Form of Mortgage, shall be construed as affording to Lender rights additional to, and not exclusive of, the rights conferred under the provisions of Section 254 of the Real Property Law of the State of New York.

SECTION 3.08.              Stamp Tax.  If at any time the United States of America, any state thereof or any governmental subdivision of any such state, shall require revenue or other stamps to be affixed to the Note or this Mortgage, Borrower will pay for the same, with interest and penalties thereon, if any.

SECTION 3.08.              Cover Sheet.  The information set forth on the cover of this Mortgage is hereby incorporated herein.

SECTION 3.09.              New York Law.  The terms of this Mortgage shall be construed in accordance with the laws of the State of New York.

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SECTION 3.10.              No Member Liability.  In no event shall any member in Borrower be liable for any amount outstanding hereunder, but the foregoing shall not be deemed to limit the liability of Forest City Enterprises, Inc. under that certain Guaranty executed and delivered to Lender of even date herewith.

SECTION 3.11.              Non-Residential Dwelling.  This Mortgage does not cover real property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units, each having their own separate cooking facilities.

SECTION 3.12.              Partial Payments.  Borrower hereby acknowledges and agrees that Lender shall have the right to apply any partial payments made by Lender on account of principal, interest, tax escrow installments or tax arrears in any manner that Lender, in its sole discretion, shall determine.

SECTION 3.13.              Hazardous Materials.

(a)            Representations and Warranties.  Borrower represents and warrants that:

1.                                              To the best of Borrower’s knowledge after due and diligent inquiry, no Hazardous Materials have been or are stored, treated, disposed of, buried or incorporated into the Mortgaged Property, nor has any uncontrolled loss, seepage or filtration of Hazardous Materials occurred on the Mortgaged Property;

2.                    To the best of Borrower’s knowledge after due and diligent inquiry, the Leasehold Premises are in compliance with all applicable statutes and regulations, including environmental, health and safety requirements;

3.                    To the best of Borrower’s knowledge after due and diligent inquiry, Borrower has no notice of any pending or threatened action or proceeding arising out of the condition of the Mortgaged Property or any alleged violation of environmental health or safety statutes, ordinances or regulations;

4.             To the best of Borrower’s knowledge after due and diligent inquiry, all governmental permits required to operate whatever business is contemplated on the Leasehold Premises are and will continue to be in full force and effect and no condition exists which might threaten the validity of such permits; and

5.                    Neither Borrower, nor any person or entity acting under or through Borrower (including, without limitation, any tenant of the Leasehold Premises) has been, is or will be involved in operations at or near the Leasehold Premises which operations could lead to

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(A) the imposition of liability on Borrower, or on any subsequent owner of the Leasehold Premises or (B) the creation of a lien on the Mortgaged Property under the Hazardous Waste Laws or under similar laws or regulations; and (ii) Borrower has not permitted and will not permit, any tenant or occupant of the Leasehold Premises to engage in any activity that could impose liability under the Hazardous Waste Laws (hereinafter defined) on any other owner of any of the Mortgaged Property.

(b)                  Removal of Hazardous Materials.  Borrower, at its sole cost and expense, agrees to ameliorate and remove from the Leasehold Premises with all due care, any contamination of Hazardous Materials which may be discovered on the Leasehold Premises, in a safe manner, and to a safe degree, in accordance with applicable law, as the same may be changed from time to time and to monitor or cause to be monitored the levels of Hazardous Materials in the ground water in accordance with the terms and procedures as may be required by federal, state, or local governmental agencies having jurisdiction including, but not limited to, any Regional Water Quality Control Board and the Environmental Protection Agency. “Hazardous Material(s)” for purposes of this Section 3.14 shall mean all toxic or hazardous materials, chemicals, wastes or similar substances, including, without limitation, asbestos insulation and/or urea formaldehyde insulation and any other materials or substances deemed to be hazardous substances by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 6901, et seq., the Resource Conservation and Recovery Act 42 U.S.C. Section 6901, et seq., or any other applicable federal, state or municipal law, regulation, ordinance or requirement pertaining to Hazardous Materials, all as amended or hereafter amended (collectively “Hazardous Waste Laws”), introduced into the Leasehold Premises by Borrower or any person or entity acting under or through Borrower (including, without limitation, any tenant of the Leasehold Premises).  “Petroleum” for purposes of this Section 3.14 shall include, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure.

(c)           Indemnification.  Borrower shall indemnify and save harmless Lender and its agents, representatives, partners, and employees, its successors and assigns (individually and collectively “Indemnitee”), each of them, jointly and severally, from and against:

1.              Any and all claims, demands, causes of action, damages, costs, losses, debts, obligations, judgments, charges, expenses, lawsuits and liabilities, at law or in equity, of every kind or nature whatsoever under or on account of Hazardous Waste Laws or any similar laws or regulations, including, but not limited to, (i) injury to or death of any person or persons and damage to or destruction of the Mortgaged Property, threatened, brought or instituted, arising out of or in any manner directly or indirectly connected with Hazardous Materials introduced by Borrower or anyone acting under or through Borrower (including any tenant of Borrower) into the Leasehold Premises after the date of the completion of the core and shell of the Improvements, or (ii) resulting from a breach of Borrower’s representation and warranties set forth above, Borrower’s obligations under this Section 3.14 and/or any ameliorative work performed by Borrower or any entity authorized by Borrower;

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2.                     Any and all penalties threatened, sought, or imposed on account of a violation of any laws, statutes, regulations or ordinances pertaining to the Hazardous Materials, or Borrower’s obligations hereunder;

3.                     Any discharge of Hazardous Materials, the threat of a discharge of any Hazardous Materials, or the presence of any Hazardous Materials affecting the Leasehold Premises including any loss of value of the Mortgaged Property as a result of any of the foregoing; and

4.                     Any costs of removal or remedial action incurred by the United States Government or any costs incurred by any other person or damages from injury to, destruction of, or loss of natural resources, including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Hazardous Waste Laws from the Mortgaged Property.

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IN WITNESS WHEREOF, this Mortgage has been duly executed by Borrower and Lender as of the day first above written.

FC LION LLC

By:	FC 41st Street Associates, LLC its managing member

By:	RRG 8 South, Inc., its managing member

By:

Its:

LENDER:

[ ]

By:
Name:
Title:

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STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)

On the           of             200   , before me, the undersigned, personally appeared                       , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)

On the             of               200   , before me, the undersigned, personally appeared                       , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

Notary Public

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EXHIBIT A

Mortgage Schedule

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EXHIBIT B

Property Description

The Condominium Units (in the Building known as The New York Times Building Condominium and located at and known as and by Street Number          Eighth Avenue, New York, New York) designated and described as Units                         and          (hereinafter called the “Units”) in the Declaration of Leasehold Condominium (hereinafter called “Declaration” made by the Grantor under the Condominium Act of The State of New York) dated             and recorded             in the Office of the Register of The City of New York, County of New York, in Reel             , P.             establishing a plan for leasehold condominium ownership of said building and the land upon which the same is erected (hereafter sometimes collectively called the “Property”) and also designated and described as Tax Lots Nos.             , Block              , Section             , Borough of Manhattan, on the Tax Map of the Real Property Assessment Department of the City of New York and on the Floor Plans of said Building certified by               A.I. A. of Fox & Fowle, Architects on             and filed as Condominium Plan No.             on             in the aforesaid Register’s Office.

The land upon which the Building containing the Units is erected is as follows:

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly line of West 40th Street with the easterly line of 8th Avenue.

RUNNING THENCE northerly along said easterly line of 8th Avenue, 197 feet 6 inches to the comer formed by the intersection of the easterly side of 8th Avenue with the southerly line of West 41st Street;

THENCE easterly along said southerly line of West 41st Street, 400 feet;

THENCE southerly and parallel to said easterly line of 8th Avenue, 197 feet 6 inches to the northerly line of West 40th Street;

THENCE westerly along said northerly line of West 40th Street, 400 feet to the point or place of BEGINNING.

Being the property located at and known as                   , New York, New York and also being Section        , Block         , Lots           on the Tax Assessment Map of the County of New York.

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FC LION LLC

a New York limited liability company

Assignor

Notice Address: One MetroTech Center North

Brooklyn, New York 11201

to

[NYTC ENTITY]

a New York

Assignee

Notice Address: The New York Times Company

229 West 43rd Street

New York, New York 10036

Attention: General Counsel

ASSIGNMENT OF LEASES AND RENTS

Dated: as of             , 200

Note Amount: $

Maturity Date:

Location:          Eighth Avenue

New York, New York

Tax Map Designation:

Block:

Lots:

THIS DOCUMENT PREPARED BY AND RECORD AND RETURN TO:

Swidler Berlin Shereff Friedman LLP

405 Lexington Avenue

New York, New York 10174

Attn: Martin D. Polevoy, Esq.

ASSIGNMENT OF LEASES AND RENTS

ASSIGNMENT (this “Assignment”) MADE AS OF THIS         day of          , 200     by FC LION LLC, a New York limited liability company having an address at                                                       (“Assignor”) in favor of [NYTC ENTITY] a New York limited liability company having an address at                                                               (“Assignee”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby absolutely, presently and irrevocably assign, transfer and set over unto Assignee the following:

A.                   All of the right, title and interest of Assignor in and to those certain lease(s) affecting all or a portion of the Assignor’s interest in real property more particularly described on Exhibit A hereto (the “Premises”) which lease(s) are listed on Exhibit B hereto, and all other and future lease(s) of the Premises, and all modifications, renewals, and extensions of the lease(s) listed on Exhibit B and of other and future lease(s), and guarantees, if any, of the lessee’s obligations under said lease(s) listed on Exhibit B and under other and future lease(s). Each of said lease(s) and other and future lease(s) and all modifications, renewals and extensions and guarantees, if any, relating thereto are hereinafter collectively referred to as the “Lease(s)”; and

B.                                     All rents, issues, income, proceeds and profits arising from the Lease(s) and from the use and occupancy of the Premises, including, without limitation, all fixed and additional rents, cancellation payments, and all sums due and payments made under any guarantee of any of the Lease(s) or any obligations thereunder  (collectively “Rents”).

C.                                     All rights, powers, privileges, options and other benefits of Assignor under the Leases, including without limitation the immediate and continuing right to make claim for, receive, collect and receipt for all Rents, including the right to make such claim in a proceeding under the Bankruptcy Code (hereinbelow defined), and the right to apply the same to the payment of the Debt (hereinbelow defined).

THIS ASSIGNMENT is an absolute, present and irrevocable assignment and is made for the purpose of securing:

A. The payment of all sums and indebtedness now or hereafter due under that certain Substitute Extension Loan Note and any amendments, extensions or renewals thereof, (the Substitute Extension Loan Note together with all amendments, extensions or renewals thereof is hereinafter

referred to as the “Note”) in the original principal sum of                                                                                         DOLLARS ($                                                       ) made by Assignor to Assignee, and dated of even date herewith, which Note is also secured by a Substitute Extension Loan Mortgage and Security Agreement (Leasehold) (the Substitute Extension Loan Mortgage and Security Agreement (Leasehold) together with all amendments, extensions or renewals thereof is hereinafter called the “Mortgage”) dated of even date herewith, and intended to be duly recorded concurrently herewith.

B.              The performance and discharge of each and every obligation, covenant and agreement of Assignor under this Assignment, the Note, the Mortgage and any other instruments securing the Note (collectively the “Loan Documents”).

C.              The payment of all sums now and hereafter becoming due and payable under the Loan Documents (hereinafter the “Debt”).

THIS ASSIGNMENT is made on the following covenants, terms and conditions:

SECTION 1. ASSIGNOR’S COVENANTS AND WARRANTIES

Assignor hereby covenants and warrants to Assignee as follows:

(a)                   Assignor has not executed any prior assignment of the Leases or Rents, except for that Assignment of Leases and Rents made to Assignee in connection with the First Mortgage (as defined in the Mortgage) nor has it performed any act or executed any other instrument which might prevent Assignor from fulfilling any of the terms and conditions of this Assignment or which might prevent Assignee from operating under any of the terms and conditions of this Assignment or which would limit Assignee in such operation;

(b)                   Assignor has not executed or granted any modification whatsoever of any of the Lease(s), except as indicated on Exhibit B; the Lease(s) are in full force and effect; and there are no defaults now existing under the Lease(s), or any conditions which, after notice, passage of time, or both would constitute material defaults, except as described in Schedule 1 to the Rent Roll Certification made by Assignor of even date herewith;

(c)                   Assignor will observe and perform all the obligations imposed upon the lessor under any Lease(s) and will not do or permit to be done anything to impair any of the Lease(s);

(d)                   Assignor will not collect any of the rents, issues, income, proceeds and profits arising or accruing under the Lease(s) or from the Premises (except security deposits) for more than one (1) month in advance of the time when the same shall become due under the Lease(s) nor execute any other assignment of the Lease(s) or assignment of rents, issues, income, proceeds or profits with respect to the Premises; and

2

(e)           Except as permitted under the Declaration (as such term is defined in the Mortgage), Assignor will not enter into new Lease(s) or alter or modify the terms of the Lease(s), give any consent or exercise any option, accept a surrender thereof, or consent to any assignment of or subletting under the Lease(s), and Assignor shall not take any action referred to in this clause (e) unless the consent of the holder of the First Mortgage to such action shall have been obtained if and to the extent required under the First Mortgage.

SECTION 2. ABSOLUTE ASSIGNMENT OF LEASE(S); FIRST MORTGAGE

Assignor and Assignee intend that this Assignment constitute a present, irrevocable and absolute assignment of the Lease(s) and Rents, and not an assignment for additional security only. Subject to the terms of this Section 2, Assignee grants to Assignor a revocable license (“License”) to collect and receive the Rents. Assignor hereby agrees that Assignee may authorize and direct the lessee(s) named in the Lease(s), and any other occupants of the Premises, and all Lease guarantors, to pay over to Assignee or such other party as Assignee may direct, all Rents, upon receipt from Assignee of written notice to the effect that an Event of Default (defined below) exists, and to continue to do so until the lessees are otherwise notified by Assignee.

This Assignment is in all respects subject and subordinate to the First Mortgage (as defined in the Mortgage) and to all modifications, renewals and extensions thereof subject to and in accordance with that certain Subordination and Intercreditor Agreement of even date herewith between Assignee and the holder of the First Mortgage.

SECTION 3. REVOCATION OF LICENSE

Upon or at any time after the occurrence of a default under this Assignment after any applicable notice or cure period herein provided for, or an Event of Default as defined in the Note or Mortgage (collectively, an “Event of Default”), the License granted to Assignor in Section 2 of this Assignment shall automatically be revoked without the need of any action by Assignee, and Assignee shall immediately be entitled to receipt and possession of all Rents, whether or not Assignee enters upon or takes control of the Premises.

Upon demand by Assignee following the occurrence of an Event of Default, Assignor shall immediately deliver to Assignee all Rents in the possession of Assignor or its agents, and shall cooperate in instructing Assignor’s agents and the lessee(s) under the Leases(s) and all others in possession of the Premises or any portion thereof to pay directly to Assignee all Rents.

Upon revocation of the License, Assignee may, at its option, without waiving such Event of Default and without notice or regard to the adequacy of the security for the Debt, either in person or by agent, nominee or attorney, or by a receiver appointed by a court, with or without bringing any action or proceeding, dispossess Assignor and its agents and servants from the

3

Premises, without liability for trespass, damages or otherwise, and exclude Assignor and its agents from the Premises.

Upon revocation of the License, Assignee may also take possession of the Premises, and all books, records and accounts relating thereto and have, hold, manage, lease and operate the Premises on such terms and for such period of time as Assignee may deem proper. In addition, and with or without taking possession of the Premises, Assignee, in its own name, may demand, sue for or otherwise collect and receive all Rents, including those past due and unpaid and may apply any Rents collected in such order of priority as Assignee in its sole discretion deems appropriate, to the payment of:

(a)                                  all expenses of managing the Premises, including, without limitation, the salaries, fees and wages of a managing agent and such other persons or entities as Assignee may deem necessary or desirable, and all expenses of operating and maintaining the Premises, including, without limitation, all taxes, claims, assessments, ground rents, water rents, sewer rents and any other liens or charges, and premiums for all insurance which Assignee may deem necessary or desirable, and the cost of all alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Premises;

(b)                    the Debt; and

(c)                     all costs and reasonable attorneys’ fees incurred in connection with the enforcement of this Assignment and any of the Loan Documents.

SECTION 4. NO LIABILITY OF ASSIGNEE

This Assignment shall not be construed to bind Lender to the performance of any of the covenants, conditions, or provisions contained in any Lease, or otherwise impose any obligation upon Assignee. Assignee shall not be liable for any loss sustained by Assignor resulting from Assignee’s failure to let the Premises after an Event of Default, or from any other act or omission of Assignee either in collecting the Rents, or if Assignee shall have taken possession of the Premises, in managing the Premises after an Event of Default, unless such loss is caused by the willful misconduct or bad faith of Assignee.

SECTION 5. NO MORTGAGEE IN POSSESSION

In the absence of taking of actual possession of the Premises by Assignee, in its own right and person, Assignee (i) shall not be deemed a mortgagee in possession, (ii) shall not be responsible for the payment of any taxes or assessments with respect to the Premises, (iii) shall not be liable to perform any obligation of the lessor under any Lease(s) or under applicable law,

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(iv) shall not be liable to any person for any dangerous or defective condition in the Premises nor for any negligence in the management, upkeep, repair, or control of the said Premises resulting in loss or injury or death to any person, and (v) shall not be liable in any manner for the remediation of any environmental impairment.

SECTION 6. BANKRUPTCY

If there shall be filed by or against Assignor a petition under the United States Bankruptcy Code (the “Bankruptcy Code”), and Assignor, as lessor under any Lease(s), shall determine to reject any Lease(s) pursuant to Section 365(a) of the Bankruptcy Code, the Assignor shall give Assignee not less than ten (10) days’ prior notice of the date on which Assignor shall apply to the bankruptcy court for authority to reject the Lease(s). Assignee shall have the right, but not the obligation, to serve upon Assignor within such ten-day period a notice stating that (i) Assignee demands that Assignor assume and assign the Lease to Assignee pursuant to Section 365 of the Bankruptcy Code and (ii) Assignee covenants to cure or provide adequate assurance of future performance under the Lease(s). If Assignee serves upon Assignor the notice described in the preceding sentence, Assignor shall not seek to reject the Lease(s) and shall comply with the demand provided for in clause (i) of the preceding sentence within thirty (30) days after the notice shall have been given, subject to the performance by Assignee of the covenant provided for in clause (ii) of the preceding sentence.

SECTION 7. INDEMNITY OF ASSIGNEE

Assignor hereby indemnifies Assignee for, and holds Assignee harmless from, any and all liability, loss or damage which may be incurred under said Lease(s), or under or by reason of this Assignment, and from any and all claims and demands whatsoever which may be asserted against Assignee by reason of any alleged obligations or undertakings under any of the Lease(s), except for such claims and demands as may result from Assignee’s gross negligence or willful misconduct. Should Assignee incur any such liability under the Lease(s) or under or by reason of this Assignment or in defense of any such claims or demands, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall be secured by the Mortgage and Assignor shall reimburse Assignee therefor, immediately upon demand and upon the failure of Assignor so to do, Assignee, at its option, may declare all sums secured by the Mortgage immediately due and payable.

SECTION 8. NO WAIVER OF RIGHTS BY ASSIGNEE

Nothing contained in this Assignment and no act done or omitted by Assignee pursuant to the powers and rights granted it hereunder shall be deemed to be a waiver by Assignee of any of its rights and remedies under the Note, Mortgage or any other instrument securing the Note. This

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Assignment is made and accepted without prejudice to any of such rights and remedies possessed by Assignee to collect the Debt and to enforce the Loan Documents, and said rights and remedies may be exercised by Assignee either prior to, simultaneously with, or subsequent to any action taken by it hereunder.

SECTION 9. RELEASES OF PARTIES AND SECURITY

Assignee may take or release other security for the payment of the Debt, may release any party primarily or secondarily liable therefor, and may apply any other security held by it to the satisfaction of any portion of the Debt without prejudice to any of its rights under this Assignment. In no event shall any member in Borrower be liable for any amount outstanding hereunder, but the foregoing shall not be deemed to limit the liability of Forest City Enterprises, Inc. under that certain Guaranty executed and delivered to Assignee of even date herewith.

SECTION 10. FUTURE ASSURANCES

Assignor agrees that it will, from time to time, upon demand therefor by Assignee, deliver to Assignee an executed counterpart of each and every Lease. Further, Assignor agrees that it will execute, acknowledge and record such additional assurances and assignments as Assignee may reasonably request covering any and all of the Lease(s). Such assignments shall be on forms approved by the Assignee, and Assignor agrees to pay all costs incurred in connection with the recording of such assignments.

SECTION 11. AMENDMENTS

This Assignment may not be altered or amended except in a writing, intended for that specific purpose, signed by both Assignor and Assignee.

SECTION 12. HEADINGS AND CAPTIONS

The headings and captions of various sections of this Assignment are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

SECTION 13. NOTICES

The parties agree that all notices, demands or documents which are required or permitted to be given or served hereunder shall be given in the manner and to the parties as provided in the Mortgage.

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SECTION 14. GOVERNING LAW

This instrument shall be governed by the laws of the jurisdiction in which the Premises are located and, upon the occurrence of an Event of Default, Assignee shall have, in addition to the rights and remedies expressly set forth herein, all rights and remedies available to Assignee as the holder of an assignment of leases, rents, issues and profits in that jurisdiction.

SECTION 15. DISCHARGE

Until the payment in full of the Debt, this Assignment shall continue in full force and effect, whether or not recorded. Assignor hereby authorizes Assignee to furnish to any person written notice, that this Assignment of Leases and Rents remains in effect and agrees that such person may rely upon and shall be bound by such statement. Upon payment in full of the Debt and the delivery and recording of a satisfaction or discharge of Mortgage duly executed, this Assignment shall be terminated, void and of no effect and Assignee shall deliver to assignor an instrument in recordable form confirming such termination.

SECTION 16. SEVERABILITY

If any one or more of the provisions contained in this Assignment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Assignment but this Assignment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

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IN WITNESS WHEREOF, the Assignor has duly executed this Assignment as of the date first written above.

Borrower:

FC LION LLC

By:	FC 41st Street Associates, LLC
its managing member

	By:	RRG 8 South, Inc.
its managing member

By:

Its:

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ACKNOWLEDGMENTS

STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)

On the             of                          200    , before me, the undersigned, personally appeared                          , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the entity upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT A

DESCRIPTION OF LAND

The Condominium Units (in the Building known as The New York Times Building Condominium and located at and known as and by Street Number          Eighth Avenue, New York, New York) designated and described as Units                              and     (hereinafter called the “Units”) in the Declaration of Leasehold Condominium (hereinafter called “Declaration” made by the Grantor under the Condominium Act of The State of New York) dated           and recorded          in the Office of the Register of The City of New York, County of New York, in Reel       , P.       establishing a plan for leasehold condominium ownership of said building and the land upon which the same is erected (hereafter sometimes collectively called the “Property”) and also designated and described as Tax Lots Nos.               , Block       , Section          , Borough of Manhattan, on the Tax Map of the Real Property Assessment Department of the City of New York and on the Floor Plans of said Building certified by                A.I. A. of Fox & Fowle, Architects on               and filed as Condominium Plan No.         on                     in the aforesaid Register’s Office.

The land upon which the Building containing the Units is erected is as follows:

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly line of West 40th Street with the easterly line of 8th Avenue.

RUNNING THENCE northerly along said easterly line of 8th Avenue, 197 feet 6 inches to the corner formed by the intersection of the easterly side of 8th Avenue with the southerly line of West 41st Street;

THENCE easterly along said southerly line of West 41st Street, 400 feet;

THENCE southerly and parallel to said easterly line of 8th Avenue, 197 feet 6 inches to the northerly line of West 40th Street;

THENCE westerly along said northerly line of West 40th Street, 400 feet to the point or place of BEGINNING.

Being the property located at and known as                    , New York, New York and also being Section          , Block          , Lots          on the Tax Assessment Map of the County of New York.

EXHIBIT B

LEASES

NAME OF TENANT	DATE OF LEASE

EXHIBIT R

Intercreditor Agreement

R-1

EXHIBIT R

[Form of Standstill Agreement]

SUBORDINATION AND INTERCREDITOR AGREEMENT

 THIS SUBORDINATION AND INTERCREDITOR AGREEMENT (this “Agreement”) is dated as of               , 2001 between [               ] (together with its successors and assigns, “Senior Lender”), a               , having an office at               , and THE NEW YORK TIMES COMPANY [or an entity designated by NYTC] (together with its successors and assigns, “Subordinate Lender”), a                , having an office at                 .

RECITALS:

A.            Senior Lender is the holder of a loan (the “Senior Loan”) to FC Lion LLC, a New York limited liability company (“Borrower”), in the principal amount of $               , which Senior Loan is evidenced by a Mortgage Note (the “Senior Note”) dated               and is secured by a Mortgage and Security Agreement and an Assignment of Leases and Rents (the “Senior Mortgage”) dated                 encumbering Borrower’s leasehold interest in the premises described in Exhibit A attached hereto (the “Property”) and recorded in the Office of the Register of the City of New York, New York County (the “City Register’s Office”) on                               as instrument number                , and by an Assignment of Rents and Leases dated as of               and recorded in the City Register’s Office on               as instrument number               . The documents evidencing and securing the Senior Loan are referred to herein as the “Senior Loan Documents” and the real and personal property encumbered and pledged thereunder are referred to herein as the “Senior Loan Collateral”.

B.            Subordinate Lender has made or is about to make a loan (the “Subordinate Loan”) to Borrower in the principal amount of $               , which Subordinate Loan is evidenced by a Modification of Substitute Extension Loan Note (the “Subordinate Note”) and secured by an Assignment of Leases and Rents (the “Assignment of Leases”) and a Mortgage and Security Agreement (the “Subordinate Mortgage”) encumbering the Senior Loan Collateral. The documents evidencing and securing the Subordinate Loan are referred to herein as the “Subordinate Loan Documents”.

C.            Subordinate Lender and Senior Lender desire to establish by this Agreement their respective rights and obligations between each other as well as the relative priorities of their rights and remedies with respect to the Senior Loan and the Subordinate Loan.

sufficiency of which are hereby acknowledged and agreed, Subordinate Lender and Senior Lender hereby agree as follows:

1.                                       Consent and Estoppel of Senior Lender. Senior Lender hereby acknowledges and consents to the making of the Subordinate Loan and to the encumbrance of the Senior Loan Collateral evidenced by the Subordinate Loan Documents and, subject to the terms and conditions of this Agreement, agrees that the Subordinate Loan and such encumbrances shall not be deemed to constitute a default under the Senior Loan Documents.

2.                                       Subordination.  (a) Subordinate Lender hereby covenants and agrees with Senior Lender that the lien of the Subordinate Mortgage is, and shall continue to be, subject and subordinate to the lien of the Senior Mortgage and to any extensions, renewals, consolidations, splitters and modifications thereof, and to all advances heretofore made or which hereafter may be made thereon; provided, that except for such advances as may be made pursuant to the terms of the Senior Loan Documents, the principal amount of the Senior Note shall not be increased. Any assignment of rents or leases given in conjunction with the Subordinate Mortgage is and shall in all respects be subject and subordinate to the Senior Mortgage and to any assignment of rents or leases given in conjunction with the Senior Mortgage. The foregoing shall apply notwithstanding the availability of other collateral to Senior Lender or the actual date and time of execution, delivery, recordation, filing or perfection of the Senior Mortgage or the Subordinate Mortgage, or the lien or priority of payment thereof, and notwithstanding the fact that the Senior Loan or any claim for the Senior Loan is subordinated, avoided or disallowed, in whole or in part, under Title 11 of the United States Code (the “Bankruptcy Code”) or other applicable federal or state law. In the event of a proceeding by or against Borrower or a member in Borrower for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal or state law (a “Reorganization Proceeding”), the Senior Loan shall include all interest accrued on the Senior Loan, in accordance with and at the rates specified in the Senior Loan Documents, both for periods before and for periods after the commencement of any of such proceeding, even if the claim for such interest is not allowed pursuant to applicable law.

(b)                                 If any lien or security interest granted to Senior Lender under the Senior Loan Documents is or becomes, for any reason, unenforceable or unperfected, such unenforceability or lack of perfection shall not affect the relative rights, as between Senior

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Lender and Subordinate Lender, which are intended to be created by the Senior Loan Documents, the Subordinate Lender and this Agreement.  Subordinate Lender will not contest the enforceability or perfection of the Senior Loan Documents.

(c)                                  Subordinate Lender will, at Subordinate Lender’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further actions, that may be reasonably necessary, or that Senior Lender may reasonably request, to protect any right or interest granted by this Agreement or to enable Senior Lender to exercise and enforce its rights and remedies under this Agreement.

(d)                                 To the extent that Borrower makes a payment or payments to Senior Lender or Senior Lender receives any payment or proceeds of any security for the Senior Loan, which payment(s) or proceed(s) (or any part) are subsequently voided, invalidated, declared to be fraudulent conveyances or preferential transfers, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of the payment(s) or proceeds received by Senior Lender, the Senior Loan (or part intended to be satisfied) will be revived for all purposes of this Agreement and will continue in full force and effect, as if such payment or proceeds had not been received by Senior Lender.

3.                                       Subordinate Loan Defaults.  Subordinate Lender shall send to Senior Lender simultaneously with the delivery of any of the following notices to Borrower, in accordance with the notice provisions set forth in Section 8 hereof, a copy of each written notice or writing or other written communication given by or on behalf of Subordinate Lender with respect to:  (a) any default or event of default under or pursuant to the Subordinate Loan Documents; (b) any documents regarding any agreement or proposed agreement with respect to any foreclosure under the Subordinate Loan Documents, including, but not limited to, any deed in lieu of foreclosure; and (c) the exercise by Subordinate Lender of any other rights or remedies under the Subordinate Loan Documents.

4.                                       Senior Loan Defaults. (a) Senior Lender shall send to Subordinate Lender simultaneously with the delivery of any of the following notices to Borrower, in accordance with the notice provisions set forth in Section 8 hereof, a copy of each written notice or writing or other written communication given by or on behalf of such Senior Lender with respect to: (i) any default or event of default under or pursuant to the Senior Loan Documents; (ii) any documents regarding any agreement or proposed agreement with respect to any foreclosure with respect to the Senior Loan Collateral, including, but not limited to, any deed in lieu of foreclosure; and (iii) the exercise by Senior Lender of any other

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 rights or remedies under the Senior Loan Documents (collectively herein referred to as a “Senior Lender  Notice”).

(b)           Notwithstanding anything to the contrary contained in the Senior Loan Documents, (i) Subordinate Lender shall have the right, but not the obligation, to cure any default under the terms of any of the Senior Loan Documents which can be cured with the payment of a sum of money, on or before the tenth (10th) day after Senior Lender has given a Senior Lender Notice of such default (and, in the event that Subordinate Lender and/or Borrower successfully cures such default, Senior Lender shall not commence any acceleration, foreclosure action or other proceeding against the Senior Loan Collateral, and any amounts expended or paid by Subordinate Lender to cure such default shall be deemed permitted advances under the Subordinate Loan Documents and under this Agreement without the further consent of Senior Lender); and (ii) in the event of a default by Borrower, and in lieu of the cure right set forth in clause (i) of this subparagraph (b), Subordinate Lender shall have the right, but not the obligation, on or before the forty-fifth (45th) day after Senior Lender has given a Senior Lender Notice of such default, to obtain an assignment from the Senior Lender of the Senior Loan Documents upon payment in full of the unpaid principal balance (including any protective advances made by Senior Lender) and any accrued and unpaid interest thereon (without any prepayment premium or penalty, including any default interest rate) under the Senior Loan Documents together with any reasonable counsel fees incurred by the Senior Lender in connection with such assignment.

(c)           Notwithstanding anything to the contrary set forth in the Senior Loan Documents, if the default so specified in a Senior Lender Notice is the failure of Borrower to observe or perform any covenant, promise or agreement in any Senior Loan Document, other than the payment of indebtedness or money, Subordinate Lender shall have the right, but not the obligation, (i) to cure such default by observing or performing such covenant, promise or agreement, or (ii) to obtain an assignment from the Senior Lender of the Senior Loan Documents upon payment in full of the unpaid principal balance (including any protective advances made by Senior Lender) and any accrued and unpaid interest thereon (without any prepayment premium or penalty including default interest rate) under the Senior Loan Documents together with any reasonable counsel fees incurred by the Senior Lender in connection with such assignment, in either such case, on or before the forty-fifth (45th) day after Senior Lender has given a Senior Lender Notice of such default. If the default is not susceptible of cure within such forty-five (45) day period, Subordinate Lender shall have such additional time as is necessary in order to effect such cure on the condition that Subordinate Lender promptly commences and diligently pursues such cure to completion. If the curing of such default is successfully completed within said time period, Senior Lender shall not commence any acceleration, any foreclosure action or proceeding against the Senior Loan Collateral.

(d)           If the default specified in a Senior Lender Notice is not cured in accordance with the provisions of either subparagraph 4(b) or (c) hereinabove, Senior Lender shall be entitled to exercise its acceleration and other rights and remedies under the Senior Loan Documents.

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(e)           Following the occurrence and during the continuation of an Event of Default (as defined in the Senior Mortgage), Subordinate Lender shall not accept any payment (whether from Borrower or any other person or entity) with respect to the Subordinate Loan before the Senior Loan has been irrevocably paid in full in cash. In the event that following the occurrence and during the continuation of an Event of Default, Subordinate Lender receives, directly or indirectly, any payment with respect to the Subordinate Loan before the Senior Loan has been paid in full, Subordinate Lender will receive and hold the same in trust, as trustee, for the benefit of Senior Lender and will promptly deliver the same to Senior Lender in precisely the form received (except for the endorsement or assignment without recourse and without representation or warranty by Subordinate Lender to Senior Lender or its order where necessary) for application to the Senior Loan.

(f)            Without limiting Senior Lender’s rights, benefits, remedies and privileges under this Agreement or the Senior Loan Documents, Senior Lender may, at any time, in its sole discretion, take all or any of the following actions without releasing Subordinate Lender from its obligations hereunder or incurring any liability to Subordinate Lender: (i) renew, extend, accelerate (on the terms set forth in the Senior Loan Documents) or postpone the time of payment of all or any portion of the Senior Debt or grant any indulgence with respect to the Senior Loan; (ii) compromise or settle the Senior Loan; and (iii) waive, substitute, surrender, exchange or release any of the security provided by the Senior Loan Documents; provided, however, that the principal amount of the Senior Note shall not be increased.

5.                Standstill. For so long as any portion of the Senior Loan remains unpaid:

(a)  Subordinate Lender shall waive any rights it may have pursuant to the Subordinate Mortgage to approve or to consent to any action of Borrower if Senior Lender shall have approved or consented to such action;

(b)  Subordinate Lender shall not, without the prior written consent of Senior Lender take any Enforcement Action (hereinafter defined). For the purposes of this Agreement, the term “Enforcement Action” shall mean with respect to the Subordinate Loan Documents, the acceleration of all or any part of the Subordinate Loan, any foreclosure proceedings, the exercise of any power of sale, the acceptance by the holder of the Subordinate Mortgage of a deed or assignment in lieu of foreclosure, the obtaining of a receiver, the seeking of default interest (provided, however, that nothing shall prevent the accrual of such default interest pursuant to the terms of the Subordinate Note), the taking of possession or control of the Property, the suing on any of the Subordinate Note or any guaranty or other obligation contained in the Subordinate Loan Documents, the exercising of any banker’s lien or rights of set-off or recoupment, the commencement of any bankruptcy, reorganization or insolvency proceedings against Borrower under any federal or state law, or the taking of any other enforcement action against the Property, provided however that if Senior Lender accelerates the maturity of Borrower’s indebtedness secured by the Senior Loan Documents, then Subordinate Lender may

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accelerate the indebtedness secured by the Subordinate Loan Documents (but may not take any further action without Senior Lender’s consent as aforesaid);

(c)  in the event (i) the Senior Loan becomes due or is declared due and payable prior to its stated maturity, (ii) Subordinate Lender receives any prepayment of principal or interest, in part or in whole, under the Subordinate Mortgage contrary to the terms of the Subordinate Loan Documents, (iii) an Event of Default has occurred and is continuing under the Senior Loan Documents, or (iv) of a Reorganization Proceeding, then, any payment or distribution of any kind or character, whether in cash, property or securities which, but for these subordination provisions, shall be payable or deliverable with respect to any or all of the Subordinate Loan, shall be paid forthwith or delivered directly to Senior Lender for application to the payment of the Senior Loan to the extent necessary to make payment in full of all sums due under the Senior Loan remaining unpaid after giving effect to any concurrent payment or distribution to Senior Lender. Any such payment or distribution received by Subordinate Lender (notwithstanding the preceding sentence of this paragraph) shall be segregated from the funds and property of Subordinate Lender and held in trust by Subordinate Lender for the benefit of, and shall be forthwith be paid over or delivered in the same form as so received (with any necessary endorsements) by Subordinate Lender to Senior Lender for application to the payment of the Senior Loan to the extent necessary to make payment in full of all sums due under the Senior Loan remaining unpaid after giving effect to any concurrent payment or distribution to Senior Lender. Senior Lender may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinate Loan. In the event of the occurrence of (i), (ii), (iii) or (iv) above and until the Senior Loan shall have been fully paid and satisfied and all of the obligations of Borrower to Senior Lender have been performed in full, no payment shall be made to or accepted by Subordinate Lender in respect of the Subordinate Loan;

(d)  Subordinate Lender retains any right it may have to request that a final judgment in a foreclosure of the Senior Mortgage direct payment to Subordinate Lender of all or any part of the indebtedness secured by the Subordinate Mortgage from the proceeds of the foreclosure sale of the Senior Mortgage to the extent that the proceeds of such foreclosure sale are in excess of any amounts necessary to satisfy the Senior Loan;

(e)  Subordinate Lender shall not modify, waive or amend any of the terms or provisions of the Subordinate Mortgage, without the prior written consent of Senior Lender. In addition, Subordinate Lender shall not pledge, assign, hypothecate, transfer, convey or sell (each, a “Transfer”) the Subordinate Loan or any interest in the Subordinate Loan (other than to an affiliated entity) without first notifying Senior Lender of each such Transfer; and

(f)  Subordinate Lender shall not collect payments for the purpose of escrowing taxes, assessments or other charges imposed on the Property or insurance premiums due on the insurance policies required under the First Mortgage or the Subordinate Mortgage if Senior Lender is collecting payments for such purposes,

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however, Subordinate Lender may collect payments for such purposes if Senior Lender is not collecting the same, provided such payments shall be held in trust by Subordinate Lender to be applied only for such purposes.

(g)                                 Notwithstanding anything to the contrary contained in the Senior Loan Documents, in the event of a default by Borrower under the Subordinate Loan Documents beyond any applicable notice or grace period, if the Senior Loan Documents are not then in default with respect to the payment of principal and interest, Subordinate Lender shall have the right, but not the obligation, at any time prior to the giving by Senior Lender of a Senior Lender Notice, to obtain an assignment from the Senior Lender of the Senior Loan Documents upon payment in full of the unpaid principal balance (including any protective advanced made by Senior Lender) and any accrued and unpaid interest thereon (without any prepayment premium or penalty) under the Senior Loan Documents together with any reasonable counsel fees incurred by the Senior Lender in connection with such assignment.

6.                                       Waiver of Rights of Subrogation. Until such time as the Senior Loan is paid in full, the Subordinate Lender shall not exercise any right of subrogation that the Subordinate Lender may have or obtain pursuant to the exercise of any right or remedy in connection with the Subordinate Loan. Without limiting the generality of the foregoing, the Subordinate Lender agrees not to acquire, directly or indirectly, by subrogation or otherwise, any lien, estate, right or other interest which is or may be prior in right to the Senior Mortgage, including, without limitation, advances for real estate taxes.

7.                                       Insurance; Taking and Condemnation. Subordinate Lender hereby assigns and transfers to Senior Lender:

(a)  all of Subordinate Lender’s right, title, interest or claim, if any, in and to the proceeds of all policies of insurance covering the Property (or any portion thereof) with respect to damages arising from the occurrence of a fire or other casualty for application or disposition thereof in accordance with the terms, conditions and provisions of the Senior Loan Documents; and

(b)  all of Subordinate Lender’s right, title, interest or claim, if any, in and to all awards or other compensation made for any taking or condemnation of any part of the Property (or any portion thereof) for application or disposition thereof in accordance with the terms, conditions, and provisions of the Senior Loan Documents.

8.                                       Notices. All notices, requests, demands, consents and approvals under this Agreement shall be in writing, and shall be hand delivered, sent by registered U.S. Mail, return receipt requested, or sent by overnight courier service, designated for next-day delivery, as follows:

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If to Senior Lender:

With a copy to:

If to Subordinate Lender:

c/o The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn: Mr. David A. Thurm

With a copy to:

c/o The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn:       Solomon B. Watson, IV, Esq.,

 General Counsel

and to:

Swidler Berlin Shereff Friedman, LLP
405 Lexington Avenue
New York, New York 10174
Attn:  Martin D. Polevoy, Esq.

Any party hereto may designate a different address to which or person to whom notices or demands shall be directed by written notice given in the same manner and directed to the other parties at the address hereinabove set forth. Any notice given hereunder shall be deemed received one (1) business day after delivery to an overnight delivery service designated for next-day delivery, three (3) business days after mailing if sent by registered U.S. mail return receipt requested, or when actually received if sent in any other permissible fashion.

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9.             Representations, Warranties and Covenants.

(a) Subordinate Lender represents and warrants to Senior Lender that: (i) this Agreement has been duly authorized, executed and delivered on behalf of Subordinate Lender; (ii) Subordinate Lender is the sole legal and equitable holder and owner of the Subordinate Loan Documents, (iii) the Subordinate Loan Documents are the only agreements or instruments creating or purporting to create in favor of Subordinate Lender a lien encumbering the Property (and Subordinate Lender agrees that, so long as any portion of the Senior Loan remains unpaid, Subordinate Lender shall not claim any rights under, or the benefit of, any other agreement or instrument creating or purporting to create in favor of Subordinate Lender a security interest in the Property prior in lien or right of payment to the Senior Loan), (iv) the Subordinate Lender owns the Subordinate Loan, and (v) the aggregate principal indebtedness secured by the Subordinate Loan Documents is $                  and the maturity date is                  .

(b)           Subordinate Lender acknowledges that Senior Lender has made no warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Senior Loan Documents or the collectibility of the Senior Loan. Senior Lender will be entitled to manage and supervise the Senior Loan in accordance with its usual practices, modified from time to time as Senior Lender deems appropriate under the circumstances, without regard to the existence of any rights that Subordinate Lender may now or in the future have in or to the Senior Loan Collateral. Senior Lender will have no liability to Subordinate Lender for, and Subordinate Lender waives, any claim which it may now or in the future have against Senior Lender arising out of: (i) any and all actions which Senior Lender, in good faith, takes or omits to take with respect to the Senior Loan Documents or the collection of the Senior Loan or the valuation, use, protection or release of any collateral (including, without limitation, actions or inactions of Senior Lender with respect to the creation, perfection or continuation of liens or security interests in its collateral, the occurrence of an Event of Default, the foreclosure on, sale, release of, depreciation of, or failure to realize on, any of its collateral, and the collection of any claim for all or any part of the Senior Loan from any account debtor, guarantor or other party); (ii) Senior Lender’s election, in any Reorganization Proceeding, of the application of Section 1111(b)(2) of the Bankruptcy Code; or (iii) any borrowing or grant of a security interest by Borrower or a member in Borrower in a Reorganization Proceeding under Section 364 of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, Subordinate Lender does not waive any claim it may have against Senior Lender arising out of Senior Lender’s alleged breach hereof. Subordinate Lender hereby waives any rights it may have to require a marshalling of the assets of Borrower.

(c) Senior Lender shall have no duty to advise Subordinate Lender of information known to Senior Lender regarding Borrower’s business, financial or other condition or the risk of non-payment of the Senior Loan. Upon written request made by Subordinate Lender from time to time, but not more often than once in any calendar year, Senior Lender will furnish certificates indicating the principal, interest and other sums, if

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any, due under the Senior Loan Documents and whether or not, to the best of Senior Lender’s knowledge, an Event of Default (or event which, with notice or the passage of time, would constitute an Event of Default) has occurred.

10.                                 No Third Party Beneficiary.  The terms of this Agreement are for the sole and exclusive protection and use of Subordinate Lender and any holders of the Subordinate Loan Documents and the Senior Lender and any holders of the Senior Loan Documents. Neither Borrower, nor any other person or party shall be a third-party beneficiary hereunder, and no provision hereof shall operate or inure to the use and benefit of Borrower or any such other person or party.

11.                                 Construction of this Agreement.  This Agreement is for the sole benefit of Subordinate Lender and Senior Lender and shall be binding upon Subordinate Lender and Senior Lender, and all of their respective affiliates, participants, trustees, receivers, successors and assigns. Nothing herein shall be deemed to modify, limit or in any way affect (a) the obligations of Borrower to Senior Lender under Senior Loan Documents, or (b) the obligations of Borrower to Subordinate Lender under the Subordinate Loan Documents.

12.                                 Headings; Severability. The section headings herein are for convenience of reference only and shall not affect the construction hereof. If any provision hereof is prohibited, invalid or unenforceable in any jurisdiction, or as to any fact or circumstance, the same shall not affect the remaining provision hereof nor affect the validity or enforceability of such provision in any other jurisdiction or as to other facts or circumstances.

13.                                 Jurisdiction and Venue; Waiver of Jury Trial.  Each of the parties hereby irrevocably submits to the jurisdiction of any federal or state court sitting in State of New York over any suit, action or proceeding arising out of or relating to this Agreement and covenants and agrees that such courts shall have exclusive jurisdiction over any such suit, action or proceeding. Each party irrevocably waives, to the fullest extent permitted under applicable law, any objections it may now or hereafter have to the venue of any suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Each party irrevocably waives, to the fullest extent permitted under applicable law, any right it may have to a jury trial.

14.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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15.           Modification.  This Agreement may not be amended or modified except by an agreement in writing executed by all parties to this Agreement, and no provision of this Agreement may be waived except by a waiver in writing signed by the party against whom the waiver is asserted.

16.           Business Days.  The terms “Business Day” and “Business Days” as used in this Agreement shall mean any day other than a Saturday, a Sunday or a Federal holiday on which the U.S. Postal Service offices are closed for business in New York, New York.

17.           Counterparts.  This Agreement and the consent hereto may be executed in counterparts, all of which, taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

18.           Attorneys’ Fees.  In the event of any lawsuit or other legal proceeding arising from or relating to this Agreement, the prevailing party shall be entitled to an award of its actual reasonable attorneys’ fees and related costs and expenses.

19.           Specific Performance. In addition to any other remedies available under any applicable law, each party hereto shall be entitled to specific performance of this Agreement, and each party hereby irrevocably waives any defense to such specific performance based on the adequacy of any remedy at law.

20.           Waiver of Jury Trial. SUBORDINATE LENDER AND SENIOR LENDER WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, WITH RESPECT TO, IN CONNECTION WITH OR ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH.

21.           Termination. The following events are referred to herein as “Termination Events”:  (a) complete payment and satisfaction in full of the Senior Loan; and (b) complete payment and satisfaction in full of the Subordinate Loan. Upon the occurrence of a Termination Event, this Agreement shall automatically terminate, and the provisions herein shall automatically be of no further force and effect.  Promptly upon request by Subordinate Lender or Senior Lender, the other party hereto shall execute any reasonable documents and/or instruments confirming any such termination.

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WITNESS the execution hereof as of the day and date first above written.

SENIOR LENDER:

By:
Name:
Title:

WITNESS the execution hereof as of the day and date first above written.

SUBORDINATE LENDER:

By:
Name:
Title:

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STATE OF NEW YORK	)
	:	SS.:
COUNTY OF NEW YORK	)

On the      day of            , 200    before me, the undersigned, a Notary Public in and for said State, personally appeared (Person Appearing), (Personally Proved) to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

(Notary Name)
Notary Public
My commission expires: (expiration)

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STATE OF NEW YORK	)
	:	SS.:
COUNTY OF NEW YORK	)

On the      day of            , 200    before me, the undersigned, a Notary Public in and for said State, personally appeared (Person Appearing), (Personally Proved) to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is/are subscribed to the within instrument and acknowledged that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

(Notary Name)
Notary Public
My commission expires: (expiration)

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EXHIBIT A

TO

INTERCREDITOR AGREEMENT

Legal Description

15

EXHIBIT S

Form of Bankruptcy Guaranty

S-1

EXHIBIT S TO OWNER’S OPERATING AGREEMENT

GUARANTY

This GUARANTY (this “Guaranty”) is made as of [DATE OF NYTC EXTENSION LOAN], by FOREST CITY ENTERPRISES, INC., a corporation organized under the laws of the State of Ohio, having an address at 1160 Terminal Tower, 50 Public Square, Cleveland, Ohio 44113-2203 (“Guarantor”), to [LENDER], a               organized under the laws of the State of               , having an address c/o The New York Times Company, 229 West 43rd Street, New York, New York 10036 (“Lender”).

WITNESSETH:

A.            The New York Times Building LLC, a limited liability company organized under the laws of the State of New York (“Owner”), is the tenant under that certain Agreement of Lease dated as of                   , 2001 between 42nd St. Development Project, Inc. and Owner (as the same may hereafter be amended from time to time, the “Ground Lease”) affecting certain land known as Site 8 South, located at Eighth Avenue between 40th and 41st Streets, in the County, City and State of New York (the “Property”);

B.            NYT Real Estate Company LLC, a limited liability company organized under the laws of the State of New York (“NYTC Member”) and FC Lion LLC, a limited liability company organized under the laws of the State of New York (“Borrower”), are the members in Owner pursuant to a certain Operating Agreement dated as of               , 2001 (as the same may hereafter be amended from time to time, “Owner’s Operating Agreement”);

C.            Borrower has requested that Lender make the “NYTC Extension Loan” to Borrower pursuant to Section 6.03 of Owner’s Operating Agreement, which NYTC Extension Loan is in the original principal amount of                                                             ($                              ) Dollars and is evidenced by that certain Modification of Substitute Extension Loan Note of even date herewith (the “Extension Loan Note”) and secured, inter alia, by that certain Modification of Substitute Extension Loan Mortgage and Security Agreement (Leasehold) of even date herewith (the “Extension Loan Mortgage”) and that certain Assignment of Leases and Rents of even date herewith (the “Extension Loan ALR”, and together with the Extension Loan Note, the Extension Loan Mortgage and all other documents evidencing, securing or governing the NYTC Extension Loan, collectively the “Extension Loan Documents”);

D.            Simultaneously herewith Lender is executing a Subordination and Intercreditor Agreement (the “Intercreditor Agreement”) with                              ;

E.             Lender has required, as an inducement to Lender to make the NYTC Extension Loan, that Guarantor be responsible for any losses and costs incurred by Lender by reason of (i) a voluntary bankruptcy, liquidation, assignment for the benefit of creditors, or similar action by Borrower, (ii) a collusive involuntary bankruptcy, liquidation, assignment for the benefit of creditors, or similar action by Borrower, (iii) the consenting by Borrower to, or failure by Borrower to diligently defend against, any other involuntary bankruptcy, liquidation, assignment for the benefit of creditors, or similar action by Borrower, or (iv) the failure of Borrower, upon the occurrence of a default in the payment of interest or principal under the NYTC Extension Loan at such time as the Senior Loan (as such term is defined in the Intercreditor Agreement) is not in default with respect to the payment of principal or interest due under the Senior Loan, to take all actions required in connection with the Required Conveyance Action (as such term is hereinafter defined);

F.             Guarantor is an affiliate of Borrower;

G.            Guarantor will derive substantial benefit from Lender’s making the NYTC Extension Loan; and

H.            Guarantor has agreed to deliver to Lender this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:

1.             Definitions.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in Owner’s Operating Agreement.

2.             Guaranteed Obligations. Guarantor, for itself, its successors and assigns, hereby primarily, unconditionally, absolutely and irrevocably guarantees the following obligations referred to in subparagraph (a) or (b) of this Paragraph 2 applicable to a Bankruptcy Triggering Event (as such term is hereinafter defined) or a Non-Conveyance Triggering Event (as such term is hereinafter defined), as the case may be (the “Guaranteed Obligations”):

(a)           in the event of a Bankruptcy Triggering Event, the full and prompt payment to Lender of (i) the unpaid principal balance of the NYTC Extension Loan, any accrued and unpaid interest thereon, late charges, and interest at the Involuntary Rate (as defined in the Extension Loan Mortgage) after default by Borrower in repaying the NYTC Extension Loan, and any costs of collection, including attorneys’ fees and expenses in enforcing the terms of the NYTC Extension Loan or exercising any right or remedy permitted under the Extension Loan Documents, or at law or in equity as against Borrower (the amounts referred to in this clause 2(a)(i) being herein collectively called the “Extension Loan Balance”), (ii) the payment of any and all other actual losses or damages suffered or incurred by Lender by reason of the occurrence of a Bankruptcy Triggering Event prior to repayment in full of the NYTC Extension

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Loan (or subsequent to repayment of the NYTC Extension Loan if, following any Bankruptcy Triggering Event, Lender is required to disgorge or repay to Borrower, any creditor of Borrower, Borrower’s estate in bankruptcy, or any trustee appointed in any bankruptcy proceeding affecting Borrower, any payment made by Borrower or Guarantor with respect to or on account of the NYTC Extension Loan), and (iii) any Enforcement Costs (as hereinafter defined in Paragraph 18 hereof); and

(b)           in the event of a Non-Conveyance Triggering Event, the full and prompt payment to Lender of (i) the Extension Loan Balance (including, without limitation, accrued interest at the Involuntary Rate from the Demand Date until repayment of the Extension Loan Balance in full by Borrower to Lender), (ii) the payment of any and all other actual losses or damages suffered or incurred by Lender by reason of the occurrence of a Non-Conveyance Triggering Event, and (iii) any Enforcement Costs.

3.             Triggering Events. Notwithstanding anything to the contrary herein, Lender hereby agrees that Lender shall not seek to collect or enforce this Guaranty, and Guarantor shall have no liability hereunder, if and for so long as no Bankruptcy Triggering Event and no Non-Conveyance Triggering Event shall have occurred (i.e., Guarantor shall be liable under this Guaranty if at any time any one or more Bankruptcy Triggering Events or any one or more Non-Conveyance Triggering Events occurs), to wit:

(a)           neither Borrower nor Guarantor commences an action for, conducts, files or applies for or is the subject of any voluntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or other similar protection, remedy, action or proceeding; and/or

(b)           neither Borrower nor Guarantor is the subject of any involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or other similar filing, protection, remedy, action or proceeding (collectively, an “Involuntary Bankruptcy Action”) which is collusive or which is initiated on the basis of a debt or obligation for money borrowed by Borrower or goods or services obtained by Borrower in violation of Borrower’s articles of organization or operating agreement. For purposes hereof an Involuntary Bankruptcy Action is deemed be “collusive” when it can reasonably be demonstrated that Borrower, Guarantor or any other individual or entity affiliated with, related to or holding an interest in Borrower (including without limitation INGREDUS Site 8 South LLC), or an entity related thereto, or any successors or assigns of any of the foregoing, either (A) is a petitioner in such involuntary filing, protection, remedy, action or proceeding, or (B) has collaborated with a third party petitioner to cause, establish or default in the payment of, the debt or obligation on the basis of which such Involuntary Bankruptcy Action is brought; and/or

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(c)           in the event of any involuntary Bankruptcy Action against Borrower or Guarantor, as the case may be, neither Borrower nor Guarantor shall consent to or acquiesce in the filing of such involuntary Bankruptcy Action or the appointment of a receiver, trustee or liquidator of it or any substantial portion of its assets in connection therewith, it being understood and agreed that the term “acquiesce” includes but is not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree within twenty (20) days after entry of same if and to the extent Borrower or Guarantor, as the case may be, has a good faith basis to raise any grounds for filing such a petition or motion to vacate or discharge) and shall diligently defend against (if and to the extent Borrower or Guarantor has a good-faith basis to raise any defense) and seek to have dismissed any such Involuntary Bankruptcy Action (if and to the extent Borrower or Guarantor has a good-faith basis to raise any grounds for dismissal), provided that the foregoing shall not be deemed to obligate Borrower or Guarantor to pay the debt or obligation giving rise to such Involuntary Bankruptcy Action or any part thereof in order to obtain such dismissal

(any action or occurrence in violation of the provisions of subparagraph (a), (b) or (c) of this Paragraph 3 being herein called a “Bankruptcy Triggering Event”); and/or

(d)           in the event of a default in the payment of interest or principal with respect to the NYTC Extension Loan (including, without limitation, a default in the payment of principal on maturity of the NYTC Extension Loan) at such time as the Senior Loan is not in default with respect to the payment of principal or interest due under the Senior Loan, which default under the NYTC Extension Loan continues for ten (10) days (the “10-Day Cure Period”) after delivery of written notice by Lender to Borrower and Guarantor in the form annexed hereto as Exhibit A (the “10-Day Notice”), and which default, solely in the case of the first default in the payment of principal or interest during the term of the Extension Loan as to which Lender has delivered the 10-Day Notice, continues after the expiration of the 10- Day Cure Period for a further period of five (5) days after delivery of written notice by Lender to Borrower and Guarantor in the form annexed hereto as Exhibit B (the “5-Day Notice”) (it being acknowledged and agreed that with respect to the second and any subsequent occasion on which Lender delivers a 10- Day Notice, Lender shall not be obligated to give and shall not give a 5-day Notice), Borrower, within ten (10) days after delivery by Lender to Borrower and Guarantor of a Demand Notice accompanied by counterparts of the Conveyance Documents or the Foreclosure Documents, as the case may be, to be executed by Borrower, takes all of the following actions (collectively, the “Required Conveyance Action”) set forth in clauses subparagraph 3(d)(i) and 3(d) (ii) below (any failure by Borrower to take such actions within ten (10) days after delivery by Lender of a Demand Notice accompanied by counterparts of the Conveyance Documents or the Foreclosure Documents, as the case may be, to be executed by

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Borrower being herein called a “Non-Conveyance Triggering Event”, the terms “Conveyance Documents”. “Demand Notice” and “Foreclosure Documents” having the meanings hereinafter set forth):

(i)            at Lender’s option (as elected by Lender at Lender’s sole and absolute discretion in the Demand Notice), either:

(A)          (1) conveys to Lender (or its designee) the Mortgaged Property (as defined in the Extension Loan Mortgage), including, without limitation, the execution of all assignments and required ancillary transfer documentation and/or affidavits, all in the form annexed to this Guaranty as Exhibit C or otherwise in form and substance satisfactory to Lender and, in any event, approved by Lender’s title insurance company (collectively, the “Conveyance Documents”), and (2) pays any and all transfer taxes and any other expenses of Lender (or its designee) in connection with the conveyance of the Mortgaged Property to Lender (or its designee), and (3) delivers to Lender or its designee possession of the Mortgaged Property subject only to the rights of permitted tenants and occupants under the Condominium Declaration (as defined in the Extension Loan Mortgage), or

(B)           (1) executes a stipulation consenting to the immediate entry of a judgment of foreclosure and the immediate sale at public auction of the Mortgaged Property in accordance with the terms thereof, and all other documents required in connection therewith to effectuate such immediate entry of a judgment of foreclosure and the immediate sale at public auction of the Mortgaged Property, said judgment and stipulation and other documents to be in the form annexed to this Guaranty as Exhibit D or otherwise in form and substance satisfactory to Lender and, in any event, approved by Lender’s title insurance company (collectively, the “Foreclosure Documents”), and (2) pays any and all transfer taxes and any other expenses of Lender (or its designee) in connection with the foreclosure of the Extension Loan pursuant to the Foreclosure Documents and the transfer of the Mortgaged Property pursuant to such foreclosure; and

(ii)           pays all accrued interest on the Extension Loan Balance at the Involuntary Rate from the Demand Date through and including the date Borrower fully complies with the provisions of clauses (A) or (B), as applicable, of subparagraph 3(d)(i) hereof.

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As used herein the term “Demand Date” shall mean the date on which Lender notifies Guarantor and Borrower in writing (the “Demand Notice”), such Demand Notice to be in the form of Exhibit E annexed hereto, that Lender has elected that Borrower take a Required Conveyance Action and specifying whether Lender has elected that Borrower take the Required Conveyance Action described in clause (A) of the first sentence of subparagraph 3(d)(i) hereof, in which event the Demand Notice shall be accompanied by counterparts of the Conveyance Documents to be executed by Borrower, or clause (B) of the first sentence of this subparagraph 3(d)(i) hereof, in which event the Demand Notice shall be accompanied by counterparts of the Foreclosure Documents to be executed by Borrower.

Notwithstanding the foregoing provisions of subparagraph 3(d), in the event Borrower is prevented from taking any of the actions referred to in subparagraph 3(d)(i) or 3(d)(ii) hereof solely by reason of the fact that (i) Borrower has been enjoined by a court of competent jurisdiction, over Borrower’s objection and diligent opposition and defense in a hearing on the merits that is based on Borrower’s good faith belief that its objection is meritorious, from taking such action (other than by reason of an injunction obtained by or on behalf of Borrower, Guarantor, any member of Borrower including without limitation INGREDUS Site 8 South LLC, or any affiliate of Borrower, Guarantor or INGREDUS Site 8 South LLC, or any of their respective successors or assigns), or (ii) all of Borrower’s members have been enjoined by a court of competent jurisdiction, over the objection and diligent opposition and defense in a hearing on the merits by each such member of Borrower, from taking such action (other than by reason of an injunction obtained by or on behalf of Borrower, Guarantor, any member of Borrower including without limitation INGREDUS Site 8 South LLC, or any affiliate of Borrower, Guarantor or INGREDUS Site 8 South LLC, or any of their respective successors or assigns), it being acknowledged and agreed that the provisions of this clause (ii) shall not apply in the case of an injunction against any one or more but not all of the members of Borrower, or (iii) Borrower is prevented from taking such action by reason of the imposition of the automatic stay provisions of the Bankruptcy Code in an Involuntary Bankruptcy Action (other than an Involuntary Bankruptcy Action which would constitute a Bankruptcy Triggering Event under this Guaranty), then the Demand Date shall be postponed until the first date on which Borrower is no longer precluded from taking the actions referred to in subparagraph 3(d)(i) or 3(d)(ii) solely by reason of the circumstances described in clause (i), (ii) or (iii) of this sentence.

The foregoing provisions of this Paragraph 3 shall not (a) constitute a waiver of any obligation guarantied or secured by this Guaranty, (b) affect in any way the legality, validity, binding effect or enforceability of this Guaranty, of Owner’s Operating Agreement or the NYTC Extension Loan Documents, (c) release or impair this Guaranty, or (d) prevent or in any way hinder Lender from exercising, or constitute a defense, an affirmative defense, a counterclaim, or basis for relief in respect of the exercise of, any remedy and/or remedies against any party or assets under Owner’s Operating Agreement.

For purposes of this Guaranty, the term “Involuntary Bankruptcy Action” shall not include any involuntary liquidation, dissolution, receivership, insolvency, bankruptcy,

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assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment, or other similar protection, remedy, action or proceeding initiated by The New York Times Company or any Affiliate (as such term is defined in Owner’s Operating Agreement) of The New York Times Company.

Notwithstanding anything to the contrary contained in the Extension Loan Documents, from and after the occurrence of a Non-Conveyance Triggering Event, the term “Involuntary Rate” shall mean (i) eighteen (18%) percent per annum, or (ii) the maximum rate or amount, if any, permitted by applicable law, whichever is less.

4.     Guaranty Absolute.

(a)           Guarantor guarantees the Guaranteed Obligations, regardless of any law, statute, rule, regulation, decree or order now or hereafter in effect in any jurisdiction affecting or purporting to affect in any manner any of the terms or the rights or remedies of Lender with respect thereto.

(b)           The liability of Guarantor under this Guaranty is present, primary, continuing, absolute and unconditional, and shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any or all of the following, and Lender may proceed, with or without further notice to or assent from Guarantor, to exercise any right or remedy hereunder irrespective of and Guarantor hereby waives any defense or counterclaim predicated upon; any or all of the following:

(i)            any lack of genuineness, regularity, validity, legality or enforceability, or the voidableness of the NYTC Extension Loan Documents or Owner’s Operating Agreement or any other agreement or instrument relating thereto;

(ii)           the failure of Lender to exercise or to exhaust any other right or remedy or take any other action against any other security available to it;

(iii)          any failure, delay, waiver, consent, indulgence, or forbearance of Lender in connection with the exercise of, or any lack of diligence in exercising, any right or remedy with respect to the NYTC Extension Loan Documents or Owner’s Operating Agreement or this Guaranty;

(iv)          any dealings or transactions between Lender and Borrower, whether or not Guarantor shall be a party to or cognizant of the same;

(v)           any bankruptcy, insolvency, assignment for the benefit of creditors, receivership, trusteeship or dissolution of or affecting Borrower, Owner or any other party;

(vi)          any other guaranty now or hereafter executed by Guarantor or any other guarantor or the release of any other guarantor from liability for the payment, performance

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or observance of any of the Guaranteed Obligations on the part of Guarantor to be paid, performed or observed, as applicable, whether by operation of law or otherwise;

(vii)         any rights, powers or privileges Guarantor may now or hereafter have against any Borrower or any other person, entity or collateral in respect of the Guaranteed Obligations;

(viii)        any other circumstance which might in any manner or to any extent constitute a defense available to, or vary the risk of Guarantor, or might otherwise constitute a legal or equitable discharge or defense available to a surety or guarantor, whether similar or dissimilar to the foregoing;

(ix)           any notice of the creation, renewal or extension of the Guaranteed Obligations and notice of or proof of reliance by Lender upon this Guaranty or acceptance of this Guaranty;

(x)            any change, restructuring or termination of the structure or existence of Borrower;

(xi)           any amendment, extension or modification of or addition or supplement to the NYTC Extension Loan Documents or Owner’s Operating Agreement or any of them, except that insofar as the Guaranteed Obligations change by reason thereof this Guaranty shall extend to the Guaranteed Obligations as they may be extended, increased, diminished, reduced or otherwise changed by reason thereof;

(xii)          any irregularity in or invalidity or unenforceability of all or any part of the NYTC Extension Loan Documents or Owner’s Operating Agreement or any of them;

(xiii)         any assignment, conveyance, mortgage, merger or other transfer, voluntarily or involuntarily (whether by operation of law or otherwise), of all or any part of Borrower’s interest in the “Mortgaged Property” (as such term is defined in the NYTC Extension Loan Documents);

(xiv)        any failure or purported failure of Lender to mitigate damages arising from a breach, violation or default by Borrower or Guarantor;

(xv)         any defense, right of set-off or other claim which Guarantor may have against Lender, except for claims of actual payment or actual performance of the Guaranteed Obligations;

(xvi)        any failure by Lender to inform Guarantor of any facts Lender may now or hereafter know about Borrower or the Mortgaged Property, or the terms of the NYTC Extension Loan Documents or Owner’s Operating Agreement, it being

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understood and agreed that Recipients have no duty so to inform and that Guarantor is fully responsible for being and remaining informed by Borrower of the risk of non-payment of the Guaranteed Obligations; or

(xvii)       any termination of the NYTC Extension Loan Documents or Owner’s Operating Agreement or any of them, or the exercise of any remedies by Lender or NYTC Member thereunder, or the sale, transfer, or conveyance of any direct or indirect interest of Borrower in the Mortgaged Property.

(c)           This is a guaranty of payment of debt under the conditions specifically provided in Sections 2 and 3 of this Guaranty. Insofar as the Guaranteed Obligations require the payment of money, this Guaranty is a guaranty of payment and not of collection. Guarantor hereby waives any and all legal requirements that Lender, or their successors or assigns, must institute any action or proceeding at law or in equity, or obtain any judgment, or exhaust their rights, remedies and/or recourses against Borrower or any other person or entity, or with respect to any security for the obligations hereby guaranteed, as a condition precedent to making any demand on, bringing an action against, or obtaining or enforcing any judgment against, Guarantor upon this Guaranty, and/or that they join Borrower or any other person or entity as a party to any such action.

(d)           All of the remedies set forth herein and/or provided for in the NYTC Extension Loan Documents or Owner’s Operating Agreement or at law or equity shall be equally available to Lender and the choice of one such alternative over another shall not be subject to question or challenge by Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, or failure to mitigate damages in any action, proceeding, or counteraction by Lender to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude Lender from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies provided herein in part because they recognize that the choice of remedies in the event of a default hereunder will necessarily be and should properly be a matter of good-faith business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Lender at the lowest cost to Borrower and/or Guarantor. It is the intention of the parties that such good-faith choice by Lender be given conclusive effect regardless of such subsequent developments.

(e)           Guarantor hereby acknowledges having received, reviewed and understood a true, correct and complete copy of each of the NYTC Extension Loan Documents and Owner’s Operating Agreement. Guarantor acknowledges that this Guaranty is in effect and binding without reference to whether this Guaranty is signed by any other person or entity, that possession of this Guaranty by Lender shall be conclusive evidence of due delivery hereof by Guarantor and acceptance hereof by Lender, and that this Guaranty shall continue in full force and effect, both as to guaranteed obligations and liabilities now existing and/or those hereafter created.

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5.             Representations and Warranties.  Guarantor represents and warrants to Lender as follows:

(a)           Guarantor is a duly organized, validly existing corporation in good standing under the laws of the State of Ohio and has full power, authority and legal right to execute and deliver this Guaranty and to perform fully and completely all of its obligations hereunder.

(b)           The execution, delivery and performance of this Guaranty by Guarantor has been duly authorized by all necessary corporate action, and will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on Guarantor, or any provision of the by-laws of Guarantor, or of any contract, undertaking or agreement to which Guarantor is a party or which is binding upon Guarantor or any of its property or assets, and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any of its property or assets pursuant to the provisions of any of the foregoing.

(c)           This Guaranty has been duly executed and delivered by a duly authorized officer of Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms.

(d)           All necessary resolutions, consents, licenses, approvals and authorizations of any person or entity required in connection with the execution, delivery and performance of this Guaranty have been duly obtained and are in full force and effect.

(e)           There are no conditions precedent to the effectiveness of this Guaranty that have not been either satisfied or waived.

(f)            Guarantor has, independently and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.

(g)           There are no actions, suits or proceedings pending or, to the knowledge of Guarantor, threatened against or affecting Guarantor nor any judgment rendered against Guarantor, which will have a material adverse impact upon Guarantor’s ability to perform its obligations hereunder, or involving the validity or enforceability of this Guaranty, at law or in equity; and Guarantor is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Guarantor.

(h)           Any and all balance sheets, net worth statements, income and expense statements, cash flow statements and other financial statements of, and other financial statements and data relating to, Guarantor previously or hereafter delivered to Lender fairly and accurately present, or will fairly and accurately present, the financial condition of Guarantor as of the dates thereof; since the dates of those most recently delivered, there has been no material adverse change in the financial condition of Guarantor; Guarantor has disclosed all events, conditions, and facts known

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to Guarantor which are more likely than not to have a material adverse effect on the financial condition of Guarantor; and neither this Guaranty nor any document, financial statement, financial or credit information, certificate or statement relating to Guarantor and referred to herein, or furnished to Lender by Guarantor contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact.

6.             Waivers.  Guarantor expressly waives the following:

(a)           notice of acceptance of this Guaranty and of any change in the financial condition of Borrower;

(b)           promptness, diligence, presentment and demand for payment of any of the Guaranteed Obligations;

(c)           protest, notice of dishonor, notice of the performance or non-performance of any of the Guaranteed Obligations, notice of default and any other notice with respect to any of the Guaranteed Obligations and/or this Guaranty;

(d)           any demand for payment under this Guaranty;

(e)           the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship, except the defenses of prior payment or performance by Borrower of the Guaranteed Obligations which Guarantor is called upon to pay or perform under this Guaranty;

(f)            all rights and remedies accorded by applicable law to guarantors, or sureties, including, without being limited to, any extension of time conferred by any law now or hereafter in effect;

(g)           the right to trial by jury in any action or proceeding of any kind arising on, under, out of, or by reason of or relating, in any way, to this Guaranty or the interpretation, breach or enforcement hereof;

(h)           the right to interpose any set-off or counterclaim of any nature or description in any action or proceeding arising hereunder or with respect to this Guaranty; and

(i)            any right or claim of right to cause a marshaling of the assets of Borrower or to cause Lender to proceed against Borrower and/or any collateral or security held by Borrower at any time or in any particular order.

7.             Bankruptcy. Notwithstanding anything to the contrary herein, Guarantor’s liability shall extend to all amounts or other obligations which constitute part of the Guaranteed Obligations and would be owed by, or required to be performed by, Borrower under the NYTC

11

Extension Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower or any other party.  Without limiting the foregoing, neither Guarantor’s obligation to make payment or otherwise perform in accordance with this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed, stayed, released or limited in any manner by any impairment, modification, change, release, limitation or stay of the liability of Borrower or any other party or its estate in bankruptcy or any remedy for the enforcement thereof, resulting from the operation of any present of future provision of the Bankruptcy Code or other statute or from the decision of any court interpreting any of the same.

8.             Currency of Payments; Interest.

(a)           Any and all amounts required to be paid by Guarantor hereunder shall be paid in lawful money of the United States of America and in immediately available funds.  Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to Lender on account of its liability hereunder, it will notify Lender in writing that such payment is made under this Guaranty for that purpose.

(b)           Any amount payable by Guarantor hereunder which is not paid when due shall bear interest at the rate of eighteen percent (18%) per annum from its due date until repaid, and such interest shall be deemed part of the Guaranteed Obligations. Notwithstanding any other provision or provisions herein contained, no provision of this Guaranty shall require or permit the collection from Guarantor of interest in excess of the maximum rate or amount, if any, which Guarantor may be required or permitted to pay by any applicable law.

9.             Waiver of Rights Against Borrower; Subordination.

(a)           Guarantor hereby waives all rights of subrogation and any other claims that it may now or hereafter acquire against Borrower or any insider that arise from the existence, payment, performance or enforcement of Guarantor’s obligations under this Guaranty, including, without limitation, any right of reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Owner or Lender against Borrower or any insider, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower or any insider, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

(b)           If any amount shall be paid to Guarantor in violation of the preceding subsection (a), such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to all amounts payable under this Guaranty in accordance with the terms of this Guaranty, or to be held as collateral for any amounts payable under this Guaranty thereafter arising.  Guarantor acknowledges that it has and will receive

12

substantial benefit from the making of the NYTC Extension Loan and that the waiver set forth in this subsection is knowingly made in contemplation of such benefits.

(c)           All indebtedness, liabilities and obligations of Borrower to Guarantor, whether secured or unsecured and whether or not evidenced by any instrument, now existing or hereafter created or incurred, are and shall be subordinate and junior as to lien, time of payment and in all other respects to the Guaranteed Obligations

(d)           Guarantor agrees that, following any default or event of default by Borrower in the payment of the Guaranteed Obligations, and until the Guaranteed Obligations shall have been paid in full, Guarantor will not accept any payment or satisfaction of any kind of any indebtedness or obligation of Borrower to Guarantor. Further, as long as Guarantor remains liable hereunder, Guarantor agrees that, if, following any default or event of default by Borrower in the payment of the Guaranteed Obligations, Guarantor should receive any payment, satisfaction or security for any indebtedness or obligation of Borrower to Guarantor, the same shall be delivered to Lender in the form received, endorsed or assigned as may be appropriate, for application on account of or as security for the Guaranteed Obligations, and, until so delivered, shall be held in trust for Lender as security for said obligations.  In addition, at any time, in the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of Borrower, Lender shall be entitled to performance in full of the obligations hereby guaranteed prior to the payment of all or any part of any indebtedness of Borrower to Guarantor, and Guarantor will, at the request of Lender, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of Borrower in respect of such indebtedness and hereby assigns to Lender, and will hold in trust for Lender, any and all monies, dividends or other assets received in any such proceeding on account of such obligations, unless and until the obligations hereby guaranteed shall be irrevocably performed in full. In the event Guarantor fails to perform said obligations, it shall pay and deliver said monies, dividends or other assets to Lender.

10.           Amendment in Writing.  No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Guarantor and Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.           Remedies. The obligations of Guarantor under this Guaranty are independent of Borrower’s obligations under the NYTC Extension Loan Documents, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or whether Borrower is joined in any such action or actions. Any one or more successive and/or concurrent actions may be

13

brought hereon against Guarantor either in the same action, if any, brought against Borrower or in separate actions, as often as Lender, in its sole discretion, may deem advisable.

12.           Certified Statement.  Guarantor agrees that it will, at any time and from time to time, within ten (10) days following request by Lender, execute and deliver to Lender a statement certifying that this Guaranty is unmodified and in full force and effect (or if modified, that the same is in full force and effect as modified and stating such modifications).

13.           Notices. All notices and other communications which may be or are desired to be given hereunder shall be in writing and shall be hand delivered, sent by registered U.S. Mail, return receipt requested, or sent by overnight courier service, designated for next-day delivery, as follows:

If to Guarantor:

Forest City Enterprises, Inc.
1160 Terminal Tower
50 Public Square
Cleveland, Ohio 44113-2267
Attention: General Counsel

With a copy to:

Forest City Ratner Companies
One MetroTech Center North
Brooklyn, New York 11201
Attention: David Berliner, Esq.

And to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: James J. Kirk, Esq.

If to Lender:

[Lender]

c/o The New York Times Company

229 West 43rd Street

New York, New York 10036

Attention: General Counsel

14

With a copy to:

[Lender]

c/o The New York Times Company

229 West 43rd Street

New York, New York 10036

Attention: Director of Real Estate

And to:

Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention:  Martin D. Polevoy, Esq.

Any party hereto may designate a different address to which or person to whom notices or demands shall be directed by written notice given in the same manner and directed to the other at its address hereinabove set forth. Any notice given hereunder shall be deemed received when delivered if delivered by hand, one (1) Business Day (as hereinafter defined) after delivery if sent overnight delivery service, designated for next-day delivery, and three (3) Business Days after mailing if sent by registered U.S. mail, provided, however, that rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as herein required shall be deemed to be receipt of the notice, demand or request sent.

As used in this Guaranty, the term “Business Day” means any day which is not a Saturday, a Sunday or a day observed as a holiday by either the State of New York or the federal government of the United States.

14.           Termination of Guaranty; Successors and Assigns. This Guaranty shall

(a)           remain in full force and effect:

(i)            with respect to any Bankruptcy Triggering Event, until payment and performance in full of the Guaranteed Obligations applicable to a Bankruptcy Triggering Event and the expiration of all applicable periods under the laws governing bankruptcy, insolvency, fraudulent conveyances and creditor’s rights during which any payment made by Guarantor or Borrower with respect to the Guaranteed Obligations may be required to be disgorged or repaid by Lender; and

(ii)           with respect to any Non-Conveyance Triggering Event, until payment and performance in full of the Guaranteed Obligations applicable to a

15

Non-Conveyance Triggering Event or such earlier date as Borrower takes all actions required in connection with the Required Conveyance Action (provided that, in the case of a Required Conveyance Action which is not made within ten (10) days after delivery of a Demand Notice, Lender elects to accept such Required Conveyance Action, it being acknowledged and agreed that Lender shall not be under any obligation to accept a Required Conveyance Action which is not made within ten (10) days after delivery of a Demand Notice and that Lender may refuse to accept a Required Conveyance Action which is not made within ten (10) days after delivery of a Demand Notice in its sole and absolute discretion), and, in either case, the expiration of all applicable periods under the laws governing bankruptcy, insolvency, fraudulent conveyances and creditor’s rights during which any payment made by Guarantor or Borrower with respect to the Guaranteed Obligations may be required to be disgorged or repaid by Lender or any action taken by Borrower in connection with the Required Conveyance Action may be voided, as the case may be. In addition, this Guaranty shall be automatically reinstated if, following the Required Action, Borrower or Guarantor shall take any actions, steps or procedures which might delay, impede or preclude NYTC (or its designee) from recording the conveyance instruments with respect to the Mortgaged Property, taking possession of the Mortgaged Property or collecting rents from occupants of the Mortgaged Property, whether the Mortgaged Property is transferred pursuant to the conveyance instruments or the judgment of foreclosure referred to in subparagraph 3(d) of this Guaranty;

(b)           be binding upon Guarantor and its successors, transferees and permitted assigns; and

(c)           inure to the benefit of and be enforceable by Lender and its successors, transferees and assigns.

Wherever in this Guaranty reference is made to Guarantor or Lender, the same shall be deemed to refer also to the then successor or assign of Guarantor or Lender. Notwithstanding anything herein to the contrary, Guarantor shall not have the right to assign this Guaranty or delegate its obligations without the prior written consent of Lender, which may be withheld in Lender’s sole and absolute discretion, and any purported assignment in violation of the foregoing clause shall be null and void as against Lender.

15.           Governing Law.

(a)           This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within said state, without giving effect to conflict of laws principles thereof.

16

(b)           Guarantor hereby irrevocably submits to personal jurisdiction in the State of New York for the enforcement of this Guaranty and waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either any court of the State of New York or (in a case involving diversity of citizenship) the United States District Court where the Project is located, in any action, suit, or proceeding which Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any State or Federal court in the State of New York and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this subparagraph 14(b) shall not be deemed to preclude Lender from filing any such action, suit, or proceeding in any other appropriate forum.

16.           Severability.  If any term, covenant, condition or provision of this Guaranty or the application thereof to any circumstance or to Guarantor shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Guaranty or the application thereof to any circumstances or to Guarantor other than those as to which any term, covenant, condition or provision is held invalid or unenforceable, shall not be affected thereby and each remaining term, covenant, condition and provision of this Guaranty shall be valid and shall be enforceable to the fullest extent permitted by law.

17.           Headings. The headings used in this Guaranty are for convenience only and are not to be considered in connection with the interpretation or construction of this Guaranty.

18.           Enforcement Costs. If: (i) this Guaranty is placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty; or (iii) an attorney is retained to represent Lender in any proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to Lender upon demand all attorneys’ fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder, regardless of whether all or a portion of such Enforcement Costs are incurred in a single proceeding brought to enforce this Guaranty.

17

IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first above written.

GUARANTOR:

FOREST CITY ENTERPRISES, INC., an Ohio corporation

By:
Name:
Title:

18

EXHIBIT A

FORM OF 10-DAY NOTICE

[Lender]
c/o The New York Times Company
229 West 43rd Street
New York, New York 10036

Date:

FC Lion LLC

[ADDRESS FOR NOTICES

IN NYTC EXTENSION LOAN

MORTGAGE]

Forest City Enterprises, Inc.
1160 Terminal Tower
50 Public Square
Cleveland, Ohio 44113
Attention: General Counsel

Ladies and Gentlemen:

Notice is herewith given that FC Lion LLC as “Borrower” under (i) that certain Modification of Substitute Extension Loan Note (the “Note”) dated                2001 and (ii) that certain Modification of Substitute Extension Loan Mortgage and Security Agreement (Leasehold), (the “Mortgage”) dated                , 2001, which documents, among others, evidence and secure that certain loan in the original principal amount of $                                 from [Lender] (“Lender”) to Borrower (the “NYTC Extension Loan”), is in default of its obligations regarding payments of interest and/or principal under the NYTC Extension Loan.

Specifically, Borrower has failed to make payments of [interest required under the Note in the aggregate amount of $                ,] [plus interest accruing subsequent to                 ;] [and Borrower has failed to make payments of principal under the Note in the aggregate amounts of $                .](1)

If this default is not cured within ten (10) days after delivery of this Notice, in addition to any other rights and remedies that the Lender may have (with or without the giving of notice) under the Note, the Mortgage or any other document evidencing or securing the NYTC

(1) Specific defaults to be described.

A-1

Extension Loan, by way of acceleration of the obligations or otherwise, Lender may exercise all of its rights and remedies set forth in that certain Guaranty dated                from Forest City Enterprises, Inc. to Lender (the “Guaranty”), subject to the terms therein.

This Notice shall satisfy in all respects the “10-Day Notice” requirement under paragraph 3(d) of the Guaranty.

Capitalized terms used but not otherwise defined herein shall have the meanings described to such terms in the Guaranty.

Yours very truly,

[LENDER]

By:
Name:
Title:

copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: General Counsel

A-2

EXHIBIT B

FORM OF 5-DAY NOTICE

[Lender]
c/o The New York Times Company
229 West 43rd Street
New York, New York 10036

Date:

FC Lion LLC

[ADDRESS FOR NOTICES

IN NYTC EXTENSION LOAN

MORTGAGE]

Forest City Enterprises, Inc.
1160 Terminal Tower
50 Public Square
Cleveland, Ohio 44113
Attention: General Counsel

Ladies and Gentlemen:

Notice is herewith given that FC Lion LLC as “Borrower” under (i) that certain Modification of Substitute Extension Loan Note (the “Note”) dated                 2001 and (ii) that certain Modification of Substitute Extension Loan Mortgage and Security Agreement (Leasehold), (the “Mortgage”) dated              , 2001, which documents, among others, evidence and secure that certain loan in the original principal amount of $                       from [Lender] to Borrower (the “NYTC Extension Loan”), is in default of its obligations regarding payments of interest or principal under the NYTC Extension Loan AND such default has continued beyond the expiration of the 10-day cure period referred to in the notice of default to Borrower and Guarantor dated                   .

Specifically, Borrower has failed to make payments of: [interest required under the Note in the aggregate amount of $                          ,] [plus interest accruing subsequent to                          ;] [and Borrower has failed to make payments of principal under the Note in the aggregate amounts of $                        .](2)

(2) Specific defaults to be described.

B-1

If this default is not cured within five (5) days after delivery of this Notice, in addition to any other rights and remedies that the Lender may have (with or without the giving of notice) under the Note, the Mortgage or any other document evidencing or securing the NYTC Extension Loan, by way of acceleration of the obligations or otherwise, Lender may exercise all of its rights and remedies set forth in that certain Guaranty dated                        from Forest City Enterprises, Inc. to Lender (the “Guaranty”), subject to the terms therein.

This Notice shall satisfy in all respects the “5-Day Notice” requirement under Paragraph 3(d) of the Guaranty.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranty.

Yours very truly,

[LENDER]

By:
Name:
Title:

copy to:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: General Counsel

B-2

EXHIBIT C

FORM OF CONVEYANCE DOCUMENTS

[See attached Assignment and Assumption Agreement.  In addition, Borrower to execute transfer tax returns in form satisfactory to Lender’s title insurance company reflecting Borrower’s payment of transfer taxes and such other documents as may be required by Lender’s title insurance company to record Assignment and Assumption Agreement.]

This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment”) dated as of                        , 20         by and between FC LION LLC (“Assignor”), a New York limited liability Landlord, having an office at                                             and [LENDER OR ITS DESIGNEE] (“Assignee”), a                        having an office c/o The New York Times Company, 229 West 43rd Street, New York, New York 10036.

WITNESSETH:

WHEREAS, Assignor is the tenant under those certain Agreements of Sublease more particularly described on Exhibit 1 annexed hereto (collectively, the “Subleases”) affecting a portion of the property more particularly described in Exhibit 2 attached hereto and hereby made a part hereof and the improvements located thereon;

WHEREAS, Assignor wishes to assign all of its right, title and interest in and to the Subleases to Assignee, and Assignee wishes to assume all such right, title and interest from and after the effective date of such assignment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.             Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Subleases. References herein to any document or instrument shall refer to the same as it may be amended, modified, supplemented, extended, renewed or assigned.

2.             Assignor hereby assigns, grants, bargains, sells and transfers all of its right, title and interest in and to the Subleases, together with any and all amendments, extensions and renewals thereof, and together with all rights and obligations accrued or to accrue under said Subleases, to Assignee and its successors and assigns, TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, from the date hereof, for all the rest of the term of the Subleases.

3 .            Assignee hereby assumes and agrees to perform and comply with all of the covenants and conditions of the Subleases to be performed or complied with by the tenant thereunder on and after the date hereof, as if Assignee had originally executed the Ground Lease as the tenant thereunder.

4.             This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

5.             This Assignment shall be governed by, and construed in accordance with the laws of the State of New York.

6.             This Assignment may be executed in counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have signed and delivered this Assignment as of the date first set above.

ASSIGNOR:

FC LION LLC

By:
Name:
Title:

ASSIGNEE:

[LENDER OR ITS DESIGNEE]

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the            day of                       , in the year 20       , before me, the undersigned, a Notary Public in and for said State, personally appeared                                    , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public
Commission Expires

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the            day of                       in the year 20       , before me, the undersigned, a Notary Public in and for said State, personally appeared                                    , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public
Commission Expires

Exhibit 1 to Assignment and Assumption Agreement

RETAIL SUBLEASE

Agreement of Sublease by and between The New York Times Building, LLC, Landlord, and FC Lion LLC, Tenant, dated as of             , 2001, a memorandum of which was recorded in the Office of the Register of the City of New York, New York County on             , 2001, as amended by [Amendment] dated             , 200      , a memorandum of which [Amendment] was recorded in the Office of the Register of the City of New York, New York County on             , 200     , the Landlord’s interest in which Agreement of Sublease has been assigned to 42nd St. Development Project, Inc. by Assignment and Assumption Agreement dated                 , 200     , between The New York Times Building, LLC, assignor, and 42nd St. Development Project, Inc., assignee.

OFFICE SUBLEASE

Agreement of Sublease by and between The New York Times Building, LLC, Landlord, and FC Lion LLC, Tenant, dated as of             , 2001, a memorandum of which was recorded in the Office of the Register of the City of New York, New York County on             , 2001, as amended by [Amendment] dated             , 200    , a memorandum of which [Amendment] was recorded in the Office of the Register of the City of New York, New York County on              , 200     , the Landlord’s interest in which Agreement of Sublease has been assigned to 42nd St. Development Project, Inc. by Assignment and Assumption Agreement dated                  , 200   , between The New York Times Building, LLC, assignor, and 42nd St. Development Project, Inc., assignee.(3)

(3)Revise as necessary if there are multiple Office Severance Subleases.

Exhibit 2 to Assignment and Assumption Agreement

DESCRIPTION OF PROPERTY

[Land Description from Condominium Declaration]

EXHIBIT D

FORM OF FORECLOSURE DOCUMENTS

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK	x

[LENDER],		Index No.

Plaintiff,

-against-

FC LION LLC,		STIPULATION
OF SETTLEMENT
Defendant.

x

WHEREAS, plaintiff [LENDER] (“NYT”) shall commence a foreclosure action (the “Foreclosure Action”) by filing a summons and verified complaint (the “Foreclosure Complaint”) with respect to a Mortgage (hereinafter defined) on the leasehold interest in certain improved real property located at [Site 8 South], New York, New York (the “Mortgaged Premises”), as such property is described more particularly in Exhibit A hereto, naming as a defendant, FC Lion LLC (“Borrower”); and

WHEREAS, Borrower borrowed the sum of [             ] from NYT, which loan, together with interest thereon, was evidenced by a certain Modification of Substitute Extension Loan Note dated [                              ] (the “Note”) whereby Borrower was bound and promised to repay to NYT said sum with interest thereon at the rate provided in the Note, and

WHEREAS, Borrower, as collateral security for the payment of the indebtedness evidenced by the Note, executed, acknowledged and delivered to NYT, that certain Modification of Substitute Extension Loan Mortgage and Security Agreement (Leasehold) dated [             ] (the “Mortgage”); and

WHEREAS, Forest City Enterprises, Inc., a corporation organized under the laws of the State of Ohio, as an inducement to NYT to make the loan evidenced by the Note, executed and delivered that certain Guaranty dated [             ] (the “Guaranty”); and

WHEREAS, Borrower defaulted under the terms of the Note and Mortgage in that Borrower failed to pay to NYT the installments of principal and interest due on [             ] (for interest period [             ] through [             ] and thereafter; and

WHEREAS, NYT notified Borrower of its defaults under the Note and the Mortgage and, upon Borrower’s failure to cure the defaults, NYT has accelerated and declared immediately due and payable the entire unpaid principal balance of the Note, to wit, the sum of [            ], with interest, late charges and other fees (including attorneys’ fees) as provided in the Note, the Mortgage and Guaranty.

NOW, THEREFORE, it is hereby stipulated and agreed by and between the undersigned as follows:

1.             The recitals set forth hereinabove are true, accurate and incorporated herein by reference as if repeated at length herein.

2.             Borrower acknowledges, agrees and admits that it is in default under the Note and that the following amounts are due and owing to NYT under the Note and Mortgage, without defense, offset or counterclaim:  (i) the outstanding principal balance in the sum of [             ];

(ii) outstanding interest arrears through [             200   ] in the sum of [             ]; (iii) late charges of [             ]; (iv) insurance premiums, fees (including attorneys’ fees) and other expenses of [             ]; (v) interest on [                          ] from and after [             ] at the rate of [             ] per diem; and (vi) additional expenses reimbursable under the Note, the Mortgage and Guaranty (such as taxes, assessments and penalties, if any, with respect to the Mortgaged Premises, insurance premiums, costs for maintenance, protection and preservation of the Mortgaged Premises, appraisal and environmental fees, legal fees, Court costs and disbursements and any additional allowances pursuant to CPLR 8302 or 8303 or any successor statute(s)).

3.             Borrower hereby:

(a)           ratifies and confirms the jurisdiction of this Court, acknowledges and admits due and proper service upon it of a copy of the summons and the Foreclosure Complaint in the Foreclosure Action and waives service of all papers and notices of all proceedings in the Foreclosure Action;

(b)           irrevocably, unconditionally and with prejudice waives and releases all defenses, affirmative defenses, set-offs and counterclaims, in fact, law or equity, to or relating to the Foreclosure Complaint, the Foreclosure Action, the Note and the Mortgage;

(c)           assigns and transfers to NYT all security deposits held for the Mortgaged Premises, or any portion thereof, agrees to promptly provide to the tenants of the Mortgaged Premises notice of the transfer to NYT, and delivers to NYT possession, custody and control of the Mortgaged Premises along with all records, rents, keys, equipment, fixtures and supplies attendant thereto (“Possession”);

(d)           consents to the immediate entry, on the terms and conditions hereinafter set forth, of (i) a judgment of foreclosure and sale, on consent, in the form annexed hereto as Exhibit B (the “Judgment of Foreclosure”), to the computation of the indebtedness contained therein and to the immediate sale at public auction of the Mortgaged Premises in accordance with the terms thereof;

(e)           agrees that, other than as specifically contemplated hereunder, it shall take no actions, steps or procedures which might delay, impede or preclude (i) NYT from taking Possession of the Mortgaged Premises and collecting rents from occupants of the Mortgaged Premises, the Mortgaged Premises is transferred pursuant to the Judgment of Foreclosure or otherwise, and (ii) NYT from causing the Judgment of Foreclosure to be duly and promptly entered; and

(f)            admits there are no defenses, affirmative defenses, set-offs or counterclaims with respect to the Note and the Mortgage, that all of the provisions of each of the foregoing documents are valid, binding, enforceable and unimpaired in accordance with their terms and are hereby ratified and confirmed.

4.             Borrower agrees to cooperate with NYT in taking all steps (including furnishing testimony, where necessary) and executing or furnishing all documents and affidavits requested by NYT and/or as may be necessary for the submission and entry of the Judgment of Foreclosure and the turnover and surrender of possession, custody and control of the Mortgaged Premises in accordance with the terms thereof.

5.             Borrower hereby represents, warrants and covenants to NYT that Borrower’s execution of this Stipulation and the performance by Borrower of its obligations hereunder (i) has been duly and properly authorized by all requisite corporate acts, and (ii) has been duly authorized and approved by the requisite Courts, municipal officers, governmental officials or third-parties, and

(iii) will not violate any contract, document, understanding, agreement or instrument to which Borrower is a party or by which Borrower or the Mortgaged Premises might be bound or affected.

6.             Borrower hereby acknowledges, agrees and consents that NYT is entitled forthwith, and without objection, interference, delay or restraint by or on behalf of Borrower, to execute immediately upon the Judgment of Foreclosure for the full amount thereof and to cause the immediate sale of the Mortgaged Premises at public auction. Upon a default by Borrower in any of its obligations hereunder or if any of the Representations is false or misleading, NYT shall be entitled, in addition to the sale of the Mortgaged Premises at public auction, to enter a deficiency judgment against Borrower for the difference between the amount set forth in the Judgment of Foreclosure and the amount of the successful bid at the public auction of the Mortgaged Premises (such sum conclusively representing the value of the Mortgaged Premises in accordance with Section 1371 of the Real Property Actions and Proceedings Law).

7.             Borrower and Guarantor hereby unconditionally and irrevocably releases and forever discharges NYT, its officers, directors, employees, agents, attorneys, representatives, successors and assigns from and against any and all rights, claims, causes of action, damages, liabilities and obligations of any nature or kind whatsoever arising out of or in connection with the Note, the Mortgage, the Guaranty and/or the Mortgaged Premises. NYT hereby unconditionally and irrevocably releases and forever discharges Borrower and Guarantor, their respective officers, directors, employees, agents, attorneys, representatives, successors and assigns from and against any and all rights, claims, causes of action, damages, liabilities and obligations of any nature or kind whatsoever arising out of or in connection with the Note, the Mortgage, the Guaranty and/or the Mortgaged Premises, provided, however, that such release shall not be deemed to discharge

Borrower and Guarantor of their respective representations, warranties and obligations, made or covenanted to under this Stipulation.

8.             No failure or delay by NYT to exercise any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.             The parties executing this Stipulation and ancillary documents hereby represent that (i) they have read and reviewed this Stipulation and all ancillary documents with their independent counsel and they understand and consent to the terms and provisions hereof; and (ii) this Stipulation and the Judgment of Foreclosure when executed by the parties hereto, will be the legal, valid and binding obligations of the parties hereto enforceable in accordance with their respective terms and duly authorized by all requisite corporate acts.   This Stipulation may not be amended except in a writing signed by the parties hereto and this Stipulation shall be governed by and construed in accordance with the laws of the State of New York. In the event any one or more of the provisions of this Stipulation shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Stipulation, but this Stipulation shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.           This Stipulation shall inure to the benefit of and shall be binding upon the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Stipulation, express or implied, is intended to confer on any person other than the parties hereto, or their respective legal representatives, successors and assigns, any rights, remedies, obligations or liabilities.

11.           This Stipulation may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Stipulation.

12.           This Stipulation sets forth the entire understanding of the parties with respect to the subject matter of this Stipulation. Neither party has made to the other party, with respect to the subject matter of this Stipulation, any representation or warranty, oral or written, express or implied in fact or by law except as set forth in or required by this Stipulation.  Neither party is entering into this Stipulation in reliance upon, or is concerned with the accuracy or completeness of, anything, oral or written, expressed or given to it by the other party, except as set forth in this Stipulation.

IN WITNESS WHEREOF, this Stipulation has been executed and delivered as of the         day of [                   ], 2001.

FC LION LLC:

By:
Name:
Title:

[LENDER]

By:
Name:
Title:

FOREST CITY ENTERPRISES, INC.

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the                      day of [              ], 2001, before me, the undersigned, a Notary Public in and for said state, personally appeared                 personally known to me or proved to me on the basis or satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the               day of [               ], 2001, before me, the undersigned, a Notary Public in and for said state, personally appeared               personally known to me or proved to me on the basis or satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

On the                    day of [            ], 2001, before me, the undersigned, a Notary Public in and for said state, personally appeared                 personally known to me or proved to me on the basis or satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

Exhibit A to Stipulation of Settlement

DESCRIPTION OF MORTGAGED PROPERTY

[From Extension Loan Mortgage]

Exhibit B to Stipulation of Settlement

JUDGMENT OF FORECLOSURE AND SALE

(See Attached)

At IAS Part          of the Supreme Court of the State of New York, held in and for the County of New York, at the Courthouse, 60 Centre Street, New York, New York, on the         day of          , 2001

PRESENT:

Hon. ,

Justice.
x
[LENDER],		Index No.

Plaintiff,

-against-

FC LION LLC, [names of other defendants to be inserted], THE PEOPLE OF THE STATE OF NEW YORK, THE CITY OF NEW YORK, JOHN DOE NOS. 1-100, JOHN DOE COMPANY NOS. 1-100 and JOHN DOE CORPORATION NOS. 1-100, The Names of the “John Doe” Defendants Being Fictitious and Unknown to Plaintiff, the Persons and Firms Intended Being Those Who May Be in Possession of, or May Have a Possessory, Lien or Other Interests in, the Premises Herein Described.

JUDGMENT OF FORECLOSURE AND SALE

Defendant.
x

Upon the summons, verified complaint and notice of pendency heretofore filed in this action on                     ,                      the affidavit of regularity of [                     ], sworn to                     ,                     showing that each of the defendants herein has been duly served with a copy of the summons and verified complaint in this action, or has appeared herein by their attorneys; the stipulation of settlement by and between plaintiff and defendant FC Lion

LLC (“Borrower”) dated                   (the “Stipulation”), and upon all papers and proceedings heretofore had herein, from all of which it appears that this action was brought to foreclose, and that Borrower consents to the foreclosure of, that certain leasehold mortgage dated [                     ] (the “Mortgage”), given as security for that certain note in the original principal sum of [                     ] (the “Note”), on certain property located at [Site 8 South], New York, New York, and more particularly described in the Mortgage (the “Mortgaged Premises”), and that (i) the outstanding principal balance in the sum of [                     ]; (ii) outstanding interest arrears through [                     ] in the sum of [                     ]; (iii) late charges of [                     ]; (iv) insurance premiums, fees (including attorneys’ fees) and other expenses of [                     ]; (v) interest on [                     ] from and after [                           ] at the rate of[                     ] per diem; and (vi) additional expenses reimbursable under the Note and Mortgage (such as taxes, assessments and penalties, if any, with respect to the Mortgaged Premises, insurance premiums, costs for maintenance, protection and preservation of the Mortgaged Premises, appraisal and environmental fees, legal fees, Court costs and disbursements and any additional allowances pursuant to CPLR 8302 or 8303) are now due and payable; that all of the defendants herein have been duly served with a copy of the summons and verified complaint; that Borrower has appeared herein through its attorneys, [                                          ], waived service of all papers herein and consents to this judgment of foreclosure and sale upon the terms and conditions hereinafter set forth by subjoining its consent hereto; that the time to move or answer with the respect to the complaint has expired and that no answer or motion directed to the complaint or otherwise has been interposed except by Borrower, who has consented to this judgment of foreclosure, and that the time to do so has not been extended by order of this Court; and that the defendant, other than as previously set forth, is in default in answering the complaint; and that the defendant is not an infant, incompetent or absentee; and that the notice of pendency heretofore filed has been on file for twenty (20) days or more and contains correctly and truly all of the particulars required by law to be stated in such notice.

NOW, on the motion of SWIDLER BERLIN SHEREFF FRIEDMAN, LLP, attorneys for plaintiff, it is

ORDERED, ADJUDGED AND DECREED that plaintiff is entitled to have judgment herein for the sum of [                     ], together with interest on the outstanding principal sum of [                     ] at the rate of [                     ] per diem from [                     ] until the date of judgment and thereafter at the legal rate until payment is made to plaintiff, together with any expenses paid or incurred by plaintiff pursuant to the Mortgage not previously included in the above computations from [                     ] until payment is made to plaintiff, with interest thereon at the contract rate, besides the sum of $                     as taxed by the Clerk of the Court and hereby adjudged to plaintiff for costs and disbursements in this action, with interest thereon from the date hereof, together with an additional allowance of [                     ] hereby awarded to plaintiff in addition to costs and disbursements, with interest thereon from the date hereof; and it is further

ORDERED, ADJUDGED AND DECREED that the Mortgaged Premises described in the complaint in this action and as hereafter described, or such part thereof as may be sufficient to discharge the mortgage debt, the expenses of the sale and the costs of this action as provided by the Real Property Actions and Proceedings Law be sold, in one parcel, at public auction at the “rotunda” of the Courthouse, 60 Centre St., New York, New York 10007 by and

under the direction of                                          who is hereby appointed Referee for that purpose; that the said Referee give public notice of the time and place of such sale in accordance with RPAPL §231 in                                          and that the plaintiff or any other parties to this action may become the purchaser or purchasers at such sale; that in case plaintiff, its assignee, designee or nominee, shall become the purchaser at such sale, it shall not be required to make any deposit thereon; that said Referee execute to the purchaser or purchasers on such sale a deed or other instrument of conveyance of the Mortgaged Premises sold; that in the event a party other than the plaintiff becomes the purchaser or purchasers at such sale, the closing of title shall be had thirty days after such sale unless otherwise stipulated by plaintiff and all parties to the sale; and it is further

ORDERED, ADJUDGED AND DECREED, that said Referee on receiving the proceeds of the sale shall forthwith pay therefrom the lien(s) on the Mortgaged Premises for real estate taxes, special assessments, school taxes, water and sewer charges, emergency repair liens, sidewalk repair charges, pest control charges, health department clean-up liens and all other tax liens that have priority pursuant to applicable law over any amount due to plaintiff which may have lawfully accrued thereon to the date of payment, and it is further

ORDERED, ADJUDGED AND DECREED, that said referee then deposit the balance of said proceeds of sale in his/her own name as Referee in                                           , and shall thereafter make the following payments therefrom and his/her checks drawn for that purpose shall be paid by said depository:

FIRST:           A sum not exceeding $500, to the referee for his or her fees herein as provided in section 8003(b) of the Civil Practices Law and Rules.

SECOND:      The expenses of the sale and the advertising expenses as shown on the bills presented and certified by the Referee to be correct.

THIRD:          To the plaintiff or plaintiffs attorney the sum of $                        adjudged to the plaintiff for costs and disbursements in this action, to be taxed by the Clerk of the Court, and inserted herein, with interest thereon from the date hereof; together with an additional allowance of $                     hereby awarded to the plaintiff or plaintiffs attorneys, in addition to costs, with interest thereon from the date hereof, and also the sum of [                     ], the amount due as aforesaid, together with interest on the outstanding principal sum of [                     ] at the rate of [                     ] per diem from [                     ] until the date of judgment and thereafter at the legal rate until payment is made to plaintiff, and also any amounts paid by plaintiff for any taxes, insurance or for preservation of the Mortgaged Premises since                  and any principal and interest and any other charges due to prior mortgages, or to maintain the premises pending consummation of this foreclosure sale, not previously included in the computation and upon presentation of receipts for said expenditures to the Referee, all together with interest thereon pursuant to the Note and Mortgage.

ORDERED, ADJUDGED AND DECREED that in case plaintiff, its assignee, designee or nominee, is the purchaser of the Mortgaged Premises, or in the event that the rights of the purchasers at said sale and the terms of sale under this judgment shall be assigned to and be acquired by the plaintiff, and a valid assignment thereof filed with said Referee, said referee shall not require it to pay in cash the entire amount bid at the sale, but shall execute and deliver to plaintiff or its assignee a deed or other instrument of conveyance of the Mortgaged Premises upon the payment to said Referee of the amounts specified above in items marked “FIRST” and “SECOND” and the amounts of the aforesaid taxes, assessments, sewer rents and water rates, with interest and penalties thereon, or in lieu of the payment of said last mentioned amounts, upon filing with the referee receipts of the proper municipal authorities, showing payment thereof; that the balance of the amount bid, after deduction therefrom of the aforesaid amounts paid by plaintiff for Referee’s fees, advertising expenses, taxes, assessments, sewer rents and water rates shall be allowed to the plaintiff and applied by said Referee upon the amounts due to the plaintiff as specified in item marked “THIRD”; that if after so applying the balance of the amount bid there shall be a surplus over and above the amounts due to plaintiff, plaintiff shall pay to the referee, upon delivery of the referee’s deed or other instrument of conveyance, the amount of such surplus; that the referee on receiving the amounts from plaintiff shall forthwith pay therefrom said taxes, assessments, sewer rents, water rates, with interest and penalties thereon, unless the same have already been paid, and shall then deposit the balance; and it is further

ORDERED, ADJUDGED AND DECREED that the referee shall take the receipts of plaintiff or its attorneys for the amounts paid as hereinbefore directed in item marked “THIRD,” and file it with his/her report of sale; that the referee shall deposit the surplus monies, if any, with the New York County Clerk within five days after the same shall be received and be ascertainable, to the credit of this action, to be withdrawn only on the order of the Court signed by a Justice of this Court; that the referee shall make a report of the sale under oath showing the disposition of the proceeds of the sale and accompanied by the vouchers of the person to whom the payments were made and file it with the Clerk of New York County within thirty days after completing the sale and executing the proper conveyance to the purchaser and that if the proceeds of the sale be insufficient to pay the amount so due to plaintiff with the expenses of sale, interest, costs and allowances, as aforesaid, the referee shall specify the amount of such deficiency in his or her report and Borrower hereby consents to a deficiency judgment against it, in the amount of such deficiency, in accordance with the provisions of Section 1371 of the Real Property Actions and Proceedings Law; and it is further

ORDERED, ADJUDGED AND DECREED that the purchaser or purchasers at the sale of the Mortgaged Premises be let into possession on production of the referee’s deed or other instrument of conveyance therefor; and it is further

ORDERED, ADJUDGED AND DECREED that, inasmuch as defendants “John Does Nos. 1 - 100,” “John Doe Company 1 -100” and “John Doe Corporations 1 - 100” are unknowns and have not been served with process, the action is discontinued as against them, their names are deleted from the caption hereof and the caption of this action shall be amended to read hereafter as follows:

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF New York	x

[LENDER],

	Plaintiff,	Index No.

-against-

FC LION LLC [Names of additional defendants to be inserted]

Defendants.
x

and it is further

ORDERED, ADJUDGED AND DECREED that the defendant in this action and all persons claiming under or through such defendants after the filing of the notices of the pendency of this action, be and they hereby are forever barred and foreclosed of all right, claim, lien, title, interest and equity of redemption in the Mortgaged Premises sold pursuant to the terms hereof and each and every part thereof; and it is further

ORDERED, ADJUDGED AND DECREED that said Mortgaged Premises is to be sold in one parcel in “as is” physical order and condition, subject to any state of facts that an inspection of the Mortgaged Premises would disclose, any state of facts that an accurate survey of the Mortgaged Premises would show, any covenants, restrictions, declarations, reservations, easements, rights of way and public utility agreements of record, if any, any building and zoning ordinances of the municipality in which the Mortgaged Premises is located and possible violations of same, any rights of tenants or persons in possession of the subject Mortgaged Premises, prior lien(s) of record, if any, except those liens addressed in section 1354 of the Real Property Actions and Proceedings Law, and the right, if any, of the UNITED STATES OF AMERICA to redeem the Mortgaged Premises as provided in Title 28 of the United States Code, Section 2410(c).

ORDERED, ADJUDGED AND DECREED that a copy of this judgment with notice of entry shall be served upon the owner of the equity of redemption, any tenants named in this action and any other party entitled to notice.

Said premises commonly known as [Site 8 South], New York, New York.  The following is a description of the Mortgaged Premises hereinbefore mentioned.

[INSERT LEGAL DESCRIPTION]

ENTER:

J.S.C.

CONSENT TO ENTRY OF THE WITHIN JUDGMENT OF FORECLOSURE AND SALE ON BEHALF OF THE RESPECTIVE PARTIES HERETO THIS        DAY OF            .

SWIDLER BERLIN SHEREFF FRIEDMAN, LLP	[KELLEY DRYE & WARREN LLP]

By:	By:

405 Lexington Avenue	101 Park Avenue
New York, New York 10174	New York, New York 10178
(212) 973-0111	(212) 212-808-7800
Attorneys for Plaintiff	Attorneys for Defendant
[LENDER]	[FC Member]

EXHIBIT E

FORM OF DEMAND NOTICE

[Lender]
c/o The New York Times Company
229 West 43rd Street
New York, New York 10036

Date:

FC Lion LLC

[ADDRESS FOR NOTICES

IN NYTC EXTENSION LOAN

MORTGAGE]

Forest City Enterprises, Inc.
1160 Terminal Tower
50 Public Square
Cleveland, Ohio 44113
Attention: General Counsel

Ladies and Gentlemen:

Demand is hereby made that FC Lion LLC as “Borrower” under (i) that certain Modification of Substitute Extension Loan Note (the “Note”) dated                    2001 and (ii) that certain Modification of Substitute Extension Loan Mortgage and Security Agreement  (Leasehold) (the “Mortgage”), dated                    , 2001, which documents among others evidence and secure that certain loan in the original principal amount of $                    from [LENDER] (“Lender”) to Borrower (the “NYTC Extension Loan”), take any and all such actions as indicated below (the “Required Conveyance Action”) within ten (10) days after delivery to Borrower of this Demand Notice pursuant to the terms and provisions of that certain Guaranty dated                   from Forest City Enterprises, Inc. to Lender (the “Guaranty”).

[Borrower shall execute the attached stipulation consenting to the immediate entry of a judgment of foreclosure and the immediate sale at public auction of the Mortgaged Property (as defined in the Mortgage) in accordance with the terms thereof, and shall thereafter execute and deliver all other documents required in connection therewith to effectuate such immediate entry of a judgment of foreclosure and the immediate sale at public auction of the Mortgaged Property. In connection with the foregoing and the foreclosure of the NYTC Extension Loan,

E-1

Borrower shall pay any and all transfer taxes and any other expenses of Lender (or its designee) (including reasonable fees and expenses of counsel).]

-or-

[Borrower shall convey to Lender (or its designee, if herein so indicated:                                        ) the Mortgaged Property (as defined in the Mortgage) and shall execute and deliver to Lender the attached assignment and required ancillary documentation and take any other reasonable actions as Lender may require to that end.  In connection with the foregoing, Borrower shall (x) pay all transfer taxes, recording charges and other expenses (including reasonable fees of counsel) of Lender and shall (y) deliver possession of the Mortgaged Property to [LENDER] (or it’s designee), subject only to the rights of permitted tenants and occupants under the Condominium Declaration (as defined in the Mortgage).]

Failure of the Borrower to take the above described actions within the 10-day period set forth herein, and to comply with the applicable requirements of Paragraph 3(d) of the Guaranty, time being of the essence, shall constitute a “Non-Conveyance Triggering Event” under such Guaranty. The rights and remedies of Lender under such Guaranty and this Demand Notice shall be in addition to and in no way prejudice or act as a waiver of any and all rights and remedies of Lender, whether by acceleration or otherwise, under the Note, the Mortgage or any other document evidencing or securing the obligations NYTC Extension Loan.

Capitalized terms used by not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranty.

Yours very truly,

[LENDER]

By:
Name:
Title:

Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attention: General Counsel

E-2

EXHIBIT T

Allocation Methodology Strategy

EXHIBIT T

Site Work/ Demolition / Subway Entrance

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF.

Foundation & Excavation

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF except for the following considerations:

1.     Elevator pits reaching foundation level to be allocated to area serviced by the elevator.

Structural Frame including structural steel, metal decks, concrete fill, and spray fireproofing.

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF except for the following considerations:

1.     Any enhanced floor loading that exceeds typical office loads, atypical column-free space, or repositioning beams or bracing should be allocated to the specific user.

Stairs

The cost of fire stairs and the associated structural support will be allocated between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF.

The cost of stairs over and above those required by code, including communicating or convenience stairs that are included to serve a specific user, will be allocated to that user. (For example the cost of any stairs that provide access to and from multiple levels of the news room should be allocated NYTC and similarly, the cost of any stairs that provide access to an from floors in a Tenant’s space should be allocated to FCRC.)

Roofing & Waterproofing

1.     Allocate cost of roofing and waterproofing between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF.

2.     Other than the skylights over the Lobby Garden (see below), the cost of any skylights over the “Podium” will be allocated to NYTC after deducting a credit for the cost of roofing cited above.

Exterior Wall System

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on area of curtain wall required to enclose floor area occupied by the different users. In the case of floor plates that are occupied by more than one user, the cost of enclosing the floor will be allocated based on a percentage of floor area occupied by each of the four users as that percentage is applied to the surface area of exterior wall required to enclose the entire floor. To the extent that the Exterior Wall System extends above the roof the cost of the Exterior Wall System and associated support structure will be allocated among NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF. The cost of enclosing those areas that are not occupied by a particular user, but instead is either common area or is used to house common MEP equipment which is separate and distinct from MEP equipment that specifically serves a specific user, will be allocated based on the same approach as outlined below in the “Percentage of GSF Calculation.”   The total cost of the exterior wall system, including the CMU wall at the east end of the site, will be divided by the total square footage of surface area of the exterior wall system in order to calculate a blended cost per SF which will be applied to the surface area allocated to each user. The cost of all ground floor and podium level canopies will be allocated to each of the four users based on a percentage of GSF. The cost of all ground floor awnings will be allocated to each of the four users based on a percentage of GSF.

Interior Partitions & Finishes- Core, Base Building and Lobbies only

Allocate cost of interior finishes, including but not limited to lobby artwork, between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF except for the following considerations:

1.     Allocate demising partitions among adjacent users. (Specifically, on the Ground Level and sub-grade level(s).)

2.     Allocate specific ground floor lobby finish costs to appropriate users.

3.     Allocate core drywall, finishes, doors, hardware, toilet accessories, and toilet partition costs to the area that the specific portion of the core is serving.

4.     Signs that merely identify The Times shall not be considered artwork for purposes of allocating costs.

5.     Cost of shaftwall construction for blind elevator shafts, or other shafts required for building elements which are not included in the Base Building Core, and Shell scope, shall be allocated to the appropriate user.

Equipment & Specialties

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF.

Vertical Transportation

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on usage or areas of service instead of a percentage of GSF. i.e. NYTC, FCRC Retail, FCRC Office and SPU will pay for the full price of the elevators serving their space. The cost of each of the freight elevators will be allocated to the four users based on a pro rata share of the number of stops that the elevator makes to service each user. The cost of the East Freight Elevator will be allocated based on GSF.   The cost of the East Service Elevator will be allocated based on 3 stops for the NYTC and three stops for Common Use. The GSF occupied by the Passenger Elevator Machine Rooms will be allocated to the user of the associated elevators.   The GSF occupied by the Freight Elevator Machine rooms will be allocated to Common Mechanical. The pro rata share of the cost of two stops of each of the passenger elevators that serve the rooftop facility shall be allocated to the NYTC and FCRC based on their respective percentage interest in the rooftop facility.

Plumbing

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF except in the case of any special requirements that may be separately designated by the parties in writing.

Fire Protection

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF except in the case of any special requirements that may be separately designated by the parties in writing.

H.V.A.C.

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on a percentage of GSF except for atypical and specific user requirements outside of the base building scope as defined in the “Base Building Core and Shell” description. The cost of the chiller plant, as defined in the Core and Shell definition, will be allocated between NYTC, FCRC Retail, FCRC Office and SPU based on a percentage of GSF. Any excess need required by either NYTC or FCRC that is not included in the base Core and Shell definition (e.g. additional cooling capacity for newsroom or cafeteria if required), will be paid for by the specific user on the basis of cost per ton of cooling capacity. If the excess capacity that is required to satisfy the needs of an FCRC tenant necessitates the installation of an additional chiller, then FCRC will bear the incremental cost of the additional chiller. If FCRC bears that incremental cost for an additional chiller, then all remaining excess cooling capacity afforded to the building would run to FCRC.

2

Electrical

Allocate cost between NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF except for atypical and specific user requirements outside of the base building scope as defined in the “Base Building Core and Shell” description.

Lobby Garden

Allocate the cost, including but not limited to skylight, smoke purge, column cladding, and lobby level enclosure, among NYTC, FCRC Retail, FCRC Office and SPU based on percentage of GSF except for the following considerations:

1.   Garden enclosure, railings and related features in NYT’s space at the walls of the lobby garden will be allocated to NYT to the extent that the costs exceed a standard fire rated sheetrock enclosure.

Roof Garden

Allocated cost between NYTC and FCRC office based on percentage of GSF.

Percentage of GSF Calculation

Each of the four users (FCRC Office, NYTC Office, FCRC Retail, and SPU) occupies a certain GSF area. The remaining GSF includes Common Areas, Mechanical Space specifically serving one of the four user areas, shaft areas, and Mechanical Space that is required for central plant and/or common base building equipment. The GSF of the Mechanical Space that is occupied by equipment, including passenger elevator equipment, specifically serving a particular user area will be included in that user’s total GSF area. With the sole exception of the blind FCRC elevator shafts, all shaft areas will be included in the total of each GSF floor area that is penetrated by the shaft. An appropriate percentage of GSF will be assigned to each user based on the total of the occupied space, user-specific mechanical space and appropriate shaft space. The total of all Common and Central Plant Mechanical GSF, including freight elevator equipment rooms, will then be allocated to each of the four users based on the previously calculated percentages.

The FCRC blind elevator shaft space that penetrates the NYTC floors will not be included in the GSF area calculation for any of the four user areas.

For Example:

Occupied Areas:

FCRC Office GSF:	600,000	44%	(Inc. Mech Space serving user and appropriate shaft areas.)
NYTC Office GSF:	670,000	49%	(Inc. Mech Space serving user and appropriate shaft areas.)
FCRC Blind Shaft:	30,000		(Area of FCRC elevator shafts penetrating NYTC floors.)
FCRC Retail:	60,000	4%	(Inc. Mech Space serving user and appropriate shaft areas.)
SPU:	40,000	3%	(Inc. Mech Space serving user and appropriate shaft areas.)
Sub Total	1,400,000
Blind Shaft Deduct	(30,000)
Subtotal	1,370,000	100%

Common Areas:
Lobby	30,000
Common Areas	40,000		(Inc. basement corridors, driveways, bldg mgmt space.)
Common Mech Space	30,000		(e.g. switchgear, chiller/boiler, fuel tanks, base genset.)
Subtotal	100,000

3

By applying the percentages calculated in “Occupied Areas” subtotal to the “Common Areas” subtotal, and removing the FCRC Blind Shaft area from the total amount used as the basis of the allocation, the following percentages of the Total will be used for GSF allocation purposes:

FCRC Office GSF:	644,000	44%
NYTC Office GSF:	719,000	49%
FCRC Retail:	64,000	4%
SPU:	43,000	3%
Total	1,470,000

4

EXHIBIT U

Exhibit U

Cost Dispute Resolution List

Building Element	Current Budget	Upset Amount

• Ground Floor Lobby Finishes, not including Artwork	$3,172,270	$4,000,000

• Entrances and Storefronts	3,141,800	5,000,000

• Lobby Garden Landscaping	245,000	350,000

• Building Canopies	1,377,750	1,700,000

• Ground Floor Interior Glass & Courtyard Curtainwall	1,477,550	2,200,000

• Exterior Lighting, Signage & Artwork	2, 500,000	3,500,000

• Rooftop Facility and Garden	2,777,066	3,400,000

EXHIBIT V

NYTC Recognition Agreement

RECOGNITION AGREEMENT

This RECOGNITION AGREEMENT, dated as of December 12, 2001 (this “Agreement”), is made by INGREDUS SITE 8 SOUTH LLC, a Delaware limited liability company (“ING”), having an office at c/o Clarion Partners, 335 Madison Avenue, New York, New York 10017; ING VASTGOED B B.V., a Netherlands private limited liability company (“ING Indemnitor”) having an office at c/o Clarion Partners, 355 Madison Avenue, New York, New York; FC 41st STREET ASSOCIATES, LLC, a New York limited liability company (“FC”), having an office at c/o Forest City Ratner Companies, One MetroTech Center North, Brooklyn, New York 11201; FC LION LLC, a New York limited liability company (“FC Member”), having an office at c/o Forest City Ratner Companies, One MetroTech Center North, Brooklyn, New York 11201; NYT REAL ESTATE COMPANY LLC, a New York limited liability company having an office at c/o The New York Times Company, 229 West 43rd Street, New York, New York 10036 (“NYTC Member”); THE NEW YORK TIMES BUILDING LLC, a New York limited liability company (“Property Owner”), having an office at c/o The New York Times Company, 229 West 43rd Street, New York, New York 10036; FOREST CITY RATNER COMPANIES, a New York general partnership (“Developer”), having an office at One MetroTech Center North, Brooklyn, New York 11201; and THE NEW YORK TIMES COMPANY, a New York corporation (“NYTC”), having an office at 229 West 43rd Street, New York, New York 10036.

R E C I T A L S

WHEREAS:

A.         FC Member and NYTC Member are parties to that certain Operating Agreement of The New York Times Building LLC, dated as of the date hereof (the “Operating Agreement”), pursuant to which FC Member and NYTC Member have agreed to jointly develop certain property located at 8th Avenue and 40th Street, New York, New York, known as Site 8 South (the “Project”):

B.         Property Owner is entering into that certain Agreement of Lease dated as of the date hereof between 42nd St. Development Project, Inc. and Property Owner (as the same may hereafter be amended from time to time, the “Ground Lease”) affecting certain land known as Site 8 South, located at Eighth Avenue between 40th and 41st Streets, in the County, City and State of New York (the “Property”) on which the Project will be constructed;

C.         Upon completion of the Project, FC Member and NYTC Member intend to enter into that certain Declaration of Leasehold Condominium of The New York Times Building Condominium in the form attached as an exhibit to the Operating Agreement (the “Declaration”) to form The New York Times Building Condominium (the “Condominium”):

D.         Property Owner, FC Member and NYTC Member have entered into a certain Development Agreement, dated as of the date hereof (the “Development Agreement”), with Developer for the development of the Project; and

E.         ING, FC, FC Member, NYTC Member, Property Owner, Developer and NYTC desire to recognize certain rights granted to ING with respect to the Project and certain rights granted to NYTC to participate in a right of first offer and buy/sell provision contained in that certain Operating Agreement of FC Member, dated as of the date hereof (the “FC Member Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises, Ten Dollars ($10.00) paid in hand, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Notices. NYTC Member and Property Owner agree to provide ING with a copy of any request, notice or demand delivered to, or served by NYTC Member or Property Owner upon FC, FC Member, Property Owner or Developer pursuant to the Operating Agreement, the Declaration, the Development Agreement, the Project Documents (as defined in the Ground Lease) or any of the exhibits to the foregoing documents, including, without limitation, any request, notice or demand made pursuant to Section 3.01 of the Operating Agreement, which notice shall be delivered to ING in the manner prescribed in this Agreement. No such notice shall be effective as against FC, FC Member, Property Owner or Developer, as the case may be, unless and until same is so delivered to ING as provided in the immediately preceding sentence.

2.         Replacement of FC as Managing Member. (a) NYTC Member and Property Owner have been advised by ING and FC that ING has the right, subject to and pursuant to the FC Member Agreement, to remove FC as the managing member of FC Member as a result of specified default provisions set forth in the FC Member Agreement. Upon such removal, but subject to the provisions of the Project Documents, ING or an Affiliate (as defined in the FC Member Agreement) of ING Indemnitor, shall have the right to be substituted for FC as the managing member of FC Member or to a substitute a third party as managing member of the FC Member provided that any such third party (other than ING) shall have been approved in writing in advance by NYTC Member in its sole and absolute discretion (any replacement managing member of the FC Member complying with the provisions of this sentence, a “Replacement FC Managing Member”).  FC and Developer acknowledge that ING shall have the right and power to notify NYTC Member and Property Owner of such removal and replacement by written notice given in accordance with this Agreement (a “Replacement Notice”) and that Property Owner, NYTC and NYTC Member shall have the right to rely on a Replacement Notice purportedly delivered by ING. Upon receipt by NYTC, NYTC Member and Property Owner of a Replacement Notice, the Replacement FC Managing Member shall have the right to exercise on behalf of FC Member as the managing member of FC Member all of the rights of FC Member as a member of Property Owner pursuant to the Operating Agreement and the documents evidencing and securing the NYTC Extension Loan (as defined in the Operating Agreement) or as an owner of a unit in the Condominium pursuant to the Declaration, and NYTC, NYTC Member and Property Owner shall recognize the exercise of all such rights by the Replacement FC Managing Member on behalf of FC Member from and after receipt by NYTC, NYTC

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Member and Property Owner of a Replacement Notice.  FC and Developer, for themselves and on behalf of their Affiliates (as defined in the Operating Agreement) and their respective officers, directors, members, managers, shareholders, and agents, and the respective successors and assigns of each of the foregoing, hereby release Property Owner, NYTC Member and NYTC from and against any and all claims, actions or causes of action based in whole or in part upon the reliance of Property Owner, NYTC Member and/or NYTC on a Replacement Notice or any action taken by the Replacement FC Managing Member as managing member of FC Member from and after delivery of a Replacement Notice.   ING Indemnitor hereby agrees to indemnify, defend and hold harmless NYTC Member and NYTC and their respective officers, directors, members, managers, shareholders, agents and Affiliates, and the successors and assigns of each of the foregoing (collectively, “Indemnitees”), from and against all claims, actions, causes of action, losses, damages and expenses (including, without limitation, reasonable attorneys fees and expenses) suffered or incurred by the Indemnitees arising out of or related to the delivery of a Replacement Notice, any reliance by Property Owner or any Indemnitee upon such Replacement Notice, and/or the replacement of FC by the Replacement FC Managing Member as managing member of FC Member.

(b)          From and after the giving of a Replacement Notice, the reference in Section 5.07(e) of the Operating Agreement to “Bruce Ratner” shall automatically be deemed deleted and replaced with “Charles Grossman” or such other individual designated by ING that is approved by NYTC Member in its sole and absolute discretion.

3.            Replacement of Developer. (a) FC, FC Member and ING acknowledge and agree that, pursuant to the Operating Agreement, the right to exercise any and all rights and remedies against Developer, including without limitation, termination of the Development Agreement, on account of a default by Developer under the Development Agreement is vested solely in the NYTC Member. If the NYTC Member, in its sole and absolute discretion, elects to terminate the Development Agreement by reason of a default by Developer thereunder prior to Substantial Completion of the Core and Shell (as such terms are defined in the Development Agreement), then NYTC Member shall hire or cause Property Owner to hire (and FC, ING and FC Member hereby consent to any such hiring by NYTC Member or Property Owner) a replacement developer for the Core and Shell (“Replacement Developer”) which Replacement Developer shall be selected by NYTC Member in NYTC Member’s sole and absolute determination, provided that such Replacement Developer shall, in NYTC Member’s reasonable discretion, have constructed or developed (or have as a principal or principals one or more persons who have, as principal(s) of other companies, constructed or developed) at least 5,000,000 square feet of space at least 2,000,000 square feet of which consists of Class A high-rise office building space in New York City. The Replacement Developer shall not be NYTC Member or an Affiliate (as defined in the Operating Agreement) of NYTC. In addition to the other requirements and limitations set forth in this Paragraph 3(a), (A) if such replacement occurs prior to commencement of construction of the Core and Shell and a commitment for construction financing for the Project has been executed by Property Owner and a construction lender, such Replacement Developer shall be an entity which is approved by such construction lender and such Replacement Developer shall agree and shall be required to provide the construction completion guarantee to such construction lender required pursuant to Section 5.09 of the Operating Agreement, and (B) if such replacement occurs prior to commencement of construction of the Core and Shell and a commitment for construction financing for the Project

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has not then been executed by Property Owner and a construction lender, such Replacement Developer shall be an entity which has previously been approved by one or more construction lenders as a developer of Class A high rise office buildings in New York City (“Comparable Projects”) and as the guarantor of completion of Comparable Projects and such Replacement Developer shall agree and shall be required to provide the construction completion guarantee to such construction lender required pursuant to Section 5.09 of the Operating Agreement. The Replacement Developer shall be required to perform the remaining obligations of Developer under the Development Agreement, subject to such modifications thereto as NYTC Member may agree to in its commercially reasonable discretion. Notwithstanding the foregoing, NYTC, NYTC Member and Property Owner shall not have the right to appoint a replacement of the Developer if such appointment shall result in a default under Project Documents or the documents governing the Construction Loan (as defined in the Operating Agreement).

(b)         Nothing contained in Paragraph 3(a) of this Agreement shall be deemed to prohibit ING from terminating any separate agreement (i.e., other than the Development Agreement) between ING and Developer or from engaging a replacement developer for ING and FC Member (“FC Unit Replacement Developer”), provided that the appointment of any such FC Unit Replacement Developer shall not result in a default by Property Owner, NYTC or NYTC Member under the Project Documents or any default under the documents governing the Construction Loan and that no such FC Unit Replacement Developer shall (A) have any rights to participate in the development or construction of the Core and Shell other than to act in an advisory capacity to FC Member in connection therewith, or (B) interfere with, impede or delay the development and construction of the Project in any manner whatsoever.

4.          Transfer of Interests. (a) NYTC Member hereby consents to the transfer of interests in FC Member by ING to FC, provided and on condition that any such transfer shall not result in a default by Property Owner, NYTC or NYTC Member under the Project Documents or any default under the documents governing the Construction Loan.

(b)         NYTC Member hereby consents to the transfer of interests in FC Member by FC to ING, provided and on condition that:

(i)         such transfers are made either (A) after the FC Lockout Period, or (B) pursuant to Section 8.04 of the FC Member Agreement (transfers in this clause (B) being hereinafter called “Default Transfers”), (C) pursuant to Section 5.13 of the FC Member Agreement, or (D) after the ING Lockout Period pursuant to Section 8.05 of the FC Member Agreement as a result of a buy-sell procedure initiated thereunder by ING (it being acknowledged that FC shall not have the right to initiate a buy-sell procedure prior to the end of the FC Lockout Period), and

(ii)         such transfers shall be subject to the right of first offer provisions of Section 8.03 of the FC Member Agreement or the buy-sell provisions of Section 8.05 of the FC Member Agreement, as applicable, and NYTC Member’s right to participate in such right of first-offer and buy-sell procedures as set forth in the FC Member Agreement (the “NYTC Participation Rights”), and

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(iii)         such transfers shall not result in a default by Property Owner, NYTC or NYTC Member under the Project Documents or any default under the documents governing the Construction Loan.

(c)          ING shall have the right to transfer up to fifty (50%) percent of the interests in ING to not more than three (3) Institutional Investors (as such term is defined in the FC Member Agreement), and such transfers shall not be subject to NYTC Participation Rights, provided and on condition that, (i) such transfers will not result in a default by Property Owner, NYTC Member or NYTC under the Project Documents or any default under the documents governing the Construction Loan, (ii) ING shall notify NYTC Member not later than ten (10) business days prior to the effective date of any transfer pursuant to this Paragraph (c) setting forth the name and address of each such Institutional Investor and reasonable evidence of their qualification as an Institutional Investor, and (iii) no such Institutional Investor shall have any right to participate other than through the rights of ING in the development, construction, management or operation of the Project and no such Institutional Investor shall have any rights or obligations other than through the rights of ING with respect to Property Owner or NYTC Member by reason of such Institutional Investor’s investment in the Project through ING. ING Indemnitor hereby agrees to indemnify, defend and hold harmless the Indemnitees, from and against all claims, actions, causes of action, losses, damages and expenses (including, without limitation, reasonable attorneys fees and expenses) arising out of or related to any claim by any such Institutional Investor or anyone acting under or through any such Institutional Investor if such claim is in any manner related to such Institutional Investor’s investment in the Project through ING.

(d)          ING shall have the right at any time from and after the expiration of the ING Lockout Period to transfer ING’s interest in FC Member to any person or entity, subject only to the NYTC Participation Rights, provided that such transfers will not result in a default by Property Owner, NYTC Member or NYTC under the Project Documents or any default under the documents governing the Construction Loan.

(e)          In the event ING acquires directly or indirectly one-hundred percent of the interests of FC Member in the Project by way of transfers permitted under this Agreement and no interests in ING or the Project are owned directly or indirectly by (i) Forest City Enterprises, Inc. (“FCE”); and or (ii) Developer, and/or (iii) Bruce C. Ratner, and/or (iv) “Family Members” (i.e., any parent, spouse, sibling, child, grandchild, aunt, uncle, niece, nephew or cousin, or any step-child or step-grandchild) of Bruce C. Ratner; or (v) any trust or trusts established for the benefit of Bruce C. Ratner or his Family Members, then, notwithstanding anything to the contrary contained in the Declaration, the “Lockout Period” (as such term is defined and used in the Declaration) shall end on the seventh (7th) anniversary of the date of the Operating Agreement or such earlier date as NYTC (as defined in the Declaration) shall cease to own and occupy Units (as defined in the Declaration) within the Building (as defined in the Declaration), the Common Interest (as defined in the Declaration) attributable to which, in the aggregate, constitutes at least twenty (20%) percent. The provisions of the preceding sentence shall not be deemed to modify any other provision of the Declaration applicable to the sale of any FC Individual Unit(s) or the sale of all or substantially all of the ownership interests therein, including without limitation, NYTC’s right of first refusal and right of first offer pursuant to Article XX of the Declaration (it being understood and agreed that sales or other transfers of

5

interests in any Unit Owner between FC and ING and by ING to any other Person shall not be subject to such right of first refusal or right of first offer but shall be governed by the provisions of Section 4 hereof, including the NYTC Participation Rights).

(f)         NYTC Member consents to the conversion of ING’s interest in FC Member to a mezzanine loan in accordance with Section 5.06(d)(iii) of the FC Member Agreement.

(g)         Nothing contained in this Agreement, including without limitation the permission granted hereunder to transfer interests in FC Member, shall be deemed to limit the obligations and liability of FCE under that certain Minimum Equity Agreement and Guaranty of even date herewith by and among FC, FCE, NYTC and NYTC Member in the event such transfers result in a breach of said Minimum Equity Agreement and Guaranty.

5.         Amendments of Operating Agreement, Declaration and Project Documents. Property Owner, FC, NYTC and NYTC Member agree that they shall not enter into any amendment of the Operating Agreement, the Declaration or any Project Document without the consent of ING, provided, however, (i) no such consent of ING shall be required to any amendment of the NYTC Unit Lease (as defined in the Declaration) which is permitted without the consent of any other Unit Owner (as defined in the Declaration) under Article 23, Section 4 of the Declaration, and (ii) the execution or purported execution of any amendment of the Operating Agreement, the Declaration, any Project Document or any exhibits to the foregoing documents by ING on behalf of or as a signatory for FC Member shall be conclusive evidence of its consent.

6.         Rights Limited to this Agreement. Except as expressly set forth in this Agreement, neither ING nor anyone claiming under or through ING shall have any rights against or with respect to Property Owner, NYTC, or NYTC Member in connection with (i) the Project or (ii) the Operating Agreement and/or the Development Agreement or the transactions contemplated thereby.

7.         Notices. All notices, demands and requests hereunder shall be in writing and sent by (i) United States registered or certified mail, postage prepaid, return receipt requested, or (ii) hand, or (iii) reputable overnight courier delivery for next business-day delivery, addressed in each instance to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Notices, demands and requests given in such manner shall be deemed sufficiently served or given at the time such notice, demand or request shall have been delivered, except that notices, demands and requests given by mail shall be deemed sufficiently served or given three (3) business days after such notice, demand or request shall have been deposited in any post office or branch post office regularly maintained by the United States Postal Service.

The notice addresses are as follows:

if to ING:	INGREDUS Site 8 South LLC
c/o Clarion Partners
335 Madison Avenue
New York, New York 10017

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Attn: Mr. Charles Grossman
Telephone (212) 883-2500

with a copy to:	INGREDUS Site 8 South LLC,
c/o Clarion Partners
601 13th Street, N.W
Suite 450 North
Washington DC 20005
Attn: Mr. Martin Standiford
Telephone (202) 879-9495

and to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Time Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Telephone: (212) 735-2600

if to ING Indemnitor:	ING VASTGOED B B.V.
c/o Clarion Partners
355 Madison Avenue
New York, New York 10017
Attn: Mr. Charles Grossman
Telephone (212) 883-2500

with a copy to:	INGREDUS SITE 8 SOUTH LLC,
c/o Clarion Partners
601 13th Street, N.W.
Suite 450 North
Washington DC 20005
Attn: Mr. Martin Standiford
Telephone (202) 879-9495

and to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Telephone: (212) 735-2600

if to FC:	FC 41st STREET ASSOCIATES, LLC,
Forest City Ratner Companies
One Metro Tech Center North
New York, New York 11201
Attn: General Counsel
Telephone: (718) 722-3500

with a copy to:	Kelley Drye & Warren LLP

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101 Park Avenue
New York, New York 10178
Attn: James J. Kirk, Esq.
Telephone: (212) 808-7800

if to FC Member:	FC Lion LLC
c/o Forest City Ratner Companies
One Metro Tech Center North
Brooklyn, New York 11201
Attn: General Counsel
Telephone: (718) 722-3500

with a copy to:	FC Lion LLC
c/o Clarion Partners
335 Madison Avenue
New York, New York 10017
Attn: Mr. Charles Grossman
Telephone: (212) 883-2500

and to:	FC Lion LLC
c/o Clarion Partners
601 13th Street, N.W.
Suite 450 North
Washington, DC 20005
Attn: Mr. Martin Standiford
Telephone: (202) 879-9495

and to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Time Square
New York, New York 10017
Attn: Benjamin F. Needell, Esq.
Telephone: (212) 735-2600

and to:	Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10017
Attn: James J. Kirk, Esq.
Telephone: (212) 808-7800

if to NYTC	NYT Real Estate Company LLC
Member:	c/o The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn: General Counsel
Telephone: (212) 556-1234

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with a copy to:	The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn: Vice President for Real Estate Development
Telephone: (212) 556-1234

and to:	Swidler Berlin Shereff Friedman LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: Martin D. Polevoy, Esq.
Telephone: (212) 973-0111

if to Property Owner:	The New York Times Building LLC
c/o The New York Times
229 West 43rd Street
New York, New York 10036
Attn: General Counsel
Telephone: (212) 353-8700

with a copy to:	The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn: Director of Real Estate Development
Telephone: (212) 556-1234

and to:	The New York Times Building LLC
c/o Forest City Ratner Companies
One MetroTech Center North
Brooklyn, New York 11201
Attn: General Counsel
Telephone: (718) 722-3500

and to:	The New York Times Building LLC
c/o Clarion Partners
335 Madison Avenue
New York, New York 10017
Attn: Mr. Charles Grossman
Telephone: (212) 883-2500

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and to:	Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: Martin D. Polevoy, Esq.
Telephone: (212) 973-0111

and to:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn: Benjamin F. Needell, Esq.
Telephone: (212) 735-2600

and to:	Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attn: James J. Kirk, Esq.
Telephone: (212) 808-7800

if to Developer:	Forest City Ratner Companies
One MetroTech Center North
Brooklyn, New York 11201
Attn: General Counsel
Telephone: (718) 722-3500

with a copy to:	Kelley Drye & Warren LLP
101 Park Avenue
New York, New York 10178
Attn: James J. Kirk, Esq.
Telephone: (212) 808-7800

if to NYTC:	The New York Times Company
229 West 43rd Street
New York, New York 10036
Attn: General Counsel
Telephone: (212) 556-7531

with a copy to:	The New York Times Building LLC
c/o The New York Times
229 West 43rd Street
New York, New York 10036
Attn: Director of Real Estate
Telephone: (212) 556-1234

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and to:	Swidler Berlin Shereff Friedman, LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: Martin D. Polevoy, Esq.
Telephone: (212) 973-0111

8.           Miscellaneous.

(a)         This Agreement shall be governed by the internal laws of the State of New York, without regard to choice of law rules. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENT AND SUBMIT TO THE JURISDICTION OF (i) ANY COMPETENT STATE COURT WITHIN THE STATE OF NEW YORK; AND (ii) THE UNITED STATES FEDERAL COURT SITTING IN NEW YORK; OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND (B) WAIVE ANY RIGHT TO A TRIAL BY JURY.

(b)         The section headings provided in this Agreement are for convenience of reference only and shall not be deemed or construed to limit, expand or modify any provision of this Agreement.

(c)         This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one binding Agreement. The transmission by telecopier of a copy of the signature page from this Agreement executed by the transmitting party, together with instructions that same may be attached to a copy of this Agreement being held by the recipient of such transmission, shall constitute execution and delivery of this Agreement by the transmitting party.

(d)         This Agreement may be changed, terminated or modified only by agreement in writing signed by each of the parties hereto.

(e)           The covenants, agreements, rights and options contained in this Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto and all persons claiming by, through or under any of them.

(f)         In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall be in no way affected, prejudiced or disturbed thereby.

(g)         Each person executing this Agreement in a representative capacity acknowledges, represents and warrants that he or she is an official representative of the entity in whose name he or she is executing this Agreement and that he or she possesses full and complete authority to bind such entity to the full and faithful performance of all conditions, terms, provisions, covenants, warranties and representations as contained in this Agreement.

(h)         The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other

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subdivision of this Agreement unless specifically noted otherwise in this Agreement. All references to sections are references to sections of this Agreement, unless otherwise indicated.

(i)         Without limiting the generality of Paragraph 8(a) hereof, ING Indemnitor hereby expressly waives any rights of ING Indemnitor pursuant to the laws of The Netherlands or any other jurisdiction by virtue of which exclusive jurisdiction of the courts of or any other jurisdiction might be claimed.

(j)         The parties hereto (i) irrevocably waive personal service of any summons and complaint and consent to the service of process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process by certified or registered mail to the addresses and attention parties provided hereunder for the delivery of notices and hereby agree that such service shall be deemed sufficient; (ii) irrevocably waive all objections as to venue and any and all rights any of them may have to seek a change of venue with respect to any such action or proceeding; (iii) agree that the laws of the State of New York shall govern in any such action or proceeding and waive any and all defenses granted by the laws of any other jurisdiction unless such defense is also allowed by the laws of the State of New York; and (iv) agree that any final judgment rendered against any of them in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction pursuant to applicable law (including, without limitation, The Netherlands) and expressly consent to the affirmation of the validity of any such judgment by the courts of any other jurisdiction (including, without limitation, The Netherlands) so as to permit execution thereon.

(k)         Nothing herein shall affect the right of any party hereto to commence legal proceedings or otherwise proceed against ING Indemnitor in The Netherlands or in any other jurisdiction in which assets of ING Indemnitor are located or to serve process in any other manner permitted by applicable law. ING Indemnitor further agrees that any action or proceeding by ING Indemnitor against any party to this Agreement in respect to any matters arising out of or in any way relating to this Agreement shall be brought only in the State of New York, County of New York.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first set forth above.

INGREDUS SITE 8 SOUTH LLC,
a Delaware limited liability company

By:	/s/ Charles Grossman
Name:	Charles Grossman
Title:

ING VASTGOED B B.V.,
a Netherlands private limited liability company

By:			ING Vastgoed B.V., its director

By:	/s/ Jan Doet Doets
Name: Jan Doet Doets
Title: Director

FC LION LLC,
a New York limited liability company

By:	FC 41st STREET ASSOCIATES, LLC,
a New York limited liability company, its Managing Member

By:	RRG 8 SOUTH, INC., its Managing Member

	By:	/s/ Bruce C. Ratner
		Name:	Bruce C. Ratner
		Title:	President

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NYT REAL ESTATE COMPANY LLC,
a New York limited liability company

By:	/s/ Michael Golden
Name: Michael Golden
Title:

THE NEW YORK TIMES BUILDING LLC,
a New York limited liability company

By:	FC LION LLC,
a New York limited liability company a Member

	By:	FC 41st Street Associates, LLC, its Managing Member

		By:	RRG 8 SOUTH, INC., its Managing Member

			By:	/s/ Bruce C. Ratner
				Name:	Bruce C. Ratner
				Title:	President

By:	NYT Real Estate Company LLC,
a New York limited liability company, a Member

	By:	/s/ Michael Golden
Name: Michael Golden
Title: Manager

FOREST CITY RATNER COMPANIES,
a New York general partnership

By:	/s/ Bruce C. Ratner
Name: Bruce C. Ratner
Title: General Partner

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THE NEW YORK TIMES COMPANY,
a New York corporation

By:	/s/ Michael Golden
Name: Michael Golden
Title:

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